As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wood Resources LP

(Exact name of Registrant as Specified in Its Charter)

Delaware	2435	56-2330603
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sound Shore Drive
Suite 304
Greenwich, CT 06830
(203) 302-3343

(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Edward J. Fletcher
One Sound Shore Drive
Suite 304
Greenwich, CT 06830
(203) 302-3343

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert V. Jewell Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220 4200	Mike Rosenwasser Allan D. Reiss Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$100,543,000	$11,833.91

(1)	Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

November 14, 2005

Subject to Completion

4,250,000 Common Units

Representing Limited Partner Interests

This is an initial public offering of common units representing limited partner interests in Wood Resources LP. We currently estimate that the initial public offering price will be between $             and $             per common unit.

Prior to this offering, there has been no public market for our common units. We intend to apply to list our common units on the New York Stock Exchange under the symbol "WRC".

Investing in our common units involves risks. Please read "Risk factors" beginning on page 19.

These risks include, but are not limited to, the following:

We may not have sufficient available cash to enable us to pay the minimum quarterly distribution on our common units after establishing cash reserves and paying fees and expenses, including our payment of management and transaction fees to Atlas Holdings and our reimbursement of the expenses of our general partner and its affiliates, including Atlas Holdings.

Volatility in the prices of, and cyclicality in the demand for, wood products, particularly those used in residential construction, may adversely affect our revenues and financial results.

Because of the cyclical nature of elements of our business, we expect our general partner to establish higher cash reserves than would be the case for most publicly traded partnerships, and the amount of those reserves will reduce the cash distributions you receive for particular quarters.

The use of plywood in residential construction and repair and remodeling is expected to decline to a relatively small share of those overall markets.

We face competition from large integrated forest products companies that have greater financial and other resources and from foreign producers.

Our plywood products face competition from wood-based products such as oriented strand board, or OSB, and from non-wood products.

Our general partner has a limited call right that, if exercised, would require you to sell your common units, and the timing or price of that sale could be undesirable.

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other hand, and limitations on the fiduciary duties of our general partner contained in our partnership agreement could permit our general partner and its affiliates to favor their own interests over yours.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, and public unitholders will not have sufficient voting power to remove our general partner, which could prevent a change of control that would result in our common unitholders receiving a premium for their units, thereby lowering the trading price of our common units.

You will experience immediate and substantial dilution of $12.58 per common unit (assuming no exercise of the underwriters' over-allotment option).

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Wood Resources	$	$

To the extent that the underwriters sell more than 4,250,000 common units, the underwriters have the option to purchase up to an additional 637,500 common units on the same terms and conditions as set forth in this prospectus to cover over-allotments of common units, if any.

The underwriters expect to deliver the common units on or about                           , 2005.

UBS Investment Bank

D.A. Davidson & Co. KeyBanc Capital Markets Oppenheimer & Co.

We produce overlay plywood panels for use in industrial applications such as roll-up truck door panels and outdoor signage.

We also produce softwood plywood and lumber for the construction market.

Upholstered furniture framing is an important use of our hardwood plywood, and concrete forming is an important use of our overlay plywood.

PROSPECTUS SUMMARY	1
Our Business	1
Summary of Risk Factors	2
Industry Trends	4
Business Strategies	4
Competitive Strengths	5
The Transactions	6
Management and Ownership	8
Principal Executive Offices and Internet Address	8
Summary of Conflicts of Interest and Fiduciary Duties	9
The Offering	10
Summary Historical Financial and Operating Data	15
Summary Unaudited Pro Forma Combined Financial Data	17
RISK FACTORS	19
Risks Inherent in Our Business	19
Risks Inherent in an Investment in Us	30
Tax Risks	37
USE OF PROCEEDS	39
CAPITALIZATION	40
DILUTION	41
CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS	42
General	42
Cash Distributions	42
Estimated Available Cash	44
Pro Forma Available Cash	49
HOW WE MAKE CASH DISTRIBUTIONS	53
Operating Surplus and Capital Surplus	53
Subordination Period	54
Distributions of Available Cash from Operating Surplus During the Subordination Period	56
Distributions of Available Cash from Operating Surplus After the Subordination Period	56
Incentive Distribution Rights	57
Percentage Allocations of Available Cash from Operating Surplus	57
Distributions from Capital Surplus	58
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	58
Distributions of Cash Upon Liquidation	59
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND OPERATING DATA	61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	66
General	66
Factors Affecting Our Results	66
Material Weaknesses in Internal Control Over Financial Reporting	68
Critical Accounting Policies and Estimates	70
Recent Accounting Pronouncements	71
Results of Operations	72
Liquidity and Capital Resources	74
Impact of Inflation	77
Environmental Matters	77
Other Legal Matters	77
Impact of Hurricanes Katrina and Rita	77
Quantitative and Qualitative Disclosures About Market Risk	77
INDUSTRY OVERVIEW	79
Structural Panels	79
Structural Panel Market	81
Industrial	81
Residential Construction Market	83
Repair and Remodeling	84
Non-Residential Construction	85
Lumber	87
Distribution	87
BUSINESS	88
Our Business	88
Industry Trends	88
Business Strategies	89
Competitive Strengths	90
Our Customers	91
Products and Markets	92
Production Process	93
Raw Materials	94
Capital Improvement Projects	95
Competition	96

i

Trademarks	97
Seasonality	97
Environmental Matters	97
Facilities	99
Employees	100
Insurance	100
Legal Proceedings	100
MANAGEMENT	101
Management of Wood Resources LP	101
Directors and Executive Officers of Wood MLP GP LLC	102
Committees of the Board of Directors	105
Compensation Committee Interlocks and Insider Participation	106
Governance Matters	106
Code of Business Conduct and Ethics	107
Management Fees and Reimbursement of Expenses of the General Partner and its Affiliates	107
Employment Agreements	108
Executive Compensation	109
Compensation of Directors	111
Wood Resources LLC 2005 Equity Incentive Plan	111
401(k) Plan	113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	114
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	116
Distributions and Payments to Our General Partner and its Affiliates	116
Agreements Governing the Transactions	117
Merger Agreement	118
Management Services Agreement with Atlas Holdings	118
Sublease with Atlas Holdings	119
Atlas Holdings Transaction Fees	119
Atlas Holdings Consulting Payments	119
Services Agreement with Wood Services LLC	119
Indebtedness	120
Units of Wood Resources LLC	121
GarMark Fees	122
Preferred Unit Payments	122
Allocation of General Partner Interests	123
Wood Resources LLC Distributions	123
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES	125
Conflicts of Interest	125
Fiduciary Duties	128
DESCRIPTION OF THE COMMON UNITS	131
Transfer Agent and Registrar	131
Transfer of Common Units	131
DESCRIPTION OF THE SUBORDINATED UNITS	133
Cash Distribution Policy	133
Conversion of the Subordinated Units	133
Distributions Upon Liquidation	133
Limited Voting Rights	133
THE PARTNERSHIP AGREEMENT	134
Organization and Duration	134
Purpose	134
Power of Attorney	134
Capital Contributions	134
Voting Rights	134
Limited Liability	136
Issuance of Additional Securities	137
Amendment of the Partnership Agreement	138
No Unitholder Approval	138
Merger, Sale or Other Disposition of Assets	140
Termination and Dissolution	140
Liquidation and Distribution of Proceeds	140
Withdrawal or Removal of Our General Partner	141
Transfer of General Partner Interest	142
Transfer of Ownership Interests in Our General Partner	142
Transfer of Incentive Distribution Rights	142
Change of Management Provisions	142
Limited Call Right	143
Meetings; Voting	143
Status as Limited Partner	144
Non-Citizen Assignees; Redemption	144
Indemnification	144
Reimbursement of Expenses	145
Books and Reports	145
Right to Inspect Our Books and Records	145
Registration Rights	146
UNITS ELIGIBLE FOR FUTURE SALE	147
MATERIAL TAX CONSEQUENCES	148
Partnership Status	148

Unitholder Status	149
Tax Consequences of Unit Ownership	150
Tax Treatment of Operations	155
Disposition of Common Units	156
Tax-Exempt Organizations and Other Investors	158
Administrative Matters	159
State, Local and Other Tax Considerations	161
INVESTMENT IN WOOD RESOURCES LP BY EMPLOYEE BENEFIT PLANS	162
UNDERWRITING	163
Over-Allotment Option	163
Commissions and Discounts	163
Lock-Up Agreements	164
New York Stock Exchange	164
Price Stabilization, Short Positions	164
Determination of Offering Price	165
Directed Unit Program	165
Affiliations	166
NASD Rules	166
Discretionary Sales	166
VALIDITY OF THE COMMON UNITS	167
CHANGE OF AUDITOR	167
EXPERTS	167
WHERE YOU CAN FIND MORE INFORMATION	168
FORWARD-LOOKING STATEMENTS	168
INDEX TO FINANCIAL STATEMENTS	F-1
GLOSSARY OF TERMS	A-1
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WOOD RESOURCES LP	B-1

CAUTIONARY NOTE

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition and results of operations may have changed since that date.

INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding the wood products industry that we have obtained from, among other sources:

the Engineered Wood Association, or APA, a non-profit trade association;

Resource Information Systems, Inc., or RISI, a source for independent economic analysis for the international forest products industry;

Random Lengths, a source of information for the wood products industry;

Home Channel News, a source of news and analysis for the home improvement and building materials industry;

Freddie Mac, a mortgage purchase, credit guarantee and portfolio investment company serving lenders in the primary mortgage market; and

the U.S. Department of Commerce.

Although we believe that this information is generally reliable, we cannot guarantee, nor have we independently verified, the accuracy and completeness of this information. Andrew M. Bursky and Timothy J. Fazio, who indirectly control the entities that own and control our general partner, have historic affiliations with RISI stemming from their former roles at Pegasus Capital Advisors, L.P.  Paperloop Inc., a Pegasus portfolio company, acquired RISI in 2000, and Mr. Bursky served as a director of Paperloop from the date of that acquisition until he resigned from that position in 2004. Mr. Fazio served as a director and as Interim Chief Executive Officer of Paperloop from the date of that acquisition until January 2002. In addition, as limited partners of the Pegasus fund that owns Paperloop, Messrs. Bursky and Fazio continue to have an aggregate indirect equity ownership interest in RISI of less than 1%.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $20.00 per unit and that the underwriters' option to purchase additional common units will not be exercised, unless otherwise noted. You should read "Risk factors" for information about important risks that you should consider before buying our common units.

References in this prospectus to "Wood Resources LP", "the Partnership", "we", "our", "us" or like terms, when used in an historical context, refer to the business of Wood Resources LLC and its subsidiaries, and when used in the present tense or prospectively refer to Wood Resources LP and its subsidiaries. Wood Resources LLC is being merged with and into Wood Resources LP immediately prior to the closing of this offering. References in this prospectus to our "general partner" refer to Wood MLP GP LLC. All references to the "Atlas Entities" refer to Atlas FRM LLC, Atlas Holdings Partners LLC, Atlas Wood Holdings LLC, Atlas Funding II LLC and Atlas Carry Holdings LLC, collectively. All references to "Atlas Holdings" refer to Atlas FRM LLC. The Managing Partners of Atlas Holdings are Andrew M. Bursky and Timothy J. Fazio. Together with Richard Yarbrough, the President and Chief Executive Officer and a member of the board of directors of our general partner, Messrs. Bursky and Fazio own and control the entities that control our general partner. In this prospectus, where we refer to membership interests of Wood Resources LLC, phantom units and unit appreciation rights being presented "on a post-conversion basis" or "post-conversion", we mean that the number of underlying securities has been adjusted to reflect the number of common and/or subordinated units that would be issuable in respect of such securities immediately following the completion of this offering by the Partnership. We include a glossary of some of the terms used in this prospectus as Appendix A.

OUR BUSINESS

We produce and distribute wood products for industrial and commercial customers in North America as well as for the construction market, including the residential construction, non-residential construction and repair and remodeling markets. Among our industrial products, we believe that we are a leading producer of overlay plywood for use in concrete forms, outdoor signage and the panels of roll-up truck doors and hardwood plywood for use in upholstered furniture frames. For the six months ended June 30, 2005, we generated approximately 61% of our revenues from sales of plywood for use in industrial applications, which have historically been characterized by relatively stable pricing. We generated the remaining 39% of our revenues during this period from sales of plywood and lumber into the construction market. This market, particularly the residential construction market, has experienced greater demand cyclicality and price volatility than the industrial markets that we serve.

We operate three production facilities located in Shelton, Washington; Moncure, North Carolina; and Chester, South Carolina. These facilities, which occupy a total of approximately 1.1 million square feet of production and warehouse space and employ more than 900 people, are strategically located near plentiful sources of wood fiber. During the six months ended June 30, 2005, we produced approximately 260,000 thousand square feet on a ⅜-inch basis, or MSF, of plywood, and approximately 16,000 thousand board feet, or MBF, of lumber. We seek to maintain a diverse base of customers in the industrial plywood and construction plywood and lumber markets. We sell our products to distributors, specialty dealers, original equipment manufacturers and construction companies.

We endeavor to operate at high levels of capacity utilization throughout the business cycle. We invest capital in order to produce wood products as efficiently as possible. We spent $3.3 million on maintenance capital expenditures and capital improvements during the six months ended June 30, 2005 to increase reliability and throughput and lower costs. We expect to spend an additional $6.4 million on various projects during the remainder of 2005 to further expand our production, lower our costs and increase the reliability of our operations. These projects include the installation of an automated lathe at our Chester facility that is scheduled for completion in the first quarter of 2006.

We acquired our Shelton facility, which we refer to as the "Olympic Operations", in April 2003 when Olympic Panel Products LLC, or Olympic, now our wholly-owned subsidiary, purchased the plywood division of Simpson Timber Company, or Simpson. We had no operations before the acquisition of the Olympic Operations. Accordingly, the Olympic Operations are considered the predecessor to our business and are presented as such in our financial statements and the accompanying notes included elsewhere in this prospectus. We acquired our Moncure and Chester facilities, which we refer to as the "Southeast Operations", in December 2004 when Wood Resources LLC purchased those assets from Weyerhaeuser Company, or Weyerhaeuser. We refer to the Olympic Operations and the Southeast Operations together as the "Acquired Operations". The Acquired Operations are managed by a team of senior executives that have, on average, more than 25 years of experience in the wood products industry, including major roles at integrated forest products companies overseeing wood fiber procurement and wood products production and distribution.

SUMMARY OF RISK FACTORS

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described in detail under the caption "Risk factors" beginning on page 19 and include, among others, the following:

Risks inherent in our business

We may not have sufficient available cash to enable us to pay the minimum quarterly distribution on our common units after establishing cash reserves and paying fees and expenses, including our payment of management and transaction fees to Atlas Holdings and our reimbursement of the expenses of our general partner and its affiliates, including Atlas Holdings.

Volatility in the prices of, and cyclicality in the demand for, wood products, particularly those used in residential construction, may adversely affect our revenues and financial results.

Because of the cyclical nature of elements of our business, we expect our general partner to establish higher cash reserves than would be the case for most publicly traded partnerships, and the amount of those reserves will reduce the cash distributions you receive for particular quarters.

The use of plywood in residential construction and repair and remodeling is expected to decline to a relatively small share of those overall markets.

We face competition from large integrated forest products companies that have greater financial and other resources and from foreign producers.

Our plywood products face competition from wood-based products such as oriented strand board, or OSB, and from non-wood products.

Changes in production costs, supply chain costs and raw materials and energy costs may adversely affect our financial condition.

We do not own any timberlands, and the ability of our suppliers to harvest timber may be subject to limitations, which could adversely affect our results of operations.

We depend on a limited number of suppliers to provide us with the timber that we use to produce wood products, and we do not have long-term contracts with those suppliers. Accordingly, we may have difficulty obtaining timber at favorable prices, or at all.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting, and if we fail to develop or maintain effective internal control over financial reporting, it may impact the reliability of our financial reporting. Additionally, there is no assurance that we will be able to prevent or detect material misstatements in our interim or annual consolidated financial statements in the future.

A material disruption at one of our production facilities could prevent us from meeting customer demand, reduce our sales and adversely affect our results of operations.

Labor interruptions would adversely affect our business.

Our success is largely dependent on the continued service of our key management personnel.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

We are subject to governmental laws and regulations relating to the environment, which may expose us to significant costs, liabilities and loss of revenues. Any changes in such regulations or their application could negatively affect our results of operations and ability to make distributions to you.

Capital improvement projects and acquisitions involve risks and present integration challenges that may adversely affect our business and ability to make distributions to unitholders.

If we do not complete capital improvement projects or make acquisitions on economically acceptable terms, our future growth in cash available for distribution per unit may be limited.

Risks inherent in an investment in us

Although our partnership agreement prohibits our general partner from competing with us, it does not prohibit the entities that control our general partner, Messrs. Bursky, Fazio and Yarbrough or Atlas Holdings and its affiliates from competing with us.

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests over yours.

Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties.

Our general partner has a limited call right that, if exercised, would require you to sell your common units, and the timing or price of that sale could be undesirable.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, and public unitholders will not have sufficient voting power to remove our general partner without the consent of affiliates of our general partner.

You will experience immediate and substantial dilution of $12.58 per common unit.

We may issue additional units without your approval, which would dilute your ownership interest in us.

Management and transaction fees paid to Atlas Holdings and cost reimbursements due to our general partner and its affiliates, including Atlas Holdings, will reduce cash available for distribution to our unitholders.

The right of Atlas Holdings to receive transaction fees based on the size of future transactions could cause them to recommend that we pursue transactions that are not in our best interests.

Tax risks

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to entity level taxation for state tax purposes, then our cash distributions to you would be substantially reduced.

If the IRS contests the federal income tax positions that we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash distributions to you.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

INDUSTRY TRENDS

The North American wood products industry consists of the production and distribution of structural panels (including plywood), dimensional lumber, engineered wood products and other products made from wood fiber. Based on data supplied by RISI, in 2004, North American wood products producers sold approximately $13 billion of structural panels and approximately $25 billion of lumber.

We expect the following industry trends, which are described in greater detail under "Business—Industry trends", to impact our business:

Steady demand for industrial plywood products as growth in manufacturing continues.    The APA predicts that the use of plywood in industrial applications in the United States will increase at a compound annual growth rate of approximately 0.7% between 2005 and 2010. Over the same period, they expect the level of manufacturing in the United States to increase at a compound annual growth rate of approximately 2.8%. We believe that the use of plywood in industrial applications has historically been linked to U.S. manufacturing levels and that plywood will continue to be preferred over OSB in this market.

Decline in demand for plywood in residential construction and repair and remodeling.    The APA predicts that the use of plywood in residential construction and repair and remodeling in the United States will decline at compound annual rates of approximately 6.6% and 0.9%, respectively, between 2005 and 2010. Over the same period, the APA forecasts that housing starts will decline at a compound annual rate of approximately 1.4% from historically high levels. The average price of southern plywood eastside CDX 3-ply, a type of plywood commonly used in the residential construction market, peaked in April 2004 and as of September 2005 had declined by approximately 26% from that peak price according to Random Lengths.

OSB market share expansion in residential construction and repair and remodeling.    OSB, which we do not produce, is expected to continue to increase its market share in the structural panel market at the expense of plywood, which we do produce. According to the APA, in 2004, OSB accounted for approximately 76% and 57% of structural panel use in the North American residential construction and repair and remodeling markets, respectively, and these percentages are expected to increase to 83% and 60%, respectively, in 2010.

Steady demand for plywood in the non-residential construction market.    The APA expects the use of plywood in non-residential construction in the United States to increase at a compound annual growth rate of approximately 0.4% between 2005 and 2010, with spending in the heavy wood using segments of the non-residential construction market projected to increase at a compound annual growth rate of approximately 1.0% over the same period. Plywood's market share in non-residential construction should remain more stable than its market share in residential construction.

Lack of investment in plywood production capacity and continued divestitures.    Although plywood mills are periodically idled and restarted over the business cycle, no new plywood mills have been constructed in North America since 1996 according to the APA. In addition, we believe that many large forest products companies are reducing their level of investment in, or divesting, plywood assets. We expect portfolio realignment and divestitures of non-core and non-strategic assets by large forest products companies to continue.

BUSINESS STRATEGIES

Our primary business objective is to increase distributable cash flow per unit by executing the following strategies, which are described in greater detail under "Business—Business strategies":

Increase market share in our primary industrial markets.    We believe that increasing the market share of our products in the industrial markets that we serve will allow us to achieve more consistent margins and profitability than are possible in the construction market. We will endeavor to increase the ratio of industrial plywood that we sell to our overall sales by increasing our emphasis on customer and product development and by seeking to acquire assets that produce wood products for industrial applications.

Maintain competitive position in the construction market.    To capitalize on the ongoing demand for plywood and lumber for use in construction, we will seek to maintain a lower cost structure than other plywood and lumber producers to enable us to remain profitable throughout the business cycle as competitors with high cost structures are forced to exit the industry. Our goal is to be among the lowest cost producers of plywood and lumber for the construction markets that we serve.

Operate at high levels of capacity utilization.    We endeavor to manage our assets to operate at high levels of capacity utilization throughout the business cycle. We seek to avoid building excessive finished goods inventories by directing our sales force to sell the products that we produce on a current basis rather than deferring sales in anticipation of changes in market prices. We believe that maximizing our capacity utilization improves production efficiencies and overhead absorption, which reduces our costs and increases our profits.

Selectively pursue acquisitions.    We will focus on acquiring wood products production and distribution businesses that we believe are well-positioned relative to our competitors. In addition, we will seek to integrate businesses that we believe we can improve by applying our management experience and operating expertise and by selectively making capital investments. We believe that we will have opportunities to purchase business units from major forest products companies that are being divested for strategic reasons as well as small and medium-sized private companies.

Maintain a conservative capital structure.    We will have no material indebtedness after applying our net proceeds from this offering, and we expect to remain conservatively leveraged. In addition, to meet our goal of continuing to pay quarterly distributions across cyclical fluctuations in our business, we expect our general partner to build cash reserves to fund future distributions.

COMPETITIVE STRENGTHS

We believe that the following strengths, which are described in greater detail under "Business—Competitive strengths", position us to successfully execute our business strategies:

Strong positions in growing industrial markets.    We are well positioned in the primary industrial markets that we serve. For example, we believe that we are a leading producer of overlay plywood in North America for use in concrete forms and roll-up truck door panels. We also believe that we are a leading producer of hardwood plywood for use in frames of upholstered furniture.

Low cost and efficient production of construction plywood and lumber.    Our production of plywood and lumber for use in construction is low cost and efficient. Following completion of the Chester Capital Project (please read "Business—Capital improvement projects"), we believe that the plywood production at our Chester facility will be among the lowest cost production in North America.

No significant debt and substantial liquidity.    After applying the net proceeds from this offering, we expect to have no material indebtedness and the financial flexibility to pursue acquisitions and other expansion opportunities through an available cash balance of approximately $21.2 million (assuming that this offering closes on January 31, 2006), by issuing additional common units and by borrowing funds under our proposed new $50.0 million credit facility.

Commitment to capital spending to lower costs and expand capacity.    During the six months ended June 30, 2005, we spent $3.3 million on maintenance capital expenditures and capital improvements, and we expect to spend an additional $6.4 million during the remainder of 2005 to increase reliability and throughput and lower costs. By contrast, we believe that many large forest products companies are reducing their level of investment in plywood assets.

Effective geographic positioning.    Each of our facilities is located in close proximity to plentiful open-market sources of readily available wood fiber. In addition, our Moncure facility, where we produce hardwood plywood for use in upholstered furniture frames, is located near the heart of the North Carolina furniture manufacturing industry.

Long-term customer relationships.    The Acquired Operations have a reputation for performance and maintain long-term customer relationships with major industrial manufacturers and distributors of building materials. We have recently expanded these relationships, particularly with concrete forming system manufacturers, major truck door manufacturers and building material distributors.

Experience in acquiring, integrating and operating wood products assets.    In less than two years, we acquired three production facilities that are expected to produce 523,000 MSF of plywood and 50,000 MBF of lumber for the year ending December 31, 2006. Our senior operating managers have, on average, more than 25 years of experience in the wood products industry. Richard Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, has spent over 30 years in the wood products industry, most recently as Business Director of the Engineered Wood and Plywood Division of Louisiana-Pacific Corporation, or Louisiana-Pacific.

THE TRANSACTIONS

General

We are a recently formed Delaware limited partnership. Immediately prior to the closing of this offering, Wood Resources LLC will be merged with and into Wood Resources LP, and Wood Resources LP will be the surviving entity in that merger. We will issue 4,250,000 common units to the public in this offering, representing a 45.5% limited partner interest in us, and will use the net proceeds from this offering as described under "Use of proceeds". Wood MLP GP LLC, a recently formed Delaware limited liability company, is our general partner. Our general partner's ownership of equity interests in us will be comprised of a 2% general partner interest and incentive distribution rights.

Transactions prior to the closing of this offering

In preparation for this offering, the current members of Wood Resources LLC will contribute a portion of their interests in Wood Resources LLC to two recently formed entities that, in turn, will contribute all of their interests in Wood Resources LLC to our general partner. These members will be the indirect owners of the 2% general partner interest and incentive distribution rights held by our general partner. The current members of Wood Resources LLC will also exchange the remaining portion of their interests in Wood Resources LLC for 331,250 common units and 4,581,250 subordinated units, which common and subordinated units will collectively represent a 52.5% limited partner interest in us. Finally, all outstanding interests in Wood Services LLC, which was previously a wholly-owned subsidiary of Atlas Holdings, will be contributed to our general partner to enable it to own the entity that employs the individuals who operate our business and participate in our equity incentive plan. Please read "Management—Wood Resources LLC 2005 equity incentive plan".

Transactions upon the closing of this offering

We will issue 4,250,000 common units to the public in this offering, representing a 45.5% limited partner interest in us. We will apply the net proceeds from this offering of approximately $76.0 million (after deducting underwriting discounts and commissions and transaction expenses payable by us and assuming a public offering price of $20.00 per unit and no exercise of the underwriters' over-allotment option) in the manner described in "Use of proceeds". In addition, in connection with the closing of this offering, we expect to enter into a proposed new $50.0 million credit facility with LaSalle Business Credit, LLC. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources".

Our structure

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. The chart on the following page depicts our organizational and ownership structure after giving effect to this offering, at which time:

our general partner will own a 2% general partner interest and incentive distribution rights in us;

public unitholders will own 4,250,000 of our common units, representing a 45.5% limited partner interest in us; and

our current owners and management will own 331,250 of our common units and 4,581,250 of our subordinated units, which common units and subordinated units will collectively represent a 52.5% limited partner interest in us.

Organizational structure after the transactions

(1)

Includes the Atlas Entities, GarMark Partners, L.P., Lehigh Holdings LLC, other private investors and members of management and the board of directors of our general partner.

(2)

Assuming no exercise of the underwriters' over-allotment option, 49% of our units outstanding upon the closing of this offering will be subordinated. However, we will issue additional common units if the underwriters exercise all or a portion of their over-allotment option, which would cause the ratio of common units to subordinated units to increase.

(3)

This entity is owned by Andrew M. Bursky, Timothy J. Fazio and Richard Yarbrough.

(4)

In the event that the underwriters exercise all or a portion of their over-allotment option, we would expect our general partner to make the capital contribution required to maintain its 2% general partner interest.

MANAGEMENT AND OWNERSHIP

Our general partner, Wood MLP GP LLC, will manage our operations and activities. A 99.99% membership interest in Wood MLP GP LLC is owned by GP Holdco LLC, in which the Atlas Entities own a 61.2% membership interest. The remaining 0.01% membership interest in Wood MLP GP LLC is owned by WRP GP LLC, an entity that controls our general partner and is wholly-owned by WRP GP Holdco LLC. WRP GP Holdco LLC is owned by Andrew M. Bursky, Timothy J. Fazio and Richard Yarbrough. Our general partner has a board of directors that manages the business and affairs of our general partner and the Partnership. For information about the executive officers and directors of Wood MLP GP LLC, please read "Management—Directors and executive officers of Wood MLP GP LLC".

Prior to this offering, we were obligated to pay Atlas Holdings a management fee of $750,000 per year. Our management services agreement with Atlas Holdings has been amended to provide that, effective upon the closing of this offering, we will be required to pay Atlas Holdings (1) an annual management fee of $350,000 and (2) the transaction fees described below, which will serve to reduce the annual management fee. Under the terms of this amendment:

If Atlas Holdings advises us in connection with a future transaction involving total consideration of $10 million or less, Atlas Holdings is entitled to receive a transaction fee in an amount equal to (1) 2% of the total value of any acquisition, divestiture or other non-ordinary course transaction (excluding financings) and (2) 1% of the gross proceeds of any financing, which fee will be subject to approval by a majority of the independent members of the board of directors of our general partner.

If Atlas Holdings advises us in connection with a future transaction involving total consideration in excess of $10 million, Atlas Holdings is entitled to receive a transaction fee in an amount (1) not to exceed the percentage thresholds specified in the preceding bullet point and (2) to be approved by a majority of the independent members of the board of directors of our general partner.

On an annual basis, any transaction fees that we pay to Atlas Holdings pursuant to the preceding two bullet points will reduce the $350,000 annual management fee on a dollar-for-dollar basis.

Any transaction fees payable to Atlas Holdings will be reduced if we are also advised by an investment banking firm or other third party financial advisor in connection with particular transactions.

No transaction fee will be paid to Atlas Holdings in connection with this offering.

Our obligation to pay Atlas Holdings annual management fees and transaction fees will cease if there is a change in control of our general partner, GP Holdco LLC, WRP GP LLC or WRP GP Holdco LLC.

Please read "Certain relationships and related party transactions—Management services agreement with Atlas Holdings".

In addition to the fees payable to Atlas Holdings, our general partner, which is indirectly controlled by WRP GP Holdco LLC, an entity controlled by the Managing Partners of Atlas Holdings, will be entitled to be reimbursed for all direct expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain relationships and related party transactions".

Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors.

PRINCIPAL EXECUTIVE OFFICES AND INTERNET ADDRESS

We were formed as a Delaware limited partnership in September 2005. Our principal executive offices are located at One Sound Shore Drive, Suite 304, Greenwich, CT 06830. Our phone number at that location is (203) 302-3343. Our website is located at www.woodresourceslp.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Wood MLP GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to us and our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty". However, the officers and directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its equity owners, including GP Holdco LLC, WRP GP LLC and WRP GP Holdco LLC. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Risk factors—Risks inherent in an investment in us" and "Conflicts of interest and fiduciary duties".

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also limits the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. By purchasing a common unit, you are treated as having consented to various actions contemplated in our partnership agreement as well as conflicts of interest that might otherwise be considered breaches of fiduciary or other duties under applicable law. Please read "Conflicts of interest and fiduciary duties—Fiduciary duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

For a description of our other relationships with our affiliates, please read "Certain relationships and related party transactions".

The offering

Common units offered to the public

4,250,000 common units.

4,887,500 common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering

4,581,250 common units representing a 49% limited partner interest in us and 4,581,250 subordinated units representing a 49% limited partner interest in us. If the underwriters exercise all or a portion of their over-allotment option, we will issue additional common units, which would cause the ratio of common units to subordinated units to increase.

Use of proceeds

We intend to use the net proceeds from this offering of approximately $76.0 million (after deducting underwriting discounts and commission and transaction expenses payable by us and assuming a public offering price of $20.00 per unit and no exercise of the underwriters' over-allotment option) to:

Repay approximately $54.3 million of indebtedness (assuming that this offering closes on January 31, 2006), most of which was incurred in December 2004 to partially finance our acquisition of the Southeast Operations and to refinance all of our then-outstanding indebtedness. Of this $54.3 million of indebtedness:

$37.1 million (including a $2.1 million early redemption penalty) represents subordinated promissory notes held by holders of preferred membership interests of Wood Resources LLC;

$15.8 million represents the principal amount owed under our existing term loan facility; and

$1.4 million represents the aggregate amount expected to have been drawn under our existing revolving credit facility as of the closing of this offering.

Pay a liquidation preference of approximately $4.0 million to the holders of the Series A and Series B preferred membership interests of Wood Resources LLC as a consequence of the agreement among its members to treat its merger with and into us as a liquidation under its limited liability company agreement.

Provide additional cash of approximately $17.7 million for working capital and other purposes.

If the underwriters exercise their option to purchase additional common units, we will use the net proceeds from the sale of the additional common units for additional working capital and other purposes.

For a more detailed description of our application of the net proceeds from this offering, please read "Use of proceeds".

Cash distributions

We intend to make minimum cash distributions of $0.45 per common and subordinated unit per fiscal quarter to the extent we have sufficient cash from operations after establishing cash reserves and paying fees and expenses, including our payment of management and transaction fees to Atlas Holdings and our reimbursement of the expenses of our general partner and its affiliates, including Atlas Holdings. We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion. We refer to this cash as "available cash", and we define its meaning in our partnership agreement (please read "How we make cash distributions—Operating surplus and capital surplus—Definition of available cash") and in the glossary of terms attached as Appendix A to this prospectus. The amount of available cash may be greater than or less than the minimum quarterly distribution to be distributed on all common and subordinated units. In general, we will pay any cash distributions we make each quarter in the following manner:

first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.45 per unit, plus any arrearages from prior quarters;

second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.45 per unit; and

third, 98% to all common and subordinated unitholders, pro rata, and 2% to our general partner, until each common and subordinated unit has received a distribution of $0.5175 per unit.

Our general partner will also hold incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions after the minimum quarterly distribution and after certain target distribution levels have been achieved. If cash distributions exceed $0.5175 per unit in a quarter, our general partner will receive increasing percentages, up to 50% (including distributions on our general partner's 2% general partner interest), of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions". Please read "How we make cash distributions—Incentive distribution rights".

We will pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. This distribution would be paid for the period beginning on the first day our common units are publicly traded and ending on the last day of that fiscal quarter. Therefore, assuming that we become a publicly traded partnership after December 31, 2005 and before March 31, 2006, we would pay you a distribution for the period from the first day our common units are publicly traded to and including March 31, 2006. We expect to pay this cash distribution within 45 days after March 31, 2006. However, we cannot assure you that any distributions will be declared or paid.

We believe that, based on the assumptions and considerations included in "Cash distribution policy and restrictions on distributions—Estimated available cash—Assumptions and considerations", we will have the $18.0 million of available cash needed to pay the minimum quarterly distribution of $0.45 per unit on all our common and subordinated units for the 12 months ending December 31, 2006 (assuming no proration of the distribution to be paid for the first quarter in which we are a publicly traded partnership). As described under "Cash distribution policy and restrictions on distributions", we estimate that:

our pro forma available cash for the year ended December 31, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common and subordinated units for the 12 months ending December 31, 2004; and

our pro forma available cash for the 12 months ended June 30, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units, but only 54% of the minimum quarterly distribution on the subordinated units during that period.

Subordination period

During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution, plus any arrearages from prior quarters. Except as described below under "Early conversion of subordinated units", the subordination period generally cannot end before December 31, 2010. The subordination period will end on the first day of any quarter, beginning after December 31, 2010, that each of the following tests are met:

we have paid quarterly distributions in the amount of at least $0.45 per common and subordinated unit for each of the five consecutive, non-overlapping four-quarter periods immediately preceding that date;

the cash generated from our operations available to pay the distributions during the five consecutive, non-overlapping four-quarter periods referred to above equaled or exceeded, on an aggregate basis, the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units on a fully diluted basis and the related distributions on the 2% general partner interest during those periods; and

there are no arrearages in payment of the minimum quarterly distributions on the common units;

provided, that the board of directors of our general partner must have determined in good faith that the cash generated from our operations available to pay distributions during each of the four quarters immediately following the proposed termination date of the subordination period will equal or exceed the amount necessary to pay the minimum quarterly distribution on all outstanding common units on a fully diluted basis and the related distribution on the 2% general partner interest during each such quarter.

The subordination period will also end on the date our general partner is removed as our general partner where cause (as defined in our partnership agreement) does not exist and no units held by our general partner and its affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read "How we make cash distributions—Subordination period".

Early conversion of subordinated units

If we meet the requirements described immediately above under "Subordination period" for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2008, 25% of the subordinated units outstanding immediately after this offering will convert into common units. If we meet these requirements for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2009, an additional 25% of the subordinated units outstanding immediately after this offering will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of the subordinated units.

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional common and subordinated units and rights to buy common and subordinated units for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders. Please read "Units eligible for future sale" and "The partnership agreement—Issuance of additional securities".

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66⅔% of the outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, the Atlas Entities will indirectly own an aggregate of approximately 20.6% of our common and subordinated units (approximately 19.2% if the underwriters exercise their option to purchase additional common units in full). Our public unitholders will not have sufficient voting power to remove our general partner. Please read "The partnership agreement—Voting rights".

Limited call right

Our general partner has the following call right that it may assign to any of its affiliates. If at any time our general partner and its affiliates own more than 80% of the outstanding common or subordinated units, our general partner has the right, but not the obligation, to purchase all of the remaining common units or subordinated units, respectively, at a purchase price not less than the market price of the units. Please read "The partnership agreement—Limited call right".

Estimated ratio of taxable income
to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2008 you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be       % or less of the cash distributed to you with respect to that period. Please read "Material tax consequences—Tax consequences of unit ownership—Ratio of taxable income to distributions" for the basis of this estimate.

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material tax consequences".

Exchange listing

We intend to apply to list our common units on the New York Stock Exchange, or NYSE, under the symbol "WRC".

Summary historical financial and operating data

The following table sets forth summary historical consolidated financial and operating data for Wood Resources LLC (our legal predecessor) and the Olympic Operations (our accounting predecessor). Wood Resources LLC is our legal predecessor because it is being merged with and into the Partnership immediately prior to the closing of this offering, and the Olympic Operations are our accounting predecessor because we had no operations prior to our acquisition of the Olympic Operations. The summary historical balance sheet data as of December 31, 2000, 2001 and 2002 are derived from the unaudited financial statements of the Olympic Operations, which are not included in this prospectus. On April 4, 2003, we acquired the Olympic Operations from Simpson. Accordingly, all information presented below prior to April 4, 2003 is for the business of the Olympic Operations as operated by Simpson. The summary historical financial data for the year ended December 31, 2002 and the period from January 1, 2003 to April 3, 2003 are derived from the audited financial statements of the Olympic Operations included elsewhere in this prospectus. The summary historical consolidated and financial data for the period from April 4, 2003 to December 31, 2003 and for the year ended December 31, 2004, and the selected consolidated balance sheet data as of December 31, 2003 and 2004 are derived from the audited consolidated financial statements of our legal predecessor included elsewhere in this prospectus. Due to the application of purchase accounting in conjunction with our acquisition of the Olympic Operations, the accounts of our accounting predecessor and our legal predecessor are not comparable, and the black line separating them is used to highlight this lack of comparability.

On December 22, 2004, we closed the acquisition of the Southeast Operations, and that transaction became effective for financial reporting purposes as of that date. As a consequence, the historical statement of income for Wood Resources LLC for the year ended December 31, 2004 includes the results of operations for the Southeast Operations under our ownership and management from December 22, 2004. The summary historical consolidated financial data as of and for the six months ended June 30, 2004 and 2005 are derived from the unaudited consolidated financial statements of our legal predecessor included elsewhere in this prospectus. The results of operations for the interim period ended June 30, 2005 are not necessarily indicative of the results of operations for the year ending December 31, 2005 or any future period.

The table on the following page presents a non-GAAP performance measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to its most directly comparable performance measure calculated and presented in accordance with GAAP in "—Non-GAAP financial measure" below.

The table on the following page should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Olympic Operations (Accounting Predecessor)							Wood Resources LLC (Legal Predecessor)
	Year Ended December 31,					Period from January 1, 2003 to April 3,		Period from April 4, 2003 to December 31,		Year Ended December 31,		Six Months Ended June 30,
	2000		2001	2002		2003		2003		2004		2004	2005

	(in thousands, except operating data)
Statement of Operations Data:
Revenues	$71,669		$56,649	$56,030		$13,186		$45,008		$90,498		$40,652	$115,914
Costs of goods sold:
Materials and operations	67,641		55,545	50,636		11,934		38,990		76,445		33,667	101,429
Depreciation and amortization	1,214		1,239	1,494		—		492		965		334	2,967
Gross profit	2,814		(135)	3,900		1,252		5,526		13,088		6,651	11,518
Selling, general and administrative (including non-cash equity-based compensation of $0, $0, $0, $0, $792, $461, $0 and $3,712, respectively)	3,179		2,250	3,305		781		3,751		5,619		1,980	9,953
Operating income (loss)	(365)		(2,385)	595		471		1,775		7,469		4,671	1,565
Interest expense, net	—		—	—		—		617		1,051		387	3,120
Net income (loss)	$(365)		$(2,385)	$595		$471		$1,158		$6,418		$4,284	$(1,555)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$198		$2,019	$4,592		$(1,604)		$4,955		$5,251		$3,409	$2,858
Investing activities	(637)		116	8		5		(11,787)		(41,952)		(697)	(3,335)
Financing activities	439		(2,135)	(4,600)		1,599		9,123		37,410		(3,740)	(1,360)
Other Financial Data:
Adjusted EBITDA	$849		$(1,146)	$2,089		$471		$3,059		$8,895		$5,005	$8,244
Maintenance capital expenditures	(a	)	(a )	—		—		$544		$178		$61	$1,178
Capital improvements	(a	)	(a )	—		—		—		1,642		636	2,157
Total capital expenditures	$637		$116	$—		$—		$544		$1,820		$697	$3,335
Balance Sheet Data (end of period):
Cash and equivalents	—		—	—		—		$2,291		$3,000		$1,263	$1,163
Working capital	$9,677		$7,357	$4,895		$6,914		7,079		16,101		6,793	16,393
Total assets	19,648		11,904	8,499		9,693		15,297		71,543		21,435	79,512
Total debt	—		—	—		—		6,128		53,139		5,048	52,575
Parent's investment/members' equity(b)	$15,212		$7,629	$3,624		$5,694		$5,264		$7,468		$7,204	$5,218
Operating Data:
Plywood volumes (MSF)	140,000		113,000	101,000		24,900		80,100		148,000		68,000	260,000
Lumber volumes (MBF)	(c	)	(c )	(c	)	(c	)	(c	)	(c	)	(c )	16,000

(a)

The allocation of capital expenditures between maintenance and capital improvements is not available for periods prior to our acquisition of the Olympic Operations on April 4, 2003.

(b)

Represents the investment in the Olympic Operations and/or an intercompany payable to Simpson.

(c)

We produced no lumber prior to our acquisition of the Southeast Operations on December 22, 2004.

Summary unaudited pro forma combined financial data

The unaudited pro forma combined financial data for the year ended December 31, 2004 are derived from the audited financial statements included elsewhere in this prospectus. The unaudited pro forma combined financial data as of and for the six months ended June 30, 2005 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma combined financial data as of and for the 12 months ended June 30, 2005 are also partially derived from the books and records of our legal predecessor and the Southeast Operations (as operated by Weyerhaeuser). The unaudited pro forma combined financial data give pro forma effect to the transactions described under "Selected historical and pro forma consolidated financial and operating data", including the acquisition of the Southeast Operations on December 22, 2004, the formation of the Partnership, the merger of our legal predecessor into the Partnership and this offering and our application of the net proceeds as described under "Use of proceeds". This summary information should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

The following table presents a non-GAAP performance measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable performance measure calculated and presented in accordance with GAAP in "—Non-GAAP financial measure" below.

	Year Ended December 31, 2004	Six Months Ended June 30, 2005	Twelve Months Ended June 30, 2005
	(in thousands, except per unit data)
Statement of Operations Data:
Revenues	$221,515	$115,914	$227,918
Cost of goods sold:
Materials and operations	186,148	101,429	201,003
Depreciation and amortization	6,053	2,967	6,069
Gross profit	29,314	11,518	20,846
Selling, general and administrative (including non-cash equity-based compensation of $461, $3,712 and $4,173, respectively)	7,546	9,753	14,384
Operating income	21,768	1,765	6,462
Interest expense, net	27	12	25
Net income	$21,741	$1,753	$6,437
Pro forma net income per limited partner unit:
Basic	$2.58	$0.21	$0.76
Diluted	2.53	0.20	0.75
Other Financial Data:
Adjusted EBITDA	$28,282	$8,444	$16,704
Maintenance capital expenditures	$319	$1,178	$1,435
Capital improvements	1,642	2,157	3,157
Total capital expenditures	$1,961	$3,335	$4,592
Balance Sheet Data (end of period):
Cash and equivalents		$21,943	$21,943
Working capital		39,181	39,181
Total assets		94,006	94,006
Total debt		567	567
Partners' equity		71,720	71,720

Non-GAAP financial measure

We define Adjusted EBITDA as net income (loss) plus interest, taxes, depreciation, amortization and non-cash equity-based compensation. Adjusted EBITDA is used as a supplemental performance measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

the performance of our assets without regard to financing methods, capital structure or historical cost basis;

our operating performance and return on invested capital as compared to those of other companies in the wood products industry, without regard to financing methods and capital structure; and

the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of the non-GAAP performance measure Adjusted EBITDA to the GAAP financial measure of net income (loss) on a historical basis and on a pro forma basis, as adjusted for the merger of our legal predecessor into the Partnership and this offering and our application of the net proceeds, as applicable.

	Historical

	Olympic Operations (Accounting Predecessor)				Wood Resources LLC (Legal Predecessor)				Wood Resources LP Pro Forma
	Year Ended December 31,			Period from January 1, 2003 to April 3,	Period from April 4, 2003 to December 31,	Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,	Twelve Months Ended June 30,
	2000	2001	2002	2003	2003	2004	2004	2005	2004	2005	2005

	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(365)	$(2,385)	$595	$471	$1,158	$6,418	$4,284	$(1,555)	$21,741	$1,753	$6,437
Add:
Depreciation and amortization	1,214	1,239	1,494	—	492	965	334	2,967	6,053	2,967	6,069
Non-cash equity-based compensation	—	—	—	—	792	461	—	3,712	461	3,712	4,173
Interest (income) expense, net	—	—	—	—	617	1,051	387	3,120	27	12	25
Adjusted EBITDA	$849	$(1,146)	$2,089	$471	$3,059	$8,895	$5,005	$8,244	$28,282	$8,444	$16,704

Risk factors

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

We may not have sufficient available cash to enable us to pay the minimum quarterly distribution on our common units after establishing cash reserves and paying fees and expenses, including our payment of management and transaction fees to Atlas Holdings and our reimbursement of the expenses of our general partner and its affiliates, including Atlas Holdings.

We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter and year to year based on, among other things:

volatility in the prices of, and cyclicality in the demand for, wood products, particularly those used in residential construction;

the impact of U.S. manufacturing levels on sales of our industrial products;

the effects of competition on the prices that we may charge for our wood products and the volumes of those products that we are able to produce and that our customers purchase;

competition from alternatives to plywood, particularly oriented strand board, or OSB;

competition from foreign imports;

the overall demand for our products in the markets that we serve;

the availability of and prices for raw materials and energy used in production;

weather conditions that impact the harvesting of timber;

regulatory and economic limitations affecting our suppliers' abilities to harvest their timber;

costs associated with environmental compliance;

fluctuations in our working capital needs;

the level of our operating costs, including management and transaction fees and the reimbursement of expenses to our general partner; and

prevailing economic and market conditions.

In addition, the actual amount of cash that we will have available for distribution will depend on other factors such as:

the level of capital expenditures that we make;

the restrictions contained in our proposed new credit facility, including the limitations on our ability to make distributions to our unitholders upon an event of default, and our debt service requirements;

the cost of making and integrating future acquisitions, if any;

Risk factors

difficulties in collecting our receivables because of credit or financial problems of major customers; and

the amount of cash reserves established by our general partner in its discretion, which we expect to be higher than is the case with most publicly traded partnerships due to the cyclicality of our business.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

The amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

The amount of available cash that we will need to pay the minimum quarterly distribution of $0.45 per unit for the 12 months ending December 31, 2006 (assuming no proration of the distribution to be paid for the first quarter in which we are a publicly traded partnership) on the common units, the subordinated units and the 2% general partner interest (assuming full exercise of the underwriters' over-allotment option and the general partner's additional capital contribution to maintain its 2% general partner interest) is approximately $18 million. Assuming that the underwriters exercise their option to purchase additional common units in full and that our general partner maintains its general partner interest at the 2% level, and based on 9,800,000 common and subordinated units being outstanding immediately after this offering:

our pro forma available cash for the year ended December 31, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common and subordinated units and the 2% general partner interest during that period; and

our pro forma available cash for the 12 months ended June 30, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units and the 2% general partner interest, but only 54% of the minimum quarterly distribution on the subordinated units during that period.

For a calculation of our ability to make distributions to unitholders based on our pro forma results in 2004 and for the 12 months ended June 30, 2005, please read "Cash distribution policy and restrictions on distributions".

Volatility in the prices of, and cyclicality in the demand for, wood products, particularly those used in residential construction, may adversely affect our revenues and financial results.

The volatile nature of prices for wood products could reduce our revenues, profits and cash flows. Prices are determined by overall supply and demand in the markets for our products and our competitors' products. Prices for wood products used in residential construction have been particularly volatile. The APA forecasts that U.S. housing starts will decrease at a compound annual rate of decline of approximately 1.4% between 2005 and 2010 from historically high levels, and we cannot assure you that these declines will not be long-term in nature or more pronounced than anticipated. The average price of southern plywood eastside CDX 3-ply, a type of plywood commonly used in the residential construction market, peaked in April 2004 and as of September 2005 had declined by approximately 26% from that peak price according to Random Lengths. Changes in economic conditions, interest rates, population growth, weather conditions and other factors beyond our control can impact the demand for wood products used in construction and repair and remodeling. U.S. manufacturing levels and the results of operations of our industrial customers can impact demand for wood products in the industrial markets that we serve. Prices for wood products can also be substantially affected by changes in available supply, which is driven by the actions of our competitors and conditions in our industry. We, like other participants in our industry, do not have long-term contracts with our customers. As a consequence, our margins are principally driven by market conditions at the time we sell our products. Prolonged periods of weak demand or excess supply in our business could seriously reduce our margins and harm our liquidity, financial condition and operating results.

Risk factors

Because of the cyclical nature of elements of our business, we expect our general partner to establish higher cash reserves than would be the case for most publicly traded partnerships, and the amount of those reserves will reduce the cash distributions you receive for particular quarters.

Because of the cyclical nature of our business, we expect our general partner to reserve cash in periods of high selling margins for our products to fund distributions in periods of low selling margins for our products. As a consequence, you will not receive all of the cash that would otherwise be distributed to you on a current basis. Even if all or a portion of the cash so reserved is ultimately paid to unitholders in the form of future distributions, you will have lost the time value of that money. Moreover, if we experience periods of sustained low prices and deplete our cash reserves, our ability to pay future distributions will be jeopardized.

The industrial market for wood products in North America is generally linked to the level of manufacturing in the United States, and we cannot assure you that U.S. manufacturing will not decline.

We believe that our sales of plywood for use in industrial applications will suffer if the level of manufacturing in the United States declines. U.S. manufacturing experienced a pronounced slowdown in 2002 and 2003, and we cannot assure you that future slowdowns will not occur. If economic conditions negatively impact the customers who purchase the overlay plywood that we produce for industrial applications, what has historically been our most stable source of revenues could be compromised. Because of the price volatility and demand cyclicality associated with the plywood and lumber that we produce for the construction market, any future recession that significantly impacts the industrial markets that we serve could materially adversely affect our ability to pay quarterly distributions.

The use of plywood in residential construction and repair and remodeling is expected to decline to a relatively small share of those overall markets.

Despite the APA's expectation that U.S. housing starts will average over 2.0 million units per year between 2005 and 2010, the APA predicts that the use of plywood in residential construction in the United States will decline at a compound annual rate of approximately 6.6% per year during that period from 5,241,000 MSF in 2005 to 3,717,000 MSF in 2010. Over the same period, the APA forecasts that housing starts will decline at a compound annual rate of approximately 1.4% from historically high levels. If the number of housing starts during this period is less than expected, the compound annual rate of decline in plywood use could be greater. Similarly, the APA expects the use of plywood in the U.S. remodeling market to decline at a compound annual rate of approximately 0.9% between 2005 and 2010, notwithstanding its forecast that repair and remodeling expenditures will increase at a compound annual growth rate of approximately 4.8% over the same time frame. We cannot assure you that these declines in the use of plywood in residential construction will not continue or accelerate. While the residential construction and repair and remodeling markets are expected to remain large and to continue generating significant demand for structural panels, the data suggest that OSB rather than plywood will be the beneficiary. In 2004, OSB accounted for approximately 76% and 57% of structural panel use in the North American residential construction and repair and remodeling markets, respectively, and those percentages are expected to increase to 83% and 60%, respectively, in 2010.

The wood products industry is highly competitive.

The wood products industry is very competitive in terms of price and quality. In addition, wood products are subject to significant competition from a variety of non-wood and engineered wood products. Also, we are subject to competition from wood products imported from foreign sources to the United States. To the extent there is a significant increase in competitive pressures from substitute products or other domestic or foreign suppliers, our business could be substantially negatively affected.

Competition within the market for plywood used in industrial applications is based primarily on product functionality, price and quality and, to a lesser extent, the ability to offer a full line of products and meet just-in-time delivery requirements on a consistent, long-term basis. Domestically, the market is characterized by numerous large and small producers that generally serve a small portion of this market, often as an adjunct to their larger business of producing plywood for use in construction. A few of our competitors, like us, operate

Risk factors

plants that are principally dedicated to producing plywood for use in industrial applications. Some plywood producers who have been traditionally focused on producing plywood for residential construction have refocused their products toward industrial markets, thereby increasing competition in the markets that we serve. The market for plywood used in construction is highly competitive. Competition within this market is based primarily on price and, to a lesser extent, quality.

The plywood and lumber that we produce for the construction market is subject to market pricing, and if we do not maintain price competitiveness we may lose significant market share. Our ability to keep our prices for our products at competitive levels depends in large part on our ability to control our costs. We cannot assure you that we will be able to maintain a low enough cost structure for us to compete effectively and maintain current levels of sales and profitability for our products. In addition, recent consolidations in the building products industry among our competitors and increased access to the United States market by foreign competitors may put additional pressure on us to reduce our costs in order to maintain market share. If we are unable to effectively adjust our cost structure to address such increased competitive pressures, our sales level and profitability could be harmed and our operations could be materially adversely affected.

We face competition from large integrated forest products companies that have greater financial and other resources and from foreign producers.

We compete with many forest and building products firms, ranging from very large, fully integrated firms to smaller enterprises that may produce only one or a few product lines. Some competitors have substantially greater financial and other resources than we have, which could give them a competitive advantage over us.

Greater financial resources and product development capabilities may allow our competitors to respond more quickly to new opportunities or changes in customer requirements. To the extent that our competitors provide more innovative and/or higher quality products, better-designed products, better pricing or better customer service, our ability to compete could be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if we were to experience supply shortages, competitors that own timber assets could have an advantage over us.

All of our products are subject to competition from outside the United States. For example, we face competition from European and Baltic producers in the market for overlay plywood, and we face competition from Russian, Scandinavian and Brazilian producers in the market for hardwood plywood. In the construction market, our primary foreign competition comes from Brazil and Canada. Between 2005 and 2010, the APA expects the volume of plywood imported into North America from producers outside of North America to increase at a compound annual growth rate of 2.5%.

We face competition from products using alternative technologies and materials—including OSB and products made from materials other than wood—which have resulted, and are expected to continue to result, in declines in the demand for our products.

The plywood market is subject to competition from OSB, a less expensive substitute wood product that we do not produce. OSB is primarily used in the residential construction market. OSB continues to capture an increasing percentage of the North American structural panel market due to its low cost. According to the APA, OSB consumption currently represents approximately 59% of the structural panel market, and this percentage is expected to increase over the next five years as additional OSB plants are built and existing facilities are expanded. Although OSB currently lacks the strength and flexibility characteristics required for use in several of the industrial markets that we serve, the engineering and fabrication processes associated with OSB could improve to the point where it becomes a viable, low-cost alternative to plywood in most applications.

Changes in production costs, supply chain costs and raw materials and energy costs may adversely affect our financial condition.

Production costs for our wood products are affected by increases or decreases in raw material prices and energy costs, which are subject to significant fluctuations and over which we have limited control. We are not always able to predict how the costs of producing our products will compare with the selling prices of those products at the time of production. We cannot assure you that the cost of producing our products will not increase or that

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announced price increases for our products will be accepted by our customers. Prices for our products could decline at the same time that our raw material and energy costs increase. The prices of the raw materials and energy that we use in producing our products fluctuate as a result of changing economic conditions and due to particular supply and demand considerations. Selling prices of our products have not always increased in response to raw material or other cost increases, and we are unable to determine to what extent, if any, we will be able to pass any future cost increases through to our customers through price increases. Our inability to pass increased costs through to our customers could materially and adversely affect our results of operations, cash flow and financial condition.

The raw materials that we use include logs, veneer, resins, adhesives and overlay paper. Purchases of these materials accounted for approximately 58.2% of our cost of goods sold during the six months ended June 30, 2005. The costs of these materials have historically been volatile, and are influenced by many factors beyond our control. For example, the price of resin is primarily linked to the price of petroleum products. During the six months ended June 30, 2005, resin accounted for approximately 4.8% of our cost of goods sold. Because some of our products are subject to market pricing pressures, we are typically unable to immediately increase our prices for those products in response to increases in prices for raw materials. Any sustained increase in raw materials prices would increase our operating costs and have a material adverse effect on our financial condition and operating results.

Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. These fluctuations impact our production costs and contribute to earnings volatility. For example, during the six months ended June 30, 2005, energy costs comprised approximately 3.5% of our cost of goods sold. While we purchase substantial portions of our energy under supply contracts, many of these contracts rely on market pricing. Although we generate the majority of our energy requirements through the conversion of wood waste, any future increase in energy costs would reduce our operating margins and adversely affect our financial condition and operating results. We estimate that a hypothetical 10% increase in our purchased energy cost (including electricity, natural gas and fuel oil costs) would have reduced our operating income by approximately $0.4 million for the six months ended June 30, 2005.

We do not own our Shelton facility, and some services that are important to our operations are provided pursuant to a shared services agreement.

We do not own our Shelton facility, and we are therefore subject to the risk that preserving our use of that facility may become more expensive or may lapse. We lease this facility from Simpson pursuant to an agreement that was entered into in connection with our purchase of the Olympic Operations from Simpson. In addition, in connection with that purchase, we entered into a shared services agreement with Simpson. Our right to secure steam from Simpson under the shared services agreement can be reduced in amount: (1) on or after April 2008, upon two years' prior written notice from Simpson or us; or (2) on or after April 2007, upon one year's prior written notice from us. Because we use steam in the process of converting logs into veneer, a reduction in the amount of steam that we obtain from Simpson pursuant to the shared services agreement could force us to purchase more veneer on the open market, thereby increasing our cost of goods sold. The term of our lease for the Shelton facility expires in April 2017 (with no option to renew), unless earlier terminated by Simpson. Simpson may terminate the lease for the Shelton facility effective at any time on or after April 2013, for any reason or no reason, by providing us with two years' prior written notice (i.e., on or after April 2011) and paying us an amount ranging from $500,000 to $2 million, depending on the early termination date, to defray our transition and relocation costs. The term of the shared services agreement shall continue until the lease for the Shelton facility expires or is terminated by Simpson. Our loss of our rights under the lease or the shared services agreement, through our inability to renew the lease or the shared services agreement or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

Risk factors

We do not own any timberlands, and the ability of our suppliers to harvest timber may be subject to limitations, which could adversely affect our results of operations.

We do not own any timberlands or have any long-term supply contracts for logs or veneer. The cost, quality and availability of the timber that we use to produce wood products are critical components of our ability to produce these products economically. Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict the ability of our suppliers to harvest timberlands as may other factors. For example, prolonged periods of rain resulting in harvesting delays could cause supply shortages and corresponding reductions in production. In addition, high fuel prices have caused and could continue to cause loggers to cease operations, thereby decreasing supply. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States. For example, regulatory and nonregulatory forest management programs instituted by suppliers to comply with federal, state and local regulations protecting water quality, wetlands and wildlife may further reduce the availability of timber, thereby increasing the cost and reducing the usage of, and resulting in some substitution of other products for, lumber and plywood. If those programs have a significant adverse effect on our suppliers' ability to harvest timber, our results of operations and financial condition could be negatively affected. Availability of harvested timber may be further limited by over-harvesting of existing timberlands. For example, our Southeast Operations were previously surrounded by forests with plentiful large diameter trees, the availability of which has diminished over time. We expect at least two new OSB plants to be constructed in South Carolina, which may increase competition for supply. In addition, damage by fire, insect infestation, disease, prolonged drought, hurricane-induced blow down and other natural disasters may limit the ability of our suppliers to harvest timberlands. There can be no assurance that any damage affecting such timberlands will be localized in effect. As is common in the forest products industry, many of our suppliers do not maintain insurance coverage with respect to these types of natural damage to their timberlands.

Changes in the state and federal timber supply may adversely affect our financial results.

The amount of timber offered for sale by particular state and federal governmental agencies, which historically have been major suppliers of timber to the forest products industry in the Pacific Northwest, has been decreasing and will likely continue to do so, due primarily to environmental and endangered species concerns. Because of this trend, we cannot rely on purchases of federal timber and therefore must rely more heavily on timber from other sources, including non-industrial private timber owners, state agencies and foreign sellers, to meet our demands. We cannot be certain that we will be able to purchase sufficient logs and veneer at favorable prices to continue operation of our production facilities at current production levels or that we will not be required to suspend operations at or close one or more production facilities in the future.

We depend on a limited number of suppliers to provide us with the timber that we use to produce wood products, and we do not have long-term contracts with those suppliers. Accordingly, we may have difficulty obtaining timber at favorable prices, or at all.

The number of suppliers from which we obtain the logs used in producing our products has decreased. For example, in 2004, assuming the acquisition of the Southeast Operations was effective at the beginning of the period, we would have obtained approximately 13.1% of the logs used in our facilities from a single supplier. If there is further consolidation among suppliers of timber or some or all of our suppliers otherwise exit the industry, and as a result prices increase or harvesting is reduced, our financial condition, results of operations and prospects could be negatively affected.

Failure to implement any of our business strategies could result in decreased future sales and net income.

We may be unable to fully implement our strategies or achieve the results that we anticipate. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. For example, we intend to increase market share in the production of higher-growth, higher-margin products such as overlay and hardwood plywood for industrial markets. This strategy will

Risk factors

require us to respond to shifts in customer demand. If we fail to deliver quality products at competitive costs, if our business fails to acquire market share in new markets or if we are unable to implement our other key business strategies, our future sales and net income could decrease.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting, and if we fail to develop or maintain effective internal control over financial reporting, it may impact the reliability of our financial reporting. Additionally, there is no assurance that we will be able to prevent or detect material misstatements to our annual or interim consolidated financial statements in the future.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. Our management and independent registered public accounting firm have not performed an evaluation of Wood Resources LLC's internal control over financial reporting as of December 31, 2004 in accordance with the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of Wood Resources LLC's internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management or our independent registered public accounting firm and those control deficiencies could have also represented one or more material weaknesses. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. During the audit of the consolidated financial statements of Wood Resources LLC for the year ended December 31, 2004, our independent registered public accounting firm communicated to management and the audit committee of the board of managers of Wood Resources LLC the following deficiencies in our internal control over financial reporting which constitute material weaknesses and which are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations":

Wood Resources LLC did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States of America to appropriately record non-routine transactions related to acquisitions and awards made under Wood Resources LLC's unit-based compensation plans;

Wood Resources LLC did not maintain effective controls over the accuracy and completeness of the reconciliation of physical inventory counts to the financial records at certain newly acquired mills;

Wood Resources did not maintain effective controls over the estimation of certain accruals as the allowances and reserves for warranty, uncollectible accounts and property tax were not supported by adequate analyses validating the completeness and accuracy of the estimates;

Wood Resources LLC did not maintain effective controls over the initiation, authorization, recording and processing of manual journal entries; and

Wood Resources LLC did not maintain effective controls over access to financial applications, programs and data as Wood Resources LLC's Director of Information Technology and certain users with financial, accounting and reporting responsibilities, including the Corporate Controller, who had unrestricted access to corporate check stock, also had access to financial applications, programs and data.

Although we have taken various measures to improve our internal control over financial reporting, additional control deficiencies may be identified by management or our independent registered public accounting firm and those control deficiencies may also represent one or more material weaknesses. The existence of one or more material weaknesses precludes a conclusion that we maintain effective internal control over financial reporting. Failure to implement effective controls could lead our management to conclude that we do not have effective internal control over financial reporting for purposes of the attestation required by Item 308 of Regulation S-K or Section 404 of the Sarbanes-Oxley Act. Such conclusion would be required to be disclosed in our Annual Report on Form 10-K for the year ending December 31, 2007 and may impact the reliability of our internal control over financial reporting.

Risk factors

Labor interruptions would adversely affect our business.

Approximately 55% of our employees are members of various local labor unions, and the terms of their ongoing employment are dictated in part by collective bargaining agreements to which we are subject. The collective bargaining agreement with the International Association of Machinists, or IAM, covering the employees at our Shelton facility is scheduled to expire on May 31, 2006. Medical costs recently increased by $0.60 per compensable hour for employees at our Shelton facility, and we agreed to pay the full portion of these additional costs arising under the Nelson Trust, a multi-employer health and benefits fund. Another collective bargaining agreement with the IAM covering the employees at our Moncure facility was renegotiated in April 2005 and will remain in effect through April 30, 2008. If we are unable to renegotiate the Shelton collective bargaining agreement on acceptable terms, or if our unionized employees were to engage in a strike or other work stoppage, we could experience a disruption of operations and higher labor costs. In addition, a higher percentage of our work force could become unionized in the future, thereby increasing this risk. In our agreement with the IAM for the Shelton facility, we have agreed to remain neutral should the IAM attempt to organize our other employees. Although we believe that our current labor relations are good, we cannot assure you that future negotiations that will occur upon the expiration of our collective bargaining agreements will not lead to a disruption of operations or work stoppages. A protracted work stoppage would have a material adverse affect on our business, financial condition and results of operations.

Our success is largely dependent on the continued service of our key management personnel.

Our success will continue to depend to a significant extent on our management team. Although we have entered into an employment agreement with Richard Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, we cannot assure you that we will be able to retain the existing executive officers and key personnel of our general partner or that we will be able to attract additional qualified management in the future. In addition, the success of our past and any future acquisitions will partially depend on our ability to retain management personnel of the acquired businesses. We do not carry key-man life insurance on any of the executives of our general partner. The loss of one or more members of our management team could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are a variety of operational risks inherent in our production processes, all of which could cause sudden interruptions in our operations and result in losses attributable to reduced production, substantial repair costs, property damage, environmental pollution, personal injury or death. These operational risks include equipment failures, maintenance outages, prolonged power failures, boiler explosions or other operational problems. For example, in June 2005, one of the two presses at our Chester facility failed and required five weeks to be repaired, and problems with a boiler at our Moncure facility reduced our production for several weeks. Although these specific problems have been corrected, future operational problems could result in downtime or reduced capacity and could require us to make unplanned capital expenditures.

Risk of downtime is also associated with the implementation of capital improvements, such as our installation of an automated lathe at our Chester facility that is scheduled for completion in the first quarter of 2006. Although we expect to continue to operate a second lathe throughout the installation process to avoid significant reduction in production, we cannot assure you that production will not be interrupted or that accidents or damage to our Chester facility will not occur during the course of this project.

Our operations are also subject to risks associated with catastrophes such as fires, floods, earthquakes, hurricanes or acts of terrorism. These or other catastrophes could impact our operations by limiting the supply of wood fiber, adversely impacting our customers or the markets that we serve or causing transportation to be disrupted in ways that prevent our products from reaching our customers. As with the operational risks described above, these catastrophes could reduce our sales and adversely affect our operations.

We currently possess property, business interruption and general liability insurance, but proceeds from such insurance coverage may not be adequate to cover liabilities or expenses incurred or revenues lost. Moreover, such insurance may not be available in the future on commercially reasonable terms. There can be no assurance

Risk factors

that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive, and we regularly incur capital expenditures to expand our operations, maintain our equipment, increase our operating efficiency and comply with environmental laws. After giving effect to our acquisition of the Southeast Operations at the beginning of the period, our total capital expenditures, excluding the direct cost of acquisitions, were approximately $2.0 million during 2004, including approximately $0.3 million for maintenance capital expenditures, and we expect to spend approximately $9.7 million on capital expenditures during 2005, including approximately $2.4 million for maintenance capital expenditures. Our capital expenditures have historically been, and we expect them to continue to be, high in periods following acquisitions because of the lack of investment in assets that typically precedes divestitures. We expect that our available cash resources, including our net proceeds from this offering and borrowings under our proposed new credit facility, as well as cash generated from our operations, will be sufficient to fund our operating needs and capital expenditures for at least the next year. However, if we require additional funds, we may not be able to obtain them on favorable terms or at all. In addition, our debt service obligations reduce our available cash. If we cannot maintain or upgrade our equipment as needed or ensure environmental compliance, we could be required to cease or curtail some of our production operations, or we may become unable to produce products that compete effectively in one or more of our markets.

We have a limited operating history.

We were founded in 2003 and have a limited operating history. Our business has been created through a series of recent acquisitions, consisting of our purchase in April 2003 of the Olympic Operations and our purchase in December 2004 of the Southeast Operations. As a consequence, we have only a limited operating history upon which you can base an evaluation of our current business and our future earnings prospects. If investors fail to accurately gauge the value of our business, the price of our common units could be volatile.

We are subject to governmental laws and regulations relating to the environment, which may expose us to significant costs, liabilities and loss of revenues. Any changes in such regulations or their application could negatively affect our results of operations and ability to make distributions to you.

Our production operations are subject to stringent and complex federal, state, and local laws and regulations relating to environmental protection and human health and safety. For example, our operations are subject to regulation under the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, and the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, each as amended, as well as analogous state and local laws and regulations. Such laws and regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental laws and regulations also require that our production facilities and other properties be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.

In addition to the significant and often unpredictable ongoing costs associated with complying with these or newly adopted laws and regulations, failure to comply could result in a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Some environmental laws, including CERCLA, impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the clean-up and restoration of sites where hazardous substances or hydrocarbons

Risk factors

have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

The risk of incurring environmental costs and liabilities is inherent in our business due to our handling of petroleum products and past industrial operations and waste disposal practices by prior operators at certain of our production facilities. We may not be able to recover such costs from insurance or through indemnification by Simpson or Weyerhaeuser.

The possibility exists that stricter laws, regulations or enforcement policies could be adopted that significantly increase our compliance costs and the costs of any remediation that may become necessary. For example, the federal Environmental Protection Agency, or EPA, has recently finalized rules that may, in certain instances, require the installation of emission control equipment at certain industrial sources to minimize the release of hazardous air pollutants. We expect our Chester facility to be subject to these rules, known as the "Boiler MACT" and the "Plywood and Composite Wood Products MACT" (PCWP MACT). We are currently evaluating whether our Shelton and Moncure facilities will be subject to the PCWP MACT rules. We believe that our Chester facility will comply with the MACT rules without the need for material capital expenditures, and we believe that future implementation of operational changes at our Shelton and Moncure facilities will reduce the likelihood that those sites will be subject to the PCWP MACT. However, we could be incorrect in these assumptions. The future costs of complying with the MACT rules and other environmental laws and regulations could have a material adverse effect on our business, financial condition, results of operation and ability to make distribution to you. Please read "Business—Environmental matters".

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect our ability to make distributions to you.

The workplaces associated with our wood production operations are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities and local residents. The failure to comply with OSHA requirements or general industry standards, keep adequate records or monitor occupational exposure to regulated substances could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to you.

Capital improvement projects and acquisitions involve risks and present integration challenges that may adversely affect our business and ability to make distributions to unitholders.

A principal focus of our strategy is to continue to grow our business through acquisitions, and the expansion of our existing assets. Any acquisition or expansion involves potential risks, including:

the failure of an acquired business or expansion project to meet our performance expectations;

a significant increase in our indebtedness and working capital requirements;

the incurrence of substantial unforeseen environmental and other liabilities, including liabilities arising from the operation of an acquired business or asset prior to our acquisition of that business or asset for which we are not indemnified or for which the indemnity is inadequate; and

regulatory risks created by the nature or location of acquired businesses.

Any of these factors could adversely affect our ability to realize the anticipated benefits from newly acquired or expanded assets and meet our debt service requirements.

In addition, integrating acquisitions can be a complex, time-consuming and costly process. The particular challenges associated with integrating acquisitions may include, among other things:

Risk factors

operating a significantly larger combined organization and integrating additional production and distribution operations;

coordinating geographically disparate organizations, systems and facilities;

integrating personnel from diverse business backgrounds and organizational cultures;

consolidating corporate technological and administrative functions;

integrating internal controls, compliance under the Sarbanes-Oxley Act and other corporate governance matters; and

diverting management's attention from other business concerns.

Failure to successfully integrate future acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we do not complete capital improvement projects or make acquisitions on economically acceptable terms, our future growth in cash available for distribution per unit may be limited.

Our ability to grow depends on our ability to complete capital improvement projects and make acquisitions that result in an increase in cash available for distribution per unit. We may be unable to complete capital improvement projects or make accretive acquisitions for any of the following reasons:

we are unable to identify attractive capital improvement projects or acquisition candidates or we are outbid by competitors;

we are unable to acquire necessary governmental approvals;

we are unable to obtain financing for such capital improvement projects or acquisitions on economically acceptable terms or at all; or

we are unable to secure customer commitments for the increased production volumes resulting from capital improvement projects or acquisitions.

If any capital improvement projects or acquisitions we ultimately complete are not accretive, our ability to make distributions to you may be reduced.

Some of the plywood that we offer is produced abroad, and therefore the availability and costs of our products may be negatively affected by risks associated with international manufacturing, trade and shipping.

Wood Resources International Trading LLC, or WRIT, which accounted for approximately 2.7% of our total revenues during the six months ended June 30, 2005, imports plywood panels from China. Any event causing a disruption of shipping or importation of products, including, among other things, the imposition of import restrictions, such as tariffs or quotas or the loss of "most favored nation" status by the United States in relation to China, problems with transoceanic shipping, including, among other things, container shortages, increased inspections of import shipments or other factors causing delays in shipments, increases in shipping rates, or labor strikes or lock-outs, could increase our costs and adversely affect that part of our business. The flow of these plywood panels into the United States could also be adversely affected by financial or political instability in China if that instability affects the production or export of merchandise. In addition, decreases in the value of the U.S. dollar in comparison to the Chinese yuan could increase the cost of the products that WRIT purchases from Chinese vendors. Currently, the Chinese yuan fluctuates within a band that correlates to fluctuations in the U.S. dollar, but the Chinese government is facing significant international pressure to allow its currency to float against the U.S. dollar. If this were to occur, any revaluation of the U.S. dollar against the Chinese yuan could exacerbate any product cost increases on products sourced from China, which could harm our profit margins and results of operations.

Risk factors

Possible terrorist activities or military actions could adversely affect our business.

The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies might lead to increased political, economic and financial market instability, volatility in costs of our raw materials and prices for our wood products, higher insurance premiums and tighter markets for particular types of insurance such as business interruption coverage. These developments have subjected our operations to increased risks and could have a material adverse effect on our business.

RISKS INHERENT IN AN INVESTMENT IN US

Although our partnership agreement prohibits our general partner from competing with us, it does not prohibit the entities that control our general partner, Messrs. Bursky, Fazio and Yarbrough or Atlas Holdings and its affiliates from competing with us.

Although our partnership agreement prohibits our general partner from competing with us, it does not prohibit the managing member of our general partner, the entity that controls that managing member, Messrs. Bursky, Fazio and Yarbrough or Atlas Holdings and its affiliates from competing with us. Although Mr. Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, is subject to non-competition provisions under the terms of his employment agreement, any of the other entities and individuals listed above, as well as their affiliates, may acquire, construct or dispose of additional wood products or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of these assets.

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests over yours.

Following this offering, Andrew M. Bursky and Timothy J. Fazio, the Managing Partners of Atlas Holdings, will collectively own, through various entities, approximately 52.2% of the 2% general partner interest and an approximate 14.0% limited partner interest in us. In addition, through their control of WRP GP Holdco LLC, Messrs. Bursky and Fazio control the entities that own and control our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its owners. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner. Conflicts of interest may arise between affiliates of our general partner, including Atlas Holdings, GP Holdco LLC, WRP GP LLC and WRP GP Holdco LLC and their respective affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties". These conflicts include, among others, the following situations:

affiliates of our general partner and Atlas Holdings may compete with us;

neither our partnership agreement nor any other agreement requires GP Holdco LLC, WRP GP LLC and WRP GP Holdco LLC and their respective affiliates (other than our general partner) to pursue a business strategy that favors us;

directors and officers of Wood MLP GP LLC, GP Holdco LLC, WRP GP LLC and WRP GP Holdco LLC have fiduciary duties to make decisions in the best interest of their owners, which may be contrary to our interests;

our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

our general partner has limited its liability and reduced its fiduciary duties under our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty;

Risk factors

as a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute breaches of fiduciary or other duties under applicable state law;

our general partner determines the amount and timing of asset purchases and sales, borrowings, repayments of indebtedness, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

our general partner also determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not, and such determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

effective as of the closing of this offering, Atlas Holdings, the Managing Partners of which indirectly control our general partner, will be paid the management and transaction fees described under "Prospectus summary—Management and ownership";

our general partner will determine which costs, including allocated overhead incurred by it and its affiliates, are reimbursable by us;

our partnership agreement requires us to reimburse our general partner or its affiliates for any expenses incurred on our behalf or from entering into additional contractual arrangements with third parties that provide for fees and expenses to be payable by us;

our general partner intends to limit its liability regarding our contractual obligations;

our general partner may exercise its limited call right and purchase our common units if it and its affiliates own more than 80% of our common units;

our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read "Certain relationships and related party transactions" and "Conflicts of interest and fiduciary duties".

Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Decisions made by our general partner in its individual capacity will be made by a majority of the owners of our general partner, and not by the board of directors of our general partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns and its determination of whether or not to consent to any merger or consolidation involving us.

Our partnership agreement provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in our best interests.

Risk factors

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us. In addition, in determining whether a transaction or resolution is "fair and reasonable", our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us.

Our partnership agreement provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

By purchasing a common unit, a common unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. Please read "Description of the common units—Transfer of common units".

Our general partner has a limited call right that, if exercised, would require you to sell your common units, and the timing or price of that sale could be undesirable.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. Following this offering, our general partner and its affiliates will own approximately 2.8% of the common units (approximately 2.4% if the underwriters exercise their option to purchase additional common units in full).

As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its call right, we would become a privately held partnership and, if the common units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934. For additional information about the call rights, please read "The partnership agreement—Limited call right".

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, and public unitholders will not have sufficient voting power to remove our general partner, which could prevent a change of control that would result in our common unitholders receiving a premium for their units, thereby lowering the trading price of our common units.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by its owners and not by the unitholders. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have only limited ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders will be unable to remove our general partner without the consent of our pre-existing investors because our pre-existing investors will own a sufficient number of common and subordinated units upon completion of this offering to be able to prevent the removal of our general partner. The vote of the holders of at least 66⅔% of all outstanding common and subordinated units, voting together as a single class, is required to remove our general partner. Following the closing of this offering, our pre-existing investors will indirectly own

Risk factors

approximately 53.6% of our common and subordinated units (approximately 50.1% if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

"Cause" is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not, in most cases, include charges of poor management of the business.

You will experience immediate and substantial dilution of $12.58 per common unit.

The assumed initial public offering price of $20.00 per common unit exceeds pro forma net tangible book value of $7.42 per common unit. You will incur immediate and substantial dilution of $12.58 per common unit. Please read "Dilution".

We may issue additional units without your approval, which would dilute your ownership interests in us.

At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. The issuance by us of additional common units or other equity securities will have the following effects:

our existing unitholders' proportionate ownership interest in us will decrease;

the amount of cash distributions on each unit may decrease;

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

the relative voting strength of each previously outstanding unit may be diminished; and

the market price of our common units may decline.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of common or subordinated unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our common or subordinated unitholders' ability to influence the manner or direction of management.

Our proposed new credit facility is expected to contain operating and financial restrictions that may restrict our business and financing activities.

The operating and financial restrictions and covenants in our proposed new credit facility and any future financing agreements are expected to restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources". For example, we anticipate that our proposed new credit facility will restrict or limit our ability to:

make distributions if any default or event of default occurs;

Risk factors

incur or guarantee additional indebtedness;

grant certain liens or make certain negative pledges;

make certain loans, acquisitions and investments;

make any material changes to the nature of our business; or

enter into a merger, consolidation, sale and leaseback transaction or sale of assets.

Our ability to comply with the covenants and restrictions contained in our proposed new credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our proposed new credit facility, a significant portion of our indebtedness may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in our proposed new credit facility could limit our ability to pay distributions upon the occurrence of certain events.

Our payment of principal and interest on our debt will reduce cash available for distributions on our units. We anticipate that our proposed new credit facility will limit our ability to pay distributions upon the occurrence of the following events, among others:

failure to pay any principal, interest, fees, expenses or other amounts when due;

failure of any representation or warranty to be true and correct in any material respect;

failure to perform or otherwise comply with the covenants in the credit facility or in other loan documents, subject to certain grace periods;

default by us or any of our subsidiaries on the payment of any other indebtedness in excess of a specified amount, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

a judgment default or a default under any material agreement if such default could have a material adverse effect on us;

a change in management or ownership control;

the entry of, and failure to pay, one or more adverse judgments in excess of a specified amount against which enforcement proceedings are brought or that are not stayed pending appeal; and

a bankruptcy or insolvency events involving us or any of our subsidiaries.

Any subsequent refinancing of our current debt or any new debt could have similar restrictions. For more information regarding our proposed new credit facility, please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources".

Management and transaction fees due to Atlas Holdings and cost reimbursements to our general partner and its affiliates, including Atlas Holdings, will reduce available cash for distribution to our unitholders.

Prior to making any distribution on our common units, we must reserve funds for payment to Atlas Holdings of the management and transaction fees described under "Prospectus summary—Management and ownership". In addition, we will be required to reimburse our general partner and its affiliates, including Atlas Holdings, for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, and overhead allocated to us by our general partner. Please read "Cash distribution policy and restrictions on distributions", "Certain relationships and related party transactions" and

Risk factors

"Conflicts of interest and fiduciary duties—Conflicts of interest". The payment of these management and transaction fees and the reimbursement of these expenses, including allocated overhead, could adversely affect our ability to pay cash distributions to our unitholders.

The right of Atlas Holdings to receive transaction fees based on the size of future transactions could cause them to recommend that we pursue transactions that are not in our best interests.

Under the terms of our management services agreement with Atlas Holdings, effective upon the closing of this offering, we will be required to pay Atlas Holdings transaction fees expressed as a percentage of the total consideration paid in future transactions. Please read "Certain relationships and related party transactions—Management services agreement with Atlas Holdings". The prospect of receiving these fees could cause Atlas Holdings to recommend that we pursue future transactions that are not in our best interests. Andrew M. Bursky and Timothy J. Fazio, the Managing Partners of Atlas Holdings, indirectly control the entities that own and control our general partner. As a consequence, Messrs. Bursky and Fazio could influence our decision to pursue transactions that would result in our payment of fees that would inure to their benefit.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to its general partner. We are organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. You could be liable for our obligations as if you were a general partner if:

a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted "control" of our business.

Please read "The partnership agreement—Limited liability" for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Moreover, there is no restriction whatsoever on the ability of Andrew M. Bursky, Timothy J. Fazio and Richard Yarbrough to transfer control of WRP GP Holdco LLC, which controls the entities that own and control our general partner, to a third party. Any third

Risk factors

party that obtains control of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to influence the decisions taken by the board of directors and officers of our general partner.

If the underwriters exercise all or a portion of their over-allotment option, we will have more common units outstanding than subordinated units, which increases the risk that we will not be able to pay the minimum quarterly distribution on our common units.

Before any distributions of available cash are made to holders of our subordinated units, the amount of available cash that we distribute to our unitholders will first be distributed to our common unitholders until each common unit has received the minimum quarterly distribution plus any arrearages from prior quarters. The more common units that we have outstanding relative to subordinated units, the greater the risk that not all common unitholders will receive the minimum quarterly distribution. Many initial public offerings in which common units are sold by master limited partnerships are structured so that the number of common units to be outstanding after the offering will not exceed the number of subordinated units. In this offering, 49% of the equity interests to be outstanding at closing will be subordinated units and 49% will be common units. However, we will issue additional common units if the underwriters exercise all or a portion of their over-allotment option, which would cause the ratio of common units to subordinated units to increase. If the underwriters exercise their over-allotment option in full, we will have 637,500 more common units outstanding than subordinated units.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only 4,250,000 publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

our quarterly distributions;

our quarterly or annual earnings or those of other companies in our industry;

prices we are able to charge customers for our products and costs incurred by us in procuring raw materials;

our failure to achieve anticipated production volumes;

loss of a large customer;

competition from competing products such as OSB;

the adoption of new laws or regulations affecting us;

announcements by us or our competitors of significant expansion projects or acquisitions;

changes in accounting standards, policies, guidance, interpretations or principles;

general economic conditions;

Risk factors

the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

future sales of our common units; and

the other factors described in these "Risk factors".

TAX RISKS

You should read "Material tax consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to entity level taxation for state tax purposes, then our cash distributions to you would be substantially reduced.

The anticipated after-tax benefit of an investment in our common units principally depends on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

If the IRS contests the federal income tax positions that we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash distributions to you.

We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions that we take. A court may not agree with some or all of our counsel's conclusions or the positions that we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS, because the cost will be borne indirectly by our unitholders and our general partner, will result in a reduction in cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Risk factors

Tax gain or loss on the disposition of our common units could be different than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as charitable foundations, individual retirement accounts and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could result in a decrease in the value of our common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could decrease the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material tax consequences—Disposition of common units—Uniformity of units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

The sale or exchange of 50% or more of our capital and profits interests will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material tax consequences—Disposition of common units—Constructive termination" for a discussion of the consequences of our termination for federal income tax purposes.

You may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

In addition to federal income taxes, you may be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially conduct business in eight states. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

Use of proceeds

We expect to receive net proceeds of approximately $76.0 million from the sale of 4,250,000 common units to be sold in this offering, after deducting estimated underwriting discounts and commissions and transaction expenses payable by us and assuming a public offering price of $20.00 per unit and no exercise of the underwriters' over-allotment option.

We intend to use the net proceeds from this offering to:

Repay approximately $54.3 million of indebtedness (assuming that this offering closes on January 31, 2006), most of which was incurred in December 2004 to partially finance our acquisition of the Southeast Operations and to refinance all of our then-outstanding indebtedness. Of this $54.3 million of indebtedness:

$37.1 million (including a $2.1 million early redemption penalty) represents subordinated promissory notes held by holders of preferred membership interests of Wood Resources LLC;

$15.8 million represents the principal amount owed under our existing term loan facility; and

$1.4 million represents the aggregate amount expected to have been drawn under our existing revolving credit facility as of the closing of this offering.

Pay a liquidation preference of approximately $4.0 million to the holders of the Series A and Series B preferred membership interests of Wood Resources LLC as a consequence of the agreement among its members to treat its merger with and into us as a liquidation under its limited liability company agreement.

Provide additional cash of approximately $17.7 million for working capital and other partnership purposes.

The subordinated promissory notes bear interest at a rate of 13% per annum and become due and payable on December 31, 2011. The indebtedness under our existing term loan facility bears interest at the prime rate plus 0.75% and requires a portion of principal plus interest to be paid monthly through December 31, 2009. As of June 30, 2005, the interest rate on our existing term loan facility was 7.00%. The indebtedness under our existing revolving credit facility bears interest at the lender's prime rate and becomes due and payable on December 31, 2009. As of June 30, 2005, our lender's prime rate was 6.25%. We have historically used borrowings under our existing revolving credit facility to fund capital expenditures and satisfy our working capital requirements when the timing of our payables and accounts receivable and other cash management issues require us to do so. As a consequence, predicting the amount of revolver borrowings at a particular time can be difficult, and we have assumed revolver borrowings at the closing of this offering that we believe are likely to exceed actual borrowings at that time.

The limited liability company agreement of Wood Resources LLC provides that its members can elect to treat its merger with and into us as a liquidation for purposes of that agreement. In connection with their consent to the transactions contemplated by this prospectus, the members of Wood Resources LLC acknowledged that this would result in the payment of a liquidation preference of approximately $4.0 million to the holders of its Series A and Series B preferred membership interests in connection with the closing of this offering.

If the underwriters exercise their option to purchase additional common units, we will use our net proceeds from the sale of those units for additional working capital and other partnership purposes.

Capitalization

The following table shows the cash position and total capitalization of Wood Resources LP and its subsidiaries, taken as a whole:

on a historical basis as of June 30, 2005; and

on a pro forma, as adjusted basis to reflect:

the merger of Wood Resources LLC with and into Wood Resources LP, with Wood Resources LP being the surviving entity in the merger;

the contribution by Atlas Holdings of Wood Services LLC to our general partner; and

this offering and the application of the net proceeds from this offering as described under "Use of proceeds";

in each case as if these transactions had been completed on June 30, 2005.

This table is derived from, and should be read together with, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Prospectus summary—The transactions", "Use of proceeds", "Management's discussion and analysis of financial condition and results of operations" and the unaudited pro forma condensed combined financial statements of Wood Resources LP included elsewhere in this prospectus.

	As of June 30, 2005
	Historical	Pro Forma As Adjusted
	(unaudited) (inthousands)

Cash and cash equivalents	$1,163	$21,943	(1)

Debt:
Subordinated promissory notes	$35,000	$—
Bank term notes	17,000	—
Other debt	575	567
Proposed new credit facility	—	—
Total debt	52,575	567
Equity:
Wood Resources LLC (Predecessor)	5,218	—
Wood Resources LP:
Held by public:
4,250,000 common units	—	32,602
Held by our pre-existing investors:
331,250 common units	—	2,541
4,581,250 subordinated units	—	35,143
2% general partner interest	—	1,434
Total equity	5,218	71,720
Total capitalization	$57,793	$72,287

(1)

Includes the release of $3.5 million of restricted cash in connection with the repayment of our subordinated promissory notes.

Dilution

Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of June 30, 2005, after giving effect to this offering of common units and the related transactions, our net tangible book value would be approximately $69.4 million, or $7.42 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per unit before the offering(1)	$0.02
Increase in net tangible book value per unit attributable to purchasers in the offering	7.40
Less: Pro forma net tangible book value per unit after the offering(2)		7.42
Immediate dilution in net tangible book value per unit to purchasers in the offering(3)		$12.58

(1)

Determined by dividing the net tangible book value of the contributed assets and liabilities of Wood Resources LLC at June 30, 2005 by 331,250 common units, 4,581,250 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 186,990 units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.

(2)

Determined by dividing our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering by the total number of units (4,581,250 common units, 4,581,250 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 186,990 units) to be outstanding after this offering.

(3)

Dilution per common unit to purchasers in this offering will be $11.88 if the underwriters exercise their option to purchase additional common units in full.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our pre-existing investors in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units acquired		Total consideration
	Number	Percent	Amount	Percent
			(in thousands)
Pre-existing investors(1)	5,099,490	54.5%	$94	0.1%
New investors	4,250,000	45.5	71,626	99.9
Total	9,349,490	100.0%	$71,720	100.0%

(1)

Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 331,250 common units, 4,581,250 subordinated units and a 2% general partner interest, which will have a dilutive effect equivalent to 186,990 units.

Cash distribution policy and restrictions on distributions

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read "—Estimated available cash—Assumptions and considerations" below.

The information contained in this section assumes that the underwriters exercise in full their option to purchase additional common units and that our general partner maintains its 2% general partner interest.

GENERAL

Rationale for our cash distribution policy.    Our available cash includes cash generated from the operation of our assets as described elsewhere in this prospectus. Our determination of available cash takes into account the need to maintain cash reserves to preserve our distribution levels across cyclical fluctuations in our business. Please read "How we make cash distributions—Operating surplus and capital surplus—Definition of available cash". Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash surplus rather than our retaining it. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to such tax.

Limitations on our ability to make quarterly distributions.    There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy may be changed at any time and is subject to restrictions including, but not limited to, the following:

Our proposed new credit facility will contain certain material financial tests and covenants that we must satisfy. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources". Should we be unable to satisfy these restrictions, we would be prohibited from making a distribution to you notwithstanding our stated distribution policy.

Our general partner has broad discretion to establish reserves for the prudent conduct of our business and to determine the appropriate level of capital expenditures necessary to maintain our assets. The establishment of reserves and increases in capital expenditures could result in a reduction of cash distributions under our stated distribution policy. Because of the cyclical nature of our business, we expect our general partner to reserve cash that would otherwise be available for current distributions to provide for future distributions.

Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

We may lack sufficient cash to pay distributions to our unitholders due to a number of factors that would adversely affect us. Please read "Risk factors".

Our cash distribution policy may limit our ability to grow.    Because we intend to distribute the majority of the cash generated from our business to our unitholders, we will in large part rely upon external financing sources, including, among other things, commercial borrowings and other debt and equity issuances, to fund any future acquisitions. However, to the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow.

CASH DISTRIBUTIONS

Overview.    Our cash distribution policy is consistent with the terms of our partnership agreement, which requires us to distribute all of our available cash to unitholders on a quarterly basis. Our determination of available cash takes into account the need to maintain cash reserves to preserve our distribution levels across seasonal and cyclical fluctuations in our business, to maintain our capital base and to provide for growth opportunities.

Cash distribution policy and restrictions on distributions

Our initial distribution rate.    We intend to pay to our common unitholders a minimum quarterly distribution of $0.45 per unit, or $1.80 per unit on an annualized basis on all outstanding units, to the extent we have sufficient cash from our operating surplus after establishment of cash reserves and payment of fees and expenses, including, among other things, payment of management and transaction fees to Atlas Holdings and our reimbursement of expenses to our general partner and its affiliates, including Atlas Holdings. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

We believe that, following the completion of this offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of the outstanding units for each quarter through December 31, 2006.

During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages from prior quarters. Please read "How we make cash distributions—Subordination period". However, we cannot guarantee that we will pay the minimum quarterly distribution in any quarter.

As of the date of this offering, our general partner will be entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. If we issue additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to us in exchange for a proportionate increase in its general partner interest, to the extent necessary to maintain its 2% interest. The general partner's initial 2% interest in these distributions may therefore be reduced if we issue additional securities in the future and our general partner does not purchase a proportionate general partner interest so as to maintain its 2% general partner interest. Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash that we distribute from operating surplus in excess of $0.5175 per unit. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it or its affiliates own or its 2% general partner interest. Please read "How we make cash distributions—Incentive distribution rights" for additional information.

In the sections that follow, we present in detail the basis for our belief that we will be able to pay the minimum quarterly distributions on all outstanding common and subordinated units for each quarter through
December 31, 2006. In those sections, we present the following two tables:

"—Estimated available cash", in which we present the estimated minimum EBITDA necessary for us to have sufficient available cash to pay the full minimum quarterly distribution on all the outstanding units and the 2% general partner interest for each quarter through December 31, 2006. In "Estimated available cash—Assumptions and considerations" below, we also present the assumptions underlying our belief that we will generate sufficient EBITDA to pay the minimum quarterly distribution on all units and the 2% general partner interest for each quarter through December 31, 2006; and

"—Unaudited pro forma available cash", in which we present our estimate of the amount of available cash we would have had on a pro forma basis in 2004 had the Southeast Operations been acquired and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" taken place on January 1, 2004, and for the 12 months ended June 30, 2005 had the Southeast Operations been acquired and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" taken place on July 1, 2004. The Southeast Operations were actually acquired on December 22, 2004. Please read "Business" for more information about the Southeast Operations.

Although our pro forma available cash for the year ended December 31, 2004 would have been sufficient to allow us to pay the minimum quarterly distribution had the Southeast Operations been acquired and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" taken place on January 1, 2004, our pro forma available cash for the 12 months ended June 30, 2005 would not have been sufficient to pay the minimum quarterly distribution on all outstanding

Cash distribution policy and restrictions on distributions

common and subordinated units for each quarter in that period had the Southeast Operations been acquired and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" taken place on July 1, 2004. For a description of why we expect to have sufficient available cash to pay the minimum quarterly distribution for each quarter in the 12 months ending December 31, 2006 but would not have had sufficient available cash to pay the minimum quarterly distribution for each quarter in the 12 months ended June 30, 2005, please read "—Pro forma available cash—Explanation of LTM shortfall".

ESTIMATED AVAILABLE CASH

All of the information included under the subsections "—Estimated available cash" and "—Pro forma available cash", including, without limitation, the tables entitled "Estimated Available Cash" and "Unaudited Pro Forma Consolidated Available Cash" and all of the assumptions and considerations related thereto, have been prepared by, and are the sole responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information in this "Cash distribution policy and restrictions on distribution" section and, accordingly, PricewaterhouseCoopers LLP does not express any opinion or other form of assurances with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to the historical financial information of Wood Resources LLC. Such independent registered public accounting firms' reports included elsewhere in this prospectus relate to the appropriately described historical financial information contained in this section. Such reports do not extend to the tables and related information contained in this section and should not be read to do so. In addition, such tables and information were not prepared:

with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information; or

in accordance with accounting principles generally accepted in the United States of America.

The amount of available cash needed to pay the minimum quarterly distribution for each quarter in the 12 months ending December 31, 2006 and for the year ending December 31, 2006 on the common units, the subordinated units and the 2% general partner interest to be outstanding immediately after this offering are approximately:

	Per Quarter For 12 Months Ending December 31, 2006	Year Ending December 31, 2006
	(in thousands)
5,218,750 common units	$2,348	$9,394
4,581,250 subordinated units	2,062	8,246
2% general partner interest	90	360
Total	$4,500	$18,000

If the underwriters do not exercise any portion of their option to purchase additional common units, the amount of available cash needed to pay the minimum quarterly distribution on all of the common and subordinated units (excluding any distribution payable in respect of the 2% general partner interest) would decrease to approximately $4.1 million for each quarter in the 12 months ending December 31, 2006, or approximately $16.5 million for the year ending December 31, 2006, and the amount of available cash needed to pay the minimum quarterly distribution on the 2% general partner interest would decrease to approximately $0.1 million for each quarter in the 12 months ending December 31, 2006, or approximately $0.3 million for the year ending December 31, 2006.

As a result of the factors described under this caption ("—Estimated available cash") and under the sub-caption  "— Assumptions and  considerations" below, we believe that we will be able to pay the full minimum quarterly distribution on all outstanding common and subordinated units and the 2% general partner interest for each quarter in the 12 months ending December 31, 2006.

Cash distribution policy and restrictions on distributions

In order to pay the minimum quarterly distribution to our common and subordinated unitholders of $0.45 per unit and to our general partner in respect of the 2% general partner interest per complete quarter, we estimate that our EBITDA for the 12 months ending December 31, 2006 must be at least $18.9 million. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations.

We have also determined that, if our EBITDA for such period were at or above our estimate, we would be permitted to make the minimum quarterly distributions on all the outstanding common and subordinated units and the 2% general partner interest under the restricted payments covenants in our proposed new credit facility.

You should read "—Assumptions and considerations" below for a discussion of the material assumptions underlying our belief that we will be able to generate the estimated minimum EBITDA of $18.9 million. Our belief is based on material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed herein are those that we believe are significant to our ability to generate the estimated minimum EBITDA. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on our common units.

When considering our ability to generate the estimated minimum EBITDA of $18.9 million, you should keep in mind the risk factors and other cautionary statements under the heading "Risk factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and available cash to vary significantly from those described in "—Estimated available cash".

The following table shows the minimum EBITDA necessary to pay the minimum quarterly distribution on all the outstanding units and the 2% general partner interest for the 12 months ending December 31, 2006, assuming that this offering was consummated on January 1, 2006. We explain each of the adjustments presented below in the footnotes to the table. Estimated minimum EBITDA as presented below does not include equity compensation expense or any other non-cash charges as we did not include these non-cash items in our income forecast from which this EBITDA amount is derived. All of the amounts for the 12 months ending December 31, 2006 in the table and footnotes below are estimates.

Wood Resources LP
Estimated Available Cash

Twelve Months Ending December 31, 2006
(in thousands, except interest coverage ratio)
Estimated minimum EBITDA(a)(b)	$18,900

Less:
Estimated maintenance capital expenditures(c)	2,000
Estimated capital improvement expenditures(d)	3,000

Plus:
Use of cash to finance capital additions(d)	3,000
Interest income, net(e)	1,100

Estimated available cash	$18,000
Interest coverage ratio(b)	x

(a)

We define EBITDA as net income (loss) plus interest, taxes, depreciation and amortization. We believe that our EBITDA for the 12 months ending December 31, 2006 will at least equal this minimum amount. EBITDA should not be considered as an alternative to

Cash distribution policy and restrictions on distributions

net income, income before income taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations. Set forth under the sub-caption "—Assumptions and considerations" below is a description of the material assumptions that are part of the basis for our belief that we will generate the minimum EBITDA needed for us pay the minimum quarterly distribution for each quarter in the 12 months ending December 31, 2006.

(b)

WR Operating LLC, our subsidiary, is currently negotiating the terms of a proposed new five-year senior credit facility, which we expect will provide for commitments of an aggregate of $50.0 million. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources".

We expect that our proposed new credit facility will require us to maintain, among other things, a minimum interest charge coverage ratio and minimum revolver net availability. In addition, we expect that our proposed new credit facility will impose limitations on capital expenditures and management fees. The minimum revolver net availability, after giving effect to the proposed new credit facility, is expected to be the greater of 15% of the gross availability on the reducing revolving line of credit, but no less than $5.0 million, at all times. For purposes of the credit facility, minimum revolver net availability means an amount equal to (1) our availability from the reducing revolving line of credit minus (2) the sum of (a) the unpaid aggregate balance of loans outstanding under the reducing revolving line of credit and (b) all sums due and owing to trade creditors that remain outstanding beyond normal historical payment trends.

(c)

Reflects estimated maintenance capital expenditures of $2.0 million for the 12-month period ending December 31, 2006 for a variety of projects at all of our facilities. Maintenance capital expenditures on a pro forma basis for 2004 and the 12 months ended June 30, 2005 were $0.3 million and $1.4 million, respectively. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources".

(d)

We have assumed that we will make $3.0 million of capital improvement expenditures and that we will borrow $3.0 million under our proposed new credit facility to finance these capital outlays. For a description of our planned capital expenditures, please read "Business". Our pro forma capital improvement expenditures in 2004 and the 12 months ended June 30, 2005 were $1.7 million and $3.2 million, respectively. Any such expenditures after completion of this offering (and any interest expense on related borrowings) would be financed with borrowings under our proposed new credit facility. The net effect of any such capital improvement expenditures and related borrowings would be no change in available cash. Any distribution of the minimum quarterly distribution will be from available cash.

(e)

We have assumed that our interest income, net for the 12 months ending December 31, 2006 will be approximately $1.1 million, as we expect to repay substantially all of our indebtedness with the net proceeds of this offering and to have excess remaining cash balances after such repayment. We have assumed that our average interest rate will be comparable to the 3.41% rate available to us for short term cash deposits at June 30, 2005. We had $5.6 million of pro forma interest expense for each of 2004 and the 12 months ended June 30, 2005 before giving effect to the repayment of indebtedness using the net proceeds from this offering.

Assumptions and considerations.    We believe that, following completion of this offering, we will have sufficient available cash to allow us to make the full minimum quarterly distribution of $0.45 per unit on all the outstanding units and the 2% general partner interest for each quarter through December 31, 2006. Our belief is based on a number of specific assumptions described below. While we believe that these assumptions are reasonable in light of management's current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all common and subordinated units and the 2% general partner interest, in which case the market price of our common units could decline materially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk factors", particularly as they relate to the cost of logs and veneer, the prices at which we can sell our plywood and lumber and our expected production volumes. Minor changes in these and other variables could have a significant impact on our ability to have the available cash required to pay the minimum quarterly distribution on our outstanding units and the 2% general partner interest. We do not undertake any obligation to release publicly the results of any future revisions we make to the assumptions and considerations described below or to update these assumptions and considerations to reflect events or circumstances after the date of this prospectus. Therefore, you are advised not to place undue reliance on the following information. The assumptions and considerations on which we base our belief that we will have sufficient available cash to pay the full minimum quarterly distribution of $0.45 per unit on all the outstanding units and the 2% general partner interest for each quarter through December 31, 2006 are as follows:

Gross profit.    We expect that our gross profit, which is our revenues less the cash cost of goods sold, will be at least $33.0 million for the 12 months ending December 31, 2006. We expect that our revenues will be at least $210 million and that the cash cost of goods sold (of which the cost of logs and veneer, resin and overlay paper represents, in the aggregate, 56% and the cost of hourly labor represents 20%) will be

Cash distribution policy and restrictions on distributions

no more than $177 million. Our expectation for revenues is based upon the unit sales volumes assumptions and selling price assumptions described below. Our expectations as to gross profits are based on the foregoing expectation as to our revenues and the assumptions relating to our cash cost of goods sold discussed below.

Sales unit volumes.    Our sales unit volumes for the 12 months ending December 31, 2006 will be at least 523,000 MSF of plywood and 50,000 MBF of lumber. As shown in the chart below, these sales unit volumes are greater, on a pro forma basis, than those achieved for the 12-month periods ending June 30, 2005 and December 31, 2004.

	Sales Unit Volumes for the 12 Months Ending:
	December 31, 2004 (pro forma)	June 30, 2005 (pro forma)	December 31, 2006 (forecast)
Plywood (MSF basis)	513,000	515,000	523,000
Lumber (MBF basis)	42,000	38,000	50,000

These improved sales unit volumes will result from, among other things, (1) reduced downtime and improved throughput as a result of repair and maintenance initiatives completed during 2005 at our Chester and Moncure facilities (including information technology upgrades, the replacement of log handling rolling stock and a boiler overhaul at our Moncure facility) and (2) capital improvement expenditures completed during 2005 or scheduled for completion in the first quarter of 2006. The Chester and Moncure facilities received limited maintenance capital prior to our purchase of these assets (inclusive of our Shelton facility, $0.3 million and $1.4 million was expended for the 12 months ended December 31, 2004 and June 30, 2005, respectively). For the 12 months ending December 31, 2006, inclusive of our Shelton facility, we expect to make approximately $2.0 million of maintenance capital expenditures. We believe that, by addressing deferred maintenance issues and continuing to expend maintenance capital at an average level of $2.0 million per year on our current facilities, we will experience reduced equipment-related downtime (please read "—Pro forma available cash—Explanation of LTM shortfall") and, therefore, we will produce greater unit volumes of plywood and lumber for the 12 months ending December 31, 2006. The capital improvement expenditures include an upgrade of the lathe at our Shelton facility to improve the speed of processing and enhance the yield of logs processed, log vat capacity expansion at our Chester and Moncure facilities and the installation of a new, improved lathe at our Chester facility, which we refer to as the "Chester Capital Project", to enable us to purchase a larger volume of smaller diameter Southern Pine logs that are available in plentiful supply in the region surrounding the Chester facility at significantly lower prices then the logs that have been purchased and processed at the facility historically. We believe that the Chester Capital Project will enable us to consistently produce increased volumes at an annual rate of at least 4,000 MSF of plywood and at least 12,000 MBF of lumber as compared to the 12 months ended June 30, 2005. For a description of the Chester Capital Project, please read "Business—Capital improvement projects". The sales unit volumes for the 12 months ending December 31, 2006 are assumed to be identical to the production unit volumes because we intend to manage our business to sell the products that we produce on a current basis rather than deferring sales and building inventory in anticipation of changes in market prices. Please read "Business—Business strategies".

Selling prices.    We have assumed that:

selling prices for our plywood for use in industrial applications will average more than $438 per MSF as compared to an average selling price of $432 per MSF during the 12 months ended June 30, 2005; and

selling prices for our plywood and lumber for the construction market will average at least $242 per MSF and $302 per MBF, respectively, which represents the historical average selling prices of these products over the last seven years. These amounts compare to an average of $271 per MSF and $339 per MBF, respectively, during the six months ended June 30, 2005.

Cash distribution policy and restrictions on distributions

We have assumed that average selling prices for our plywood for industrial markets during the 12 months ending December 31, 2006 will be greater than those experienced during the 12 months ended June 30, 2005. Our reason for this assumption is that selling prices for these products have generally been stable and because we implemented price increases for some of these products during the third calendar quarter of 2005.

We have assumed that average selling prices for our plywood and lumber for the construction market during the 12 months ending December 31, 2006 will be less than those experienced during the six months ended June 30, 2005. Volatility in the selling prices of our plywood and lumber for the construction market, particularly for the residential construction market, makes our average selling prices for these products, and therefore our profitability, difficult to predict. We have forecast the per unit pricing for these products at the historical average for the past seven years, which is 10.7% less than that realized for plywood and 10.9% less than that realized for lumber during the six months ended June 30, 2005.

Cash cost of goods sold.    Our expectations for our cash cost of goods sold are based on the following assumptions:

The unit cost of logs and veneer, resin and overlay paper, in the aggregate, will not increase as compared to those costs incurred during the six months ended June 30, 2005, largely because the cost of logs and veneer will decrease at our Chester facility as: (1) we will have reduced the unit cost of logs and veneer relative to that incurred during the six months ended June 30, 2005 by modifying the specifications of the logs that we purchase at our Chester facility; and (2) we will have invested capital at our Chester facility to install a new lathe that we believe will further optimize our log mix capabilities, thereby further reducing the cost of the logs that we use in the production process. Log and veneer costs are our largest expense and represent approximately 42% of our total cash cost of goods sold, and our purchases of logs at our Chester facility represent approximately 43% of our total log and veneer purchases. Volatility in the unit cost of logs makes our cost of goods sold, and therefore our profitability, difficult to predict. We have assumed that the cost of resin will increase during the six months ended June 30, 2006 due in part to the continued high cost of petroleum, which is used to produce resin.

The unit cost of hourly labor will increase at a rate of 3.0% compared to the rate incurred during the six months ended June 30, 2005, but that the total cost of hourly labor per MSF of plywood or MBF of lumber produced will increase not more than 1.5% as a result of productivity improvements at each of our facilities. We have invested capital in labor savings projects at each of our facilities, including the Chester Capital Project, which will reduce the use of labor in our production processes. The hourly wage rates that we experience are established contractually with the employees at our Moncure and Shelton facilities and are subject to discretionary annual increases with respect to the employees at our Chester facility.

Effects of Chester Capital Project.    We expect that the implementation of the Chester Capital Project, which we expect to complete in the first quarter of 2006, will add at least $2.4 million to our gross profit relative to the 12 months ended June 30, 2005 by allowing us to:

achieve the additional volumes described above;

reduce our net fiber costs by enabling more cost-efficient log sourcing; and

reduce headcount at our Chester facility.

Our expectations regarding the benefits to be realized from the Chester Capital Project are based upon the analysis and judgment of our management team and were independently reviewed, analyzed and generally confirmed by The Beck Group, an independent engineering consulting firm that we commissioned.

Selling, general and administrative expenses.    Our selling, general and administrative expenses for the 12 months ending December 31, 2006 will not be more than $14.2 million. Our selling, general and administrative expenses on a pro forma basis for 2004 and the 12 months ended June 30, 2005 were $7.1 million and $10.2 million, respectively (excluding non-cash equity-based compensation charges). We have

Cash distribution policy and restrictions on distributions

assumed that selling, general and administrative expenses will increase by approximately $2.5 million (excluding the impact of non-cash equity-based compensation expense, which has no impact on expected available cash) to account for the incremental additional expense of our becoming a publicly traded partnership.

Net interest income.    Our interest income, net of interest expense for the 12 months ending December 31, 2006, will be approximately $1.1 million in comparison to pro forma interest expense of $5.6 million for each of 2004 and the 12 months ended June 30, 2005 before giving effect to the repayment of indebtedness using the net proceeds from this offering. We believe that we will have net interest income based upon our expected remaining cash balances of $33.8 million after our repayment of substantially all of our outstanding indebtedness using a portion of the net proceeds from this offering. We have assumed that our average interest rate will be comparable to the 3.41% rate available to Wood Resources LLC for short-term cash deposits at June 30, 2005.

Capital improvement expenditures.    Our capital improvement expenditures for the 12 months ending December 31, 2006 will be approximately $3.0 million. Our capital improvement expenditures on a pro forma basis in 2004 and for the 12 months ended June 30, 2005 were $1.7 million and $3.2 million, respectively. We intend to fund capital improvement expenditures using our $50.0 million proposed new credit facility.

Maintenance capital expenditures.    Our maintenance capital expenditures for the 12 months ended December 31, 2006 will be approximately $2.0 million, as compared to $0.3 million and $1.4 million on a pro forma basis for 2004 and the 12 months ended June 30, 2005, respectively. The budgeted maintenance capital expenditures are attributable to our expanded maintenance program, particularly at our Chester and Moncure facilities.

Additional assumptions.    No acquisitions will be completed during the relevant period; no material accidents, equipment failures or similar unanticipated material events will occur; and market, regulatory and overall economic conditions will not change substantially.

PRO FORMA AVAILABLE CASH

Our pro forma available cash during 2004 would have been sufficient to pay the minimum quarterly distribution on all common units and subordinated units and 2% general partner interest. Our pro forma available cash for the 12 months ended June 30, 2005 would not have been sufficient to pay the minimum quarterly distribution on all common units and subordinated units and 2% general partner interest. For an explanation of this shortfall, please read "—Explanation of LTM shortfall".

Had the acquisition of the Southeast Operations, the merger of Wood Resources LLC with and into the Partnership and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" been completed on January 1, 2004, we estimate that our pro forma available cash generated during 2004 would have been approximately $26.7 million. This amount would have been sufficient to pay the minimum quarterly distribution on all the common and subordinated units and the 2% general partner interest for each quarter of 2004.

Had the acquisition of the Southeast Operations, the merger of Wood Resources LLC with and into the Partnership and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" been completed on July 1, 2004, our pro forma available cash for the 12 months ended June 30, 2005 would have been approximately $14.2 million. This amount would have been sufficient to pay the minimum quarterly distribution on all the common units and the 2% general partner interest, but only 54% of the minimum quarterly distribution on the subordinated units.

Pro forma available cash from operating surplus for both periods includes estimated incremental additional general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. We estimate that our incremental additional general and administrative expenses will be approximately $2.5 million per year (excluding the impact of non-cash equity-based compensation expense, which has no impact on expected available cash).

Cash distribution policy and restrictions on distributions

The unaudited pro forma condensed combined financial statements, from which pro forma available cash is derived, do not purport to present our results of operations had the acquisition of the Southeast Operations and the transactions described under the caption "Prospectus summary—The transactions—Transactions upon the closing of this offering" actually been completed as of the dates indicated. Furthermore, available cash is a cash accounting concept, and our unaudited pro forma condensed combined financial statements have been prepared on an accrual basis. We derived the amounts of pro forma available cash shown above in the manner described in the table below. As a result, the amount of pro forma available cash should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed and completed the transactions mentioned above in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2004 and for the 12 months ended June 30, 2005, available cash, assuming in each case that the following transactions had occurred at the beginning of such period:

our acquisition of the Southeast Operations (please read "Business" for more information about the Southeast Operations); and

the transactions described under the caption "Prospectus summary—The transactions—Transactions upon the closing of this offering".

Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments. The EBITDA amounts presented below are rounded to the nearest $100,000 from amounts presented elsewhere in this prospectus.

Wood Resources LP
Unaudited Pro Forma Available Cash

	Year Ended December 31, 2004	Twelve Months Ended June 30, 2005
	(in thousands, except ratio and per unit numbers)
Adjusted EBITDA(a)	$28,300	$16,700
Less:
Estimated incremental general and administrative expenses(b)	2,500	2,500
Pro forma Adjusted EBITDA	25,800	14,200
Less:
Maintenance capital expenditures(c)	300	1,400
Capital improvement expenditures(d)	1,700	3,200
Add:
Pro forma borrowings to finance expansion capital expenditures(e)	1,700	3,200
Pro forma interest income(f)	1,100	1,100
Non-cash loss related to purchase accounting(g)	100	300
Pro forma available cash	$26,700	$14,200

Expected cash distributions
Expected distribution per unit	$1.80	$1.80
Distributions to:
5,218,750 common units	$9,394	$9,394
4,581,250 subordinated units	8,246	8,246
2% general partner interest	360	360
Total	$18,000	$18,000
Excess/Shortfall(h)	$8,700	$(3,800)
Interest coverage ratio(e)	x	x

Cash distribution policy and restrictions on distributions

(a)

Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation, amortization and non-cash equity-based compensation. Adjusted EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations.

(b)

Reflects an adjustment to our EBITDA for estimated incremental additional expenses associated with our becoming a publicly traded partnership, including, among other things, incremental accounting and audit fees, director and officer liability insurance, tax return preparation, investor relations, registrar and transfer agent fees and reports to unitholders.

(c)

Reflects actual maintenance capital expenditures.

(d)

Reflects actual capital improvement expenditures and has been presented, on a pro forma basis, based on the assumption that any such expenditures after completion of this offering (and any interest expense on related borrowings) would be financed with borrowings under our proposed new credit facility. For a description of these capital improvement expenditures, please read "Business—Capital improvement projects". The net effect of any such capital improvement expenditures and related borrowings, including the interest expense thereon, would be no change in available cash. Any distribution of the minimum quarterly distribution will be from available cash.

(e)

WR Operating LLC, our subsidiary, is currently negotiating the terms of a proposed new five-year senior credit facility, which we expect will provide for commitments of an aggregate of $50.0 million. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources".

We expect that our proposed new credit facility will require us to maintain, among other things, a minimum interest charge coverage ratio and minimum revolver net availability. In addition, we expect that our proposed new credit facility will impose limitations on capital expenditures and management fees. The minimum revolver net availability, after giving effect to the proposed new credit facility, is expected to be the greater of 15% of the gross availability on the reducing revolving line of credit, but no less than $5.0 million, at all times. For purposes of the credit facility, minimum revolver net availability means an amount equal to (1) our availability from the reducing revolving line of credit minus (2) the sum of (a) the unpaid aggregate balance of loans outstanding under the reducing revolving line of credit and (b) all sums due and owing to trade creditors that remain outstanding beyond normal historical payment trends.

(f)

After giving effect to the transactions contemplated by this prospectus, we believe that we would have had net interest income of approximately $1.1 million on a pro forma basis for the 12 months ended December 31, 2004 and June 30, 2005 based upon our expected excess remaining cash balances after repayment of substantially all of our outstanding indebtedness using the net proceeds of this offering. We have assumed that our average interest rate will be comparable to the 3.41% rate available to us for short term cash deposits at June 30, 2005.

(g)

Represents non-cash purchase accounting adjustments and therefore would not affect distributable cash available to our unitholders.

(h)

Our approximate $3.8 million shortfall in estimated cash necessary to pay our proposed annual distribution of $1.80 per common unit for the 12 months ended June 30, 2005 is primarily attributable to the factors described below under "—Explanation of LTM shortfall". We expect to realize significantly improved cash flows in 2006 by lowering overall production costs and increasing production volumes of the Southeast Operations by addressing deferred maintenance issues and implementing the Chester Capital Project.

This prospectus contains historical financial information for the Southeast Operations beginning on page F-43 as well as pro forma financial information reflecting the impact of the Southeast Operations' historical operating results on our operating results. When reviewing this financial information, you should be aware that we do not believe that the Southeast Operations' historical results are representative of the expected contribution that these assets will make to our operations. Because we believe that we will operate the Southeast Operations more efficiently than they were operated historically, and because we have spent $3.3 million during the six months ended June 30, 2005 and expect to spend an additional $6.4 million during the remainder of 2005 on maintenance capital expenditures and capital improvements, we believe that the Southeast Operations will provide additional cash flows to our operations in excess of historical levels.

Explanation of LTM shortfall.    Our pro forma available cash for the 12 months ended June 30, 2005 would not have been sufficient to pay the minimum quarterly distribution on all outstanding common and subordinated units for each quarter in that period had the Southeast Operations been acquired and the other pro forma transactions described under "Prospectus summary—The transactions—Transactions upon the closing of this offering" taken place on July 1, 2004. Because of a number of factors, including that the expenditures associated with implementing capital improvement expenditures, such as the Chester Capital Project, will have been incurred before the benefits that we expect from these expenditures are realized, we do not believe that this historic shortfall reflects our ability to pay the minimum quarterly distribution for each quarter during the 12 months ending December 31, 2006. These factors include the following:

Cash distribution policy and restrictions on distributions

As a result of maintenance being deferred by the prior owner of the Southeast Operations, these operations experienced frequent intermittent equipment failures resulting in reduced production of approximately 12,900 MSF of plywood and approximately 8,800 MBF of lumber during the 12 months ended June 30, 2005 relative to the projected 12 months ending December 31, 2006. For example, a major press failure occurred at the Chester facility, resulting in a temporary loss of approximately 50% of that facility's production beginning on June 15, 2005. We estimate that these volume shortfalls resulted in a net $1.3 million reduction in EBITDA for the 12 months ended June 30, 2005 relative to the annualized EBITDA that is projected for the 12 months ending December 31, 2006, before taking into account the benefits of the Chester Capital Project.

For the period from July 1, 2004 through December 22, 2004, the Southeast Operations were in the process of being sold to us by Weyerhaeuser. During this period, and for the first six months of our ownership, the facilities experienced reduced productivity per employee hour, a lack of sufficient training and higher costs for internal and external employees, including increased overtime costs. In total, we estimate that plant inefficiencies resulted in a $1.5 million reduction in EBITDA for the 12 months ended June 30, 2005 relative to the annualized EBITDA that is projected for the 12 months ending December 31, 2006, based upon achieving the production volumes projected for the year ending December 31, 2006 without taking into account the Chester Capital Project.

We do not believe that the issues described above will impact our business during the 12 months ending December 31, 2006. If we had not experienced these reductions in operating performance, we estimate that our EBITDA for the 12 months ended June 30, 2005 would have been $2.8 million higher than our actual EBITDA, on an annualized basis, for the same period.

In addition, we expect to complete the implementation of the Chester Capital Project by the end of the first quarter of 2006. By upgrading the lathe capabilities of our Chester facility, we expect to be able to purchase a larger volume of smaller diameter Southern Pine logs that are available in plentiful supply in the region surrounding the Chester facility at significantly lower prices than the logs that have been purchased and processed at the facility historically. The Chester Capital Project is also expected to result in increased log throughput, which we expect to allow us to increase our production of both plywood and lumber at the facility. In total, we believe that the productivity gains and enhanced throughput expected to be achieved at the Chester sawmill through the implementation of the Chester Capital Project will result in at least $2.4 million of annual savings as compared to the 12-month period ended June 30, 2005.

How we make cash distributions

OPERATING SURPLUS AND CAPITAL SURPLUS

Overview.    Within approximately 45 days after the end of each quarter, beginning with the quarter ending March 31, 2006, we will distribute all of our available cash to unitholders of record on the applicable record date. All cash distributed to unitholders and our general partner will be characterized as either "operating surplus" or "capital surplus". We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus. The distribution paid for the first quarter during which we are a publicly traded partnership will be prorated. Therefore, assuming that we become a publicly traded partnership after December 31, 2005 and before March 31, 2006, we would pay you a pro rata distribution for the period from the first day our common units are publicly traded to and including March 31, 2006.

Definition of "Available Cash".    We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

less the amount of cash reserves established by our general partner to:

provide for the proper conduct of our business (including, among other things, reserves for future capital expenditures, reserves necessary to preserve our distribution levels across cyclical fluctuations in our business and for our anticipated credit needs);

comply with applicable law, any of our debt instruments or other agreements; and

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Generally, working capital borrowings will be borrowings that are made under our proposed new credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Definition of "Operating Surplus".    We define operating surplus in the glossary, and for any period, it generally means:

our cash balance on the closing date of this offering, estimated at approximately $33.1 million; plus

$10 million (as described below); plus

all of our cash receipts after the closing of this offering, excluding cash from (1) borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less all of our operating expenditures (as defined below) after the closing of this offering; less the amount of cash reserves established by our general partner for future operating expenditures.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and our general partner. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $10 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

We define operating expenditures in the glossary, and it generally means all of our expenditures, including, among other things, taxes, payments of management and transaction fees to Atlas Holdings and reimbursements of expenses to our general partner and its affiliates, including Atlas Holdings, repayment of working capital borrowings, debt service payments and capital expenditures, provided that operating expenditures will not include:

How we make cash distributions

payments (including, among other things, prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

capital improvement expenditures;

payment of transaction expenses relating to interim capital transactions; or

distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the audit and conflicts committee, shall determine the allocation between the amounts paid for each.

Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but capital expenditures for acquisitions and capital improvements do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the operating capacity of or sales generated by existing assets and extend their useful lives. Maintenance capital expenditures include, among other things, expenditures required to maintain equipment reliability, facility safety and to address environmental regulations. Capital improvement expenditures include, among other things, expenditures to acquire assets to grow our business and to expand existing plywood and lumber production capacity, such as projects that increase operating capacity by increasing volume throughput or storage capacity or increase cash flow. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as they are incurred. The officers and directors of our general partner will determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and capital improvement expenditures.

Definition of "Capital Surplus".    We also define capital surplus in the glossary, and it will generally be generated only by:

borrowings other than working capital borrowings;

sales of debt and equity securities; and

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of cash distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10  million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders and general partner. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $10 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

SUBORDINATION PERIOD

General.    During the subordination period, which we define in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.45 per unit per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Our general partner and its affiliates will own all of the 4,581,250 outstanding subordinated units, representing a 49% limited partner interest in us. These units are deemed "subordinated" because, for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum

How we make cash distributions

quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during this period there will be sufficient available cash to pay the minimum quarterly distribution on the common units.

Definition of "Subordination Period".    The subordination period will extend until the first day of any quarter, beginning after December 31, 2010, that each of the following tests are met:

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each quarter during each of the five consecutive, non-overlapping four-quarter periods immediately preceding that date;

the "adjusted operating surplus" (as defined in the glossary) generated during the five consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded, on an aggregate basis, the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units on a fully diluted basis and the related distributions on the 2% general partner interest during those periods; and

there are no arrearages in payment of the minimum quarterly distributions on the common units;

provided, that the board of directors of our general partner must have determined in good faith, as evidenced by an executed certificate of the board, that the cash projected to be generated from our adjusted operating surplus during each of the four quarters immediately following the proposed termination date of the subordination period (whether previously generated and unpaid or to be generated during each such quarter) will equal or exceed the amount necessary to pay the minimum quarterly distribution on all outstanding common units on a fully diluted basis and the related distribution on the 2% general partner interest during each such quarter.

Further, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

the subordination period will end, and each subordinated unit will immediately convert into one common unit;

any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early conversion of subordinated units.    Before the end of the subordination period, 50% of the subordinated units, or up to 2,290,625 subordinated units, may convert as described below into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

December 31, 2008 with respect to 25% of the subordinated units outstanding immediately after this offering; and

December 31, 2009 with respect to a further 25% of the subordinated units outstanding immediately after this offering.

The early conversions will occur if at the end of the applicable quarter each of the following occurs:

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each quarter during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

the adjusted operating surplus generated during the three consecutive, non-overlapping four-quarter periods immediately preceding that date, in the aggregate, equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units on a fully diluted basis and the related distributions on the 2% general partner interest during those periods; and

How we make cash distributions

there are no arrearages in payment of the minimum quarterly distributions on the common units;

provided, that the board of directors of our general partner must have determined in good faith, as evidenced by an executed certificate of the board, that the cash projected to be generated from our adjusted operating surplus during each of the four quarters immediately following the proposed termination date of the subordination period (whether previously generated and unpaid or to be generated during each such quarter) will equal or exceed the amount necessary to pay the minimum quarterly distribution on all outstanding common units and subordinated units on a fully diluted basis and the related distribution on the 2% general partner interest during each such quarter.

However, the second early conversion of the subordinated units may not occur until at least one year following the first early conversion of the subordinated units.

Definition of "Adjusted Operating Surplus".    We define adjusted operating surplus in the glossary and, for any period, it generally means:

operating surplus generated with respect to that period; less any net increase in working capital borrowings with respect to that period; less any net reduction in cash reserves for operating expenditures made with respect to that period not relating to an operating expenditure made with respect to that period; plus any net decrease in working capital borrowings with respect to that period; plus any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of expiration of the subordination period.    Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

Thereafter, in the manner described under the caption "—Incentive distribution rights" below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

How we make cash distributions

First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

Thereafter, in the manner described in "—Incentive distribution rights" below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

INCENTIVE DISTRIBUTION RIGHTS

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from the general partner interest, subject to restrictions in our partnership agreement.

If for any quarter:

we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

we have distributed available cash from operating surplus on outstanding common units and the 2% general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common units;

then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.5175 per unit for that quarter, or the first target distribution;

Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.5625 per unit for that quarter, or the second target distribution;

Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.675 per unit for that quarter, or the third target distribution; and

Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders and our general partner in respect of its 2% general partner interest to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders. The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution", until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

How we make cash distributions

	Total quarterly distribution	Marginal percentage interest in distributions
	Target amount	Unitholders	General partner
Minimum Quarterly Distribution	$0.45	98%	2%
First Target Distribution	up to $0.5175	98	2
Second Target Distribution	above $0.5175 up to $0.5625	85	15
Third Target Distribution	above $0.5625 up to $0.675	75	25
Thereafter	above $0.675	50	50

DISTRIBUTIONS FROM CAPITAL SURPLUS

How distributions from capital surplus will be made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a distribution from capital surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price". Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

the minimum quarterly distribution;

target distribution levels;

the unrecovered initial unit price; and

the number of common units into which a subordinated unit is convertible.

How we make cash distributions

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a court of competent jurisdiction, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

The amount of distributions paid under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights currently owned by our general partner.

Manner of adjustments for gain.    The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price for that common unit; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price for that subordinated unit; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative

How we make cash distributions

amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumptions that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of adjustments for losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

Thereafter, 100% to our general partner.

The percentage interests set forth above for our general partner assume that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to capital accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Selected historical and pro forma combined financial and operating data

The following tables set forth selected historical and pro forma combined financial and operating data for Wood Resources LLC (our legal predecessor) and the Olympic Operations (our accounting predecessor). Wood Resources LLC is our legal predecessor because it is merging with and into the Partnership immediately prior to the closing of this offering, and the Olympic Operations are our accounting predecessor because we had no operations prior to our acquisition of the Olympic Operations. The merger of Wood Resources LLC with and into the Partnership will be accounted for as a reorganization of entities under common control, so there will be no change in basis of the underlying assets and liabilities. The equity section of our balance sheet will be impacted as the new ownership structure is reflected. The selected historical balance sheet as of December 31, 2000, 2001 and 2002 are derived from the unaudited financial statements of the Olympic Operations, which are not included in this prospectus. On April 4, 2003, we acquired the Olympic Operations from Simpson. Accordingly, all information presented below prior to April 4, 2003 is for the business of the Olympic Operations as operated by Simpson. The selected historical financial data for the year ended December 31, 2002 and the period from January 1, 2003 to April 3, 2003 are derived from the audited financial statements of the Olympic Operations included elsewhere in this prospectus. The selected historical consolidated financial data for the period from April 4, 2003 to December 31, 2003 and for the year ended December 31, 2004, and the selected consolidated balance sheet data as of December 31, 2003 and 2004 are derived from the audited consolidated financial statements of our legal predecessor included elsewhere in this prospectus. Due to the application of purchase accounting in conjunction with our acquisition of the Olympic Operations, the accounts of our accounting predecessor and our legal predecessor are not comparable, and the black line separating them is used to highlight this lack of comparability.

On December 22, 2004, we closed the acquisition of the Southeast Operations, and that transaction became effective for financial reporting purposes as of that date. As a consequence, the historical consolidated statement of income for Wood Resources LLC for the year ended December 31, 2004 includes nine days of the results of operations for the Southeast Operations under our ownership and management. The selected historical consolidated financial data as of and for the six months ended June 30, 2004 and 2005 are derived from the unaudited consolidated financial statements of our legal predecessor included elsewhere in this prospectus. The results of operations for the interim period ended June 30, 2005 are not necessarily indicative of the results of operations for the year ending December 31, 2005 or any future period.

The unaudited pro forma consolidated financial data for the year ended December 31, 2004 and the six months and 12 months ended June 30, 2005 give pro forma effect to the following transactions as if these transactions occurred on January 1, 2004 and July 1, 2004:

the acquisition of the Southeast Operations and the inclusion of their results of operations for the periods prior to their acquisition on December 22, 2004;

the issuance by Wood Resources LLC of 252,421 Series D common units (as converted to reflect the number of units of Wood Resources LP that will be issued in exchange for membership interests of Wood Resources LLC in connection with the merger of Wood Resources LLC into Wood Resources LP that will be completed immediately prior to the closing of this offering) in December 2004 to partially finance the acquisition of the Southeast Operations as if those securities were outstanding throughout the periods presented;

the issuance by Wood Resources LLC of $35.0 million of subordinated promissory notes and the incurrence of $17.5 million in bank term debt in December 2004 to partially finance the acquisition of the Southeast Operations and refinance the then-outstanding indebtedness incurred in connection with the acquisition of the Olympic Operations as if such notes and such bank term debt were outstanding throughout the periods presented;

the adjustment in the annual management fee payable to Atlas Holdings as described under "Prospectus summary–Management and ownership";

Selected historical and pro forma combined financial and operating data the merger of Wood Resources LLC with and into the Partnership as if that merger had occurred on the first day of each period presented;

the contribution by Atlas Holdings of Wood Services LLC to our general partner; and

the completion of this offering and the application of the net proceeds as follows:

repayment of all of the indebtedness incurred in December 2004 and outstanding at June 30, 2005 to partially finance Wood Resources LLC's acquisition of the Southeast Operations and refinance of all of its then-outstanding indebtedness; and

payment of a liquidation preference of approximately $4.0 million to the holders of the Series A and Series B preferred membership interest of Wood Resources LLC as a consequence of the agreement among its members to treat its merger with and into us as a liquidation under its limited liability company agreement.

The unaudited pro forma consolidated financial data for the year ended December 31, 2004 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated financial data as of and for the six months ended June 30, 2005 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated financial data as of and for the 12 months ended June 30, 2005 are derived from the books and records of our legal predecessor and the Southeast Operations.

The table on the following page presents a non-GAAP performance measure, Adjusted EBITDA, which we use in our business. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable performance measure calculated and presented in accordance with GAAP in "—Non-GAAP financial measure" below.

The table on the following page should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Selected historical and pro forma combined financial and operating data

	Historical

	Olympic Operations (Accounting Predecessor)				Wood Resources LLC (Legal Predecessor)
	Year Ended December 31,			Period from January 1, 2003 to April 3,	Period from April 4, 2003 to December 31,	Year Ended December 31,	Six Months Ended June 30,
	2000	2001	2002	2003	2003	2004	2004	2005

	(in thousands, except operating data)
Statement of Operations Data:
Revenues	$71,669	$56,649	$56,030	$13,186	$45,008	$90,498	$40,652	$115,914
Costs of goods sold:
Materials and operations	67,641	55,545	50,636	11,934	38,990	76,445	33,667	101,429
Depreciation and amortization	1,214	1,239	1,494	—	492	965	334	2,967
Gross profit	2,814	(135)	3,900	1,252	5,526	13,088	6,651	11,518
Selling, general and administrative (including non-cash equity-based compensation of $0, $0, $0, $0, $792, $461, $0 and $3,712, respectively)	3,179	2,250	3,305	781	3,751	5,619	1,980	9,953
Operating income (loss)	(365)	(2,385)	595	471	1,775	7,469	4,671	1,565
Interest expense, net	—	—	—	—	617	1,051	387	3,120

Net income (loss)	$(365)	$(2,385)	$595	$471	$1,158	$6,418	$4,284	$(1,555)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$198	$2,019	$4,592	$(1,604)	$4,955	$5,251	$3,409	$2,858
Investing activities	(637)	116	8	5	(11,787)	(41,952)	(697)	(3,335)
Financing activities	439	(2,135)	(4,600)	1,599	9,123	37,410	(3,740)	(1,360)

Other Financial Data:
Adjusted EBITDA	$849	$(1,146)	$2,089	$471	$3,059	$8,895	$5,005	$8,244

Maintenance capital expenditures	(a)	(a)	—	—	$544	$178	$61	$1,178
Capital improvements	(a)	(a)	—	—	—	1,642	636	2,157
Total capital expenditures	$637	$116	$—	$—	$544	$1,820	$697	$3,335

Balance Sheet Data (end of period):
Cash and equivalents	—	—	—	—	$2,291	$3,000	$1,263	$1,163
Working capital	$9,677	$7,357	$4,895	$6,914	7,079	16,101	6,793	16,393
Total assets	19,648	11,904	8,499	9,693	15,297	71,543	21,435	79,512
Total debt	—	—	—	—	6,128	53,139	5,048	52,575
Parent's investment/members' equity(b)	$15,212	$7,629	$3,624	$5,694	$5,264	$7,468	$7,204	$5,218

Operating Data:
Plywood volumes (MSF)	140,000	113,000	101,000	24,900	80,100	148,000	68,000	260,000
Lumber volumes (MBF)	(c)	(c)	(c)	(c)	(c)	(c)	(c)	16,000

(a)

The allocation of capital expenditures between maintenance and capital improvements is not available for periods prior to our acquisition of the Olympic Operations on April 4, 2003.

(b)

Represents the investment in the Olympic Operations and/or an intercompany payable to Simpson.

(c)

We produced no lumber prior to our acquisition of the Southeast Operations on December 22, 2004.

Selected historical and pro forma combined financial and operating data

	Unaudited Pro Forma Consolidated Financial Data
	Year Ended December 31, 2004	Six Months Ended June 30, 2005	Twelve Months Ended June 30, 2005
		(unaudited) (inthousands)
Statement of Operations Data:
Revenues	$221,515	$115,914	$227,918
Cost of goods sold:
Materials and operations	186,148	101,429	201,003
Depreciation and amortization	6,053	2,967	6,069
Gross profit	29,314	11,518	20,846
Selling, general and administrative (including non-cash equity-based compensation of $461, $3,712 and $4,173, respectively)	7,546	9,753	14,384
Operating income	21,768	1,765	6,462
Interest expense, net	27	12	25
Net income	$21,741	$1,753	$6,437
Net income per limited partner unit:
Basic	$2.58	$0.21	$0.76
Diluted	2.53	0.20	0.75
Other Financial Data:
Adjusted EBITDA	$28,282	$8,444	$16,704

Maintenance capital expenditures	$319	$1,178	$1,435
Capital improvements	1,642	2,157	3,157
Total capital expenditures	$1,961	$3,335	$4,592
Balance Sheet Data (end of period):
Cash and equivalents		$21,943	$21,943
Working capital		39,181	39,181
Total assets		94,006	94,006
Total debt		567	567
Partners' equity		$71,720	$71,720

Non-GAAP financial measure

We define Adjusted EBITDA as net income (loss) plus interest, taxes, depreciation, amortization and non-cash equity-based compensation. Adjusted EBITDA is used as a supplemental performance measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

the performance of our assets without regard to financing methods, capital structure or historical cost basis;

our operating performance and return on invested capital as compared to those of other companies in the wood products industry, without regard to financing methods and capital structure; and

the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but

Selected historical and pro forma combined financial and operating data not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of the non-GAAP financial measure Adjusted EBITDA to the GAAP financial measure of net income (loss) on a historical basis and on a pro forma basis, as adjusted for the merger of our legal predecessor into the Partnership and this offering and our application of the net proceeds, as applicable.

	Historical

	Olympic Operations (Accounting Predecessor)				Wood Resources LLC (Legal Predecessor)				Wood Resources LP Pro Forma
	Year Ended December 31,			Period from January 1, 2003 to April 3,	Period from April 4, 2003 to December 31,	Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,	Twelve Months Ended June 30,
	2000	2001	2002	2003	2003	2004	2004	2005	2004	2005	2005

					(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(365)	$(2,385)	$595	$471	$1,158	$6,418	$4,284	$(1,555)	$21,741	$1,753	$6,437
Add:
Depreciation and amortization	1,214	1,239	1,494	—	492	965	334	2,967	6,053	2,967	6,069
Non-cash equity-based compensation	—	—	—	—	792	461	—	3,712	461	3,712	4,173
Interest (income) expense, net	—	—	—	—	617	1,051	387	3,120	27	12	25
Adjusted EBITDA	$849	$(1,146)	$2,089	$471	$3,059	$8,895	$5,005	$8,244	$28,282	$8,444	$16,704

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion in conjunction with "Selected historical and pro forma combined financial and operating data" and the historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management's current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in these forward-looking statements as a result of the factors we describe under "Forward-looking statements", "Risk factors" and elsewhere in this prospectus. In this section of the prospectus, "we", "us", and "our" refer to Wood Resources LP and its subsidiaries on a consolidated basis.

GENERAL

We produce and distribute wood products for industrial and commercial customers in North America as well as for the construction market, including the residential construction, non-residential construction and repair and remodeling markets. Among the industrial products that we produce, we believe that we are a leading producer of overlay plywood for use in concrete forms, outdoor signage and the panels of roll-up truck doors and hardwood plywood for use in upholstered furniture frames. For the six months ended June 30, 2005, we generated approximately 61% and 39% of our revenues from sales of plywood for use in industrial applications and sales of plywood and lumber into the construction market, respectively. This market, particularly the residential construction market, has experienced greater demand cyclicality and price volatility than the industrial markets that we serve.

We operate three production facilities located in Shelton, Washington; Moncure, North Carolina; and Chester, South Carolina. These facilities, which occupy a total of approximately 1.1 million square feet of production and warehouse space and employ more than 900 people, are strategically located near plentiful sources of wood fiber. During the six months ended June 30, 2005, we produced approximately 260,000 MSF of plywood and approximately 16,000 MBF of lumber. We seek to maintain a diverse base of customers in the industrial plywood and construction plywood and lumber markets. We sell our products to distributors, specialty dealers, original equipment manufacturers and construction companies.

FACTORS AFFECTING OUR RESULTS

Revenues and operating costs.    Our revenues are a function of the prices at which we sell our products and the unit volumes sold. Prices and volumes are determined by the overall supply of and demand for our products and the products produced by our competitors as well as the competitive environment affecting our industry. We endeavor to manage our assets to operate at high levels of capacity utilization throughout the business cycle. We seek to avoid building excessive finished goods inventories by directing our sales force to sell all of the products that we produce on a current basis rather than deferring sales and building inventory in anticipation of changes in market prices. By maximizing our unit volumes sold, we seek to reduce our per unit costs to achieve profitability even during periods of low prices.

Our operating profits.    Our operating profits are the result of the difference between our revenues and our cost of goods sold, together with other operating expenses. Our cost of goods sold is primarily affected by:

Raw materials costs.    The raw materials that we use include logs, veneer, resins, adhesives and overlay paper. We purchase these materials on the open market rather than pursuant to long-term supply contracts, and prices for these materials are affected by many factors outside of our control. Purchases of logs, veneer, resins, adhesives and overlay paper accounted for approximately 58.2% of our cost of goods sold during the six months ended June 30, 2005.

Labor costs.    We have over 900 employees, and approximately 55% of our employees are members of various local labor unions. As a consequence, what we pay the majority of our employees is determined by the collective bargaining agreements to which we are subject. During the six months ended June 30, 2005, hourly labor costs accounted for approximately 19.4% of our cost of goods sold.

Management's discussion and analysis of financial condition and results of operations

Energy costs.    Although we generate the majority of our energy requirements through the conversion of wood waste, we also purchase electricity and natural gas for use in the production process. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. During the six months ended June 30, 2005, energy costs comprised approximately 3.5% of our cost of goods sold.

Markets.    We produce our products for two primary markets: (1) the industrial market; and (2) the construction market.

Industrial market.    Products used in the industrial market are differentiated from competing products based on performance characteristics, product engineering and design, superior quality and customer service. We are generally able to influence price based on these attributes, and we typically sell our products into the industrial market at higher and more stable prices than we receive for the products that we sell into the construction market.

Construction market.    Products used in the construction market are generally similar to the offerings of our competitors and therefore competition is primarily based on price, which is a function of supply relative to demand. Because prices for plywood and lumber used in construction are determined by market conditions that are beyond our control, we are very focused on managing our cost structure to enable us to sell products into the construction market profitably when prices are low. In addition, we manage our business to maximize our production volumes in order to achieve the lowest possible cost per unit of production. In order to reduce our sensitivity to price cycles in the construction market, a central component of our strategy is to increase our production of industrial products.

Market demand.    Demand for our products is primarily driven by the general level of industrial activity in North America and the level of construction activity. The construction market is heavily influenced by residential construction levels, which have historically been volatile. The construction market also includes repair and remodeling and non-residential construction, which have generally been less volatile.

Demand in the industrial market.    The APA predicts that U.S. use of plywood in industrial applications will increase at a compound annual growth rate of approximately 0.7% between 2005 and 2010. We believe that the industrial market for wood products in North America is generally linked to the level of manufacturing in the United States, which the U.S. Department of Commerce expects to increase at a compound annual growth rate of approximately 2.8% between 2005 and 2010. We believe that this growth is a positive indicator for the demand for our products used in industrial applications. Although there has been a long-term growth trend in U.S. manufacturing, this general trend has been interrupted by periodic recessions, the most recent of which was the slowdown of 2002 and 2003. We cannot assure you that future slowdowns will not occur and adversely affect the demand for our products.

Demand in the residential construction and repair and remodeling markets.    The APA predicts that the use of plywood in residential construction and repair and remodeling in the United States will decline at compound annual rates of approximately 6.6% and 0.9%, respectively, between 2005 and 2010. Over the same period, the APA forecasts that housing starts will decline at a compound annual rate of approximately 1.4% from historically high levels. The average price of southern plywood eastside CDX 3-ply, a type of plywood commonly used in the residential construction market, peaked in April 2004 and as of September 2005 had declined by approximately 26% from that peak price according to Random Lengths. OSB, which we do not produce, has increased its share of the North American structural panel market from 38% in 1995 to 58% in 2004. We believe that OSB's increased market share has been and will continue to be most significant in the residential construction and repair and remodeling markets. In the North American residential construction market, OSB's market share increased from 56% in 1995 to 76% in 2004 and is forecast by the APA to further increase to 83% in 2010. In the North American remodeling market, OSB's market share increased from 33% in 1995 to 57% in 2004 and is forecast by the APA to further increase to 60% in 2010. While the residential construction and repair and remodeling markets will continue to generate significant demand for structural panels, OSB rather than plywood will be the beneficiary.

Management's discussion and analysis of financial condition and results of operations

Demand in the non-residential construction market.    The APA expects the use of plywood in non-residential construction in the United States to increase at a compound annual growth rate of 0.4% between 2005 and 2010, with spending in the heavy wood using segments of the non-residential construction market projected to increase at a compound annual growth rate of approximately 1.0% over the same period. APA statistics indicate that the market share of plywood in the non-residential construction market has been more stable than in the residential construction market, where the ongoing impact of OSB penetration has been more pronounced. The APA forecasts that plywood's share of the U.S. non-residential construction market will decline from approximately 51% in 2005 to approximately 45% in 2010.

Market supply.    Market supply is determined by changes in production capacity. Although plywood mills are periodically idled and restarted over the business cycle, no new plywood mills have been constructed since 1996, according to the APA. According to the APA, North American plywood production declined from 21.4 BSF to 17.3 BSF from 1995 to 2004, with anticipated further reductions to 15.4 BSF by 2010. At the same time, OSB has continued to increase its market share in the North American structural panel market, with particular penetration in the residential construction market. According to the APA, OSB currently accounts for approximately 59% of the structural panel market, and the APA expects OSB's market share in the structural panel market to increase from 59% in 2005 to 64% in 2010. Although plywood production has decreased significantly over the past decade as a result of market share loss to OSB, the rate of decline appears to be moderating. The APA forecasts that this rate of decline will slow to a compound annual rate of 1.9% between 2005 and 2010, which is down from a compound annual rate of decline of 2.4% between 1995 and 2004. In addition, the APA forecasts that plywood production capacity utilization will remain at high levels for the next five years, with capacity operating at a 94% utilization rate in 2010.

All of our products are subject to competition from other producers, including producers outside North America. Within the industrial market, U.S. producers face competition from outside North America. For example, we face competition from European and Baltic producers in the market for overlay plywood, and we face competition from Russian, Scandinavian and Brazilian producers in the market for hardwood plywood. In the construction market, our primary competition comes from Brazil and Canada, which had net imports of plywood to the United States in 2004 of approximately 1,275,680 MSF and 510,850 MSF, respectively.

MATERIAL WEAKNESSES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with the audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. Our management and independent registered public accounting firm have not performed an evaluation of Wood Resources LLC's internal control over financial reporting as of December 31, 2004 in accordance with the provisions of the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of Wood Resources LLC's internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management or our independent registered public accounting firm and those control deficiencies could have also represented one or more material weaknesses. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. During the audit of the consolidated financial statements of Wood Resources LLC for the year ended December 31, 2004, our independent registered public accounting firm communicated to management and the audit committee of the board of managers of Wood Resources LLC the following deficiencies in our internal control over financial reporting which constitute material weaknesses:

Wood Resources LLC did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States of America to appropriately record non-routine transactions related to acquisitions and awards made under its unit-based compensation plans. Specifically, during 2004, certain key financial accounting and reporting positions, including the Chief Financial Officer and the Corporate Controller, were vacant. This control deficiency contributed to the material weaknesses described in the immediately following two bullet points and the restatement of Wood Resources LLC's 2003 annual

Management's discussion and analysis of financial condition and results of operations consolidated financial statements and also resulted in audit adjustments to intangible assets, fixed assets, goodwill, unit-based compensation expense and the related accrual in Wood Resources LLC's 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of significant accounts and disclosures including intangible assets, fixed assets, goodwill, unit based compensation expense, the related accrual and those described in the immediately following two bullet points that would result in a material misstatement to Wood Resources LLC's annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, it has been determined that this control deficiency constitutes a material weakness.

Wood Resources LLC did not maintain effective controls over the accuracy and completeness of the reconciliation of physical inventory counts to the financial records at certain newly acquired mills. Specifically, Wood Resources LLC failed to: (1) reconcile inventory quantities taken during period-end observations to the inventory records; (2) investigate and resolve reconciling items on a timely basis; and (3) determine whether adjustments related to lower of cost or market or manufacturing profit were necessary for certain acquisitions. These control deficiencies resulted in audit adjustments to inventory and cost of goods sold in Wood Resources LLC's 2004 annual consolidated financial statements. Additionally, these control deficiencies could, in the aggregate, result in a misstatement of inventory and costs of goods sold that would result in a material misstatement to Wood Resources LLC's annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, it has been determined that these control deficiencies, in the aggregate, constitute a material weakness.

Wood Resources LLC did not maintain effective controls over the estimation of certain accruals. Specifically, the allowances and reserves for warranty, uncollectible accounts and property tax were not supported by adequate analyses validating the completeness and accuracy of the estimates. These control deficiencies resulted in audit adjustments to property tax accruals and related expense in Wood Resources LLC's 2004 annual consolidated financial statements. Additionally, these control deficiencies could, in the aggregate, result in a misstatement of warranty accruals, allowances for uncollectible accounts, property tax accruals and the related provisions that would result in a material misstatement to Wood Resources LLC's annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, it has been determined that these control deficiencies, in the aggregate, constitute a material weakness.

Wood Resources LLC did not maintain effective controls over the initiation, authorization, recording and processing of manual journal entries. Throughout 2004 and in connection with the year end closing process, Wood Resources LLC made a significant number of nonrecurring manual journal entries to correct misstatements in prior periods, which is evidence of ineffective controls over the review and approval of journal entries. This control deficiency did not result in audit adjustments to the Wood Resources LLC's 2004 annual consolidated financial statements. However, this control deficiency could result in a misstatement of significant accounts and disclosures that would result in a material misstatement to Wood Resources LLC's annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, it has been determined that this control deficiency, constitutes a material weakness.

Wood Resources LLC did not maintain effective controls over access to financial applications, programs and data. Specifically, Wood Resources LLC's Director of Information Technology and certain users with financial, accounting and reporting responsibilities, including the Corporate Controller, who had unrestricted access to corporate check stock also had access to financial applications, programs and data. Such access was not in compliance with segregation of duties requirements nor independently monitored. A lack of segregation of duties increases the likelihood of undetected misstatements due to error or fraud. This control deficiency did not result in audit adjustments to Wood Resources LLC's 2004 annual consolidated financial statements. However, this control deficiency could result in a misstatement of significant accounts and disclosures that would result in a material misstatement to Wood Resources LLC's annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, it has been determined that this control deficiency, constitutes a material weakness.

Management's discussion and analysis of financial condition and results of operations

To improve our internal control over financial reporting process, we have:

added key staff, including the appointment of a Chief Financial Officer in March 2005 and unit controllers for our Chester and Moncure operations in March 2005 and May 2005, respectively;

promoted the controller of Olympic to serve as Wood Resources LLC's Controller and appointed a new controller for Olympic;

obtained a third party valuation of equity awards and recorded adjustments on the basis of that valuation;

established controls over the physical inventory process related to the reconciliation of physical inventory counts to the financial records on a monthly basis as overseen by our newly appointed controllers;

implemented a system of developing accrual estimates that involves review by the Chief Financial Officer;

improved our period-end financial accounting and reporting processes by (1) hiring additional personnel at our Chester and Moncure facilities, (2) adopting monthly financial statement reviews that involve our President and Chief Executive Officer and at least one non-employee director and (3) requiring financial statement account reconciliations to be performed by unit controllers or senior accountants and submitted to the Chief Financial Officer for review on a monthly basis; and

ensured that access to financial applications, programs and data is properly restricted.

We cannot guarantee these improvements will remediate any of the material weaknesses described above. We expect to perform an audit of our most recent financial statements prior to commencing this offering. This audit may result in the identification of additional control deficiencies which may also represent one or more material weaknesses. Accordingly, material weaknesses may still exist when we conclude on the effectiveness of our internal control over financial reporting for purposes of our attestation required by Item 308 of Regulation S-K or Section 404 of the Sarbanes-Oxley Act. The existence of one or more material weaknesses precludes a conclusion that we maintain effective internal control over financial reporting. Such conclusion would be required to be disclosed in our Annual Report on Form 10-K for the year ending December 31, 2007 and may impact the reliability of our internal control over financial reporting.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting policies discussed below are considered by management to be critical to an understanding of our consolidated financial statements as their application places the most significant demands on management's judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on our results of operations, equity or cash flows.

Revenue recognition.    Revenues are recognized upon shipment when pervasive evidence of an arrangement exists, the sales price is fixed and determinable and the customer takes title and assumes the risks and rewards of ownership. Shipping and handling revenues are included as a component of revenues and shipping and handling expenses are included in cost of goods sold. Sales of residuals or by-products are also included as a component of revenues.

Purchase price allocation and impairment of goodwill.    Our purchase price allocation for the acquisition of the Southeast Operations reflects a step-up in the basis of certain of the underlying assets acquired to fair value. The excess purchase price over the fair value of the assets and liabilities was allocated to intangibles, including goodwill. Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", requires the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. An impairment test performed in accordance with SFAS No. 142 requires that a reporting unit's fair value be estimated. We used a discounted cash flow model to estimate the fair value of this business unit, and that estimated fair value was compared to its carrying amount, including goodwill. The estimated fair value was in excess of the carrying amount at December 31, 2004 and, therefore, resulted in no impairment.

Management's discussion and analysis of financial condition and results of operations

Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Contingencies.    We record liabilities for estimated loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect previous assumptions with respect to the likelihood or amount of loss. Liabilities for contingent losses are based upon management's assumptions and estimates regarding the probable outcomes of the matters. Should the outcomes differ from the assumptions and estimates, revisions to the liabilities for contingent losses would be required.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all equity-based payments to employees, including grants of employee options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) must be adopted by us no later than January 1, 2006. Early adoption will be permitted for periods in which financial statements have not yet been issued. We expect to adopt SFAS No. 123(R) on January 1, 2006.

SFAS No. 123(R) permits publicly traded entities to adopt its requirements using one of two methods:

A "modified prospective" method in which compensation cost is recognized beginning with the effective date (1) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (2) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.

A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (1) all prior periods presented or (2) prior interim periods of the year of adoption.

We expect to adopt SFAS No. 123(R) using the modified-prospective method.

Wood Resources LLC accounted for share-based awards to employees using FIN No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans" and records compensation expense based on the change in fair market value of the underlying equity awards. The adoption of SFAS No. 123(R)'s fair value method will continue to have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based awards granted in the future.

SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4", amends the existing standard that provides guidance on accounting for inventory costs and specifically clarifies that abnormal amounts of costs should be recognized as period costs. This statement is effective for the fiscal year beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material effect on our consolidated financial statements.

SFAS No. 153, "Exchanges of Non-Monetary Assets", an amendment of APB Opinion No. 29, "Accounting for Non-monetary Transactions" eliminates the narrow exception for non-monetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Further, the amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.

Management's discussion and analysis of financial condition and results of operations

Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of SFAS No. 153 is not expected to have a material effect on our consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations", which clarifies when an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation. FIN No. 47 will be effective for fiscal years ending after December 15, 2005, with earlier adoption encouraged. We are reviewing this interpretation to determine what, if any, effect this will have on our Consolidated Statements of Financial Position.

RESULTS OF OPERATIONS

General.    This analysis discusses the financial results of operations for the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002. As more fully discussed in the Notes to Consolidated Financial Statements, the acquisition of the Olympic Operations and the purchase price allocation created a new basis of accounting in April 2003, necessitating the use of a bold vertical line in our presentation of Statements of Income Data to highlight the lack of comparability. For purposes of the following analysis of our operations, we have combined the pre- and post-acquisition results of Olympic for 2003. This pro forma total is intended to provide the most helpful indication of the actual performance of our business, but because it combines two different bases of accounting, this presentation deviates from GAAP. The purchase price allocation resulted in a bargain purchase option as a result of the fair value of the assets exceeding the purchase price. The bargain purchase option was allocated as a reduction to property and equipment, and as such, only depreciation expense was impacted by the purchase price allocation, as discussed below.

The acquisition of the Southeast Operations was consummated on December 22, 2004. Therefore, nine days of activity of the Southeast Operations are included in the Consolidated Statements of Income and Cash Flows for the year ended December 31, 2004. All financial activity for the Southeast Operations for those nine days has been noted below, where material.

Six-month periods ended June 30, 2005 and June 30, 2004.    Our revenues increased $75.3 million to $115.9 million during the six months ended June 30, 2005 from $40.7 million in the same period in 2004, or 185%, which was primarily attributable to $65.5 million of revenue recognized from the Southeast Operations, which were owned in the 2005 period, but not the 2004 period. The remainder of the increase in revenues was attributable to an additional 16.6 MSF of additional plywood sold at our Shelton facility as compared to the prior period and $1.2 million of increased sales at our trading business.

Our cost of goods sold increased $70.4 million to $104.4 million during the six months ended June 30, 2005 from $34.0 million during the same period in 2004, or 207%, of which $58.8 million was attributable to the inclusion of the Southeast Operations. The remainder of the increase was primarily incurred to support the increased volumes at our Shelton facility and increased sales revenue for our trading business.

Our selling, general and administrative expenses during the six months ended June 30, 2005 increased to $10.0 million from $2.0 million for the comparable period. Of the $8.0 million increase, $3.7 million represents non-cash equity-based compensation attributable to increases in the fair value of our membership interests, $3.2 million was directly attributable to selling, general and administrative costs incurred in connection with operating and integrating the Southeast Operations and $0.2 million was associated with our Shelton facility and the remainder was attributable to increased corporate overhead costs associated with the increase in the scale of our operations.

Our net income (loss) for the six months ended June 30, 2005 decreased to $(1.6) million from $4.3 million for the six months ended June 30, 2004 primarily due to the non-cash equity-based compensation charges noted above and an increase in interest expense of approximately $2.7 million related to the long-term debt borrowed in connection with the acquisition of the Southeast Operations.

Management's discussion and analysis of financial condition and results of operations

Years ended December 31, 2004 and 2003 combined.    Revenues increased by $32.3 million, or 55.5%, to $90.5 million in 2004, compared to $58.2 million in 2003, primarily attributable to the following:

a $19.9 million increase attributed to an increase in sales volumes to approximately 143,000 MSF in 2004 from 108,000 MSF in 2003;

a $4.5 million increase attributed to higher average selling prices than realized in 2003;

a $5.7 million increase attributed to the establishment of our trading business in 2004; and

a $2.2 million increase attributed to the operations of the Southeast Operations post-acquisition in 2004.

Cost of goods sold increased by $26.0 million, or 50.6%, to $77.4 million in 2004, compared to $51.4 million in 2003, primarily attributable to the following:

a $18.4 million increase in 2004 resulting primarily from an increase in production volumes to approximately 148,000 MSF from 105,000 MSF in 2003;

a $4.9 million increase attributed to the establishment of our trading business in 2004;

a $2.2 million increase attributed to the operations of the Southeast Operations post-acquisition in 2004;  and a $0.5 million increase in depreciation expense in the 2004 period over the 2003 period primarily as a result of the application of purchase accounting for our acquisition of the Olympic Operations in 2003.

Selling, general and administrative expenses increased by $1.1 million, or 24.0%, to $5.6 million in 2004, compared to $4.5 million in 2003, primarily attributable to the following:

a $0.4 million increase in 2004 in selling and overhead costs from our Shelton facility attributed to managing the increase in production volumes noted above;

a $0.3 million increase in selling and administration costs associated with the establishment of our trading business in 2004; and

a $0.5 million increase in corporate overhead costs.

These increases in selling, general and administrative expenses were partially offset by a $0.3 million decrease in non-cash equity-based compensation costs.

Net income increased $4.8 million to $6.4 million for the year ended December 31, 2004 from $1.6 million in the 2003 period, primarily due to the increase in revenues explained above, partially offset by the increase in the cost of goods sold and selling, general and administrative expenses. Total interest expense, net, was $0.4 million higher in 2004 than 2003 due to an increase in interest expense resulting from higher weighted average annual debt balances. The primary reason for these higher debt balances was that no debt was incurred prior to April 4, 2003.

Years ended December 31, 2003 combined and 2002.    Revenues increased $2.2 million, or 3.9%, to $58.2 million in 2003, compared to $56.0 million in 2002, primarily due to a $3.2 million increase attributed to an increase in sales volumes to approximately 108,000 MSF in 2003 from 102,000 MSF in 2002 offset by a $1.3 million decrease attributed to a reduction in average sales prices realized during 2003 as compared to 2002.

Cost of goods sold decreased $0.7 million to $51.4 million in 2003, compared to $52.1 million in 2002, primarily attributable to the following:

a $1.0 million decrease in depreciation expense primarily as a result of the application of purchase accounting for our acquisition of the Olympic Operations in 2003; and

a $1.7 million decrease in manufacturing and fixed overhead costs as a result of our acquisition of the Olympic Operations in April 2003 due to our ability to achieve wage concessions and salary reductions from both hourly and salaried manufacturing expense as a condition of the acquisition.

Management's discussion and analysis of financial condition and results of operations

These decreases were partially offset by a $2.0 million increase in costs attributable to improved production volumes during 2003.

Selling, general and administrative expenses increased by $1.2 million, or 37.1%, to $4.5 million in 2003, compared to $3.3 million in 2002, primarily attributable to the following:

a $0.8 million charge for non-cash equity-based compensation expense; and

a $0.4 million increase in 2003 in selling and overhead costs from our Olympic facility attributed to managing the increase in production volumes noted above.

Net income increased $1.0 million, from $0.6 million in 2002 to $1.6 million in 2003. Total interest expense, net, was $0.6 million higher in 2003 than 2002 due to the interest expense on the debt issuance associated with our acquisition of the Olympic business and the fact that there was no interest incurred by Simpson.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity.    We are a recently formed Delaware partnership that conducts operations exclusively through subsidiaries. Prior to this offering, the primary capital requirements of Wood Resources LLC were to make interest payments on its outstanding debt and to fund operations. We expect to enter into a proposed new credit facility in connection with the closing of this offering, which is expected to provide us with $50.0 million of borrowing capacity that could be used for working capital, to fund future acquisitions or other partnership purposes. In the near term, we expect to be able to fund our capital requirements through cash flows from operating activities. With the net proceeds from this offering, we expect to repay in full approximately $54.3 million of indebtedness (assuming that this offering closes on January 31, 2006) (consisting of $37.1 million of subordinated promissory notes (which includes a $2.1 million early redemption penalty), $15.8 million anticipated remaining balance on our existing term loan facility and approximately $1.4 million that is expected to be drawn under our existing revolving credit facility as of the closing of this offering) used to partially finance the acquisition of the Southeast Operations. Following the completion of this offering, we expect our sources of liquidity to include cash flows from operating activities, borrowings under our proposed new credit facility, debt offerings and issuances of additional partnership units.

Contractual obligations.    The table below summarizes our contractual cash payment obligations as of June 30, 2005 (in thousands).

	Payments due by period (actual)
Contractual obligations	Total	1 year or less	2 years	3 years	4 years	5 years	More than 5 years
Total debt	$52,575	$2,102	$2,348	$2,810	$3,107	$7,153	$35,055
Operating lease obligations	2,938	250	250	250	250	250	1,688
Purchase obligations	720	720	—	—	—	—	—
Total	$56,233	$3,072	$2,598	$3,060	$3,357	$7,403	$36,743

On a pro forma basis, after giving effect to this offering and the application of the net proceeds therefrom to repay long-term debt, our contractual cash payment obligations as of June 30, 2005 (in thousands) would have been as follows:

	Payments due by period (pro forma)
Contractual obligations	Total	1 year or less	2 years	3 years	4 years	5 years	More than 5 years
Total debt	$575	$102	$98	$102	$107	$111	$55
Operating lease obligations	2,938	250	250	250	250	250	1,688
Purchase obligations	720	720	—	—	—	—	—
Total	$4,233	$1,072	$348	$352	$357	$361	$1,743

Management's discussion and analysis of financial condition and results of operations

Off-balance sheet arrangements.    We have no guarantees of off-balance sheet debt to third parties and maintain no debt obligations that contain provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in credit ratings.

Capital expenditures.    We endeavor to operate our facilities efficiently and at high levels of capacity utilization throughout the business cycle. In addition to maintenance capital expenditures, we seek to identify capital projects at our facilities that reduce costs and increase capacity. Before being approved, capital improvement projects generally must demonstrate an ability to pay for themselves in three years or less in the judgment of management. We spent $1.1 million on maintenance capital expenditures and $2.2 million on capital improvements during the six months ended June 30, 2005, and we intend to spend an additional $5.1 million during the remainder of 2005 on capital improvements projects that we have identified that meet our investment criterion and an additional $1.3 million of maintenance capital expenditures. The largest project being undertaken in 2005 is the Chester Capital Project. Please read "Business—Capital improvement projects".

Capital expenditures for 2004 and 2003, assuming that the acquisition of the Southeast Operations had been completed for both periods, were $2.0 million and $0.5 million, respectively. Our capital expenditures, net, for the first six months of 2005 were $3.3 million. The increase in capital expenditures through June 30, 2005 is primarily attributable to the Chester Capital Project and $1.1 million in maintenance capital expenditures used, in part, to address deferred maintenance related to the Southeast Operations. Our capital expenditures for the year ending December 31, 2005 are expected to be $9.7 million, and we expect to fund these expenditures through cash flows from operating activities and from borrowings under our existing credit facility.

Existing revolving credit facility.    On December 22, 2004, WR Operating LLC entered into a revolving credit facility with LaSalle Business Credit, LLC. The existing revolving credit facility has a maturity date of December 31, 2009. Total borrowings are limited to the sum of (1) 85% of eligible accounts receivable and (2) 65% of eligible inventory not to exceed $8 million. Total borrowings under our existing credit facility cannot exceed $20 million. Interest is due monthly at the bank's prime rate. At June 30, 2005, the bank's prime rate was 6.25%. The interest rate on a portion or all of the existing revolving credit facility can be converted to LIBOR plus 275 basis points, subject to certain limitations. The existing revolving credit facility is secured by all assets of WR Operating and its subsidiaries. The existing revolving credit facility contains covenants that, among other conditions, require the maintenance of a fixed charge ratio and limit capital expenditures, leases, distributions to members and management fees. In addition, the existing revolving credit facility is required to have excess availability of $2.5 million or more, until WR Operating's existing term loan facility has been reduced below $12.5 million. Any deficiency in such excess availability is payable upon demand. As of June 30, 2005, there was approximately $8,000 outstanding under the existing revolving credit facility, and the availability was approximately $17.2 million. The existing revolving credit facility also allows Wood Resources LLC to issue up to $5.0 million of letters of credit at any one time, which reduces available borrowings. There was one outstanding letter of credit for $0.2 million as of June 30, 2005. WR Operating is required to pay an unused line of credit fee of 0.50% per annum calculated as the difference between the maximum loan limit and the average daily balance of the existing revolving credit facility and any letters of credit. The existing revolving credit facility will be terminated upon the execution of the proposed new credit facility in connection with the closing of this offering.

Proposed new credit facility

General.    WR Operating LLC, our wholly-owned subsidiary, is currently negotiating the terms of a proposed new five-year senior credit facility, which we expect will provide for commitments of an aggregate of $50.0 million. Borrowings would be permitted under a reducing revolving line of credit based upon advances against accounts receivable, inventory, cash, machinery and equipment and real estate. Subject to certain exceptions, the advance rate is expected to be: (1) up to 85% of the face value of eligible accounts receivable no more than 90 days past invoice date; (2) up to 65% of the face value of eligible raw material and finished goods inventory (subject to a sub-limit of $10.0 million); and (3) 100% of cash on hand in a form acceptable to the lender and pledged to the lender as part of the collateral pool for the credit facility. Advances of up to $17.5 million would be permitted for machinery and equipment and real estate based upon the appraised values of such assets. This fixed asset advance would decrease quarterly by $450,000 during the term of the credit facility.

Management's discussion and analysis of financial condition and results of operations

Interest and fees.    Interest under the facility is expected to be at the prime rate announced from time to time by LaSalle Bank or the London Inter Bank Offering Rate, or LIBOR, plus 2.5%. The LIBOR loans, which are available in minimum amounts of $1 million, will be available for periods of one, two or three months and are payable at the end of each interest period. Under the proposed credit facility, we will be limited to an aggregate of five outstanding LIBOR loans at any one time and not more than 80% of total outstanding loans are permitted to be LIBOR loans. We also expect to pay a fee of 0.5% of the average unused amount under the revolving line of credit on an annualized basis, which fee is payable monthly. We also expect to pay a closing fee equal to 0.5% of the total credit facility.

Prepayment.    We expect that we would be able to prepay all loans at any time upon 30 days written notice and payment to the lender of a termination charge equal to (1) 1% of the total credit facility if prepayment is made during the first two years of the term; and (2) 0.5% of the total credit facility in the final three years of the term.

Collateral.    The credit facility is expected to be secured by a first priority security interest in all of our tangible and intangible assets then owned or thereafter acquired, including an assignment of trade names, trademarks and other intangible assets and to be guaranteed by the Partnership. The lender is also expected to have a first mortgage interest in real property located in Chester, South Carolina and Moncure, North Carolina. All loans under the credit facility are expected to be cross-collateralized and cross-defaulted.

Affirmative covenants.    We expect that our proposed new credit facility will require us to maintain, among other things, a minimum fixed charge coverage ratio and minimum revolver net availability. In addition, we expect that our proposed new credit facility will impose limitations on capital expenditures and management fees. The minimum revolver net availability, after giving effect to the proposed new credit facility, is expected to be the greater of 15% of the gross availability on the reducing revolving line of credit, but no less than $5.0 million, at all times. For purposes of the credit facility, minimum revolver net availability means an amount equal to (1) our availability from the reducing revolving line of credit minus (2) the sum of (a) the unpaid aggregate balance of loans outstanding under the reducing revolving line of credit and (b) all sums due and owing to trade creditors that remain outstanding beyond normal historical payment trends (as established by the lender in its initial due diligence).

Acquisitions.    We expect to be permitted to make acquisitions without the lender's prior consent so long as there exists no event of default, as defined in the credit facility, either before or after making an acquisition, including, but not limited to being in compliance with the minimum revolver net availability covenant noted above.

Distributions.    We expect to be permitted to make distributions without the lender's consent so long as no event of default, as defined in the credit facility, exists either before or after making such distribution, including, but not limited to, being in compliance with the minimum revolver net availability covenant noted above.

Negative covenants.    We anticipate that our proposed new credit facility will subject us to covenants limiting the ability of our subsidiaries to, among other things:

incur or guarantee indebtedness;

make certain negative pledges and grant certain liens;

make certain loans, acquisitions and investments;

make any material changes to the nature of our business; or

enter into a merger, consolidation or sale of assets.

Events of default.    If an event of default exists under our proposed new credit facility, the lender under that facility will be able to prohibit the payment of cash distributions, terminate the credit facility and accelerate the maturity of all outstanding loans, as well as exercise other rights and remedies. We anticipate that each of the following will be an event of default under our proposed new credit facility:

failure to pay any principal, interest, fees, expenses or other amounts when due;

failure of any representation or warranty to be true and correct in any material respect;

Management's discussion and analysis of financial condition and results of operations failure to perform or otherwise comply with the covenants in the credit facility or other loan documents, subject to certain grace periods;

default by us or any of our subsidiaries on the payment of any other indebtedness in excess of a specified amount, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

default under any material agreement if such default could have a material adverse effect on us;

bankruptcy or insolvency events involving us or our subsidiaries;

the entry of, and failure to pay, one or more adverse judgments in excess of a specified amount against which enforcement proceedings are brought or that are not stayed pending appeal; and

a change of control of us.

IMPACT OF INFLATION

We generally have experienced increased costs in recent years due to the effect of inflation on the cost of labor, benefits, materials and supplies, and property, plant and equipment. A portion of the increased labor and materials and supplies costs can directly affect income through increased operating and maintenance costs. Competition and other market factors limit our ability to price our construction products to ensure recovery of inflation's effect on costs.

ENVIRONMENTAL MATTERS

Our production facilities emit air contaminants, discharge industrial wastewater and storm water and generate and dispose of both hazardous and nonhazardous wastes. We are subject to regulation under federal and state statutes, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as well as similar state laws and regulations.

Such regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental regulations also require that our production facilities and other properties be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Please read "Business—Environmental matters".

OTHER LEGAL MATTERS

There is no pending litigation and, to our knowledge, there is no threatened litigation, the unfavorable resolution of which would be expected to have a material adverse effect on our business or financial condition.

IMPACT OF HURRICANES KATRINA AND RITA

In late August and early September 2005, Hurricanes Katrina and Rita and related storm activity, such as windstorms, storm surges, floods and tornadoes, caused extensive and catastrophic physical damage in and to the offshore, coastal and inland areas located in the Gulf Coast region of the United States, specifically parts of Louisiana, Mississippi and Alabama.

We do not expect the overall impact of Hurricanes Katrina and Rita to be material to our business, financial condition and results of operations because none of our facilities or material suppliers were located in the areas most affected. Because the reconstruction of the Gulf Coast region is in the early planning stages, it is difficult for us to predict what impact rebuilding efforts will have on the demand for our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our market risk is substantially limited to the interest rate risk associated with our long-term debt. All interest under our term loan is variable in nature, while all interest on our $35 million aggregate amount of

Management's discussion and analysis of financial condition and results of operations subordinated promissory notes is fixed. We expect to repay this indebtedness in full using the net proceeds from this offering. Our proposed new credit facility will bear interest as described under "—Liquidity and capital resources". Total long-term debt at December 31, 2004 and June 30, 2005 had a carrying value of $53.1 million and $52.6 million, respectively, which approximates fair value. As of December 31, 2004 and June 30, 2005, the weighted-average interest rate of our long-term debt was 10.6% and 10.9%, respectively. We expect to have sensitivity to interest rate changes with respect to future debt facilities, including our proposed new credit facility under which we will be exposed to changes in the lender's prime rate and/or LIBOR. We are not able to estimate at this time the extent of any such sensitivity, which could be substantial.

We are also exposed to credit risk. Credit risk relates to the risk of loss resulting from the nonperformance by a customer of its contractual obligations. Our exposure generally relates to accounts receivable. We maintain credit policies intended to minimize credit risk and actively monitor these policies.

Industry overview

The North American wood products industry consists of the production and distribution of structural panels, dimensional lumber, engineered wood products and other products made from wood fiber. Based on data supplied by RISI, in 2004, North American wood products producers sold approximately $13 billion of structural panels and $25 billion of lumber. In the same year, according to the Home Channel News, the distribution market for wood products and related building materials, both through two-step distribution and by professional dealers, totaled approximately $110 billion.

STRUCTURAL PANELS

The structural panel market consists of plywood, which we produce, and oriented strand board, or OSB, which we do not produce. Structural panels are principally used in the construction market, including residential and non-residential construction and repair and remodeling. However, structural panels also have widespread industrial applications, such as in concrete forms, upholstered furniture frames, wood pallets and skids, motor homes and recreational vehicles, wood containers, industrial and commercial machinery, boat building and repair, outdoor signs, truck and bus bodies and millwork such as window and door frame fabrication. Based on data supplied by the APA, the consumption of structural panels in North America increased at a compound annual growth rate of 3.8% between 1995 and 2004, with approximately 44 billion square feet of structural panels being consumed in North America in 2004.

Over the past 20 years, plywood has lost market share to OSB, particularly in residential construction applications. The popularity of OSB for use in floor, roof and wall sheathing is attributable to the lower cost of OSB as a substitute for plywood in these applications. According to the APA, OSB has increased its share of unit volume within the North American structural panel market from 38% in 1995 to 58% in 2004 and has increased its share of unit volume within the residential construction market from 56% in 1995 to 76% in 2004. According to the APA, plywood's share of unit volumes within the North American structural panel market has declined from 62% in 1995 to 42% in 2004, and its share of unit volumes within the North American residential construction market has declined from 44% in 1995 to 24% in 2004.

Despite the continued penetration of OSB in the structural panel market, we believe that plywood will continue to be an integral part of the structural panel market because its superior strength, dimensional stability and structural integrity make it the preferred product for a variety of applications. In industrial applications such as concrete forms, upholstered furniture frames and roll-up truck door panels, plywood is preferred over OSB because of plywood's superior strength and structural integrity. Moreover, unlike OSB, plywood panel composition and construction can be customized for specific applications. For example, plywood panels intended for use in moisture-rich geographic regions can be customized to minimize moisture retention. In many of the industrial markets that we serve, plywood substitutes, including OSB as well as composite products made from wood and other substrates, are unable to compete with traditional plywood because they cannot replicate its weight, strength and structural characteristics. However, the engineering and fabrication processes associated with OSB could improve to the point where it becomes a viable, low-cost alternative to plywood in most applications. According to the APA, 16 billion square feet of plywood was consumed in the United States in 2004, which represents approximately 40% of the structural panel market.

The chart below, which was compiled by RISI based on 2004 data, summarizes the relative market shares of the participants in the plywood industry. Large companies, such as Georgia-Pacific Corporation, or Georgia-Pacific, Weyerhaeuser, Boise Cascade Company, or Boise Cascade, International Paper Company, or International Paper, and Roseburg Forest Products Co., or Roseburg, operate multiple production facilities on a geographically dispersed basis. The industry also includes smaller, often family-owned companies that operate single production sites.

Industry overview

Many of the larger producers of plywood focus on the high volume residential construction market. With the decline in plywood use in residential construction due to OSB penetration, many large producers have been forced to shut down excess capacity. Some large, diversified companies, such as Georgia-Pacific and Norbord Inc., which have traditionally produced large volumes of plywood, have chosen to invest in OSB production and limit capital investment in their existing plywood businesses. Other major forest products companies, such as Louisiana-Pacific, have exited the plywood business altogether. According to the APA, from 1999 through 2004, plywood capacity decreased by approximately 4.4 billion square feet, while OSB capacity increased by approximately 4.7 billion square feet. The APA forecasts that by 2010, North American plywood capacity will decrease by an additional 915 million square feet from 17,380 million square feet in 2004 to 16,465 million square feet in 2010, while OSB capacity is expected to increase by approximately 10.7 billion square feet from 25,980 million square feet in 2004 to 36,700 million square feet in 2010.

The volatility of prices and cyclicality of demand for plywood used in residential construction further pressures large producers to reduce existing plywood capacity. We believe that many plywood mills have cost structures that do not allow them to remain profitable during periods of low prices, which has been reflected in the curtailment of production and the idling of mills during periods of low prices. For example, as demand declines in the residential construction market, large producers who operate multiple mills to serve this market have historically reduced production time at some mills, or permanently shuttered mills, in order to operate their remaining mills at higher levels of capacity utilization. According to Random Lengths, historic plywood prices in the Southeast were as follows:

Industry overview

STRUCTURAL PANEL MARKET

According to the APA, the primary markets for structural panels in 2004 were as follows:

industrial, which accounted for approximately 18% of consumption;

the construction market, which accounted for approximately 81% of consumption allocated among:

residential construction, which accounted for approximately 54% of consumption;

repair and remodeling, which accounted for approximately 19% of consumption; and

non-residential construction, which accounted for approximately 8% of consumption; and

export, which accounted for approximately 1% of consumption.

Within the North American structural panel market, imports from Canada have a much greater impact within the OSB market than the plywood market. For example, in 2004, Canada had net exports of 9.6 billion square feet of OSB to the United States and only 332 million square feet of plywood according to the APA.

Industrial

Structural panels are used in a wide variety of industrial applications. We believe that the consumption of structural panels in this market is generally linked to the level of U.S. manufacturing, which is forecast to grow slowly with the economy for the next several years as indicated in the chart below.

Industry overview

Industrial applications for structural panels include concrete forms, upholstered furniture frames, wood pallets and skids, motor homes and recreational vehicles, wood containers, industrial and commercial machinery, boat building and repair, outdoor signs, truck and bus bodies and millwork such as window and door frame fabrication. The APA forecasts that, in 2010, 6.4 billion square feet of plywood will be sold into the industrial market, up from 6.2 billion square feet in 2004. According to the APA, OSB will make only limited inroads into the industrial market, with plywood expected to represent approximately 83% of overall structural panel consumption in the U.S. industrial market in 2010 as compared to 87% in 2004. The APA forecasts that North American consumption of structural panels used in industrial applications will increase at a compound annual growth rate of 2.2% from 2005 to 2010, while North American consumption of plywood used in industrial applications increases at a compound annual growth rate of 0.9% during the same period. We believe that OSB's penetration of the U.S. industrial market will be limited by OSB's strength and structural limitations relative to plywood. For example:

OSB is not currently suitable for use in concrete forming because this application requires an ability to withstand extremes of thermal and moisture exposure and mechanical stress that OSB is structurally unable to bear.

Roll-up truck door panels must be able to withstand repeated stress from door use, the stress from shifting loads and the rigors of exposure to the over-the-road environment. OSB does not currently have the structural integrity or performance characteristics required to make inroads into this market.

Structural panels are also used in the production of upholstered furniture frames. Plywood panels have steadily replaced lumber for use in this application since 1991. Plywood panels have continued to supplant lumber because plywood simplifies frame manufacturing, reduces waste and lowers costs. OSB does not have the structural integrity needed for use in furniture framing other than in extremely low-end applications. Unlike other segments of the furniture market, we believe that the domestic upholstered furniture market is relatively safe from foreign competition because of freight advantages and because domestic manufacturers can respond more quickly and effectively to customer demands for a wide variety of fabrics. Furnishings Digest forecasts that by 2009, 75% of the upholstered furniture market will be manufactured domestically, as compared to 83% in 2004. In contrast, Furnishings Digest forecasts a 42% domestic market share for wood furniture, or "case goods", which we do not produce, in 2009.

Within the industrial market for plywood, U.S. producers face competition from outside North America. For example, U.S. producers of overlay plywood for use in applications such as concrete forming and roll-up truck door panels face competition from European and Baltic producers. Similarly, U.S. producers of hardwood plywood for use in upholstered furniture framing and other applications compete with Russian, Scandinavian and Brazilian producers. U.S. producers have lower transportation costs and a further cost advantage in the current exchange rate environment.

Industry overview

Residential construction market

The residential construction market consumes the largest portion of structural panels and is driven primarily by housing starts. This market has experienced significant growth in the past decade. According to the APA, U.S. housing starts increased at a compound annual growth rate of 2.3% between 1995 and 2004, during which time the overall U.S. consumption of structural panels increased at a compound annual growth rate of 3.8%. Housing starts, and therefore the consumption of plywood used in residential construction, have historically been inversely correlated to increases in mortgage rates. Over the near term, Freddie Mac forecasts that the 30-year fixed mortgage rate will increase from 5.7% in the second quarter of 2005 to 6.5% by the end of 2006 and that new housing starts will decline from approximately 2.0 million units to approximately 1.9 million units in the same time frame. The APA expect housing starts to decline by approximately 7.0% between 2005 and 2010; however, the APA predicts that structural panel consumption in this market will decline by only 0.3% during the same period due in part to the increased use of structured panels (primarily OSB) instead of non-structural panels in sheathing applications. The APA forecasts that the market share for structural panels in wall sheathing for single family homes will increase from 71% in 2005 to 76% in 2010. . The APA forecasts that North American consumption of structural panels used in residential construction will decline at a compound annual rate of 0.2% from 2005 to 2010 and North American consumption of plywood used in residential construction will decline at a compound annual rate of 6.0% during the same period. Please read "Risk factors—Risks inherent in our business—The use of plywood in residential construction and remodeling is expected to decline to a relatively small share of those overall markets".

In residential construction, structural panels are used primarily as underlayment for floors and for wall, roof and floor sheathing. Underlayment is a panel layer affixed to the top of the dimensional lumber that rests on the foundations of a house with wood frame construction. Sheathing is a panel layer affixed between the siding, shingles and flooring of a house and the frame of the house, creating a surface to which those materials can be adhered and, at the same time, providing encapsulation for insulation. OSB is structurally adequate for most sheathing applications. As a result, plywood's share of the residential construction market has been significantly reduced. The APA forecasts that the share of plywood panels in the U.S. residential construction market will decrease from 22% in 2005 to 16% in 2010 as the result of continued penetration of OSB facilitated by planned increases in OSB manufacturing capacity. We expect that the declining size of the U.S. plywood market will place higher-cost mills under continued pressure and cause lower-cost mills to operate at high rates of capacity utilization.

Industry overview

Repair and remodeling

The second largest market for structural panels is the repair and remodeling market. This market has experienced significant year-over-year growth within the past decade. We believe that this growth tracks the aging of domestic housing stock, with repair and remodeling expenditures increasing as homes get older. We also believe that repair and remodeling expenditures lag existing home sales because of the tendency of home purchasers to undertake some remodeling activity within 12 to 18 months after purchase. According to U.S. government data and the APA, remodeling expenditures in the United States increased at a compound annual growth rate of 5.3% from 1995 through 2004, while structural panel consumption in the remodeling market increased at a compound annual growth rate of 1.0% over the same period. As indicated in the graph below, repair and remodeling expenditures are expected to increase at a compound annual growth rate of approximately 4.8% between 2005 and 2010.

Data published by the APA indicate that the market share of plywood in the repair and remodeling market is less vulnerable to OSB penetration than in the residential construction market. The APA reports that, in 2004,

Industry overview

plywood accounted for approximately 3,185,000 MSF of consumption, or approximately 41% of the U.S. repair and remodeling market, and the APA predicts that plywood will account for 3,140,000 MSF, or 38% of the U.S. repair and remodeling market, in 2010. Nevertheless, the use of plywood in repair and remodeling is expected to decline in comparison to the use of OSB. The APA forecasts that U.S. consumption of structural panels used in repair and remodeling will increase at a compound annual growth rate of 0.7% from 2005 to 2010, whereas U.S. consumption of plywood used in repair and remodeling is expected to decline at a compound annual rate of 0.9% during the same period. Please read "Risk factors—Risks inherent in our business—The use of plywood in residential construction and repair and remodeling is expected to decline to a relatively small share of those overall markets".

Non-residential construction

The APA forecasts that the rate of structural panel consumption in non-residential construction in North America will increase at a compound annual growth rate of approximately 3.1% from 2005 through 2010. During that same period, the APA expected North American consumption of plywood used in non-residential construction to increase at a compound annual growth rate of approximately 0.4%. While non-residential construction consumes lower volumes of wood products than residential construction, expenditures in those components of the non-residential market that involve heavy wood use, such as hotel, motel, office and commercial construction, are expected by the APA to grow at a compound annual rate of approximately 1.3% between 2004 and 2010.

Industry overview

Plywood accounted for 52% of the total structural panels consumed in the U.S. non-residential construction market in 2004. The APA expects the market share of plywood in this market to decline to 45% by 2010.

Industry overview

LUMBER

Lumber is used in a broad variety of residential and non-residential construction applications. Lumber, like plywood, experiences price volatility and demand cyclicality. According to Random Lengths, lumber prices in the Southeast since 1990 were as follows:

DISTRIBUTION

The distribution of wood products in the United States is primarily a two-step market in which distributors buy wood products from producers and sell these products to industrial users or to dealers and retailers, such as The Home Depot and Lowe's, who in turn resell these products. A broad range of building products are distributed in the two-step market, including oriented strand board, or OSB, and products manufactured from substrates other than wood. We engage in a small amount of distribution through a subsidiary that imports low-value industrial plywood from China.

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OUR BUSINESS

We produce and distribute wood products for industrial and commercial customers in North America as well as lumber for the construction market, including the residential construction, non-residential construction and repair and remodeling markets. Among our industrial products, we believe that we are a leading producer of overlay plywood for use in concrete forms, outdoor signage and the panels of roll-up truck doors and hardwood plywood for use in upholstered furniture frames. For the six months ended June 30, 2005, we generated approximately 61% of our revenues from sales of plywood for use in industrial applications, which have historically been characterized by relatively stable pricing. We generated the remaining 39% of our revenues during this period from sales of plywood and lumber into the construction market. This market, particularly the residential construction market, has experienced greater demand cyclicality and price volatility than the industrial markets that we serve.

We operate three production facilities located in Shelton, Washington; Moncure, North Carolina; and Chester, South Carolina. These facilities, which occupy a total of approximately 1.1 million square feet of production and warehouse space and employ more than 900 people, are strategically located near plentiful sources of wood fiber. During the six months ended June 30, 2005, we produced approximately 260,000 MSF of plywood, and approximately 16,000 MBF of lumber. We seek to maintain a diverse base of customers in the industrial plywood and construction plywood and lumber markets. We sell our products to distributors, specialty dealers, original equipment manufacturers and construction companies.

We endeavor to operate at high levels of capacity utilization throughout the business cycle. We invest capital in order to produce wood products as efficiently as possible. We spent $3.3 million on maintenance capital expenditures and capital improvements during the six months ended June 30, 2005 to increase reliability and throughput and lower costs. We expect to spend an additional $6.4 million on various projects during the remainder of 2005 to further expand our production, lower our costs and increase the reliability of our operations. These projects include the installation of an automated lathe at our Chester facility that is scheduled for completion in the first quarter of 2006.

We acquired the Olympic Operations in April 2003 when Olympic, now our wholly-owned subsidiary, purchased the plywood division of Simpson. We had no operations before the acquisition of the Olympic Operations. Accordingly, the Olympic Operations are considered the predecessor to our business and are presented as such in our financial statements and the accompanying notes included elsewhere in this prospectus. We acquired the Southeast Operations in December 2004 when Wood Resources LLC purchased these assets from Weyerhaeuser. The Acquired Operations are managed by a team of senior executives that have, on average, more than 25 years of experience in the wood products industry, including major roles at integrated forest products companies overseeing wood fiber procurement and wood products production and distribution.

INDUSTRY TRENDS

The North American wood products industry consists of the production and distribution of structural panels (including plywood), dimensional lumber, engineered wood products and other products made from wood fiber. Based on data supplied by RISI, in 2004, North American wood products producers sold approximately $13 billion of structural panels and approximately $25 billion of lumber.

We expect the following industry trends to impact our business:

Steady demand for industrial plywood products as growth in manufacturing continues.    The APA predicts that the use of plywood in industrial applications in the United States will increase at a compound annual growth rate of approximately 0.7% between 2005 and 2010. We believe that the industrial market for wood products in North America is generally linked to the level of manufacturing in the United States, which has recovered from the slowdown of 2002 and 2003 and which the APA expects to increase at a compound annual growth rate of approximately 2.8% between 2005 and 2010. We also believe that plywood will continue to be preferred over OSB in many industrial applications, such as concrete forms and roll-up truck door panels,

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because OSB's structural limitations prevent it from being a suitable replacement for plywood in those applications. Moreover, the ability to customize plywood panel composition for particular industrial uses provides it with a competitive advantage relative to OSB.

Decline in demand for plywood in residential construction and repair and remodeling.    The APA predicts that the use of plywood in residential construction and repair and remodeling in the United States will decline at compound annual rates of approximately 6.6% and 0.9%, respectively, between 2005 and 2010. Over the same period, the APA forecasts that U.S. housing starts will decline at a compound annual rate of approximately 1.4% from historically high levels. The average price of southern plywood eastside CDX 3-ply, a type of plywood commonly used in the residential construction market, peaked in April 2004 and as of September 2005 had declined by approximately 26% from that peak price according to Random Lengths.

OSB market share expansion in residential construction and repair and remodeling.    OSB, which we do not produce, has increased its share of the North American structural panel market from 38% in 1995 to 58% in 2004. According to the APA, OSB consumption in the North American markets increased at a compound annual growth rate of 8.8% between 1995 and 2004 and is forecast to increase at a compound annual growth rate of 2.1% from 2005 to 2010. We believe that OSB's increased market share has been and will continue to be most significant in the residential construction and repair and remodeling markets. OSB consumption in the residential construction and remodeling markets accounted for 90% of total North American OSB consumption in 2004. According to the APA, in the North American residential construction market, OSB's market share increased from 55% in 1995 to 76% in 2004 and is forecast to further increase to 83% in 2010. In the North American remodeling market, OSB's market share increased from 33% in 1995 to 57% in 2004 and is forecasted by the APA to further increase to 60% in 2010.

Steady demand for plywood in the non-residential construction market.    The APA expects the use of plywood in non-residential construction to increase at a compound annual growth rate of approximately 0.4% between 2005 and 2010, with spending in the heavy wood using-segments of the non-residential construction market projected to increase at a compound annual growth rate of approximately 1.0% over the same period. APA statistics indicate that the market share of plywood in the non-residential construction market has been more stable than in the residential construction market, where the ongoing impact of OSB penetration has been more pronounced. From 1995 to 2004, plywood's share of the U.S. non-residential construction market declined from approximately 63% to approximately 52% whereas plywood's share of the residential construction market declined from approximately 44% to approximately 23% over the same period. The APA forecasts that plywood's share of the U.S. non-residential construction market will decline by approximately 6 percentage points over the next five years from approximately 51% in 2005 to approximately 45% in 2010.

Lack of investment in plywood production capacity and continued divestitures.    Although plywood mills are periodically idled and restarted over the business cycle, no new plywood mills have been constructed in North America since 1996 according to the APA. The APA forecasts an overall decline in plywood capacity in North America over the next five years. In addition, we believe that many large forest products companies are increasingly investing their capital in growth segments such as OSB and engineered wood products and are generally reducing their level of investment in, or divesting, plywood assets. Georgia-Pacific, International Paper, Weyerhaeuser and the former parent of Boise Cascade have all divested wood products assets in recent years, generally because of those units' small scale, slow growth or incompatibility with the parent company's stated strategic focus. We expect portfolio realignment and divestitures of non-core and non-strategic assets by large forest products companies to continue.

BUSINESS STRATEGIES

Our primary business objective is to increase distributable cash flow per unit by executing the following strategies:

Increase market share in our primary industrial markets.    Sales of wood products for industrial applications such as concrete forms, outdoor signage, upholstered furniture frames and panels for roll-up truck doors have historically experienced more stable pricing and less substitution than sales of wood products for construction. We believe that increasing our share of the industrial markets that we serve will allow us to achieve more

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consistent margins and profitability than are possible to achieve by producing for construction markets, which have been characterized by greater demand cyclicality and price volatility as well as greater competitive pressure from OSB. We will endeavor to increase the ratio of industrial plywood that we sell to our overall sales by increasing our emphasis on customer and product development and by seeking to acquire assets that produce wood products for industrial applications. We do not believe that OSB will make significant inroads into the industrial wood products market because of its structural inferiority and difficulties associated with customizing it for particular applications.

Maintain competitive position in the construction market.    Although we expect OSB to continue to make inroads into the construction market, we believe that there will be continued demand for plywood and lumber within the construction market. We seek to maintain a lower cost structure than other plywood and lumber producers to enable us to remain profitable throughout the business cycle as competitors with high cost structures are forced to exit the industry. We seek to reduce our operating costs by (1) making selective capital investments such as the installation of an automated lathe at our Chester facility (please read "—Capital improvement projects"), (2) modifying our fiber procurement procedures to ensure that we are purchasing logs and veneer of the varieties and specifications that result in the lowest delivered cost of fiber to our facilities and (3) improving our production processes to reduce our labor costs, improve our raw material yields and lower our energy consumption. Our goal is to be the lowest cost producer of plywood and lumber for the construction market.

Operate at high levels of capacity utilization.    We endeavor to manage our assets to operate at high levels of capacity utilization throughout the business cycle. To accomplish this objective, we engage in active preventative maintenance at each of our facilities, maintain on-site supplies of critical spares and key components and operate our facilities on a multiple shift per day basis. We seek to avoid building excessive finished good inventories by directing our sales force to sell the products that we produce on a current basis rather than deferring sales and building inventory in anticipation of changes in market prices. We believe that maximizing our capacity utilization improves production efficiencies and overhead absorption, which reduces our costs and increases our profits.

Selectively pursue acquisitions.    We believe that there are a significant number of acquisition candidates throughout the wood products industry, including opportunities to acquire additional wood products production and distribution businesses at attractive valuations. We will focus on acquiring businesses that we believe are well-positioned relative to our competitors because of characteristics such as cost position, access to raw materials, technical know-how and proximity to customers. In addition, we will seek to integrate businesses that we believe we can improve by applying our management experience and operating expertise and by selectively making capital investments. We believe that we will have opportunities to purchase business units from major forest products companies that are being divested for strategic reasons as well as small and medium-sized private companies.

Maintain a conservative capital structure.    We will have no material indebtedness after applying our net proceeds of this offering, and we expect to remain conservatively leveraged. In addition, to meet our goal of continuing to pay quarterly distributions across cyclical fluctuations in our business, we expect our general partner to build cash reserves to fund future distributions.

COMPETITIVE STRENGTHS

We believe that the following strengths position us to successfully execute our business strategies:

Strong positions in growing industrial markets.    We are well positioned in the primary industrial markets we serve, such as concrete forms, outdoor signage, upholstered furniture frames and the panels for roll-up truck doors. For example, we believe that we are a leading producer of overlay plywood in North America for use in concrete forming and roll-up truck door panels. We also believe that we are a leading producer of hardwood plywood for the North American upholstered furniture market. Please read "—Products and markets". According to the APA, the market for plywood used in North American industrial applications is expected to grow at a compound annual growth rate of 0.9% between 2005 and 2010.

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Low cost and efficient production of construction plywood and lumber.    Our production of plywood and lumber for use in construction is low cost and efficient. Following completion of the Chester Capital Project (please read "—Capital improvement projects"), we believe that the plywood production at our Chester facility will be among the lowest cost production in North America. The presence of both a plywood mill and a saw mill at our Chester facility allows us to purchase wood fiber more cheaply. The co-location enables us to buy entire logs and use certain portions of the log stem for plywood and other portions for lumber, thereby minimizing our fiber costs by maximizing the efficient use of the proximate fiber basket. In addition, the proximity of our Chester facility to customers in the growing construction markets of the southeastern United States provides us with a freight cost advantage relative to more distant competitors. We expect to generate further efficiencies and continue to reduce the cost of our operations through capital improvement projects that are underway at Chester and our other facilities.

No significant debt and substantial liquidity.    After this offering, we expect to have no material indebtedness and the financial flexibility to pursue acquisitions and other expansion opportunities through an available cash balance of at least $21.0 million, by issuing additional common units and by borrowing funds under our proposed new $50.0 million credit facility. After applying the net proceeds from this offering as described under the caption "Use of proceeds", we will have a cash balance, assuming full exercise of the underwriters' over-allotment option, of approximately $33.0 million and less than $1 million of outstanding indebtedness. In addition, under our proposed new credit facility, we will have approximately $50 million available for working capital and internal growth initiatives and acquisitions.

Commitment to capital spending to lower costs and expand capacity.    During the six months ended June 30, 2005, we spent $3.3 million on maintenance capital expenditures and capital improvements, and we expect to spend an additional $6.4 million during the remainder of 2005 to increase reliability and throughput and lower costs. By contrast, we believe that many large forest products companies are reducing their level of investment in plywood assets.

Effective geographic positioning.    Each of our facilities is located in close proximity to plentiful open-market sources of readily available wood fiber. In addition, our Moncure facility, where we produce hardwood plywood for use in upholstered furniture frames, is located near the heart of the North Carolina furniture manufacturing industry.

Long-term customer relationships.    The Acquired Operations have a reputation for performance and enjoy long-term customer relationships with major industrial manufacturers and distributors of building materials. We have recently expanded these relationships, particularly with concrete forming system manufacturers, major truck door manufacturers and building material distributors.

Experience in acquiring, integrating and operating wood products assets.    In less than two years, we acquired three production facilities that are expected to produce 523,000 MSF of plywood and 50,000 MBF of lumber for the year ending December 31, 2006. Our senior operating managers have, on average, more than 25 years of experience in the wood products industry. Richard Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, has spent over 30 years in the wood products industry, most recently as Business Director of the Engineered Wood and Plywood Division of Louisiana-Pacific, during which time he integrated several acquisitions and had management responsibilities for wood fiber procurement and wood products production and distribution. We believe that their familiarity with our industry is an important asset that will help us implement our business strategies and pursue our growth initiatives.

OUR CUSTOMERS

We seek to maintain a diverse base of customers in the industrial and construction markets that we serve. Our customers include wood products distributors, specialty dealers, original equipment manufacturers, construction companies and the upholstered furniture market. In connection with our acquisition of the Southeast Operations on December 22, 2004, we entered into a one-year distribution agreement with Weyerhaeuser Building Materials, which resulted in that entity accounting for approximately 15% of our sales during the six months ended June 30, 2005. Our principal customers include the following:

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original equipment manufacturers that require specialized plywood panels for a variety of industrial applications such as roll-up truck door manufacturers, concrete forming systems companies, sign manufacturers and marine products companies;

wholesale wood products distribution companies such as Weyerhaeuser Building Materials, BlueLinx and Boise Cascade, which supply building materials to retailers on a regional, state or local basis;

industrial product distributors specializing in regional and local industrial and specialty markets such as sign shops, paint-ready panels and decorative overlays;

two-step distributors, which provide building materials to smaller retailers, contractors and others; and

professional building materials dealers, which specialize in sales to professional builders, remodeling firms and trade contractors involved in residential home construction and light commercial building.

PRODUCTS AND MARKETS

Industrial products.    We are a leading producer of overlay plywood and hardwood plywood panels for industrial and non-residential construction applications in North America. Overlay plywood is a specialized form of plywood that is engineered and produced to meet customer specifications. Overlay plywood is used in a variety of applications, including concrete forms, upholstered furniture frames, wood pallets and skids, motor homes and recreational vehicles, wood containers, industrial and commercial machinery, boat building and repairs, outdoor signs, truck and bus bodies and millwork such as window and doorframe fabrication. Overlay plywood is produced by bonding resin-impregnated paper sheets, or "overlay", onto one or both surfaces of a plywood panel in order to achieve added functionality such as smoothness, printability and moisture resistance. The specific functionality imparted by the overlay is critical to the intended application. For example, smoothness and strength are required for the reduction of defects in cured concrete, printability is required for signs and roll-up truck door panels and moisture resistance and strength are required in marine-grade products. We carefully control the production of the plywood and the application of the overlay within our own mills to ensure that we are able to consistently meet the specifications of our customers.

We produce over 50 different varieties of overlay plywood. Product specifications vary by application, but the mechanical, dimensional and aesthetic requirements of overlay plywood are generally more difficult to achieve than those applicable to plywood used in construction markets. In addition, overlay plywood customers may require further enhancements such as extended product warranties, which are rarely available in the market for construction plywood. As a result of these and other factors, overlay plywood typically sells for a premium relative to plywood used in construction markets.

The industrial markets that we serve with overlay plywood are numerous and diverse. Historically, prices of overlay plywood have been more stable than prices for plywood sold in the construction market. Because of the diverse applications for overlay plywood across a broad range of industrial markets and the relative price stability associated with these specialized products, the demand for overlay plywood tends to be closely linked to the level of industrial activity.

We are also a leading producer of hardwood plywood panels, which we refer to as "furniture panels", that are sold to upholstered furniture manufacturers. Like overlay plywood, furniture panels are a specialized form of plywood that must meet customer specifications. Furniture panels are fabricated by furniture manufacturers into hardwood framing for upholstered sofas, chairs and ottomans.

Upholstered furniture manufacturers participate in a highly competitive industry and therefore place service demands on their suppliers. Increasingly, these customers require suppliers to provide high levels of service and just-in-time delivery in addition to meeting established product specifications. Because our Moncure facility is located in the middle of the North Carolina furniture manufacturing region, we believe that we have a competitive logistical advantage in serving this market.

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Historically, prices of furniture panels have been more stable than prices for construction plywood. Demand for furniture panels is closely linked to the level of upholstered furniture sales. However, furniture panels have taken market share from framing lumber in this application and are forecasted to continue to do so. As a result, the growth of furniture panels can outpace the growth of the upholstered furniture market.

We also import low-value industrial plywood panels produced in China for sale in the packaging and crating markets, which accounted for less than 3% of our revenues for the six months ended June 30, 2005.

Construction products.    We produce softwood plywood and lumber that is sold to the construction market, primarily for use in residential construction. Unlike the plywood that we produce for industrial applications, which must meet specific customer requirements, plywood and lumber sold for use in construction is typically only required to meet dimensional specifications and is therefore mass-produced at costs that are lower than those required to produce overlay plywood and furniture panels. Builders generally purchase plywood and lumber from building material distributors, and because of the standardized nature of the products, construction plywood and lumber is sold at a market indexed price. Because of the lack of product differentiation, the large number of suppliers and customers and the efficient pricing that exists in the marketplace, prices for these products have historically been very volatile. Demand for residential construction plywood and lumber is highly correlated to the level of housing starts. The growth of OSB as a replacement for plywood in many residential construction applications has resulted in a long-term decline in plywood consumption in this market, and price volatility has not diminished. Please read "Industry overview".

PRODUCTION PROCESS

Plywood.    Plywood is made by processing logs into engineered panels consisting of multiple layers of rotary peeled wood veneer sheets held together by glue, or resin. Plywood is composed of a minimum of three layers, or plies, the back, the face and the core. Though three plies is the minimum, plywood is also produced in five-ply, seven-ply and other, typically odd-numbered plies depending upon the application requirements. Plywood is engineered to achieve precise and consistent mechanical standards as the result of the nature of its fabrication, notwithstanding the fact that its precursor raw material (logs) are naturally inconsistent and laden with defects. The process of peeling veneer from a log randomizes the internal defects inherent to the wood in the tree. Additionally, the strength of the fibers is different depending on the direction of the grain. By randomizing defects (such as knots), and alternating directions of the grain of the wood, plywood panels can be made to exacting standards of strength and stability. In addition, wood shrinks or expands as it absorbs or releases moisture. Wood also has a large variety of densities and inherent physical properties, even wood that comes from the same tree. To achieve balanced production of a plywood panel that allows the panel to remain flat, most panels are engineered in an odd number of plies symmetrical from the center line. In other words, all inner plies, except the innermost ply, occur in pairs, using materials and adhesives on both sides that contract and expand, or are moisture permeable, at the same rate. The grains of alternate plies are arranged at right angles. Expansion or contraction within the plane of the board of one veneer is restricted by the wood fibers in the adjacent veneer. The resulting panel has similar strength and shrinkage properties in both directions, and the large dimensional and strength variations that occur across the grain in solid wood are eliminated.

The plywood production process has three stages: veneer processing; drying, sorting and upgrading; and panel lay-up, pressing and finishing. Plywood panels are made from thin sheets of wood veneer that are rotary peeled from logs. Rotary peeling involves rotating a log about its central axis against a long, sharp, straight knife lying parallel to the grain and tangential to the outside radius of the log. The log, or bolt, is mounted on a set of chucks that hold it in place and provide rotating force. As the log is turned, a thin sheet of veneer is peeled off as a long, continuous ribbon. Sophisticated electro-mechanical controls maintain precise knife pressure and angle, rotating speeds and material handling to produce veneer of uniform thickness and smooth finish. Logs are often preconditioned or heated to make peeling easier and enhance surface finish.

Veneers are selected for material strength, appearance or other physical properties and are used in specific, sequential menus to produce a plywood panel of desired characteristics and properties. Resin is applied to the veneers as they are being fed into the lay-up process. In the lay-up process, the resin-coated veneers are assembled into a sandwich and placed into a large pre-press, which holds the un-cured panel just long enough to allow the resin to become tacky so that the panel will remain together as a unit. In the case of overlay plywood,

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a resin-impregnated sheet of kraft paper is added to the un-cured sandwich, on one or both faces, prior to placing the fabrication into the press. The pre-pressed panels are then fed into a final pressing stage and held under pressure and heat to finalize the curing process. Finally, the panels are trimmed to specific sizes and transferred to a finishing department, where they are inspected, graded and in some cases sanded to precise thicknesses and finishing and packaged for shipment.

Higher quality logs may be used where appearance is important, such as for the exterior layer. By way of example, overlay plywood generally has a high quality outward facing veneer that imparts a smooth, hard and durable surface to the finished panel. In the case of furniture panels, hardwood veneers are used to provide structural strength and rigidity. However, because the components fabricated from the panels are covered by fabric and never viewed by the consumer, appearance in this application is inconsequential.

Lumber.    Lumber is sawed from logs into standard market lengths and dimensions, such as 2x4-inch and 2x6-inch boards, that are dried and treated for use in construction. Logs are typically fed into a saw mill on a chain conveyor to a rotating debarker, which removes the bark. After debarking, the log is sawed into lengths intended to maximize the use of the log and meet current market demands. Once it has been sawed into lengths, the log is transferred to a "headrig" for its primary breakdown into lumber. There, the logs are scanned by a computer, which determines (based on lumber prices) the cuts that should be made to optimize the value of that log. Once sawed into pieces, the raw lumber is sorted into bins by size and grade and stacked and dried in kilns to remove moisture. When dried, the lumber can be surfaced by a planer, cleaned up, trimmed, graded and packaged before it is delivered to the customer.

RAW MATERIALS

The principal raw materials used in our operations are logs and veneer and, to a lesser extent, resin and overlay paper. Logs are generally sourced from local and regional timberland owners. The primary markets for timber harvested in North America are producers who supply:

the housing market, where it is used in the construction of new housing and the repair and remodeling of existing housing;

the pulp and paper market; and

export markets.

The supply of timber is limited by access to timber and by the availability of timberlands. The availability of timberlands, in turn, is limited by several factors, including forest management policies, environmental and land use restrictions, alternate uses of land and loss to urban or suburban real estate development.

Unlike many of our larger competitors, we do not own timberlands. Instead, we purchase all of our logs on the open market, through either private cutting contracts or purchased wood arrangements. We believe that this enables us to procure logs from the lowest cost suppliers. We also purchase veneer on the open market, which supplements the veneer that we produce in our plants. There are a large number of veneer producers, including several sources in West Africa and South America, which provide us with specialty hardwood veneers for some of our specialty plywood. Because logs and veneer are subject to market pricing, the cost of various types of logs and veneers that we purchase in the market has at times fluctuated greatly due to weather, governmental, economic or other industry conditions. However, our mills are located in areas that are in close proximity to large and diverse supplies of timber and veneer. Our operations generally have the ability to procure logs and veneer at competitive prices from third-party sources. We believe that our ability to switch between purchasing veneer and logs allows us to purchase the lowest cost wood fiber.

In addition to logs and veneer, we use significant quantities of various resins in our production processes. Resin product costs are influenced by changes in the prices of raw materials used to produce resin, primarily petroleum products, as well as demand for resin products.

Our overlay plywood business is the largest consumer of phenolic-impregnated overlay papers in North America. Phenolic overlay technology has historically been used as an economical solution to address the surface characteristics of panels requiring smoothness, opaqueness uniformity, paintability and printability, durability

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and moisture and chemical resistance. Although melamine overlay technology, which is widely used in the decorative panel market, has taken some market share from phenolic overlays in industrial markets in recent years, phenolic overlay technology remains the preferred choice in most industrial markets for overlay plywood. This is particularly true for overlay plywood that is subject to a high degree of wear and tear or must resist moisture and chemical penetration.

North American open-market supply of phenolic overlays is dominated by a single producer. We have a long-standing relationship with this producer, and it operates two facilities nearby our Shelton facility. This producer is also a dominant international supplier of phenolic overlay papers from multiple facilities around the world. Several smaller domestic producers exist, but those producers have limited technical and supply capabilities. Similar saturating technology and significant captive capacity exists in the domestic high-pressure laminate business, although that capacity is largely consumed within that industry.

Components of overlay papers are engineered kraft papers and phenolic saturating resins. There are adequate alternative sources of supply for both of these raw materials. Resin pricing in recent years has been volatile and increasing because resin prices are susceptible to world petroleum pricing and the availability of benzene, the primary feedstock of resin.

Our operations also require significant amounts of energy. While the majority of our energy requirements are generated at our plants through the conversion of wood waste, which significantly mitigates our exposure to fluctuations in energy prices, we also purchase substantial amounts of electricity and natural gas. Energy prices have experienced a high degree of volatility in recent years, particularly in deregulated markets, and are currently at or near all-time highs. Please read "Risk factors—Risks inherent in our business—An increase in raw materials and energy costs would lead to a higher cost of goods sold, which would reduce our margins".

In addition, our operations require steam. Our right to secure steam from Simpson in respect of the Olympic Operations is subject to a shared services agreement with Simpson. If the amount of steam that we are able to obtain from Simpson is reduced, we could be required to purchase additional veneer at potentially higher costs.

CAPITAL IMPROVEMENT PROJECTS

We seek to identify capital improvement projects at our facilities that reduce costs and increase capacity. Before being approved, any such project generally must demonstrate an ability to pay for itself in three years or less in the judgment of management. We spent $3.3 million on capital expenditures during the six months ended June 30, 2005, consisting of $2.2 million of capital improvement projects and $1.1 million of maintenance capital expenditures, and we expect to spend an additional amount of approximately $2.0 million per year on maintenance capital expenditures going forward. We intend to spend an additional $6.4 million during the remainder of 2005 on capital expenditures, including $5.1 million of capital improvement projects that meet our investment criterion and $1.3 million of maintenance capital expenditures. Approvals have been obtained and work has begun on most of these projects. These projects include an upgrade of the lathe at our Shelton facility to improve the speed of processing and enhance the yield of logs processed, log vat capacity expansion at our Chester and Moncure facilities, and the installation of an automated lathe at our Chester facility. Our ability to make capital improvements on a cost-effective basis that are expected to result in near-term improvements in efficiency and capacity is partially attributable to the fact that our facilities received only limited capital investment in the years before they were divested by their prior owners. Consistent with our strategy of increasing capacity and improving throughput, we expect to periodically evaluate additional capital improvement projects.

The largest project being undertaken in 2005 is at the Chester facility, where we are installing an automated lathe, which we refer to as the "Chester Capital Project", at a cost of approximately $5.2 million. This lathe is expected to improve efficiency at our Chester facility in the following ways:

Reduced labor costs.    The new lathe will operate at faster speeds and has multiple output trays and additional stackers. As a result, we expect the new lathe to reduce the number of man hours used at the lathe by over 25%.

Improved log procurement.    The new lathe will be able to peel a block with a small end diameter of six inches, whereas the lathe that it is replacing cannot effectively peel blocks with small end diameters below

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eight inches. We believe that this block diameter reduction will enable us to process smaller logs at our Chester facility, which are more readily available in nearby timberlands and can be procured at lower prices.

Increased volume.    The new lathe will operate at faster speeds, thereby increasing throughput. Moreover, the two existing lathes at our Chester facility currently fail to keep the drying capacity fully utilized, and at least one drier is not in use approximately 60 hours per month on average. Because the new lathe will result in increased veneer production capacity, we expect that it will prevent the driers from running short of wood, thereby increasing finished plywood production.

Repair and maintenance savings.    Because the new lathe was manufactured more recently and has better technology than the lathe it is replacing, we expect that the costs associated with repairing and maintaining the new lathe will be lower than those incurred by the prior owner with respect to the old lathe.

Prior to committing capital to this project, our management team initiated a detailed engineering review, which included an assessment of (1) the expected benefits of the project and the risks associated with achieving them, (2) the full cost of purchasing the required equipment and completing the installation, including the risk of cost overruns, (3) the time required to complete the project and the risk of disrupting current operations and (4) the ongoing maintenance requirements and costs. Based on this review, we believe that the project meets the capital investment criterion described above. Because of the magnitude of this project, we also engaged The Beck Group, an engineering consulting firm with experience in plywood production, to independently assess and confirm the costs, benefits and risks of this project. The completion of the Chester Capital Project is scheduled for the first quarter of 2006.

Although we currently operate two lathes at our Chester facility and plan to continue to operate one lathe while the new lathe is installed, we cannot assure you that there will be no interruption of our operations during the period when the new lathe is being installed.

COMPETITION

Competition within the market for plywood used in industrial applications is based primarily on product functionality, price and quality and, to a lesser extent, the ability to offer a full line of products and meet delivery requirements on a consistent, long-term basis. In the United States, this market is characterized by numerous producers of various sizes who generally serve a small portion of the market, often as an adjunct to their larger business of producing plywood for construction markets. A few industry participants, including us, operate plants that are principally dedicated to producing industrial plywood. Some plywood producers who have traditionally focused on producing plywood for use in residential construction have refocused their products toward industrial markets, thereby increasing competition in the markets that we serve.

The market for plywood used in construction is highly competitive. Competition within this market is based primarily on price and, to a lesser extent, quality. We compete with many forest and building products firms, ranging from very large, fully integrated firms to smaller enterprises that may produce only one or a few product lines. Some competitors have substantially greater financial and other resources than we do. Our principal competitors in the concrete forming market include Ainsworth Lumber Co. Ltd., Pacific Wood Laminates, Inc. and Plum Creek Timber Company, Inc., or Plum Creek. Our principal competitor in the outdoor signage market is Plum Creek. Please read "Risk factors—Risks inherent in our business—We face many competitors, including large integrated forest products companies, that have greater financial and other resources than we do".

The plywood market is subject to competition from OSB, a less expensive substitute wood product that we do not produce. OSB is primarily used in the residential construction market. OSB continues to capture an increasing percentage of the North American structural panel market due to its low cost. OSB consumption currently represents approximately 60% of the structural panel market, which is up from 38% in 1995. The APA expects OSB consumption in the structural panel market to increase at a compound annual growth rate of approximately 2.1% between 2005 and 2010. Although OSB currently lacks the strength and flexibility characteristics required for use in several of the industrial markets that we serve, the engineering and fabrication processes associated with OSB could improve to the point where it becomes a viable, low-cost alternative to

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plywood in most applications. In 2004, OSB accounted for approximately 76% and 57% of structural panel use in the North American residential construction and repair and remodeling markets, respectively, and those percentages are expected to increase to 83% and 60%, respectively, in 2010. Please read "Risk factors—Risks inherent in our business—The use of plywood in residential construction and repair and remodeling is expected to decline to a relatively small share of those overall markets".

All of our products are subject to competition from other producers, including producers outside the United States. Within the industrial market, U.S. producers face competition from outside North America. For example, we face competition from European and Baltic producers in the market for overlay plywood, and we face competition from Russian, Scandinavian and Brazilian producers in the market for hardwood plywood. In the construction market, our primary foreign competition comes from Brazil and Canada.

TRADEMARKS

Our business relies on certain trademarks registered in the United States Patent and Trademark Office that are important to our operations, including Highway HDO, Signal, Decraguard, Two Step, Tuf-Tred, Multipour, Guardian and Skid Guard.

SEASONALITY

Our business is subject to seasonal variation. Demand for many of our products used in construction tends to be greater during the peak building season, which typically occurs in the second and third quarters. The supply of logs also experiences seasonal variation, as hot, dry conditions can force fire closures of timberlands in the summer, particularly in the Pacific Northwest, and freezing and/or severe weather can limit timber availability in the winter, particularly in the Southeast.

ENVIRONMENTAL MATTERS

Our production operations are subject to stringent and complex federal, state, and local laws and regulations relating to environmental protection and human health and safety. Such laws and regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Failure to comply with these laws and regulations, or newly adopted laws or regulations, can result in a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental laws, including CERCLA, impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the clean-up and restoration of sites where hazardous substances or hydrocarbons have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

Compliance with environmental laws and regulations can significantly increase the costs of our operations and otherwise result in significant costs and expenses. In some cases, plant closures can result if more onerous compliance requirements become applicable to a facility or a site. Violations of environmental laws and regulations can subject us to additional costs and expenses, including defense costs and expenses and civil and criminal penalties. We cannot assure you that the environmental laws and regulations to which we are subject will not become more stringent, or be more stringently implemented or enforced, in the future.

Air emissions

Our operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations limit emissions of air pollutants from various industrial sources, including those utilized in our plywood and lumber production operations, and impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval to construct or modify certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits

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containing various emissions and operational limitations, and/or utilize specific emission control technologies. We may be required to incur certain expenditures in the future to install and operate certain air pollution control equipment to obtain and maintain permits and approvals needed to operate.

Regulations recently promulgated by the U.S. Environmental Protection Agency, or EPA, addressing the emission of hazardous air pollutants from certain solid fuel industrial boilers and other equipment utilized in wood products production operations could require us to install costly air pollution control equipment that constitutes the maximum achievable control technology, or MACT, to reduce emissions. As currently in effect, these rules, known as the "Boiler MACT" and the "Plywood and Composite Wood Products, or PCWP, MACT," allow subject facilities until the fall of 2007 to decide how they will achieve compliance for emissions sources subject to the rules. We have submitted initial notifications to the EPA stating that our Chester facility may be subject to the Boiler MACT, and both our Chester and Shelton facilities may be subject to the PCWP MACT. We are currently in the process of evaluating compliance options under both of these rules, and are presently unable to estimate future costs associated with compliance. We believe that our Chester facility will comply with the MACT rules without the need for material capital expenditures and we believe that future implementation of operational changes at our Moncure and Shelton facilities will reduce the likelihood those sites will be subject to the PCWP MACT rules. However, we could be incorrect in these assumptions.

We are also subject to local regulations relating to air emissions. Title V of the federal Clean Air Act and the implementing regulations require that states or local permitting authorities develop and submit operating permit programs to the EPA. Once the state or local permitting authority receives approval from the EPA, the state or local authority may issue Title V operating permits. The EPA has granted interim approval of the operating permits program of the Olympic Regional Clean Air Authority and the Washington Department of Ecology. In addition, the EPA has granted full approval of the operating permits programs of the South Carolina Department of Health and the Environmental Control and the North Carolina Department of Environment and Natural Resources. The operating permits issued by these state and local authorities also might include more stringent requirements as authorized under applicable state and local requirements. The state or local air authorities also might require additional permits not otherwise mandated by Title V of the federal Clean Air Act. Our operations are subject to the requirements of these state and local authorities and we believe our current facilities are in material compliance with their requirements.

Hazardous substances and waste

Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances or solid wastes (including petroleum hydrocarbons). These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas at a facility where hazardous substances may have been released or disposed. For instance, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the clean-up and restoration of sites where hazardous substances or hydrocarbons have been disposed or otherwise released. These persons include the current and prior owners or operators of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. We may handle "hazardous substances" within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

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We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. RCRA strictly regulates the generation, storage, treatment, transportation and disposal of hazardous wastes.

We currently own and lease properties where wastes may have been previously disposed prior to our taking possession and that may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination. In connection with the acquisition of the Southeast Operations and Olympic Operations we obtained certain limited environmental indemnities from the Sellers that includes limited protections for conduct occurring prior to the closing of those transactions.

Water

The Federal Water Pollution Control Act of 1972, also referred to as the Clean Water Act, or CWA, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters. Pursuant to the CWA, regulations have been adopted that require us to have permits in order to discharge certain waste water and storm water run-off. These permits may require us to monitor and sample the waste water and storm water run-off. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Environmental indemnities relating to Southeast Operations and Olympic Operations

In connection with our acquisition of the Southeast Operations and Olympic Operations, Weyerhaeuser and Simpson, respectively, agreed, within prescribed limitations and subject to certain indemnification caps and applicable statutes of limitations, to indemnify us for any damages incurred in connection with any liabilities related to or arising from environmental conditions that existed on the acquired properties before we acquired them.

In connection with our acquisition of the Southeast Operations and Olympic Operations, we agreed to indemnify Weyerhaeuser and Simpson, respectively, for any damages incurred in connection with certain environmental liabilities related to or arising from environmental conditions that occur on the acquired properties after we acquired them.

We believe that the indemnities provide adequate coverage for any environmental claims related to the sites for the periods prior to their respective purchases.

FACILITIES

Location	Square feet	Owned/leased	Number of employees (as of June 30, 2005)	Estimated capacity (year ending December 31, 2006)	Product/purpose
Shelton, Washington	450,000	Leased(1)	369	160,000 MSF	Plywood
Moncure, North Carolina	209,000	Owned	199	130,000 MSF	Plywood
Chester,	405,500	Owned(2)	346	250,000 MSF	Plywood and
South Carolina				56,000 MBF	Lumber
Greenwich, Connecticut	1,800	Leased(3)	2	N/A	Headquarters

(1)

We lease this facility from Simpson. Please read "Risk Factors—Risks inherent in our business—We do not own our Shelton facility, and some services that are important to our operations are provided pursuant to a shared services agreement".

(2)

We own the facility subject to a payment-in-lieu of taxes arrangement. Pursuant to this arrangement, we conveyed the land and the equipment thereon to Chester County, South Carolina and lease such land and equipment from Chester County. Under the arrangement, we make payments to the county in lieu of ad valorem property taxes. Upon the expiration of the lease or upon our exercise of our purchase option, the county will reconvey the land and equipment back to us.

(3)

We sublease our Greenwich, Connecticut headquarters from Atlas Holdings. Please read "Certain relationships and related party transactions—Sublease with Atlas Holdings".

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EMPLOYEES

As of June 30, 2005, we employed approximately 900 people, approximately 500 of whom are members of unions. The collective bargaining agreement with the International Association of Machinists, or IAM, covering the employees at our Shelton facility is scheduled to expire on May 31, 2006, but will automatically renew for successive one-year periods unless notice of modification or termination is provided 60 days prior to the expiration date. Medical costs recently increased by $0.60 per compensable hour for employees at our Shelton facility, and we agreed to pay the full portion of these additional costs arising under the Nelson Trust, a multi-employer health and benefits fund. A new collective bargaining agreement with the IAM covering the employees at our Moncure facility was entered into in April 2005 and will expire on April 30, 2008, but will automatically renew for successive one year periods unless 60 days prior notice of modification or termination is provided. We consider our relationship with our employees to be generally good. However, there can be no assurance that future work stoppages will not occur. Please read "Risk factors—Risks inherent in our business—Labor interruptions would adversely affect our business".

INSURANCE

Our insurance program includes general liability insurance, auto liability insurance, worker's compensation insurance and property insurance in amounts that management believes are reasonable and appropriate.

LEGAL PROCEEDINGS

There is no pending litigation and, to our knowledge, there is no threatened litigation, the unfavorable resolution of which would be expected to have a material adverse effect on our business or financial condition.

Management

MANAGEMENT OF WOOD RESOURCES LP

Wood MLP GP LLC, our general partner, will manage our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are non-recourse to it.

Our general partner will have a board of directors that will oversee the management, operations and activities of our general partner and thus indirectly manage our operations and activities. By December 31, 2006, we expect a majority of the members of the board of directors of our general partner to meet the independence standards established by the NYSE and the Securities Exchange Act of 1934. Please read "—Governance matters—Independence of board members". In addition, the board of directors of our general partner will have an audit and conflicts committee comprised of three members who meet the independence standards established by the NYSE and the Securities Exchange Act of 1934 and are not officers or employees of our general partner or directors, officers or employees of its affiliates. Please read "Committees of the board of directors—Audit and conflicts committee". The audit and conflicts committee of the board of directors of our general partner will review specific matters that the board believes may involve conflicts of interest. In the case of potential conflicts of interest between our general partner and us, any members of the audit and conflicts committee who are affiliated with entities having an indirect equity interest in our general partner will recuse themselves from that review. Those members of the audit and conflicts committee remaining after any such recusal will determine if the resolution of the conflict of interest is fair and reasonable to us. It is our intent that, within 12 months from the closing of this offering, the audit and conflicts committee will not have any members who have, or are affiliated with entities having, a direct or indirect equity interest in our general partner. Any matters approved by the audit and conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company and to establish and maintain an audit committee, a compensation committee and a nominating/corporate governance committee, each consisting solely of independent directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating/corporate governance committee. Nevertheless, in addition to having a fully independent audit and conflicts committee and seeking to have a majority of independent directors by December 31, 2006, the board of directors of our general partner will have a compensation committee upon the closing of this offering that has the composition and functions described under "—Committees of the board of directors—Compensation committee" below.

We are managed and operated by executive officers of our general partner under the supervision of the directors of our general partner. Our non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings. All of our operational personnel will be employees of an affiliate of our general partner. In addition, the board of directors of our general partner will have an audit and conflicts committee comprised of three members who meet the independence standards established by the NYSE and the Securities Exchange Act of 1934 and are not officers or employees of our general partner or directors, officers or employees of its affiliates. Please read "Committees of the board of directors—Audit and conflicts committee". By December 31, 2006, we expect a majority of the members of the board of directors of our general partner to meet the independence standards established by the NYSE and the Securities Exchange Act of 1934. Please read "—Governance matters—Independence of board members".

Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such

Management

other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other law. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination of whether or not to consent to any merger or consolidation of the partnership.

DIRECTORS AND EXECUTIVE OFFICERS OF WOOD MLP GP LLC

The following table shows information for the directors and executive officers of our general partner.

Name	Age	Position with Wood MLP GP LLC
Andrew M. Bursky	49	Chairman of the Board and Director
Richard Yarbrough	60	Chief Executive Officer, President and Director
Edward J. Fletcher	34	Vice President and Chief Financial Officer
Jay P. Goodenbour	48	Vice President
Francis F. Eck	54	Vice President
Philip E. Schuch	40	Vice President and Chief Accounting Officer
Eric L. Larsen	38	Vice President, Controller, Secretary and Treasurer
Timothy J. Fazio	32	Director
Robert D. Neary	72	Director
Steven C. Pickhardt	43	Director
Steven N. Rappaport	57	Director
Larry B. Richard	48	Director
David I.J. Wang	73	Director

Andrew M. Bursky was elected Chairman of the Board of our general partner in October 2005. Mr. Bursky co-founded and served as Chairman of the board of managers of Wood Resources LLC. Mr. Bursky has been a Managing Partner of Atlas Holdings, a private investment firm, since June 2002. From August 1999 to June 2002, Mr. Bursky was Managing Partner of Pegasus Capital Advisors, L.P., a private investment firm with approximately $800 million of committed equity capital. Mr. Bursky joined Pegasus in 1999 after 19 years with Interlaken Capital, Inc., or Interlaken. Mr. Bursky was one of the founding principals and the Senior Managing Director of Interlaken. While at Interlaken, Mr. Bursky was responsible for investments, primarily focused on industrial manufacturing and distribution, business services, financial services and distribution. Mr. Bursky serves on the board of directors of a number of public and private companies, including BE&K, Inc., Forest Resources LLC, Genesis Worldwide II, Metal Resources LLC and Strategic Distribution, Inc. In addition, Mr. Bursky serves as a Trustee of the Eisenhower Fellowships, the Skin Cancer Foundation and Washington University in St. Louis. Mr. Bursky is a graduate of Washington University in St. Louis where he received a B.A. in Economics, a B.S. in Engineering and an M.S. in Chemical Engineering and Harvard Business School where he received an M.B.A.

Richard Yarbrough was elected Chief Executive Officer, President and Director of our general partner in October 2005. Mr. Yarbrough served as President and Chief Executive Officer and a member of the board of managers of Wood Resources LLC since its inception in April 2003, following 30 years in the forest products industry. From July 2000 through 2003, Mr. Yarbrough formed and was President of Skywood Forest Products, a consultancy in the forest products sector, with a focus on international business. From July, 1996 to July 2000, Mr. Yarbrough served as Business Director of the Engineered Wood and Plywood Division of Louisiana-Pacific. In that capacity he was responsible for operating a 12-mill division engaged in the production, sale and service of specialty-engineered wood products with approximately $500 million in revenue. From 1987 to 1996, Mr. Yarbrough was Vice President—Western Timberlands of IP Timberlands, a unit of International Paper, with 19 total years of service at IP. Prior to that, Mr. Yarbrough spent six years with Weyerhaeuser and MacMillan Bloedel Limited in timberlands operations. Mr. Yarbrough is a graduate of Oregon State University.

Edward J. Fletcher was elected Vice President and Chief Financial Officer of our general partner in October 2005. Mr. Fletcher served as the Chief Financial Officer of Wood Resources LLC since March 2005. From

Management

January 2004 to March 2005, Mr. Fletcher started and managed a financial consulting and advisory company focused on SEC-related matters. From July 2000 to January 2004, Mr. Fletcher worked for i3 Mobile, Inc., a wireless information and communication services company that, prior to its sale, was publicly traded. Mr. Fletcher's last role with i3 Mobile was as Senior Vice President and Chief Financial Officer, where he had oversight responsibility for all financial aspects of the organization, which included the development and monitoring of fiscal policies and procedures, SEC compliance and investor relations, budgeting and cost mitigation initiatives. From October 1993 to July 2000, Mr. Fletcher worked in the Assurance Advisory Business Services Practice at Ernst & Young LLP. Mr. Fletcher's responsibilities at Ernst & Young included the preparation and review of SEC filings in connection with quarterly and annual reports, initial public and secondary offerings, the registration of debt and equity securities and mergers and acquisitions. Mr. Fletcher holds a B.S. in accounting from Fairfield University and has received professional certifications as a Public Accountant in the State of New York and as a Fraud Examiner.

Jay P. Goodenbour was elected Vice President of our general partner in October 2005. Mr. Goodenbour served as the President of two subsidiaries of Wood Resources LLC, Moncure Plywood LLC and Chester Wood Products LLC, since December 2004. Mr. Goodenbour has 25 years of experience in the forest products industry. From June 2003 to December 2004, Mr. Goodenbour served as Vice President of Columbia Forest Products, Inc., a producer of hardwood plywood for the cabinet and furniture industry. From 1977 to 2003, Mr. Goodenbour worked with a subsidiary of International Paper, Carter Holt Harvey Ltd., in New Zealand. From 1980 to 1997, Mr. Goodenbour worked with International Paper throughout the U.S. His experience within the industry includes forestry operations, plywood and lumber mill operations, printing and packaging operations, medium density fibreboard and decorative panel businesses, including sales, and a significant background in sales into Asian markets, including China and Japan. He holds a B.S. in Forest Resources from the University of Idaho and an M.B.A. from the University of Chicago.

Francis F. Eck was elected Vice President of our general partner in October 2005. Mr. Eck served as the General Manager of Olympic, a subsidiary of Wood Resources LLC, since September 2004. From April 2002 to October 2004, Mr. Eck served as the Plant Manager and Director of Operations for Shaw Industries/Formica Corp. From November 1996 to August 2001, Mr. Eck was the General Manager and Manufacturing Manager for Louisiana-Pacific's $300 million Industrial Panels business. During that time, he led the turnaround of the Industrials Panels business to company-leading status in safety, employee development, order fulfillment, quality fundamentals, capacity utilization and environmental compliance. Mr. Eck has 29 years of experience in the forest products industry. Mr. Eck holds a B.S. in Forest Management from Iowa State University and an M.B.A. from the University of Oregon.

Philip E. Schuch was elected Vice President and Chief Accounting Officer of our general partner in October 2005. Mr. Schuch has been the Chief Accounting Officer of Wood Resources LLC and a principal of Atlas Holdings since April 2003. From 1988 to April 2003, Mr. Schuch was a principal with the Transaction Support group at Ernst & Young LLP. Mr. Schuch is a Certified Public Accountant. Mr. Schuch is a graduate of West Virginia University.

Eric L. Larsen was elected Vice President, Controller, Secretary and Treasurer of our general partner in October 2005. Mr. Larsen served as the Controller of Wood Resources LLC since January 2005. From May 2002 to January 2005, Mr. Larsen served as the Controller of Olympic, where he was responsible for the financial accounting, payroll, strategic planning and control functions. From June 2001 to May 2002, Mr. Larsen worked for the Olympic Panel Division of Simpson. Mr. Larsen held the position of Manager, Market Development and International Sales, responsible for International Sales and North American Marketing under the direction of the Sales and Marketing Manager. From 1991 through 2001, he held various positions within Simpson Investment Company and its subsidiaries as a Project Manager and Business Analyst, performing business development for Simpson's international business interests, acquisitions and divestitures, planning and budgeting, and operations analysis. He has also served as a member of several strategic planning teams. He holds a B.S. in Business Administration from Pacific Lutheran University.

Timothy J. Fazio was elected Director of our general partner in October 2005. Mr. Fazio has been a Managing Partner of Atlas Holdings since January 2002 and was a co-founder and a member of the board of managers of

Management

Wood Resources LLC. From June 1999 to January 2002, Mr. Fazio was Vice President and a Principal at Pegasus Capital Advisors, L.P. Prior to joining Pegasus, Mr. Fazio was a Vice President at Interlaken. Mr. Fazio co-founded and serves as a member of the board of managers of Forest Resources LLC and Metal Resources LLC. Mr. Fazio is a graduate of the College of Arts and Sciences and the Wharton School of Business at the University of Pennsylvania where he received a B.A. in International Relations and a B.S. in Economics.

Robert D. Neary was elected Director of our general partner in October 2005. Mr. Neary formerly served as a member of the board of managers of Wood Resources LLC. Mr. Neary was Co-Chairman of Ernst & Young LLP until his retirement in 1993, having held that office since 1984. Mr. Neary served Ernst & Young in various capacities since his admission to the partnership in 1966, including service as Vice Chairman of Accounting and Auditing from 1975 to 1984. Mr. Neary is Chairman of the Board of Trustees of Allegiant Funds and a director and audit committee member of Commercial Metals Company and Strategic Distribution, Inc. Mr. Neary is a graduate of the University of Michigan.

Steven C. Pickhardt was elected Director of our general partner in October 2005. Mr. Pickhardt formerly served as a member of the board of managers of Wood Resources LLC. Mr. Pickhardt has been a Principal of GarMark Advisors, L.L.C., the advisor to GarMark Partners, L.P., a mezzanine investment fund, since 1998. From 1997 until joining GarMark in 1998, Mr. Pickhardt was with Credit Suisse First Boston where he led senior and subordinated leveraged financings for corporate clients and equity sponsors. Prior to joining Credit Suisse First Boston, Mr. Pickhardt spent 13 years with Chemical Bank and Manufacturers Hanover Trust Company in both the leveraged financing and special situation and distressed company financing areas. Mr. Pickhardt began his career in Manufacturers Hanover Trust Company's Specialized Leveraged Financing Group in 1983, structuring leveraged debt financings with a wide range of equity sponsors. Mr. Pickhardt serves on the board of Metal Resources LLC. Mr. Pickhardt graduated from Brown University with his B.S. in Applied Math and Economics. Mr. Pickhardt also has an M.B.A. in Finance and International Business from the Stern School of Business at New  York University.

Steven N. Rappaport was elected Director of our general partner in October 2005. Mr. Rappaport formerly served as a member of the board of managers of Wood Resources LLC. Mr. Rappaport has been a partner of RZ Capital, LLC, a private investment firm that also provides administrative services for a limited number of clients, since June 2001. From March 1994 to July 2002, Mr. Rappaport was Director, President, and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic international securities borrowing and lending activities. Loanet, Inc. was acquired by Sungard Data Systems in May 2001. From March 1992 to December 1993, Mr. Rappaport was Executive Vice President of Metallurg, Inc. and President of Metallurg's subsidiary, Shieldalloy Corporation. Prior to that, he served as Director, Executive Vice President and Secretary of Telerate, Inc., an electronic distributor of financial information. Telerate was acquired by Dow Jones over a number of years commencing in 1985 and culminating in January 1990, when it became a wholly-owned subsidiary. Mr. Rappaport practiced corporate and tax law at the New York law firm of Hartman & Craven from August 1974 to March 1987. He became a partner in the firm in 1979. Mr. Rappaport is a Director and the chairman of the audit committee of PressTek, Inc. and an independent director and audit committee member with respect to 53 investment companies in the Credit Suisse Asset Management fund complex, the majority of which are closed-end funds but also include the following open-end funds: The First Israel Fund, Inc., The Chile Fund, Inc., Indonesia Fund, Inc., Latin America Equity Fund Inc., Credit Suisse High Yield Fund and Credit Suisse Asset Management Income Fund Inc.

Larry B. Richard was elected Director of our general partner in October 2005. Mr. Richard formerly served as a member of the board of managers of Wood Resources LLC. Since March 1999, Mr. Richard has been both the President and Chief Executive Officer and a Director of Forest Resources LLC, an integrated paper and packaging company that produces recycled packaged papers and converted packaging products. From 1993 to 1999, Mr. Richard was General Manager of Visy Recycle, a wholly-owned subsidiary of Pratt Industries. From 1980 to 1993, Mr. Richard was a manager with manufacturing and engineering responsibilities at Riverwood International. Mr. Richard received his B.S. degree in Pulp and Paper Science and Engineering from North Carolina State University in 1979.

Management

David I.J. Wang was elected Director of our general partner in October 2005. Mr. Wang formerly served as a member of the board of managers of Wood Resources LLC. Mr. Wang retired from International Paper in 1991 as Executive Vice President and Director. He was responsible for International Paper's distribution, timber, wood products and specialty businesses, which on a combined basis generated sales totaling $5 billion. He was also responsible for mergers and acquisitions, information systems, technology, engineering and logistics. Prior to joining International Paper, Mr. Wang was with Union Carbide Corporation in various capacities, including Director of Corporate Development and Vice President of the coatings and solvents division. Mr. Wang currently serves on the Board of Directors of several private companies, including BE&K, Inc., Forest Resources LLC and Metal Resources LLC.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors of our general partner has an audit and conflicts committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit and conflicts committee.    The audit and conflicts committee of the board of directors of our general partner is comprised of Messrs. Neary, Rappaport and Pickhardt, each of whom has been determined by the board of directors of our general partner to be an "independent director" as defined under the listing standards of the NYSE and the rules of the Securities Exchange Act of 1934. Mr. Neary serves as the chairman of the audit and conflicts committee. The board of directors of our general partner has determined that, following this offering, the service of Messrs. Neary and Rappaport on the audit committees of more than three public company boards will not impair their ability to effectively serve as members of the audit and conflicts committee. The primary purpose of the audit and conflicts committee is to provide assistance to the board of directors of our general partner in fulfilling its oversight responsibilities relating to:

the quality and integrity of our financial statements;

the disclosure and financial reporting process, including our disclosure controls and procedures;

our internal controls and procedures for financial reporting;

the performance of our internal audit function and the independent auditors employed by us for the purpose of preparing or issuing audit reports and related work;

our outside audit firm's qualifications and independence; and

our compliance with policies under our general partner's code of business conduct and ethics described below. Please read "—Code of business conduct and ethics".

As an extension of these functions, the audit and conflicts committee will evaluate its own performance at least annually.

In addition to the responsibilities described above, the audit and conflicts committee of the board of directors of our general partner may periodically be called upon to resolve conflicts between our general partner and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other hand. Messrs. Rappaport and Pickhardt are affiliated with entities that have indirect equity interests in our general partner. If the audit and conflicts committee is called upon to resolve a potential conflict between our general partner and us, Messrs. Rappaport and Pickhardt will recuse themselves from that deliberation. It is our intent that, within 12 months from the closing of this offering, the audit and conflicts committee will not have any members who have, or are affiliated with entities having, a direct or indirect equity interest in our general partner. Please read "Conflicts of interest and fiduciary duties". The audit and conflicts committee may fulfill this function in the manner described in our agreement of limited partnership. Please read "The partnership agreement". As a general matter, our general partner will not be in breach of its fiduciary duties or its obligations under our partnership agreement if an actual or potential conflict is approved by the audit and conflicts committee.

Compensation committee.    The compensation committee of the board of directors of our general partner is comprised of Messrs. Bursky, Richard and Wang. Mr. Wang serves as the chairman of the compensation

Management

committee. The primary purpose of the compensation committee is to provide assistance to the board of directors of our general partner in fulfilling its oversight responsibilities to our general partner's members, and our general partner's responsibilities to us, and to, among other things:

review and approve the corporate goals and objectives relevant to the Chief Executive Officer and President of our general partner and the compensation of the executive officers of our general partner;

evaluate the performance of the Chief Executive Officer and President of our general partner and the executive officers of our general partner in light of the corporate goals and objectives determined in the manner described above;

review and consider all elements of the compensation of the Chief Executive Officer and President of our general partner and the executive officers of our general partner, including the aggregate amount of all compensation received by these individuals; and

administer our equity-based and other incentive compensation plans.

In addition to the functions described above, the compensation committee will, either as a committee or together with the other independent members of the board of directors of our general partner (as directed by the board), determine and approve the compensation level of the Chief Executive Officer and President of our general partner based on the compensation committee's evaluation and make recommendations to the full board regarding (1) the compensation of executive officers other than the Chief Executive Officer and President of our general partner, (2) long-term and short-term incentive compensation plans and equity-based plans that are subject to board approval, (3) grants of options and awards that are subject to Section 16 of the Securities Exchange Act of 1934 and (4) the employee and retiree benefit plans of our general partner and the Partnership. The compensation committee will evaluate its own performance at least annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As it was formed in September 2005, our general partner did not have a compensation committee or any other board committee performing equivalent functions in 2004. Matters concerning executive officer compensation for Wood Resources LLC were handled by the entire board of managers of Wood Resources LLC, including Messrs. Bursky, Neary and Richard who are the recently appointed members of the compensation committee of the board of directors of our general partner. Richard Yarbrough, the President and Chief Executive Officer of Wood Resources LLC, participated in deliberations of Wood Resources LLC's board of managers regarding these matters in his capacity as a manager, but abstained from voting on his compensation. Certain of these individuals have engaged in certain related party transactions as described in "Certain relationships and related party transactions".

GOVERNANCE MATTERS

Independence of board members.    At the closing of this offering, our general partner is committed to having a board of directors that includes at least three independent directors, each of whom will be a member of the audit and conflicts committee. Please read "—Committees of the board of directors". In addition, by December 31, 2006, we expect a majority of the members of the board of directors of our general partner to meet the independence standards of the NYSE. Pursuant to the NYSE listing standards, a director will be considered to be independent if the board affirmatively determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us).

Heightened independence for audit committee members.    As required by the Sarbanes-Oxley Act of 2002, the SEC has adopted rules that direct national securities exchanges and associations to prohibit the listing of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from a public company other than fees for service as a director or committee member and may not be considered an affiliate of the public company. All members of our audit and conflicts committee of the board of directors of our general partner satisfy this heightened independence requirement.

Management

Audit committee financial expert.    An audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of an audit committee have the requisite financial literacy and expertise. As required by the Sarbanes-Oxley Act of 2002, SEC rules require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

an understanding of generally accepted accounting principles and financial statements;

an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by an issuer's financial statements or experience actively supervising one or more persons engaged in such activities;

an understanding of internal controls and procedures for financial reporting; and

an understanding of audit committee functions.

The board of directors of our general partner has designated Messrs. Neary and Rappaport as the members of its audit and conflicts committee who meet the definition of "audit committee financial expert".

Executive sessions of the board.    The board of directors of our general partner is expected to hold regular executive sessions in which non-management board members meet without any members of management being present. The purpose of these executive sessions will be to promote open and candid discussion among the non-management directors. During such executive sessions, one director will be designated as the "presiding director" for purposes of leading the discussions and facilitating future executive sessions.

CODE OF BUSINESS CONDUCT AND ETHICS

The board of directors of our general partner has adopted a code of business conduct and ethics that describes the standard of ethical business conduct expected of directors, officers and employees. In particular, this code is intended to promote:

honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest;

disclosure of material transactions or relationships that reasonably could be expected to give rise to conflicts of interest;

full, fair, accurate, timely and understandable disclosure in reports that we file with the SEC and our other public communications;

compliance with applicable government laws, rules and regulations; and

prompt internal reporting of violations of the code.

In addition to setting forth general principles and values relating to conflicts of interest and the treatment of employees, the code seeks to proscribe specific behavior, such as the acceptance of inappropriate gifts and harassment and discrimination in the workplace. In addition, the code sets forth guidelines intended to ensure that confidential information (including intellectual property) will be treated appropriately, antitrust laws will be complied with, business records will be maintained in an manner that preserves the integrity of our financial reporting and no securities law violations (including those relating to insider trading) will occur.

MANAGEMENT FEES AND REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER AND ITS AFFILIATES

Prior to this offering, we were obligated to pay Atlas Holdings a management fee of $750,000 per year. Our management services agreement with Atlas Holdings has been amended to provide that, effective upon the closing of this offering, we will be required to pay Atlas Holdings (1) an annual management fee of $350,000

Management

and (2) the transaction fees described below, which will serve to reduce the annual management fee. If Atlas Holdings advises us in connection with a future transaction involving total consideration of $10 million or less, Atlas Holdings is entitled to receive a transaction fee in an amount equal to (1) 2% of the total value of any acquisition, divestiture or other non-ordinary course transaction (excluding financings) and (2) 1% of the gross proceeds of any financing, which fee will be subject to approval by a majority of the independent members of the board of directors of our general partner. If Atlas Holdings advises us in connection with a future transaction involving total consideration in excess of $10 million, Atlas Holdings is entitled to receive a transaction fee in an amount (1) not to exceed the percentage thresholds specified in the preceding sentence and (2) to be approved by a majority of the independent members of the board of directors of our general partner. On an annual basis, any transaction fee that we pay to Atlas Holdings will serve to reduce the $350,000 annual management fee by the actual amount of the transaction fee. In addition, in connection with any transaction where we pay a fee to an investment banking firm or other third party financial advisor based on the total value of the transaction, the transaction fees payable to Atlas Holdings will be reduced by an amount determined to be appropriate by the independent members of the board of directors of our general partner. Please read "Certain relationships and related party transactions—Management services agreement with Atlas Holdings". In addition, our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, us, including overhead allocated to us by Atlas Holdings. We expect for the 12 months ending December 31, 2006 that the total amount paid to our general partner and its affiliates will be approximately $350,000 plus the amount of any direct, reimbursable expenses. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

EMPLOYMENT AGREEMENTS

Richard Yarbrough employment agreement.    Richard Yarbrough, the President and Chief Executive Officer of our general partner, entered into an employment agreement effective as of October 19, 2005 with Wood Services LLC, an affiliate of our general partner. As the Chief Executive Officer and President and a member of the board of directors of our general partner, Mr. Yarbrough's employment responsibilities include acting as our chief operating decision maker. Mr. Yarbrough has final authority over any production-related decisions and, in consultation with the board of directors of our general partner, any material expenditures. Other executive officers having oversight over our operations report directly to Mr. Yarbrough. Pursuant to the terms of the employment agreement, Wood Services may assign the employment agreement to the Partnership or any of its subsidiaries. The employment agreement shall remain in effect until terminated by either party as follows: (1) the death of Mr. Yarbrough will immediately terminate the employment agreement and result in Mr.  Yarbrough's estate receiving all compensation earned, accrued vacation and expense reimbursements due through the date of termination as well as any vested rights or benefits under any employee benefit plan of Wood Services or the Partnership or deferred compensation plan; (2) Wood Services may terminate the employment agreement if Mr. Yarbrough becomes entitled to and receives benefits under an insured long-term disability plan of Wood Services or the Partnership and in such event, Mr. Yarbrough will not be entitled to severance compensation except as set forth in clause (1) above; (3) Wood Services may immediately terminate the employment agreement after written notice to Mr. Yarbrough for "cause" (as defined in the employment agreement) and in such event, Mr. Yarbrough will not be entitled to any severance compensation other than his accrued base salary through the date of termination; (4) Mr. Yarbrough may terminate the employment agreement 90 days after written notice is provided to the Partnership, and in such event, Mr. Yarbrough will have no right to severance compensation other than his accrued base salary through the date of termination; provided that in certain circumstances where Mr. Yarbrough's duties are significantly reduced, Wood Services requires Mr. Yarbrough to relocate his principle residence without his consent or Wood Services materially breaches the employment agreement and such breach is not cured within 30 days of Mr. Yarbrough's written notice of the nature of the breach, Mr. Yarbrough may resign and such resignation will be deemed to be a termination without cause and he will be entitled to all benefits set forth in clause (5) below; and (5) the employment agreement may be terminated without cause upon 30 days written notice by the board of directors

Management

of our general partner and in such event, Mr. Yarbrough will be entitled to the benefits set forth in clause (1) above and will also receive severance compensation in an amount equal to his current annual base salary, payable over a period of one year following termination of employment.

Pursuant to the terms of the employment agreement, Mr. Yarbrough is entitled to receive a base salary of $200,000 per year, which amount shall be reviewed on an annual basis and may be increased, but not decreased, in the sole discretion of Wood Services in light of Mr. Yarbrough's position, responsibilities, performance and such other factors as Wood Services deems appropriate. Mr. Yarbrough is also eligible (1) to receive an annual bonus in the sole discretion of Wood Services based upon criteria established by Wood Services in consultation with the board of directors of our general partner; (2) for reimbursement of business travel and other out-of-pocket expenses reasonably incurred by Mr. Yarbrough in the performance of his duties; (3) for such fringe benefits and perquisites offered by Wood Services to any similarly situated executives, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of Wood Services or a related entity in general, such as health, dental, 401(k), and life and disability insurance; and (4) for such other benefits or prerequisites as may be approved for Mr. Yarbrough by the board of directors of our general partner during his employment.

The employment agreement also subjects Mr. Yarbrough to a non-competition agreement during the term of his employment and for a one-year period immediately following the termination of employment for any reason.

Other employment arrangements.    In addition, we provided offers of employment to three of the executive officers of our general partner pursuant to offer letters that provided for base salaries, target bonuses, profit sharing and benefits. The material terms of these offer letters can be summarized as follows:

Mr. Fletcher joined Wood Resources LLC on March 17, 2005. Pursuant to his offer letter, Mr. Fletcher is entitled to receive a base salary of $170,000 per year (prorated for 2005), plus a target bonus of up to 50% of his base salary, with a minimum bonus of $20,000, for his first full year of employment. The bonus opportunity is tied to corporate performance and personal goals established by the Chief Executive Officer and Chairman of the Board of our general partner. Mr. Fletcher's base salary and incentive compensation will be reviewed annually at year end. Mr. Fletcher is also entitled to other benefits provided to other employees, including medical and long-term disability insurance and 401(k) participation. In addition, Mr. Fletcher was granted unit appreciation rights (please read "—Executive compensation—UAR grants to named executive officers") and is entitled to severance in an amount equal to 12 months' base salary if he is terminated by Wood Resources LLC for reasons other than gross negligence or moral or legal turpitude.

Mr. Goodenbour joined Wood Resources LLC on December 22, 2004. Pursuant to his offer letter, Mr. Goodenbour is entitled to receive a base salary of $170,000 per year, plus a target bonus tied to corporate and personal performance. Mr. Goodenbour is also entitled to other benefits provided to other salaried employees, including medical, dental, life and long-term disability insurance and 401(k) participation. In addition, Mr. Goodenbour was granted unit appreciation rights (please read "—Executive compensation—UAR grants to named executive officers").

Mr. Eck joined Olympic, our wholly-owned subsidiary, on September 1, 2004. Pursuant to his offer letter, Mr. Eck is entitled to receive a base salary of $140,000, plus a target bonus tied to corporate and personal performance. Mr. Eck is also entitled to other benefits provided to other salaried employees, including medical, dental, life and long-term disability insurance and 401(k) participation. In addition, Mr. Eck was granted phantom units that have been converted into a combination of restricted and unrestricted units (please read "—Executive compensation").

EXECUTIVE COMPENSATION

We do not directly employ any of the persons responsible for managing or operating our business. Instead, we are managed by Wood MLP GP LLC and its executive officers.

Summary compensation table.    The following table shows the annual salary, bonus and all other compensation awards and payouts for each of the fiscal years ended December 31, 2004 and 2003 earned by (1) the Chief

Management

Executive Officer and President of our general partner and (2) the four executive officers of our general partner other than the Chief Executive Officer who were the next highly compensated executive officers of Wood Resources LLC, or would have been the next highly compensated executive officers had they been executive officers of Wood Resources LLC, during fiscal year 2004.

		Annual compensation(1)						Long-term compensation
Name and principal position	Year	Salary ($)		Bonus ($) (2)		Other annual compensation ($)		Restricted stock awards ($)		All other compensation ($)
Richard Yarbrough	2004	$150,000	(3)	$100,000		$151,765	(4)	$—		$161,524	(5)
Chief Executive Officer and President	2003	112,045	(6)	601,020	(7)	62,824	(4)	591,488	(8)	118,249	(9)
Francis F. Eck	2004	29,167	(10)	19,866		—		212,975	(11)	10,537	(12)
Vice President	2003	—		—		—		—		—
Jay P. Goodenbour	2004	—		—		—		—		—
Vice President (13)	2003	—		—		—		—		—
Edward J. Fletcher	2004	—		—		—		—		—
Vice President and Chief Financial Officer (14)	2003	—		—		—		—		—
Eric L. Larsen	2004	82,056		59,652		—		34,793	(15)	10,575	(16)
Vice President, Controller, Secretary and Treasurer	2003	55,248	(17)	21,598		—		—		—

(1)

Please read "—Executive compensation—UAR grants to named executive officers" for a narrative description of the additional long-term compensation to which our named executive officers are entitled. James F. Zmudka, the Vice President, Sales and Marketing of our general partner, was one of the four highest paid officers other than the Chief Executive Officer of our general partner during 2003 and 2004 making approximately $80,263 and $166,763 during 2003 and 2004, respectively. Mr. Zmudka's specific compensation information has not been included due to the fact that he is not considered an executive officer of our general partner.

(2)

Includes bonuses earned in the reported fiscal year and paid in the following fiscal year.

(3)

Includes $120,000 paid to Yarbrough Services LLC, an entity controlled by Mr. Yarbrough.

(4)

Represents tax reimbursement payments made with respect to Mr. Yarbrough's membership interests in Wood Resources LLC.

(5)

Includes (a) a cash distribution of $107,100 in respect of a portion of Mr. Yarbrough's phantom units, (b) $1,102 of 401(k) profit sharing, (c) $15,447 in preferred distributions on Mr. Yarbrough's membership interests in Wood Resources LLC and (d) $37,875 in discretionary distributions on Mr. Yarbrough's membership interests in Wood Resources LLC.

(6)

Mr. Yarbrough became an officer of Wood Resources LLC on April 4, 2003 and his base salary for 2003 (a) represents salary paid from April 4, 2003 through December 31, 2003 and (b) includes $90,000 paid to Yarbrough Services LLC, an entity controlled by Mr. Yarbrough.

(7)

Includes the 211,125 Series C Common Units of Wood Resources LLC (on a post-conversion basis) issued to Mr. Yarbrough in April 2003 valued at $2.06 per unit (post-conversion) at December 31, 2003.

(8)

Mr. Yarbrough was granted 287,130 phantom units of Wood Resources LLC (on a post-conversion basis) effective April 4, 2003 valued at $2.06 (post-conversion) per unit at December 31, 2003, which phantom units were subject to immediate vesting. As of December 31, 2004, Mr. Yarbrough held 287,130 phantom units of Wood Resources LLC (on a post-conversion basis) valued at $849,905 ($2.96 per unit (post-conversion)). On August 31, 2005, those phantom units were cancelled and Mr. Yarbrough was granted 287,130 Series C Common Units of Wood Resources LLC (on a post-conversion basis) in their stead, which units are both unrestricted and fully vested. Distributions will be paid on the units.

(9)

Includes (a) $12,929 in preferred distributions on Mr. Yarbrough's membership interests in Wood Resources LLC and (b) $105,320 in discretionary distributions on Mr. Yarbrough's membership interests in Wood Resources LLC.

(10)

Mr. Eck became an officer of Olympic in early September 2004 and his base salary for 2004 represents salary paid from the date of hire through December 31, 2004.

(11)

On September 1, 2004, Mr. Eck was granted 71,951 phantom units of Wood Resources LLC (on a post-conversion basis) valued at $2.96 (post-conversion) per unit at December 31, 2004, which phantom units were scheduled to vest 20% on each anniversary date thereafter. As of December 31, 2004, Mr. Eck held 71,951 phantom units of Wood Resources LLC (on a post-conversion basis) valued at $212,975 ($2.96 per unit (post-conversion)). On September 1, 2005, those phantom units were cancelled and Mr. Eck was granted 14,390 Series C Common Units of Wood Resources LLC (on a post-conversion basis), which are both unrestricted and fully vested and 57,561 restricted units (on a post-conversion basis). Of Mr. Eck's restricted units, 14,390 are scheduled to become unrestricted on each of September 1, 2006, 2007, 2008 and 2009. Distributions will be paid on the units.

Management

(12)

Includes (a) $7,425 paid to cover moving expenses and (b) $3,112 to cover temporary living expenses.

(13)

Mr. Goodenbour became an officer of Wood Resources LLC on December 22, 2004 and did not receive a base salary, bonus or other compensation during 2003 or 2004. Please read "—Employment agreements" for a discussion of the compensation Mr. Goodenbour is entitled to receive in 2005.

(14)

Mr. Fletcher became an officer of Wood Resources LLC on March 17, 2005 and did not receive a base salary, bonus or other compensation during 2003 or 2004. Please read "—Employment agreements" for a discussion of the compensation Mr. Fletcher is entitled to receive in 2005.

(15)

Mr. Larsen was granted 16,890 phantom units of Wood Resources LLC (on a post-conversion basis) effective April 30, 2004 valued at $2.06 (post-conversion) per unit at December 31, 2003, which phantom units were scheduled to vest 40% on April 30, 2005 and 20% on each anniversary date thereafter. As of December 31, 2004, Mr. Larsen held 16,890 phantom units of Wood Resources LLC (on a post-conversion basis) valued at $49,994 ($2.96 per unit (post-conversion)). On August 31, 2005, those phantom units were cancelled and Mr. Larsen was granted 6,756 Series C Common Units (on a post-conversion basis), which are both unrestricted and fully vested, and 10,134 restricted units (on a post-conversion basis). Of Mr. Larsen's restricted units, 3,378 are scheduled to become unrestricted on each of April 30, 2006, 2007 and 2008. Distributions will be paid on the units.

(16)

Includes (a) a cash distribution of $6,300 in respect of a portion of Mr. Larsen's phantom units, (b) $2,881 of 401(k) profit sharing and (c) a $1,394 401(k) company match.

(17)

Mr. Larsen became an officer of Wood Resources LLC on April 4, 2003 and his base salary for 2003 represents salary paid from April 4, 2003 through December 31, 2003.

UAR grants to named executive officers.    A unit appreciation right is an award that entitles the holder to receive units, the fair market value of which is equal to the excess of the fair market value of the underlying units on the dates determined in accordance with the Wood Resources LLC 2005 equity incentive plan, as amended and restated, over the fair market value of such units on the grant date of such award.

Effective August 31, 2005, Mr. Goodenbour was granted 50,670 unit appreciation rights (on a post-conversion basis), which rights were deemed to have a vesting commencement date of December 22, 2004, the date he became an officer of Wood Resources LLC. Mr. Fletcher was granted 21,113 unit appreciation rights (on a post-conversion basis) effective August 31, 2005, which rights were deemed to have a vesting commencement date of March 17, 2005, the date he became an officer of Wood Resources LLC. Please read "—Wood Resources LLC 2005 equity incentive plan".

COMPENSATION OF DIRECTORS

Officers or employees of our general partner or affiliates of our general partner who also serve as directors, including Messrs. Bursky and Fazio, will not receive additional compensation. Directors who are not officers or employees of our general partner or an affiliate thereof will receive a $20,000 annual cash retainer and may from time to time receive grants of unit appreciation rights under the terms of our equity incentive plan. Please read "—Wood Resources 2005 equity incentive plan". The chair of the audit and conflicts committee is also entitled to receive an additional cash payment of $10,000 per year.

In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Mr. Neary will receive $25,000 for his service on the board of directors of Wood Resources LLC during 2005.

On August 31, 2005, each of Messrs. Neary, Rappaport and Richard received 2,111 unit appreciation rights (on a post-conversion basis), which unit appreciation rights were subject to immediate vesting. Please read "—Wood Resources LLC 2005 equity incentive plan". As noted below under "—Wood Resources LLC 2005 equity incentive plan", David I.J. Wang received 97,211 (post-conversion) Series C Common Units of Wood Resources LLC, which units will become unrestricted common and subordinated units in connection with this offering.

Certain of our directors were involved in certain related party transactions as noted in "Certain relationships and related party transactions".

WOOD RESOURCES LLC 2005 EQUITY INCENTIVE PLAN

On August 31, 2005, Wood Resources LLC adopted the Wood Resources LLC 2005 Equity Incentive Plan, as amended and restated, which we refer to as the "2005 plan", to provide members of the board of managers of Wood Resources LLC and its affiliates, employees of Wood Services LLC and members of the board of directors

Management

of our general partner with incentive compensation awards for superior performance that are based on units. Wood Services LLC is a Delaware limited liability company wholly-owned by Atlas Holdings that was formed on April 12, 2005 and will be contributed to Wood MLP GP LLC in connection with the closing of this offering.

Pursuant to the terms of the 2005 plan, managers of Wood Resources LLC and its affiliates, employees of Wood Services LLC and members of the board of directors of our general partner are eligible to receive awards of incentive compensation based upon Series C Common Units of Wood Resources LLC. The 2005 plan replaced the Wood Resources LLC 2003 Phantom Unit Plan, which we refer to as the "prior plan". In 2005, all phantom units issued under the prior plan were replaced with Series C Common Units or restricted units (i.e., non-vested Series C Common Units) on a one-for-one basis. Whether an individual participant in the prior plan received Series C Common Units or restricted units was based on the vesting schedule of the phantom units being replaced. In addition, on August 31, 2005, unit appreciation rights were issued under the 2005 plan to certain employees who had not been granted phantom units under the prior plan. The unit appreciation rights are intended to allow holders of such rights to share in the appreciation in value as well as the distributions with respect to the Series C Common Units. The valuation of the Series C Common Units, restricted units and unit appreciation rights issued under the 2005 plan was based on a determination by Howard Frazier Barker Elliott, Inc., an independent appraisal firm, as to their fair market value (i.e., the amount of consideration that would be paid by a willing buyer to a willing seller for these securities at the time of issuance if neither party was acting under compulsion and both parties had reasonable knowledge of the relevant facts).

A total of 764,273 Series C Common Units were previously reserved for issuance under the 2005 plan on a post-conversion basis. 723,366 Series C Common Units (post-conversion) have been granted or reserved for grant pursuant to outstanding awards, including the grant of 287,130 (post-conversion) Series C Common Units to Richard Yarbrough and 97,211 (post-conversion) Series C Common Units to David I.J. Wang, which units will become unrestricted common and subordinated units in connection with this offering. As a result of an amendment of the 2005 plan, 591,150 Series C Common Units (post-conversion) are now reserved for issuance under the 2005 plan, and 339,025 of these Series C Common Units had been granted by Wood Resources LLC as of October 31, 2005. The Series C Common Units issued to Messrs. Yarbrough and Wang in replacement of their phantom units under the prior plan were fully vested at the time of issuance and are not now considered to be outstanding awards under the 2005 plan.

In connection with the merger of Wood Resources LLC with and into us prior to the closing of this offering, we will assume the 2005 plan and Wood Resources LLC's obligations under the 2005 plan. Pursuant to the terms of the 2005 plan, the 591,150 Series C Common Units (post-conversion) issued or reserved for issuance under the plan are to be converted to awards based on our common and subordinated units according to the same exchange ratio for Series C Common Units into our common and subordinated units that will be used in the merger of Wood Resources LLC with and into us. Directors of Wood MLP GP LLC and employees of Wood Services LLC will be eligible to receive future awards under the 2005 plan with respect to our common and subordinated units. The compensation committee of the board of directors of our general partner will administer the 2005 plan.

Unit appreciation rights granted to employees under the 2005 plan vest ratably from the date of employment until the payment date and any unvested portions are subject to forfeiture if the grantee terminates service with Wood Resources LLC prior to the payment date. If the grantee of the award remains in service until the payment date, all forfeiture and transfer restrictions with respect to the restricted units covered by such award will lapse and units free from any restrictions will be issued to the grantee. When the unit appreciation rights become vested, they are no longer subject to forfeiture upon the employee's termination of employment and the difference between the grant date price and the payment date price of the common units will be paid in units on the earlier of the first day of the month following (1) the date that 100% of a particular participant's unit appreciation right grants become fully vested or (2) employee's separation from service (subject to IRS rules which may require a delay of issuance for six months from separation from service). The unit appreciation rights granted to members of the board of managers of Wood Resources LLC under the 2005 plan were immediately vested and are payable on the earlier of (x) December 31, 2007, or (y) the first day of the month immediately following the participant's termination of service on the board.

Management

A unit appreciation right issued under the plan will entitle the grantee to receive units equal in fair market value to the excess of the fair market value of the underlying units on the dates determined in accordance with the 2005 plan (the "strike price") over the fair market value of such units on the grant date of such award. The following table sets forth the number, grant date, strike price and payment dates of the outstanding unit appreciation rights upon conversion.

Holder	Number of Unit appreciation rights (1)	Grant date	Payment date	Strike price (2)
Edward J. Fletcher	21,113	August 31, 2005	March 17, 2010(3)	$2.96
Jay P. Goodenbour	50,670	August 31, 2005	December 22, 2009(4)	2.96
Robert D. Neary	2,111	August 31, 2005	(5)	2.96
Steven N. Rappaport	2,111	August 31, 2005	(5)	2.96
Larry B. Richard	2,111	August 31, 2005	(5)	2.96

(1)

All numbers of unit appreciation rights are provided on a post-conversion basis.

(2)

Strike prices are presented on a post-conversion basis.

(3)

One-fifth of this award vests on March 17 of each of 2006, 2007, 2008, 2009 and 2010.

(4)

One-fifth of this award vests on December 22 of each of 2005, 2006, 2007, 2008 and 2009.

(5)

These awards are payable on the earlier of (a) December 31, 2007 or (b) the first day of the month immediately following the participant's termination of service on the board of directors of our general partner. These awards were fully vested on the date of grant.

In addition to the unit appreciation rights granted to the directors and executive officers listed above, a total of 91,840 unit appreciation rights (post-conversion) having vesting periods of five years and strike prices ranging from $2.96 per unit and higher were granted to ten significant employees.

We may issue future awards of common and subordinated units, options, restricted units, and unit appreciation rights (either with or without accompanying unit distribution rights) based on our common and subordinated units under the 2005 plan. In addition, with unitholder approval, we may adopt additional equity incentive plans or increase the number of units that may be issued under the 2005 plan.

401(k) PLAN

WR Operating LLC adopted the Wood Resources Employee Savings Plan, or Employee Savings Plan, that is available to salaried employees of Wood Resources LLC, including executive officers. The Partnership will adopt the plan upon completion of the merger of Wood Resources LLC with and into Wood Resources LP immediately prior to the closing of this offering. Under the Employee Savings Plan, an employee will be permitted to make elective deferrals and will become entitled to any profit sharing contributions or matching contributions upon completion of 0.25 years of eligible service and attainment of age 21. Participants may make elective deferrals ranging from 1% to 50% of their compensation, subject to Internal Revenue Service limitations. Wood Resources LLC is not obligated to make contributions to the Employee Savings Plan. Any profit sharing contributions under the Employee Savings Plan are based on a discretionary formula that is determined from year to year and are allocated to the accounts of participants on a pro rata basis. Any matching contributions that Wood Resources LLC decides to make shall equal that percentage of the participant's elective deferral amount that Wood Resources LLC, in its sole discretion, determines from year to year. A participant becomes vested in profit sharing and matching contribution balances according to years of vesting service over a five-year period.

Security ownership of certain beneficial owners and management

The following table sets forth the beneficial ownership of units of Wood Resources LP that will be owned upon the consummation of this offering and the related transactions by:

each person known by us to be a beneficial owner of more than 5% of the units;

each of the directors of our general partner;

each of the named executive officers of our general partner; and

all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of beneficial ownership after the transaction is based on 4,581,250 common units outstanding and 4,581,250 subordinated units outstanding for a total of 9,162,500 units outstanding. The table assumes that the underwriters' over-allotment option is not exercised and excludes any units purchased in this offering by the respective beneficial owners. Unless otherwise indicated, the address for the beneficial owners listed below is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Security ownership of certain beneficial owners and management

Name and address of beneficial owner	Common units to be beneficially owned	Percentage of common units to be beneficially owned		Subordinated units to be beneficially owned	Percentage of subordinated units to be beneficially owned		Percentage of total units to be beneficially owned
GarMark Partners, L.P. One Landmark Square, 6th Floor Stamford, CT 06901	61,896	1.4%		856,038	19.0%		10.0%
Atlas Wood Holdings LLC One Sound Shore Drive, Suite 302 Greenwich, CT 06830	68,013	1.5		940,636	20.5		11.0
Atlas Carry Holdings LLC One Sound Shore Drive, Suite 302 Greenwich, CT 06830	56,945	1.2		787,555	17.2		9.2
Lehigh Holdings LLC 40 East 52nd Street, 23rd floor New York, NY 10028	28,092		*	388,521	8.5		4.5
Richard Yarbrough	40,978		*	566,728	12.4		6.6
Edward J. Fletcher	—	—		—	—		—
Jay P. Goodenbour	—	—		—	—		—
Francis F. Eck	970		*	13,420		*		*
Eric L. Larsen	456		*	6,300		*		*
Andrew M. Bursky(1)	127,090	2.8		1,757,681	38.4		20.6
Timothy J. Fazio(2)	127,090	2.8		1,757,681	38.4		20.6
Robert D. Neary(3)	—	—		—	—		—
Steven C. Pickhardt	—	—		—	—		—
Steven N. Rappaport(4)	28,092		*	388,521	8.5		4.5
Larry B. Richard(5)	3,690		*	51,035	1.1			*
David I.J. Wang	15,841		*	219,085	4.8		2.6
All executive officers and directors as a group (13 persons)(6)	217,117	4.7		3,002,770	65.5		35.1

*

Less than 1% of class.

(1)

Represents units held by Atlas Wood Holdings LLC, Atlas Holdings, Atlas Funding II LLC and Atlas Carry Holdings LLC, in which Mr. Bursky owns equity interests. Andrew M. Bursky disclaims beneficial ownership of such units except for 27,205 common units and 376,255 subordinated units held by Atlas Wood Holdings LLC, 458 common units and 6,337 subordinated units held by Atlas Holdings, 195 common units and 2,690 subordinated units held by Atlas Funding II LLC and 33,313 common units and 460,720 subordinated units held by Atlas Carry Holdings LLC.

(2)

Represents units held by Atlas Wood Holdings LLC, Atlas Holdings, Atlas Funding II LLC and Atlas Carry Holdings LLC, in which Mr. Fazio owns equity interests. Timothy J. Fazio disclaims beneficial ownership of such units except for 6,801 common units and 94,064 subordinated units held by Atlas Wood Holdings LLC, 458 common units and 6,337 subordinated units held by Atlas Holdings, 44 common units and 605 subordinated units held by Atlas Funding II LLC and 17,938 common units and 248,080 subordinated units held by Atlas Carry Holdings LLC.

(3)

Robert D. Neary holds 2,111 unit appreciation rights on a post-conversion basis. Please read "Management—Wood Resources LLC 2005 equity incentive plan".

(4)

Represents units held by Lehigh Holdings LLC, of which Steven N. Rappaport owns a 30% equity interest. Mr. Rappaport also is president of a limited liability company that owns a 60% equity interest in Lehigh Holdings LLC and has voting authority with respect to such equity interest. Mr. Rappaport disclaims beneficial ownership of those units that are not attributable to his equity interest in Lehigh Holdings LLC. In addition, Mr. Rappaport holds 2,111 unit appreciation rights on a post-conversion basis. Please read "Management—Wood Resources LLC 2005 equity incentive plan".

(5)

In addition, Larry B. Richard holds 2,111 unit appreciation rights on a post-conversion basis. Please read "Management—Wood Resources LLC 2005 equity incentive plan".

(6)

Includes units beneficially owned by Messrs. Bursky, Fazio and Rappaport as reported in footnotes (1), (2) and (4) above.

Certain relationships and related party transactions

After this offering, our pre-existing investors will own 331,250 common units and 4,581,250 subordinated units representing a 52.5% limited partner interest in us (approximately 49.1% if the underwriters exercise their option to purchase additional common units in full). In addition, our general partner will own a 2% general partner interest in us.

DISTRIBUTIONS AND PAYMENTS TO OUR GENERAL PARTNER AND ITS AFFILIATES

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of Wood Resources LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation stage

The consideration received by our general partner and its affiliates for the contribution of their interests

        127,090 common units;
        1,757,681 subordinated units;
        a 2% general partner interest; and
        the incentive distribution rights.

Operational Stage

Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions pro rata to all unitholders, including our general partner and its affiliates, as the holders of an aggregate of 127,090 common units, 1,757,681 subordinated units and the 2% general partner interest.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as "incentive distribution rights". Please read "How we make cash distributions—Incentive distribution rights" for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, our general partner and its affiliates would receive an annual distribution of approximately $0.2 million on the 2% general partner interest and approximately $3.4 million on their common and subordinated units.

Payments to our general partner and its affiliates

Effective upon the closing of this offering, we will be required to pay Atlas Holdings (1) an annual management fee of $350,000 and (2) the transaction fees described below, which will serve to reduce the annual management fee. If Atlas Holdings advises us in connection with a future transaction involving total consideration of $10 million or less, Atlas Holdings is entitled to receive a transaction fee in an amount equal to (1) 2% of the total value of

Certain relationships and related party transactions

any acquisition, divestiture or other non-ordinary course transaction (excluding financings) and (2) 1% of the gross proceeds of any financing, which fee is subject to approval by a majority of the independent members of the board of directors of our general partner. If Atlas Holdings advises us in connection with a future transaction involving total consideration in excess of $10 million, Atlas Holdings is entitled to receive a transaction fee in an amount (1) not to exceed the percentage thresholds specified in the preceding sentence and (2) to be approved by a majority of the independent members of the board of directors of our general partner. On an annual basis, any transaction fees that we pay to Atlas Holdings pursuant to the preceding two sentences will reduce the $350,000 annual management fee on a dollar-for-dollar basis. In connection with any transaction where we pay a fee to an investment banking firm or other third party financial advisor based on the total value of the transaction, the transaction fees payable to Atlas Holdings will be reduced by an amount determined to be appropriate by the independent members of the board of directors of our general partner. No fee will be paid under the management services agreement in connection with this offering. Prior to the closing of this offering, we were obligated to pay Atlas Holdings an annual management fee of $750,000, which fee has been waived by Atlas Holdings in exchange for the management and transaction fees described above. Please read "—Management services agreement with Atlas Holdings". Our general partner and its affiliates, including Atlas Holdings, will be reimbursed for expenses incurred on our behalf, including overhead allocated to us by Atlas Holdings. Our partnership agreement provides that our general partner will determine the amount of these expenses.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The partnership agreement—Withdrawal or removal of our general partner".

Liquidation stage

Liquidation

Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

AGREEMENTS GOVERNING THE TRANSACTIONS

We, our general partner and its affiliates, Wood Resources LLC and other parties have entered into or will enter into the various documents and agreements that will effect the transactions, including the merger of Wood Resources LLC with and into us and the application of the net proceeds from this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions,

Certain relationships and related party transactions

including the expenses associated with merging Wood Resources LLC with and into us, will be paid from the proceeds of this offering. Please read "Prospectus summary—The transactions" for a description of our formation and related transactions.

MERGER AGREEMENT

Immediately prior to the closing of this offering, Wood Resources LLC will be merged with and into Wood Resources LP pursuant to a merger agreement between the parties. Wood Resources LP will be the surviving entity of the merger. Pursuant to the terms of the merger agreement, the outstanding Series A, B, C and D membership interests in Wood Resources LLC will be converted into common units and subordinated units of Wood Resources LP, on a pro rata basis, at a conversion ratio of approximately 0.42225 units of Wood Resources LP for every membership interest of Wood Resources LLC. Further, pursuant to the merger agreement, Wood Resources LP will assume the Wood Resources LLC 2005 equity incentive plan, as amended and restated, and the outstanding awards thereunder. Please read "Management—Wood Resources LLC 2005 equity incentive plan". The merger agreement will also contain certain agreements and indemnities between the parties.

MANAGEMENT SERVICES AGREEMENT WITH ATLAS HOLDINGS

Wood Resources LLC entered into a management services agreement with Atlas Holdings effective as of April 4, 2003. The management services agreement was subsequently amended on December 22, 2004 and October 21, 2005. Pursuant to the management services agreement, Atlas Holdings agreed to supervise and manage, or cause the supervision and management of, the day-to-day business and administrative operations of Wood Resources LLC, including general and administrative supervision and oversight, accounting and financial advisory services, tax services (other than the payment thereof) and strategic consulting services.

The management services agreement, as recently amended, expires on the closing date of a "change of control". A "change of control" for purposes of the management services agreement means any transaction or series of related transactions, other than public offerings, pursuant to which (1) a person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of persons that did not hold equity securities in any of our general partner, GP Holdco LLC, WRP GP LLC or WRP GP Holdco LLC as of the initiation of such transaction or transactions acquires voting or economic control of 50% or more of the total outstanding equity securities or one or more of such entities upon consummation of the transaction or transactions or (2) those directors who constituted the board of directors of our general partner upon the initiation of such transaction or transactions cease to represent at least 50% of the total membership of the board upon consummation of the transaction or transactions.

In consideration for the performance of the services provided pursuant to the management services agreement, Wood Resources LLC paid Atlas Holdings management fees in the amount of $223,000 and $300,000 for fiscal years 2003 and 2004, respectively. The foregoing fees do not reflect related expense reimbursements. Pursuant to the first amendment to the management services agreement, Wood Resources LLC agreed to pay Atlas Holdings $750,000 per year for the services provided under the agreement. As described below, this annual management fee will be reduced to $350,000 in connection with this offering pursuant to the second amendment to the management services agreement. No fee will be paid under the management services agreement in connection with this offering. Atlas Holdings is controlled by Andrew M. Bursky and Timothy J. Fazio, who are members of the board of directors of our general partner.

The management services agreement was recently amended to provide that, effective upon the closing of this offering, the annual management fee payable to Atlas Holdings under the management services agreement will be reduced to $350,000. Further, the amendment provides that Atlas Holdings will receive a transaction fee in respect of each acquisition, divestiture, financing or other non-ordinary course transaction as to which Atlas Holdings provides transaction advisory services to us. In the case of any acquisition, divestiture or other non-ordinary course transaction involving total consideration of $10 million or less (excluding financings), the transaction fee will be in an amount equal to 2% of the total value of the transaction (including, without limitation, all consideration paid whether in the form of cash, equity, notes or otherwise and all indebtedness assumed). In the case of any financing involving total consideration of $10 million or less, the transaction fee

Certain relationships and related party transactions

will be in an amount equal to 1% of the gross proceeds of the financing. The transaction fee for any acquisition, divestiture, financing or other non-ordinary course transaction involving total consideration of $10 million or less will be subject to approval by a majority of the independent members of the board of directors of our general partner. In the case of any acquisition, divestiture, financing or other non-ordinary course transaction involving total consideration in excess of $10 million, the transaction fee shall be in such amount, not to exceed 2% of the total value of any acquisition, divestiture or other non-ordinary course transactions (excluding financings) or 1% of the gross proceeds from any financing, as shall be approved by a majority of the independent directors of our general partner acting in their sole discretion. In the event that Atlas Holdings becomes entitled to transaction fees, the annual management fee will be reduced on a dollar-for-dollar basis by the amount of all transaction fees paid to Atlas Holdings. If in connection with a transaction we also receive transaction advisory services from an investment banking firm or other third party financial advisor that receives a fee based on the total value of the transaction, the transaction fee will be reduced by such amount as is determined appropriate by a majority of the independent directors of our general partner acting in their sole discretion.

After the closing of this offering, we will be the party obligated to pay the annual management and transaction fees to Atlas Holdings, and we will succeed to all of the rights and duties of Wood Resources LLC under the management services agreement.

SUBLEASE WITH ATLAS HOLDINGS

We recently entered into a sublease with Atlas Holdings for office space at One Sound Shore Drive in Greenwich, Connecticut. The sublease covers approximately one-half of the square footage in Suite 304 of One Sound Shore Drive, or approximately 1,800 square feet. We are responsible for paying $80,000 per year, or approximately 50% of Atlas Holdings' annual costs of leasing the approximately 3,600 square feet of office space. Atlas Holdings is controlled by Andrew M. Bursky and Timothy J. Fazio, who are members of the board of directors of our general partner.

ATLAS HOLDINGS TRANSACTION FEES

In April 2003, Wood Resources LLC paid fees and expense reimbursements of approximately $609,000 to Atlas Holdings. The fees were paid for advisory services provided by Atlas Holdings in connection with Wood Resource LLC's acquisition of the Olympic Operations and were not pursuant to the management services agreement discussed in "—Management Services Agreement with Atlas Holdings" above.

In January 2005, Wood Resources LLC paid fees and expense reimbursements of approximately $1,526,000 to Atlas Holdings. The fees were paid for advisory services provided by Atlas Holdings in connection with Wood Resources LLC's acquisition of the Southeast Operations in December 2004 and were not pursuant to the management services agreement discussed in "—Management Services Agreement with Atlas Holdings" above. Atlas Holdings is controlled by Andrew M. Bursky and Timothy J. Fazio, who are members of the board of directors of our general partner.

ATLAS HOLDINGS CONSULTING PAYMENTS

In December 2004, Atlas Holdings paid consulting fees for assistance in executing the acquisition of the Southeast Operations to certain of the executive officers and directors of our general partner and our 5% or greater unitholders as follows: (1) Richard Yarbrough – $225,000; (2) David I.J. Wang – $100,000; (3) Jay Goodenbour – $50,000; and (4) GarMark Partners, L.P. – $150,000.

SERVICES AGREEMENT WITH WOOD SERVICES LLC

Wood Services LLC, which is wholly-owned by Atlas Holdings and will be contributed to our general partner in connection with the closing of this offering, entered into a services agreement with Wood Resources LLC in April 2005. Pursuant to the services agreement, Wood Services LLC agreed to provide (1) management services for Wood Resources LLC and its subsidiaries, (2) payroll and administrative services and (3) such other services as the parties deem necessary or advisable for the operation of the subsidiaries of Wood Resources LLC. Pursuant to the agreement, Wood Services LLC agreed to employ such individuals as are designated by Wood

Certain relationships and related party transactions

Resources LLC to provide the services described in the agreement. Such employees will be under the primary direction and control of Wood Resources LLC, but Wood Services LLC will be responsible for the payment of all wages and salaries and all related employment and income taxes required to be withheld or paid. The employees of Wood Services LLC are entitled to participate in the employee benefit plans of Wood Resources LLC to the full extent permitted by law and in the event they cannot participate, Wood Services LLC must provide comparable benefits to the employee and Wood Resources LLC will reimburse Wood Services LLC for the cost of the benefits.

The services agreement is intended to be a transitional arrangement whereby Wood Services LLC endeavors to transfer responsibility for the provision of the services provided under the agreement to our general partner either contemporaneously with or as soon as reasonably practicable after the merger of Wood Resources LLC with and into Wood Resources LP. In accordance with this intention, Wood Services LLC is permitted by the terms of the agreement to assign its rights and obligations under the agreement to our general partner.

In consideration for the performance of the services provided pursuant to the services agreement, Wood Resources LLC agreed to reimburse Wood Services LLC for all direct expenses and all general and administrative expenses incurred with respect to the provision of the services, including reimbursement for any FICA, unemployment, sales, use, excise, value-added or similar taxes imposed on Wood Services LLC with respect to the provision of the services.

The agreement will continue in effect until it is terminated by either party or by mutual agreement. Wood Resources LLC has the right to terminate the agreement upon (1) a material failure by Wood Services LLC to perform its obligations under the services agreement, (2) the date Wood Resources LLC ceases to have ongoing operations or (3) the date on which (a) the subsidiaries of Wood Resources LLC cease to require the provisions of the services by Wood Services LLC or (b) responsibility for providing all required services have been transferred to our general partner. Wood Services LLC has the right to terminate the services agreement upon (1) the failure by Wood Resources LLC to reimburse Wood Services LLC in accordance with the agreement, (2) the date Wood Resources LLC ceases to have ongoing operations or (3) the date that is 12 months after the date Wood Resources LP is formed.

INDEBTEDNESS

Olympic indebtedness.    In connection with the financing of the acquisition of the Olympic Operations in April 2003, Olympic became indebted to certain of our 5% or greater unitholders. The indebtedness issued by Olympic was senior indebtedness and was secured by a second lien on all of the assets of Olympic. All of the indebtedness and accrued interest was subsequently repaid in full in December 2004 in connection with the transaction discussed below under the caption "—Indebtedness—Predecessor subsidiary indebtedness". In connection with the issuance of the notes, Olympic paid a closing fee to the purchasers of the notes and reimbursed the purchasers for reasonable out-of-pocket expenses incurred in connection with the issuance of the notes. The following table sets forth information with respect to the indebtedness of Olympic held by our 5% or greater unitholders and the closing fees paid to such unitholders:

Name	Amount of principal indebtedness	Rate of interest per annum	Closing fee
Atlas Wood Holdings LLC(1)	$255,000	14%	$6,000
GarMark Partners, L.P.(2)	2,745,000	14	64,000

(1)

Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, each own an equity interest in Atlas Wood Holdings LLC.

(2)

Steven C. Pickhardt, a member of the board of directors of our general partner, owns a non-controlling equity interest in GarMark Associates, L.L.C., the general partner of GarMark Partners, L.P.

Predecessor subsidiary indebtedness.    In connection with the financing of the acquisition of the Southeast Operations in December 2004 and the repayment of the indebtedness discussed above under the caption "—Indebtedness—Olympic indebtedness", WR Operating LLC and its subsidiaries became indebted to certain of the executive officers and directors of our general partner and our 5% or greater unitholders pursuant to the

Certain relationships and related party transactions

issuance of promissory notes. The promissory notes constitute senior indebtedness of WR Operating and its subsidiaries and are secured by all of the assets of WR Operating and its subsidiaries. The notes were issued at an approximate 1.5% discount. The notes will be repaid with the net proceeds of this offering at a redemption price equal to 106% of the outstanding principal amount plus accrued interest. Please read "Use of proceeds." In connection with the issuance of the notes, WR Operating paid a closing fee to each of the purchasers of the notes and reimbursed each of the purchasers for their reasonable out-of-pocket expenses incurred in connection with the purchase of the notes. The following table sets forth information with respect to the indebtedness of WR Operating held by executive officers and directors of our general partner and our 5% or greater unitholders as of September 30, 2005 and the closing fees paid to such persons:

Name	Amount of principal indebtedness	Amount outstanding as of September 30, 2005	Rate of interest per annum(1)	Closing fees
Atlas Funding II LLC(2)(3)	$2,500,000	$2,500,000	13%	$50,000
GarMark Partners, L.P.(2)(4)	1,400,000	1,400,000	13	28,000
Lehigh Holdings LLC(2)(5)	5,000,000	5,000,000	13	100,000
Larry B. Richard(6)	50,000	50,000	13	1,000
David I.J. Wang(6)	250,000	250,000	13	5,000
Richard Yarbrough(7)	100,000	100,000	13	2,000

(1)

10% of this interest is payable in cash and 3% is payable in cash or through the issuance of additional notes with the same terms.

(2)

One of our 5% or greater unitholders.

(3)

Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, each own an equity interest in Atlas Funding II LLC.

(4)

Steven C. Pickhardt, a member of the board of directors of our general partner, owns a non-controlling equity interest in GarMark Associates, L.L.C., the general partner of GarMark Partners, L.P.

(5)

Steven N. Rappaport, a member of the board of directors of our general partner, owns a 30% interest in Lehigh Holdings LLC, is president of a limited liability company that owns a 60% equity interest in Lehigh Holdings LLC and has voting authority with respect to such equity interest.

(6)

A member of the board of directors of our general partner.

(7)

The Chief Executive Officer and President and a member of the board of directors of our general partner.

Other indebtedness.    In April 2003, Richard Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, borrowed $100,000 from Wood Resources LLC at the long-term applicable federal interest rate pursuant to Section 1274(d) of the Internal Revenue Code to pay a portion of the purchase price for Series B preferred membership interests in Wood Resources LLC being sold by Wood Resources LLC to Mr. Yarbrough. This indebtedness was subsequently repaid in full by Mr. Yarbrough in February 2004. The largest aggregate amount of indebtedness outstanding any at time was approximately $103,000. The indebtedness was secured in part by a pledge of the Series B preferred membership interests and Series C common membership interests in Wood Resources LLC owned by Mr. Yarbrough.

UNITS OF WOOD RESOURCES LLC

In April 2003, Wood Resources LLC issued 211,125 (on a post-conversion basis) and 844,500 (on a post-conversion basis) of its Series C common membership interests to Richard Yarbrough, the Chief Executive Officer and President and a member of the board of directors of our general partner, and Atlas Carry Holdings LLC, a 5% or greater unitholder, respectively, in consideration for their assistance in connection with the acquisition of the Olympic Operations and the related financings. Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, each own an equity interest in Atlas Carry Holdings LLC.

In April 2003, Wood Resources LLC issued an aggregate 316,688 Series C common membership interests (on a post-conversion basis) to certain of the executive officers and directors of our general partner and our 5% or greater unitholders in consideration for certain standby commitments provided by such individuals and entities

Certain relationships and related party transactions

to Wood Resources LLC that were never drawn. In connection with such issuance, (1) GarMark Partners, L.P., a 5% or greater unitholder, received 135,120 units (on a post-conversion basis), (2) Atlas Wood Holdings LLC, a 5% or greater unitholder, received 84,450 units (on a post-conversion basis), (3) Lehigh Holdings LLC, a 5% or greater unitholder, received 29,558 units (on a post-conversion basis), (4) David I.J. Wang, a member of the board of directors of our general partner, received 10,556 units (on a post-conversion basis), (5) Richard Yarbrough, the President and Chief Executive Officer and a member of the board of directors of our general partner, received 8,445 units (on a post-conversion basis), (6) Larry B. Richard, a member of the board of directors of our general partner, received 4,223 units (on a post-conversion basis) and (7) Atlas Holdings, an entity controlled by Andrew M. Bursky and Timothy J. Fazio, received 1,056 units (on a post-conversion basis).

GARMARK FEES

Pursuant to the terms of its original investment in Wood Resources LLC in April 2003, GarMark Advisors, L.L.C., the general partner of GarMark Partners, L.P., is entitled to receive an annual monitoring fee of $25,000 for GarMark Advisor's ongoing monitoring of the investment in Wood Resources LLC. Accordingly, Wood Resources LLC paid GarMark Advisors, L.L.C. $25,000 in each of April 2004 and April 2005.

In April 2003, Wood Resources LLC paid fees and expense reimbursements of approximately $115,000 to GarMark Partners, L.P. The fees were paid for advisory services provided by GarMark Partners, L.P. in connection with Wood Resource LLC's acquisition of the Olympic Operations.

PREFERRED UNIT PAYMENTS

In April 2003, certain of our 5% or greater unitholders purchased Series A preferred membership interests in Wood Resources LLC and certain of our 5% or greater unitholders and certain executive officers and directors of our general partner purchased Series B preferred membership interests in Wood Resources LLC. These individuals and entities have received preferred distributions related to such membership interests as set forth in the following table.

Name	2003 preferred distribution	2004 preferred distribution
GarMark Partners, L.P.(1)	$29,575	$35,335
Atlas Wood Holdings LLC(2)	112,644	134,583
Lehigh Holdings LLC(3)	45,252	54,065
David I.J. Wang(4)	16,161	19,309
Richard Yarbrough(5)	12,929	15,447
Larry B. Richard(4)	6,465	7,724
Atlas Holdings(6)	1,616	1,930

(1)

A 5% or greater unitholder. Steven C. Pickhardt, a member of the board of directors of our general partner, holds a non-controlling equity interest in GarMark Associates, L.L.C., the general partner of GarMark Partners, L.P.

(2)

A 5% or greater unitholder. Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, hold equity interests in Atlas Wood Holdings LLC.

(3)

A 5% or greater unitholder. Steven N. Rappaport, a member of the board of directors of our general partner, owns a 30% interest in Lehigh Holdings LLC and is president of a limited liability company that owns a 60% equity interest in Lehigh Holdings LLC and has voting authority with respect to such equity interest.

(4)

A member of the board of directors of our general partner.

(5)

The Chief Executive Officer and President and a member of the board of directors of our general partner.

(6)

Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, control Atlas Holdings.

In connection with the closing of this offering, we will pay a liquidation preference as a consequence of the agreement among the members of Wood Resources LLC to treat its merger with and into us as a liquidation under its limited liability company agreement. The amount of the preference will consist of $0.25 per Series A preferred membership interest plus any accrued but unpaid preferred returns (as defined in the limited liability company agreement of Wood Resources LLC) less any distributions previously made to the holders of Series A and/or Series B preferred membership interests in Wood Resources LLC and $0.8421056 per Series B Preferred membership interest plus any accrued but unpaid preferred returns (as defined in the limited liability company agreement of Wood Resources LLC), less any distributions previously made to the holders of Series A and/or

Certain relationships and related party transactions

Series B preferred membership interests in Wood Resources LLC. The aggregate liquidation preference to be received by each of our 5% or greater unitholders and executive officers and directors of our general partner that hold such preferred membership interests is set forth in the following table.

Name	Aggregate Series A liquidation preference	Aggregate Series B liquidation preference	Total liquidation preference
GarMark Partners, L.P. (1)	$402,854	$—	$402,854
Atlas Wood Holdings LLC (2)	37,424	1,496,944	1,534,368
Lehigh Holdings LLC (3)	—	616,389	616,389
David I.J. Wang (4)	—	220,139	220,139
Richard Yarbrough (5)	—	176,111	176,111
Larry Richard (4)	—	88,056	88,056
Atlas Holdings (6)	—	22,014	22,014

(1)

A 5% or greater unitholder. Steven C. Pickhardt, a member of the board of directors of our general partner, holds a non-controlling equity interest in GarMark Associates, L.L.C., the general partner of GarMark Partners, L.P.

(2)

A 5% or greater unitholder. Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, hold equity interests in Atlas Wood Holdings LLC.

(3)

A 5% or greater unitholder. Steven N. Rappaport, a member of the board of directors of our general partner, owns a 30% interest in Lehigh Holdings LLC and is president of a limited liability company that owns a 60% equity interest in Lehigh Holdings LLC and has voting authority with respect to such equity interest.

(4)

A member of the board of directors of our general partner.

(5)

The Chief Executive Officer and President and a member of the board of directors of our general partner.

(6)

Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, control Atlas Holdings.

ALLOCATION OF GENERAL PARTNER INTERESTS

In connection with the amendment and restatement of the limited liability company agreement of Wood Resources LLC in December 2004, the members of Wood Resources LLC agreed to allocate the ownership of our general partner so that the Atlas Entities and management of the Partnership, including Andrew M. Bursky, the Chairman of the board of directors of our general partner, Timothy J. Fazio, a member of the board of directors of our general partner, David I.J. Wang, a member of the board of directors of our general partner, and Richard Yarbrough, the President and Chief Executive Officer and a member of the board of directors of our general partner, received a 63⅓% interest, GarMark Advisors, LLC, an affiliate of GarMark Partners L.P., a 5% or greater unitholder, received a 3⅓% interest and the remaining members of Wood Resources LLC received a 33⅓% interest. The 33⅓% interest held by the remaining members of Wood Resources LLC was to be owned by such members in proportion to their membership interests in Wood Resources LLC, except that Series D common membership interests in Wood Resources LLC would only be entitled to 50% of the portion of ownership interests in our general partner that would otherwise be available to the holders of the Series D membership interests based on their membership interests. The remaining 50% was to be reallocated on a pro rata basis to those members of Wood Resources LLC that did not hold Series D membership interests, including, among others, Atlas Wood Holdings LLC, a 5% or greater unitholder in which Andrew M. Bursky and Timothy J. Fazio hold equity interests, Atlas Holdings, an entity controlled by Messrs. Bursky and Fazio, and Atlas Carry Holdings LLC, a 5% or greater unitholder in which Messrs. Bursky and Fazio hold equity interests.

WOOD RESOURCES LLC DISTRIBUTIONS

Wood Resources LLC paid tax and discretionary distributions to certain of its members related to such members' membership interests in Wood Resources LLC. The following table sets forth the amount of such distributions paid to those executive officers and directors of our general partner and those 5% or greater unitholders of the Partnership that were members of Wood Resources LLC and received such distributions.

Certain relationships and related party transactions

Name	Tax distribution for 2003	Tax distribution for 2004	Discretionary distribution for 2003	Discretionary distribution for 2004
GarMark Partners, L.P.(1)	$175,465	$428,670	$285,771	$107,501
Atlas Wood Holdings LLC(2)	226,864	499,612	464,923	119,439
Lehigh Holdings LLC(3)	86,694	189,303	180,495	45,063
David I.J. Wang(4)	30,962	67,608	64,463	16,094
Richard Yarbrough (5)	62,824	151,765	105,320	37,875
Larry B. Richard(4)	12,385	27,043	25,785	6,438
Atlas Holdings(6)	3,096	6,761	6,446	1,609
Atlas Carry Holdings LLC(7)	152,219	390,715	215,000	100,000

(1)

A 5% or greater unitholder. Steven C. Pickhardt, a member of the board of directors of our general partner, holds a non-controlling equity interest in GarMark Associates, L.L.C., the general partner of GarMark Partners, L.P.

(2)

A 5% or greater unitholder. Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, hold equity interests in Atlas Wood Holdings LLC.

(3)

A 5% or greater unitholder. Steven N. Rappaport, a member of the board of directors of our general partner, owns a 30% interest in Lehigh Holdings LLC and is president of a limited liability company that owns a 60% equity interest in Lehigh Holdings LLC and has voting authority with respect to such equity interest.

(4)

A member of the board of directors of our general partner.

(5)

The Chief Executive Officer and President and a member of the board of directors of our general partner.

(6)

Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, control Atlas Holdings.

(7)

A 5% or greater unitholder. Andrew M. Bursky and Timothy J. Fazio, members of the board of directors of our general partner, own equity interests in Atlas Carry Holdings LLC.

Conflicts of interest and fiduciary duties

CONFLICTS OF INTEREST

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders and us.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

approved by the audit and conflicts committee, although our general partner is not obligated to seek such approval;

approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

on terms no less favorable to us than those generally being provided to or available from unrelated third parties;  or fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the audit and conflicts committee of its board of directors. If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the audit and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Our general partner's affiliates may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner or those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Our general partner is allowed to take into account the interests of parties other than us in resolving conflicts.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no

Conflicts of interest and fiduciary duties

duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We do not have any officers and rely solely on officers of our general partner.

We will not have any officers and will rely solely on officers of our general partner. Affiliates of our general partner will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers who provide services to affiliates of our general partner. The officers of our general partner will not be required to work full time on our affairs. These officers may devote significant time to the affairs of affiliates of our general partner.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable", our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

Actions taken by our general partner may affect the amount of cash distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

amount and timing of asset purchases and sales;

cash expenditures;

borrowings;

issuance of additional units; and

the creation, reduction, or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

Conflicts of interest and fiduciary duties

hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How we make cash distributions—Subordination period".

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.

We will pay management and transaction fees and reimburse expenses incurred on our behalf by our general partner and its affiliates.

Effective upon the closing of this offering, our general partner will receive an annual management fee of $350,000 for its management of us, which amount will be reduced dollar-for-dollar on an annual basis by any transaction fees we pay to Atlas Holdings if Atlas Holdings advises us in connection with any acquisition, divestiture, financing or other non-ordinary course transaction. We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us, including overhead allocated to us by Atlas Holdings. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain relationships and related party transactions".

The right of Atlas Holdings to receive transaction fees based on the size of future transactions could cause them to recommend that we pursue transactions that are not in our best interests.

Under the terms of our management services agreement with Atlas Holdings, effective upon the closing of this offering, we will be required to pay Atlas Holdings transaction fees expressed as a percentage of the total consideration paid in future transactions. Please read "Certain relationships and related party transactions—Management services agreement with Atlas Holdings". The prospect of receiving these fees could cause Atlas Holdings to recommend that we pursue future transactions that are not in our best interests. Andrew M. Bursky and Timothy J. Fazio, the Managing Partners of Atlas Holdings, indirectly control the entities that own and control our general partner. As a consequence, Messrs. Bursky and Fazio could influence our decision to pursue transactions that would result in our payment of fees that would inure to their benefit.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Conflicts of interest and fiduciary duties

Common units are subject to our general partner's limited call rights.

Our general partner may exercise its right to call common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The partnership agreement—Limited call right".

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants, and others who perform services for us have been retained by our general partner or its affiliates. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the audit and conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

FIDUCIARY DUTIES

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by our general partner to limited partners and the partnership.

Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners, as well as to you. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

Conflicts of interest and fiduciary duties

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the audit and conflicts committee of the board of directors of our general partner must be:

on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Conflicts of interest and fiduciary duties

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.
Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "Description of the common units—Transfer of common units". This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. Please read "The partnership agreement—Indemnification".

Description of the common units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and are entitled exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, subordinated units and general partner in and to partnership distributions, please read this section and "Cash distribution policy and restrictions on distributions" and "Description of the subordinated units". For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The partnership agreement".

TRANSFER AGENT AND REGISTRAR

Duties

American Stock Transfer & Trust Company will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

special charges for services requested by a holder of a common unit; and

other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee:

represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Description of the common units

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Description of the subordinated units

The subordinated units represent a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units will not be publicly traded.

CASH DISTRIBUTION POLICY

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.45 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units.

The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordinated units are not entitled to receive any arrearages in the payment of the minimum quarterly distribution from prior quarters. For a more complete description of our cash distribution policy on the subordinated units, please read "How we make cash distributions—Distributions of available cash from operating surplus during the subordination period".

CONVERSION OF THE SUBORDINATED UNITS

Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests in the partnership agreement. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read "How we make cash distributions—Subordination period".

DISTRIBUTIONS UPON LIQUIDATION

If we liquidate during the subordination period, we will, to the extent possible, allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. For a more complete description of this liquidation preference, please read "How we make cash distributions—Distributions of cash upon liquidation".

LIMITED VOTING RIGHTS

For a more complete description of the voting rights of holders of subordinated units, please read "The partnership agreement—Voting rights".

The partnership agreement

The following is a summary of the material provisions of our partnership agreement. The form of our first amended and restated partnership agreement is included in this prospectus as Appendix B. Our partnership agreements and limited liability company agreements of our subsidiaries are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

with regard to the fiduciary duties of our general partner, please read "Conflicts of interest and fiduciary duties";

with regard to the transfer of common units, please read "Description of the common units—Transfer of common units"; and

with regard to allocations of taxable income and taxable loss, please read "Material tax consequences".

ORGANIZATION AND DURATION

We were organized on September 27, 2005 and have a perpetual existence.

PURPOSE

Our purpose under our partnership agreement is limited to any business activities that relate to the business of producing and selling wood products or activities now or hereafter customarily conducted in conjunction with producing and selling wood products, that are approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner, in its individual capacity, has the power to expand our purpose to activities other than those that relate to the business of producing and selling wood products or activities now or hereafter customarily conducted in conjunction with producing and selling wood products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. However, any decision by our general partner to cause us or our subsidiaries to invest in activities will be subject to its fiduciary duties as modified by our partnership agreement. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

POWER OF ATTORNEY

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application and certification, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

CAPITAL CONTRIBUTIONS

Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited liability".

VOTING RIGHTS

The following matters require the limited partner vote specified below. Various matters require the approval of a "unit majority", which means:

The partnership agreement

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes;  and after the subordination period, the approval of a majority of the common units.

By virtue of the exclusion from the required vote of common units held by our general partner and its affiliates, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment which requires a unit majority.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional units	No approval rights.
Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the limited partners. Other amendments generally require the approval of a unit majority. Please read "—Amendment of our partnership agreement".
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, sale or other disposition of assets".
Continuation of our partnership upon dissolution	Unit majority. Please read "—Termination and dissolution".
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2015 in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or removal of our general partner".
Removal of our general partner	Not less than 66⅔% of the outstanding common and subordinated units, voting as a single class, including common and subordinated units held by our general partner and its affiliates. Please read "—Withdrawal or removal of our general partner".

The partnership agreement

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our limited partners to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2015. Please read "—Transfer of general partner interest".
Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2015. Please read "—Transfer of incentive distribution rights".
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of ownership interests in our general partner".

LIMITED LIABILITY

Participation in the control of our partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

to remove or replace our general partner;

to approve some amendments to our partnership agreement; or

to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Unlawful partnership distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which

The partnership agreement

recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.

Failure to comply with the limited liability provisions of jurisdictions in which we do business

Our subsidiaries currently conduct business in eight states. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our member interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

ISSUANCE OF ADDITIONAL SECURITIES

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to us in exchange for a proportionate number of general partner units, to the extent necessary to maintain its general partner interest of the total units outstanding prior to the issuance at the same percentage level. Our general partner's 2% interest in us will thus be reduced if we issue additional securities in the future and our general partner does not purchase a proportionate number of general partner units to maintain its 2% general partner interest. In addition, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

The partnership agreement

AMENDMENT OF THE PARTNERSHIP AGREEMENT

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units, other than general partner units, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)

enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units, other than general partner units, voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, affiliates of our general partner will own approximately 20.6% of the outstanding units (approximately 19.2% if the underwriters exercise their option to purchase additional common units in full).

NO UNITHOLDER APPROVAL

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

(1)

a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)

the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

(3)

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4)

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)

an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6)

any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

The partnership agreement

(7)

an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8)

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9)

a change in our fiscal year or taxable year and related changes;

(10)

mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

(11)

any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

(1)

do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

(2)

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3)

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4)

are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5)

are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No unitholder approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, other than general partner units, voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Finally, our general partner may consummate any merger without the prior approval of our limited partners if we are the surviving entity in the transaction, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction and our general partner has received an opinion of counsel regarding certain limited liability and tax matters.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

The partnership agreement

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The limited partners are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

TERMINATION AND DISSOLUTION

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)

the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2)

the entry of a decree of judicial dissolution of our partnership;

(3)

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor; or

(4)

there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law.

Upon a dissolution under clause (3), the holders of a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

the action would not result in the loss of limited liability of any limited partner; and

neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Cash distribution

The partnership agreement

policy—Distributions of cash upon liquidation". The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without common unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the limited partners. Please read "—Transfer of general partner interest" and "—Transfer of incentive distribution rights".

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and dissolution".

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66⅔% of the outstanding common and subordinated units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33⅓% of the outstanding common and subordinated units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own approximately 20.6% of the outstanding units (approximately 19.2% if the underwriters exercise their option to purchase additional common units in full).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the

The partnership agreement

option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

TRANSFER OF GENERAL PARTNER INTEREST

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

an affiliate of our general partner (other than an individual), or another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to December 31, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

TRANSFER OF OWNERSHIP INTERESTS IN OUR GENERAL PARTNER

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, such entity without the prior approval of the unitholders. Prior to December 31, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units excluding common units held by our general partner and its affiliates. On or after December 31, 2015, the incentive distribution rights will be freely transferable.

CHANGE OF MANAGEMENT PROVISIONS

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Wood MLP GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does

The partnership agreement

not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED CALL RIGHT

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding common units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons. Following this offering, affiliates of our general partner will own approximately 2.8% of the common units (approximately 2.4% if the underwriters exercise their option to purchase additional common units in full).

The limited call right is exercisable by our general partner, acting in its individual capacity.

The purchase price in the event of such an acquisition will be the greater of:

(1)

the highest cash price paid by either of our general partner or any of its affiliates for any common units purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those common units; and

(2)

the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner's right to purchase outstanding units, a holder of units may have his units purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material tax consequences—Disposition of common units".

MEETINGS; VOTING

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units, other than general partner units, on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The general partner units are unit equivalents for distribution and allocation purposes, do not entitle our general partner to

The partnership agreement

any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit, other than the general partner units, has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of additional securities". However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units, other than general partner units, then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

STATUS AS LIMITED PARTNER

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is reflected in our books and records.

Except as described above under "—Limited liability", the common units will be fully paid, and unitholders will not be required to make additional contributions.

NON-CITIZEN ASSIGNEES; REDEMPTION

If we are or become subject to federal, state or local laws or regulations that, in the determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner we may redeem the units held by the limited partner at their current market price, in accordance with the procedures set forth in our partnership agreement. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

INDEMNIFICATION

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1)

our general partner;

(2)

any departing general partner;

(3)

any person who is or was an affiliate of our general partner or any departing general partner;

(4)

any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

The partnership agreement

(5)

any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; or

(6)

any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

REIMBURSEMENT OF EXPENSES

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf on-site at our wood products producing facilities, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

BOOKS AND REPORTS

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our registered independent public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

RIGHT TO INSPECT OUR BOOKS AND RECORDS

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1)

a current list of the name and last known address of each partner;

(2)

a copy of our tax returns;

(3)

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)

copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

(5)

information regarding the status of our business and financial condition; and

(6)

any other information regarding our affairs as is just and reasonable.

The partnership agreement

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units, general partner units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Wood MLP GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units eligible for future sale".

Units eligible for future sale

After the sale of the common units offered by this prospectus, our pre-existing investors will hold an aggregate of 331,250 common units and 4,581,250 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop. Upon conversion of the subordinated units, those units will be entitled to registration rights or will be freely transferable without restrictions or further registration under the Securities Act, subject to the affiliate restrictions described below.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

1% of the total number of the securities outstanding; or

the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The partnership agreement—Issuance of additional securities".

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act of 1933 and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act of 1933 or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

We, the officers and directors of our general partner, our general partner and its affiliates have agreed not to sell any common units for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

Material tax consequences

This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Wood Resources LP and our operating subsidiaries.

This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of our common units.

No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner, and thus will be borne directly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements regarding matters of law and legal conclusions set forth below, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us. Statements of fact do not represent opinions of Andrews Kurth LLP.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

(1)

the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax consequences of unit ownership—Treatment of short sales");

(2)

the availability or extent of any Section 199 deduction to the unitholders (please read "—Tax consequences of unit ownership—Deduction for United States production activities");

(3)

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of common units—Allocations between transferors and transferees"); and

(4)

whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax consequences of unit ownership—Section 754 election" and "—Uniformity of units").

PARTNERSHIP STATUS

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interests.

Material tax consequences

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the "Qualifying Income Exception", exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income". Qualifying income includes income and gains derived from the processing, transportation and marketing of timber, including plywood and lumber. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than       % of our current income does not constitute qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner, and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP. Andrews Kurth LLP is of the opinion, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and the representations described below, that we will be classified as a partnership, and each of our operating subsidiaries will be disregarded as an entity separate from us, for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a)

Neither we, nor our operating subsidiaries, have elected nor will we elect to be treated as a corporation; and

(b)

For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Andrews Kurth LLP's opinion that we will be classified as a partnership for federal income tax purposes.

UNITHOLDER STATUS

Unitholders who become limited partners of Wood Resources LP will be treated as partners of Wood Resources LP for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as members, and unitholders whose common units are held in street name or by a

Material tax consequences

nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Wood Resources LP for federal income tax purposes.

Because there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Andrews Kurth LLP does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax consequences of unit ownership—Treatment of short sales".

Items of our income, gain, loss, or deduction are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

Flow-through of taxable income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of distributions.    Distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under "—Disposition of common units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on deductibility of losses".

Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "non-recourse liabilities", will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables", including depletion and depreciation recapture and/or substantially appreciated "inventory items", both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets". To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of taxable income to distributions.    We estimate that a purchaser of our common units in this offering who holds those common units from the date of closing of this offering through the record date for distributions for the quarter ended December 31, 2008, will be allocated an amount of federal taxable income for that period that will be less than       % of the cash distributed to the unitholder with respect to that period. We anticipate

Material tax consequences

that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

Basis of common units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder's share of our nonrecourse liabilities will generally be based on his share of our profits. Please read "—Disposition of common units—Recognition of gain or loss".

Limitations on deductibility of losses.    The deduction by a unitholder of his share of our losses will be limited to his tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitation generally provides that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder's salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitation on interest deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income". Investment interest expense includes:

Material tax consequences

interest on indebtedness properly allocable to property held for investment;

our interest expense attributable to portfolio income; and

the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-level collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders and our general partner in accordance with their percentage interests in us. At any time that distributions are made on the common units in excess of distributions made on the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, the loss will be allocated first, to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital account balances, and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of this offering, which assets are referred to in this discussion as "Contributed Property". These allocations are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "book-tax disparity". The effect of these allocations to a unitholder who purchases common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, Section 704(c) allocations will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner's share of an item

Material tax consequences

of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

his relative contributions to us;

the interests of all the partners in profits and losses;

the interest of all the partners in cash flow; and

the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in "—Tax consequences of unit ownership—Section 754 election", "—Uniformity of units" and "—Disposition of common units—Allocations between transferors and transferees", allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

Deduction for United States production activities. Unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income. The percentages are 3% for qualified production activities income generated in the years 2005 and 2006; 6% for the years 2007, 2008, and 2009; and 9% thereafter.

Qualified production activities income is generally gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the production items allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at risk rules or the passive activity loss rules. Please read "—Limitations on deductibility of losses".

The amount of Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages paid by the taxpayer during the calendar year. Each unitholder is treated as having been allocated W-2 wages from us equal to the lesser of either (i) the unitholder's allocable share of our wages, or (ii) two times the applicable Section 199 deduction percentages of our qualified production activities income allocated to the unitholder plus any expenses incurred directly by the unitholder which are allocated to our qualified production activities for that taxable year.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the availability and calculation of the Section 199 deduction by unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of Section 199 deductions to the unitholders. Each prospective unitholder should and is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Treatment of short sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

none of our income, gain, loss or deduction with respect to those units would be reportable by the unitholder;

Material tax consequences

any cash distributions received by the unitholder with respect to those units would be fully taxable; and

all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of common units—Recognition of gain or loss".

Alternative minimum tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult their tax advisors with respect to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax rates.    In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Allocation of income, gain, loss and deduction" above. For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "—Tax treatment of operations" and "—Uniformity of units".

Although Andrews Kurth LLP is unable to opine on the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depletion, depreciation or amortization position under which all purchasers acquiring units in the same month would receive depletion, depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax treatment of operations" and "—Uniformity of units".

Material tax consequences

A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if the we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

Accounting method and taxable year. We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of common units—Allocations between transferors and transferees". We will use the accrual method of accounting for federal income tax purposes.

Tax basis, depreciation and amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior (i) to this offering will be borne by our existing unitholders, and (ii) to any other offering will be borne by our unitholders as of that time. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction".

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" and "—Disposition of common units—Recognition of gain or loss".

Material tax consequences

The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

Recognition of gain or loss.    Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or "inventory items" that we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

Material tax consequences

a short sale;

an offsetting notional principal contract; or

a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification requirements.    A unitholder who sells any of his units, other than through a broker generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A person who purchases units is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfer of units and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

Constructive termination.    We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of units.    Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non uniformity could have a negative impact on the value of the units. Please read "—Tax consequences of unit ownership—Section 754 election".

Material tax consequences

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). This method is consistent with the Treasury Regulations applicable to property depreciable under the accelerated or modified accelerated cost recovery systems, which we expect to apply to substantially all, if not all, of our depreciable property. We also intend to use this method with respect to property that we own, if any, depreciable under Section 167 of the Internal Revenue Code. We do not expect Section 167 to apply to a material portion, if any, of our assets. Please read "—Tax consequences of unit ownership—Section 754 election". To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If we adopt this position, it may result in lower annual deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. We will not adopt this position if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of common units—Recognition of gain or loss".

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity", that is effectively connected with the conduct of a United States trade or

Material tax consequences

business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident". In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling issued by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

Information returns and audit procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction.

We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement appoints Wood MLP GP LLC as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)

the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)

a statement regarding whether the beneficial owner is:

1.

a person that is not a United States person;

Material tax consequences

2.

a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

3.

a tax-exempt entity;

(c)

the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related and assessable penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)

for which there is, or was, "substantial authority", or

(2)

as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

We believe we will not be classified as a tax shelter. If any item of income, gain, loss or deduction included in the distributive shares of unitholders could result in that kind of an "understatement" of income for which no "substantial authority" exists, we would be required to disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules would apply to an understatement of tax resulting from ownership of units if we were classified as a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable transactions.    If we were to engage in a "reportable transaction", we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. Please read "—Information returns and audit procedures" above.

Moreover, if we were to participate in a listed transaction or a reportable transaction (other than a listed transaction) with a significant purpose to avoid or evade tax, you could be subject to the following provisions of the American Jobs Creation Act of 2004:

Material tax consequences

accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related and assessable penalties",

for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions".

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business and own or lease property in Connecticut, Florida, Illinois, North Carolina, Ohio, Oregon, South Carolina and Washington. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax consequences of unit ownership—Entity-level collections". Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Andrews Kurth LLP has not rendered an opinion on the state local, or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns, that may be required of him.

Investment in Wood Resources LP by employee benefit plans

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

whether the investment will result in recognition of unrelated business taxable income (please read "Material tax consequences—Tax-exempt organizations and other investors") by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA account holder that is considering an investment in our common units should consider whether the entity's purchase or ownership of such common units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase or ownership of common units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things: (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws; (b) the entity is an "operating company",—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

Underwriting

We are offering our common units described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common units listed next to its name in the following table:

Underwriters	Number of common units
UBS Securities LLC
D.A. Davidson & Co.
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Oppenheimer & Co. Inc.
Total	4,250,000

The underwriting agreement provides that the underwriters must buy all of the common units if they buy any of them. However, the underwriters are not required to take or pay for the common units covered by the underwriters' over-allotment option described below.

Our common units and the common units to be sold upon the exercise of the over-allotment option, if any, are offered subject to a number of conditions, including:

receipt and acceptance of our common units by the underwriters; and

the underwriters' right to reject orders in whole or in part.

We have been advised by the representative that the underwriters intend to make a market in our common units, but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate 637,500 additional common units. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common units approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Common units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $          per common unit from the initial public offering price. Any of these securities dealers may resell any common units purchased from the underwriters to other brokers or dealers at a discount of up to $          per common unit from the initial public offering price. If all the common units are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the common units at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 637,500 common units.

Underwriting

	No exercise	Full exercise
Per Unit	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $         million.

LOCK-UP AGREEMENTS

We, our subsidiaries, our general partner, the executive officers and directors of our general partner, the holders of substantially all of our equity securities outstanding prior to this offering and some of the participants in our directed unit program have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain conditions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common units or securities convertible into or exchangeable for our common units. These restrictions will be in effect for a period of 180 days after the date of this prospectus. The lock-up period will be extended if:

during the last 17 days of the 180-day lock up period we issue an earnings release or material news or a material event relating to us occurs; or

prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180-day lock up period;

in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

At any time, UBS Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

We and our general partner have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE

We intend to apply to list the common units for listing on the New York Stock Exchange under the symbol "WRC". To meet New York Stock Exchange distribution standards, the underwriters have undertaken to cause the common units to be distributed in such a manner that as of the original listing date of the common units:

there will be not less than 2,000 U.S. unitholders holding 100 or more common units;

at least 1,100,000 publicly held common units will be outstanding in the United States; and

the aggregate market value of publicly held common units in the United States will be at least $60 million.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common units including:

stabilizing transactions;

short sales;

purchases to cover positions created by short sales;

imposition of penalty bids; and

syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common units while this offering is in progress. These transactions may also include

Underwriting

making short sales of our common units, which involves the sale by the underwriters of a greater number of common units than they are required to purchase in this offering, and purchasing common units on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiation by us and the representative of the underwriters. The principal factors considered in determining the initial public offering price include:

the information set forth in this prospectus and otherwise available to the representative;

our history and prospects, and the history and prospects of the industry in which we compete;

our past and present financial performance and an assessment of the directors and officers of our general partner;

our prospects for future earnings and cash flow and the present state of our development;

the general condition of the securities markets at the time of this offering;

the recent market prices of, and demand for, publicly traded common units of generally comparable master limited partnerships; and

other factors deemed relevant by the underwriters and us.

DIRECTED UNIT PROGRAM

At our request, certain of the underwriters have reserved up to 212,500 common units (5.0% of the aggregate common units being offered by this prospectus) for sale at the initial public offering price to the officers, directors and employees of our general partner and its sole member. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, through a directed unit program. The minimum investment amount for participation in the program is $2,500. We do not know if these persons will choose to purchase all or any portion of these reserved units, but any purchases they do make will reduce the number of units available to the general public. These persons must commit to purchase no later than before the open of business on the day following the date of this prospectus, but in any event these persons are not obligated to purchase common units and may not commit to purchase common units prior to the effectiveness of the registration statement relating to this offering.

Underwriting

Any director, officer or employee purchasing in excess of $50,000 worth of reserved common units will be prohibited from offering, selling, contracting to sell or otherwise disposing of the common units for a period of 180 days after the date of this prospectus.

AFFILIATIONS

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, transactions with some of our existing unitholders or their affiliates and perform services for some of our existing unitholders or their affiliates in the ordinary course of their business.

NASD RULES

Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on the New York Stock Exchange or a national securities exchange.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer and that such sales will not exceed 5% of the total units offered by them.

Validity of the common units

The validity of the common units will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Through the direct acquisition of securities of Wood Resources LLC, John T. Cabaniss, a partner at Andrews Kurth LLP, will receive a liquidation preference on such securities and will beneficially own less than 1% of our outstanding units upon completion of this offering. In addition, Mr. Cabaniss holds $50,000 aggregate principal amount of subordinated promissory notes of a subsidiary of Wood Resources LLC that will be repaid with a portion of the net proceeds of this offering. Please read "Use of proceeds". Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

Change of auditor

Effective December 15, 2004, Moss Adams LLP, independent public accountants, resigned as the auditor of Wood Resources LLC.

Moss Adams' report on our financial statements at December 31, 2003 and for the period from April 4, 2003 through December 31, 2003 did not contain any adverse opinion or disclaimer of opinion nor was it otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through the December 15, 2004 date of Moss Adams' resignation, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, in each case which Moss Adams would have been required to refer to in its reports if such disagreements had not been resolved to its satisfaction.

Effective March 18, 2005, Wood Resources LLC engaged a new independent registered public accounting firm, PricewaterhouseCoopers LLP, to audit its financial statements. During our two most recent fiscal years through the March 18, 2005 date of engaging PricewaterhouseCoopers LLP, neither Wood Resources LLC nor someone on our behalf consulted PricewaterhouseCoopers LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements; or (3) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

We provided Moss Adams with a copy of the disclosures set forth in this section above prior to the date the registration statement of which this prospectus is a part was filed with the SEC. We also requested that Moss Adams furnish us with a letter addressed to the SEC stating whether it agrees with the statements made above in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. This letter is included as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Experts

The financial statements of Wood Resources LLC as of December 31, 2003 and December 31, 2004 and for the period from April 4, 2003 through December 31, 2003 and the year ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Olympic Operations of Simpson Timber Company for the year ended December 31, 2002 and for the period from January 1, 2003 through April 3, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Southeast Operations as of December 28, 2003 and December 21, 2004 and for the periods from February 12, 2002 through December 29, 2002, December 30, 2002 through

December 28, 2003 and December 29, 2003 through December 21, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheets of Wood Resources LP and Wood MLP GP LLC as of September 27, 2005 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Room of the SEC at Judiciary Plaza, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at http://www.woodresourceslp.com, and we expect to make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports available, free of charge, through our website, as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

Forward-looking statements

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may", "believe", "will", "expect", "anticipate", "estimate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Index to Financial Statements

Page
Wood Resources LP Unaudited Pro Forma Condensed Combined Financial Statements
Introduction	F-3
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2005	F-5
Unaudited Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2004	F-6
Unaudited Pro Forma Condensed Combined Income Statements for the Six Months Ended June 30, 2005	F-7
Unaudited Pro Forma Condensed Combined Income Statement for the Twelve Months Ended June 30, 2005	F-8
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-9
Wood Resources LLC Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31, 2004 and June 30, 2005	F-13
Condensed Consolidated Statement of Operations for the Six Months ended June 30, 2004 and 2005	F-14
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004 and 2005	F-15
Condensed Consolidated Statement of Members' Equity for the Six Months Ended June 30, 2005	F-16
Notes to Unaudited Condensed Consolidated Financial Statements	F-17
Wood Resources LLC and Olympic Operations of the Simpson Timber Company Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-22
Report of Independent Registered Public Accounting Firm	F-23
Consolidated Balance Sheets as of December 31, 2003 and 2004 (Successor)	F-24
Consolidated Statements of Income for the Year Ended December 31, 2002 (Predecessor), the Period January 1, 2003 through April 3, 2003 (Predecessor), the Period April 4, 2003 through December 31, 2003 (Successor) and for the Year Ended December 31, 2004 (Successor)	F-25
Consolidated Statements of Cash Flows for the Year Ended December 31, 2002 (Predecessor), the Period January 1, 2003 through April 3, 2003 (Predecessor), the Period April 4, 2003 through December 31, 2003 (Successor) and for the Year Ended December 31, 2004 (Successor)	F-26
Consolidated Statements of Changes in Parent's Investment/Members' Equity for the Year Ended December 31, 2002 (Predecessor), the Period January 1, 2003 through April 3, 2003 (Predecessor), the Period April 4, 2003 through December 31, 2003 (Successor) and for the Year Ended December 31, 2004 (Successor)	F-27
Notes to Consolidated Financial Statements	F-28
Southeast Operations Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-44
Combined Statements of Assets and Liabilities as of December 28, 2003 and December 21, 2004	F-45

Index to Financial Statements

Page
Combined Statements of Revenues and Direct Expenses for the Period February 12, 2002 through December 29, 2002, the Year Ended December 28, 2003 and the Period December 29, 2003 through December 21, 2004	F-46
Notes to Combined Financial Statements	F-47
Wood Resources LP Balance Sheet
Report of Independent Registered Public Accounting Firm	F-55
Balance Sheet as of September 27, 2005	F-56
Notes to Balance Sheet	F-57
Wood MLP GP LLC Balance Sheet
Report of Independent Registered Public Accounting Firm	F-58
Balance Sheet as of September 27, 2005	F-59
Notes to Balance Sheet	F-60

WOOD RESOURCES LP

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction

The following are our unaudited pro forma condensed combined balance sheet at June 30, 2005 and our unaudited pro forma condensed combined income statements for the year ended December  31, 2004, the six months ended June 30, 2005 and the 12 months ended June 30, 2005. In connection with the consummation of this offering, Wood Resources LLC (the "Company") will be merged with and into Wood Resources LP (the "Partnership") and, through that merger, the Partnership will acquire all of the assets and assume all of the liabilities of the Company. As this merger will be accounted for as a reorganization of entities under common control, there will be no change in basis of the underlying assets and liabilities. The equity section of our balance sheet will be impacted as the new ownership structure is reflected. The unaudited pro forma balance sheet and the unaudited pro forma income statements give pro forma effect to the following transactions as if these transactions occurred on and as of June 30, 2005 with respect to the balance sheet data and at the beginning of each period presented with respect to the income statements:

the acquisition of the Southeast Operations and the inclusion of their results of operations for the periods prior to their acquisition on December 22, 2004;

the Company's issuance of 252,421 Series D common units (as converted to reflect the number of units of the Partnership that will be issued in exchange for membership interests of the Company in connection with the merger of the Company with and into the Partnership that will be completed immediately prior to the closing of this offering) in December 2004 to partially finance the acquisition of the Southeast Operations as if those securities were outstanding throughout the periods presented with respect to the income statements;

the Company's issuance of $35 million of subordinated promissory notes and the incurrence of $17.5 million in bank term debt in December 2004 to partially finance the acquisition of the Southeast Operations and refinance the then-outstanding indebtedness incurred in connection with the acquisition of the Olympic Operations as if such notes were and such bank term debt was outstanding throughout the periods presented with respect to the income statements;

a reduction in the annual management fee payable to Atlas Holdings from $750,000 per year to $350,000 per year;

the merger of the Company with and into the Partnership as if that merger occurred on June 30, 2005 with respect to the balance sheet data and at the beginning of each period presented with respect to the income statements;

the contribution of Wood Services LLC to the general partner of the Partnership; and

the completion of this offering and the application of the net proceeds as follows:

repayment of all of the indebtedness incurred in December 2004 and outstanding at June 30, 2005 to partially finance the Company's acquisition of the Southeast Operations and the refinancing of all of its then-outstanding indebtedness; and

payment of a liquidation preference of approximately $4.0 million to the holders of the Series A and Series B preferred membership interest of the Company as a consequence of the agreement among its members to treat its merger with and into us as a liquidation under its limited liability company agreement.

The Partnership's unaudited pro forma financial statements and the accompanying notes should be read together with the historical financial statements of Wood Resources LLC included elsewhere in this prospectus. The unaudited pro forma balance sheets and unaudited pro forma income statements were derived by adjusting the historical financial statements of Wood Resources LLC. These adjustments were made based on currently available information and various estimates and assumptions. Therefore, actual adjustments may differ materially from the pro forma adjustments based on these estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of this offering and

WOOD RESOURCES LP

the other transactions as contemplated. Management further believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements. For a description of all of the assumptions used in preparing the unaudited pro forma financial statements, you should read the notes hereto beginning on page F-9 of this prospectus.

The unaudited pro forma financial statements should not be considered as indicative of the historical results that the Partnership would have had or the future results that the Partnership will have after this offering.

WOOD RESOURCES LP

Unaudited Pro Forma Condensed Combined Balance Sheet as of
June 30, 2005

	Historical	Pro Forma
	Wood Resources LLC (a)	Offering and Other Transaction Adjustments			Wood Resources LP Pro Forma As Adjusted
	(unaudited) (in thousands)
Assets
Current Assets:
Cash and cash equivalents	$1,163		$69,288	(c)
			(52,008	)(c)
			3,500	(i)	$21,943
Accounts receivable, net	15,697				15,697
Inventories	15,723				15,723
Prepaid expenses and other current assets	2,664				2,664
Total current assets	35,247		20,780		56,027
Property, plant and equipment, net	35,641				35,641
Restricted cash	3,500		(3,500	)(i)	—
Goodwill and intangibles	2,338				2,338
Debt issuance costs	2,786		(2,786	)(c)	—
Total assets	$79,512		$14,494		$94,006
Liabilities and Members' Equity
Current liabilities:
Accounts payable	$9,990	$			$9,990
Accrued expenses	6,764				6,764
Current portion of long-term debt	2,100		(2,008	)(c)	92
Total current liabilities	18,854		(2,008)		16,846
Equity-based compensation	4,965				4,965
Long-term debt:
Long-term debt	15,475		(15,000	) (c)	475
Long-term debt-related party	35,000		(35,000	) (c)	—
Total long-term debt, less current portion	50,475		(50,000	)(c)	475
Members'/partners' equity	5,218		66,502	(h)	71,720
Total liabilities and members'/partners' equity	$79,512		$14,494		$94,006

See accompanying notes to the unaudited pro forma financial statements.

WOOD RESOURCES LP

Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2004

	Historical		Pro Forma
	Wood Resources LLC (a)	Southeast Operations (b)	Southeast Operations Acquisition and Related Adjustments		Wood Resources LLC Pro Forma	Offering and Other Transaction Adjustments		Wood Resources LP Pro Forma As Adjusted
	(unaudited) (in thousands, except per unit data)
Revenues	$90,498	$131,017			$221,515			$221,515
Cost of goods sold:
Materials and operations	76,445	109,703			186,148			186,148
Depreciation and amortization	965	6,608	(1,520	)(d)	6,053			6,053
Gross profit	13,088	14,706	1,520		29,314			29,314
Selling, general and administrative (includes non-cash equity-based compensation expense of $461 for Wood Resources LLC)	5,619	1,877	450	(f)	7,946	(400	)(f)	7,546
Operating income	7,469	12,829	1,070		21,368	400		21,768
Interest (income) expense, net	1,051	—	4,531	(e)	5,582	(5,555	)(e)	27
Net income (loss)	$6,418	$12,829	$(3,461)		$15,786	$5,955		$21,741
General partners' interest in net income	$128				$316			$435
Limited partners' interest in net income	$6,290				$15,470			$21,306
Pro forma net income per limited partner unit (g):
Basic	$1.36				$3.18			$2.58
Diluted	$1.32				$3.08			$2.53
Pro forma weighted average limited partners units outstanding (g):
Basic	4,619,791				4,872,212			8,258,212
Diluted	4,775,911				5,028,332			8,414,332

See accompanying notes to the unaudited pro forma financial statements.

WOOD RESOURCES LP

Unaudited Pro Forma Condensed Combined Income Statement
For the Six Months Ended June 30, 2005

	Historical	Pro Forma
	Wood Resources LLC (a)	Offering and Other Transaction Adjustments			Wood Resources LP Pro Forma As Adjusted
	(unaudited) (in thousands, except per unit data)

Revenues	$115,914	$			$115,914
Cost of goods sold:
Materials and operations	101,429				101,429
Depreciation and amortization	2,967				2,967
Gross profit	11,518				11,518
Selling, general and administrative (includes non-cash equity-based compensation expense of $3,712)	9,953		(200	)(f)	9,753
Operating income	1,565		200		1,765
Interest (income) expense net	3,120		(3,108	)(e)	12
Net income (loss)	$(1,555)		$3,308		$1,753
General partner's interest in net income (loss)	$(31)				$35
Limited partner's interest in net income (loss)	$(1,524)				$1,718
Pro forma net income (loss) per limited partner unit (g):
Basic	$(0.31)				$0.21
Diluted	$(0.31)				$0.20
Pro forma weighted average limited partners units outstanding (g):
Basic	4,885,161				8,271,161
Diluted	4,885,161				8,414,332

See accompanying notes to the unaudited pro forma financial statements.

WOOD RESOURCES LP

Unaudited Pro Forma Condensed Combined Income Statement
For the Twelve Months Ended June 30, 2005

	Historical		Pro Forma
	Wood Resources LLC (a)	Southeast Operations (b)	Southeast Operations Acquisition and Related Adjustments		Wood Resources LLC Pro Forma	Offering and Other Transaction Adjustments		Wood Resources LP Pro Forma As Adjusted
	(unaudited) (in thousands, except per unit data)
Revenues	$165,759	$62,159			$227,918			$227,918
Operating costs and expenses:
Cost of sales	144,281	56,722			201,003			201,003
Depreciation and amortization	3,503	3,304	(738	)(d)	6,069			6,069
Gross profit	17,975	2,133	738		20,846			20,846
Selling, general and administrative (includes non-cash equity-based compensation expense of $4,173 for Wood Resources LLC)	13,612	947	225	(f)	14,784	(400	)(f)	14,384
Operating income	4,363	1,186	513		6,062	400		6,462
Interest (income) expense, net	3,784		1,831	(e)	5,615	(5,590	)(e)	25
Net income (loss)	$579	$1,186	$(1,318)		$447	$5,990		$6,437
General partners' interest in net income	$12				$9			129
Limited partners' interest in net income	$567				$438			$6,308
Pro forma net income per limited partner unit (g):
Basic	$0.12				$0.09			$0.76
Diluted	$0.12				$0.09			$0.75
Pro forma weighted average limited partners units outstanding (g):
Basic	4,630,769				4,883,190			8,269,190
Diluted	4,775,911				5,028,332			8,414,332

See accompanying notes to the unaudited pro forma financial statements.

Wood Resources LP

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Introduction

The historical financial information is derived from the historical financial statements of Wood Resources LLC. The pro forma adjustments have been prepared as if the following transactions had taken place on June 30, 2005 in the case of the unaudited pro forma condensed combined balance sheet and at the beginning of the respective periods presented in the case of the unaudited pro forma condensed combined income statements:

the acquisition of the Southeast Operations and the inclusion of their results of operations for the periods prior to their acquisition on December 22, 2004;

the Company's issuance of 252,421 Series D common units (as converted to reflect the number of units of Wood Resources LP that will be issued in exchange for membership interests of Wood Resources LLC in connection with the merger of Wood Resources LLC with and into Wood Resources LP that will be completed immediately prior to the closing of this offering) in December 2004 to partially finance the acquisition of the Southeast Operations as if those securities were outstanding throughout the periods presented with respect to the income statements;

the Company's issuance of $35 million of subordinated promissory notes and the incurrence of $17.5 million in bank term debt in December 2004 to partially finance the acquisition of the Southeast Operations and refinance the then-outstanding indebtedness incurred in connection with the acquisition of the Olympic Operations as if such notes were and such bank debt was outstanding throughout the periods presented with respect to the income statements;

a reduction in the annual management fee payable to Atlas Holdings from $750,000 per year to $350,000 per year;

the merger of the Company with and into the Partnership as if that merger had occurred on the first day of each period presented;

the contribution of Wood Services LLC to the general partner of the Partnership; and

the completion of this offering and the application of the net proceeds as follows:

repayment of all of the indebtedness incurred in December 2004 and outstanding at June 30, 2005 to partially finance the Company's acquisition of the Southeast Operations and the refinancing of all of its then-outstanding indebtedness; and

payment of a liquidation preference of approximately $4.0 million to the holders of the Series A and Series B preferred membership interest of the Company as a consequence of the agreement among its members ot treat its merger with and into the Partnership as a liquidation under its limited liability company agreement.

Upon completion of this offering, the Partnership expects to incur incremental additional general and administrative expenses of approximately $2.5 million per year (excluding the impact of non-cash equity-based compensation expense, which has no impact on expected available cash) as a result of becoming a publicly traded partnership. This total includes, among other things, (1) costs associated with preparing annual and quarterly reports to be filed with the SEC, conducting audits of the Partnership's financial statements, preparing and filing tax returns with the IRS and preparing and distributing Schedule K-1s to unitholders, (2) incremental additional insurance costs and (3) registrar and transfer agent fees. The unaudited pro forma condensed combined financial statements do not reflect these additional general and administrative expenses. The total incremental additional general and administrative expenses expected to be incurred by the Partnership are net of $400,000 of costs savings that will be realized when, upon the closing of this offering, the annual management fee that we are obligated to pay to Atlas Holdings is reduced from $750,000 to $350,000.

The unaudited pro forma combined financial data as of and for the 12 months ended June 30, 2005 are derived by adjusting the historical results from the 12 months ended June 30, 2005 for the transactions described above.

Wood Resources LP

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (cont.)

The unaudited pro forma balance sheet and the unaudited pro forma income statements were derived by adjusting our historical financial statements. The adjustments are based on currently available information and, therefore, the actual adjustments may differ materially from the pro forma adjustments based on various assumptions and estimates. The acquisition of the Southeast Operations was accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The Southeast Operations have been recorded at preliminary estimates of fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired based on their fair values, has not been made, but management does not expect significant modifications to the allocation of the purchase price. Accordingly, the purchase accounting adjustments made in connection with the development of our unaudited pro forma condensed combined financial statements are preliminary. However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above.

The pro forma financial statements should not be considered as indicative of the historical results that we would have had or the future results that we will have after this offering.

Pro Forma Adjustments

(a)

Wood Resources LLC was formed as a Delaware limited liability company in March 2003. In connection with this offering, Wood Resources LLC will be merged with and into Wood Resources LP. Through that merger, the Partnership will acquire all of the assets and assume all of the liabilities of the Company. As this merger will be accounted for as a reorganization of entities under common control, there will be no change of basis of the underlying assets and liabilities. The equity section of our balance sheet will be impacted as the new ownership structure is reflected. Amounts included in our unaudited pro forma financial statements reflect this merger as if it occurred on June 30, 2005 with respect to the pro forma balance sheet and at the beginning of the respective periods presented with respect to the pro forma income statements.

(b)

The closing date for the acquisition of the Southeast Operations occurred on December 22, 2004, and that transaction became effective for financial reporting purposes as of that date. As a consequence, the historical statement of operations data for Wood Resources LLC for the year ended December 31, 2004 include nine days of the results of operations for the Southeast Operations under our ownership and management. The 356 days of the results of operations for the Southeast Operations under the ownership and management of Weyerhaeuser Company are derived from the historical combined financial statements of the Southeast Operations included elsewhere in this prospectus. The pro forma statement of operations for Wood Resources LP for the 12 months ended June 30, 2005 includes 187 days of the results of operations of the Southeast Operations under our ownership and management and 176 days of the results of operations for the Southeast Operations under the ownership and management of Weyerhaeuser Company.

(c)

Reflects gross proceeds from this offering of $85.0 million, less underwriters' discounts and commissions and estimated offering expenses payable by us of approximately $8.9 million. We will use a portion of the net proceeds from this offering to repay substantially all of the Company's existing indebtedness, a liquidation preference of approximately $4.0 million on its Series A and Series B preferred membership interests as a consequence of the agreement among its members to treat its merger with and into Wood Resource LP as a liquidation under Wood Resources LLC's limited liability company agreement and a mandatory redemption fee of $2.8 million (as compared to a redemption fee of $2.1 million assuming that

Wood Resources LP

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (cont.)

this offering closes after December 22, 2005) on the subordinated promissory notes issued in December 2004 to partially finance the acquisition of the Southeast Operations. Deferred debt issuance costs will be written off.

(d)

Reflects the pro forma adjustment to depreciation and amortization expense resulting from the acquisition of the Southeast Operations as follows (in thousands):

	For the Twelve Months Ended
	December 31, 2004	June 30, 2005
	(unaudited) (in thousands)
Elimination of historical depreciation and amortization expense included in the pre-acquisition financial statements of the Southeast Operations	$6,608	$3,304
Pro forma depreciation and amortization expense	5,088	2,566
Pro forma adjustment to depreciation and amortization expense	$(1,520)	$(738)

(e)

Reflects pro forma adjustments to interest expense as follows (in thousands):

	Year Ended December 31, 2004	Six Months Ended June 30, 2005	Twelve Months Ended June 30, 2005
	(unaudited) (in thousands)
Historical interest expense, net	$1,051	$3,120	$3,784
Adjustment to interest expense relating, and giving full year effect, to the Company's indebtedness incurred in connection with the acquisition of the Southeast Operations and the refinancing of the Olympic debt, including the $17.5 million term loan and $35.0 million of subordinated promissory notes	4,531	—	1,831
Elimination of interest expense relating to the repayment of the $17.5 million term loan and $35.0 million subordinated promissory notes (including the pro forma amounts included above)	(5,555)	(3,108)	(5,590)
Pro forma interest expense, net	$27	$12	$25

(f)

The column entitled "Acquisition Pro Forma Adjustments" reflects an adjustment to increase the management fee that we are obligated to pay Atlas Holdings from $300,000 per year to $750,000 per year agreed to in connection with the acquisition of the Southeast Operations. The column entitled "Offering and Other Transaction Adjustments" reflects an adjustment to reduce the management fees that we are currently obligated to pay Atlas Holdings from $750,000 per year to $350,000 per year effective on the closing of this offering.

(g)

Pro forma net income per unit is determined by dividing (x) the pro forma net income that would have been allocated, in accordance with the net income and loss provisions of our partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner's interest in the pro forma net income, by (y) the weighted average units outstanding for the respective periods, including 3,386,000 additional common units to be issued as part of this offering, representing only those units the proceeds from the sale of which are being used for the repayment of debt and related debt repayment costs. Those common units issued in connection with this offering the proceeds from the sale of which are being used for working capital purposes are excluded for purposes of this calculation. For purposes of this calculation, we have assumed that the minimum quarterly distribution was made to all unitholders for each quarter during the periods presented. Pursuant to our partnership agreement, to

Wood Resources LP

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (cont.)

the extent that the quarterly distributions exceed specified targets, the general partner is entitled to receive incentive distributions that will result in proportionately more net income being allocated to the general partner than to the holders of our common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner.

(h)

Members' Equity is adjusted as follows:

Pro Forma June 30, 2005
(unaudited) (in thousands)
Historical equity	$5,218
Net proceeds from the sale of 4,250,000 common units offered by this prospectus at an assumed public offering price of $20.00 per unit	76,050
Distribution preference to be paid to holders of Series A preferred membership interests in Wood Resources LLC	(440)
Distribution preference to be paid to holders of Series B preferred membership interests in Wood Resources LLC	(3,522)
Redemption fee on subordinated promissory notes	(2,800)
Write-off of debt issuance costs	(2,786)
Adjustments to equity	66,502
Pro Forma equity	$71,720

(i)

Represents the release of restricted cash in conjunction with the repayment of the Company's existing indebtedness.

Wood Resources LLC

Condensed Consolidated Balance Sheets

	December 31, 2004	June 30, 2005
	(unaudited) (in thousands)
Assets
Current Assets:
Cash and cash equivalents	$3,000	$1,163
Accounts receivable, net	7,416	15,697
Inventories	15,080	15,723
Prepaid expenses and other current assets	1,880	2,664
Total current assets	27,376	35,247
Property, plant and equipment, net	35,270	35,641
Restricted cash	3,500	3,500
Goodwill and intangibles, net	2,341	2,338
Debt issuance costs	3,056	2,786
Total assets	$71,543	$79,512
Liabilities and Members' Equity
Current liabilities:
Accounts payable	$4,503	$9,990
Accrued expenses	5,180	6,764
Current portion of long-term debt	1,592	2,100
Total current liabilities	11,275	18,854
Equity-based compensation	1,253	4,965
Long-term debt:
Long-term debt	16,521	15,475
Long-term debt-related party	35,026	35,000
Total long-term debt, less current portion	51,547	50,475
Members' equity	7,468	5,218
Total liabilities and members' equity	$71,543	$79,512

See accompanying notes.

Wood Resources LLC

Condensed Consolidated Statement of Operations

	Six Months Ended June 30,
	2004	2005
	(unaudited) (in thousands)
Revenues	$40,652	$115,914
Cost of goods sold:
Materials and operations	33,667	101,429
Depreciation and amortization	334	2,967
Gross profit	6,651	11,518
Selling, general and administrative (includes non-cash equity-based compensation expense of $3,712 for 2005)	1,980	9,953
Operating income	4,671	1,565
Interest expense, net	387	3,120
Net income (loss)	$4,284	$(1,555)

See accompanying notes.

Wood Resources LLC

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2004	2005
	(unaudited) (in thousands)
Operating activities
Net income (loss)	$4,284	$(1,555)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	334	2,967
Amortization of debt discounts and issuance costs	51	270
Equity-based compensation	—	3,712
Increase in accounts receivable	(4,754)	(8,281)
Increase in inventories	(888)	(643)
Increase in prepaid expenses and other current assets	(1,003)	(784)
Increase in accounts payable	4,205	5,487
Increase in accrued expenses	1,180	1,685
Cash provided by operating activities	3,409	2,858
Investing activities
Capital expenditures	(697)	(3,335)
Cash used in investing activities	(697)	(3,335)
Financing activities
Principal payments on debt	(1,081)	(564)
Distributions	(2,659)	(796)
Cash used in financing activities	(3,740)	(1,360)
Decrease in cash and cash equivalents	(1,028)	(1,837)
Cash and cash equivalents at beginning of period	2,291	3,000
Cash and cash equivalents at end of period	$1,263	$1,163

See accompanying notes.

Wood Resources LLC

Condensed Consolidated Statement of Members' Equity

(in thousands)
Balance, Members' Equity, December 31, 2004	$7,468
Add (deduct):
Net loss	(1,555)
Distributions	(695)
Balance, Members' Equity, June 30, 2005	$5,218

See accompanying notes.

Wood Resources LLC

Notes to Unaudited Condensed Consolidated Financial
Statements

Note 1: Organization and Basis of Presentation

Basis of Presentation

Wood Resources LLC (the "Company") is engaged, through its subsidiaries, in the production and distribution of wood products for industrial and commercial customers in North America. Immediately prior to the closing of this offering, the Company will be merged with and into Wood Resources LP (the "Partnership") with the Partnership being the surviving entity in that merger. References in these notes to "Wood Resources" refer to the Company prior to the effective time of the merger and the Partnership at and after the effective time of the merger. Wood Resources operates three mills located in Shelton, Washington; Moncure, North Carolina; and Chester, South Carolina. Wood Resources acquired its Shelton facility, which it refers to as the "Olympic Operations", in April 2003 when Olympic Panel Products LLC ("Olympic"), now a wholly-owned subsidiary of Wood Resources, purchased part of the plywood division of Simpson Timber Company ("Simpson"). Wood Resources acquired its Moncure and Chester facilities, which it refers to as the "Southeast Operations", in December 2004 when it purchased those assets from Weyerhaeuser Company ("Weyerhaeuser"). These notes refer to Wood Resources and its wholly-owned subsidiaries' businesses, unless otherwise noted.

The accompanying consolidated financial statements of Wood Resources were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) necessary to fairly state the financial position as of June 30, 2005 and December 31, 2004 and the results of operations and cash flows for the six months ended June 30, 2005 and 2004.

The accompanying condensed consolidated financial statements reflect the purchase price allocation resulting from the acquisition of the Southeast Operations on December 22, 2004. A preliminary allocation of the purchase price was assigned to the assets of Weyerhaeuser, based on their estimated fair values in accordance with GAAP. This allocation is subject to the completion of certain analyses and appraisals during 2005, including those associated with property, plant and equipment. If the acquisition of the Southeast Operations had occurred on January 1, 2004, the unaudited pro forma consolidated revenues and net income of Wood Resources for the period January 1, 2004 through June 30, 2004 would have been $109,510,000 and $14,431,000, respectively.

Conversion Transaction

In connection with the offering, the Company will merge with and into the Partnership, and as a result of that merger, the Partnership will assume all of the liabilities and succeed to all of the rights of the Company. Because this merger will be accounted for as a reorganization of entities under common control, there will be no change in basis of the underlying assets and liabilities. The equity section of the Wood Resources balance sheet will be impacted as the new ownership structure is reflected.

Note 2: Accounting Policies

Principles of Consolidation

The consolidated Wood Resources financial statements include the accounts of Wood Resources and its wholly-owned subsidiaries' businesses, after elimination of inter-company transactions.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and accompanying notes. These estimates consist primarily of the allowances for doubtful accounts, reserves for cash discounts, warranty reserves, inventory reserves, accrued expenses, and the useful lives and valuation of long-lived assets, including

Wood Resources LLC

Notes to Unaudited Condensed Consolidated Financial
Statements (cont.)

Note 2: Accounting Policies (cont.)

machinery and equipment. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual amounts could differ from estimates if these assumptions and estimates prove to be incorrect.

Inventories

Inventories are valued at the lower of average cost or market and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead.

Revenue Recognition

Revenues are recognized upon shipment as the customer takes title and assumes the risks and rewards of ownership. Shipping and handling revenues are included as a component of revenues and shipping and handling expenses are included in cost of goods sold. Sales of residuals or by-products are also included as a component of revenues.

Contingencies

We record liabilities for estimated loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect previous assumptions with respect to the likelihood or amount of loss. Liabilities for contingent losses are based upon management's assumptions and estimates regarding the probable outcomes of the matters. Should the outcomes differ from the assumptions and estimates, revisions to the liabilities for contingent losses would be required.

Note 3: Inventories

Inventories by component are as follows:

	December 31, 2004	June 30, 2005
	(in thousands)
Finished goods	$6,951	$5,674
Logs and veneer	5,057	6,715
Supplies and materials, work in progress and other raw materials	3,072	3,334
	$15,080	$15,723

Note 4: Long-term debt

The following table presents a schedule of long-term debt:

	December 31, 2004	June 30, 2005
	(in thousands)
Revolving line of credit	$—	$8
Rural Washington Loan Fund term note	613	567
Bank Term Note	17,500	17,000
Subordinated Promissory Notes (related party)	35,026	35,000
	53,139	52,575
Less current maturities	1,592	2,100
Long-term debt	$51,547	$50,475

Wood Resources LLC

Notes to Unaudited Condensed Consolidated Financial
Statements (cont.)

Note 4: Long-term debt (cont.)

Revolving Line of Credit

On December 22, 2004, the Company refinanced its debt in connection with the acquisition of the Southeast Operations and entered into a new revolving credit agreement (the "New Revolver") with a bank having a maturity date of December 31, 2009. Total borrowings are limited to the sum of (1) 85% of eligible accounts receivable not to exceed $20,000,000 and (2) 65% of eligible inventory not to exceed $8,000,000. Interest is due monthly at the bank's prime rate (6.25% at June 30, 2005). The interest rate on a portion or on the entire New Revolver can be converted to LIBOR plus 275 basis points, subject to certain limitations. The New Revolver is secured by all assets of WR Operating and its subsidiaries. The New Revolver contains covenants that, among other conditions, require the maintenance of a fixed charge ratio and limit capital expenditures, leases, distributions to members and management fees. In addition, the New Revolver is required to have excess availability of $2,500,000 or more, until WR Operating's term loan has been reduced below $12,500,000. Any deficiency in such excess availability is payable upon demand.

Rural Washington Loan Fund Term Note

On November 12, 2003, the Company's Olympic subsidiary secured a term note of $700,000 with the City of Shelton, Washington, under the Washington State Department of Community Development Rural Washington Loan Fund (the "RWLF Note"). Principal and interest payments of $10,000 are due on the RWLF Note the 23rd of each month. The unpaid principal and interest on the RWLF Note is due in full on December 23, 2010. The RWLF Note bears interest at an annual rate of 4.25%. The loan agreement governing the RWLF Note contains provisions that, in addition to covenants common to the Revolver, require Olympic to retain at least 216 full time equivalent employees and to use commercially reasonable efforts to hire employees from defined lower income households. The RWLF Note is secured by accounts receivable, inventory, equipment and machinery of the Company's Olympic subsidiary; however, the security interest is subordinate to the New Revolver.

Bank Term Note

In conjunction with the debt refinancing on December 22, 2004, a bank extended a $17,500,000 term loan (the "Bank Term Note") to WR Operating. WR Operating is required to make monthly installment payments of $167,000 plus interest beginning April 1, 2005, increasing to $208,000 and $250,000 per month plus interest on January 1, 2007 and February 1, 2008, respectively. Any unpaid principal and interest is due on the maturity date, December 31, 2009. If no prepayments are made, the balloon payment will be $5,792,000 on December 31, 2009. Interest on the Bank Term Note is at the bank's prime rate (6.25% at June 30, 2005) plus 75 basis points or can be converted in whole or in part, to LIBOR plus 325 basis points. If WR Operating's earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is more than $17,500,000 for the year ended December 31, 2005, the interest rate on the Bank Term Note will be reduced to the bank's prime rate plus 50 basis points or LIBOR plus 300 basis points. If EBITDA for the year ended December 31, 2005 is more than $20,000,000, the interest rate will be reduced to the bank's prime rate plus 25 basis points or LIBOR plus 275 basis points. The Bank Term Note is secured by all of the assets of WR Operating and its subsidiaries and operates under the same master loan agreement as the New Revolver.

Subordinated Promissory Notes—Related Party

On December 22, 2004, WR Operating issued $35,000,000 of subordinated notes (the "Subordinated Promissory Notes") due December 31, 2011 of which $25,100,000 was to new investors and $9,900,000 to existing members. WR Operating issued the Subordinated Promissory Notes at an initial discount of $520,000 and, in conjunction with that issuance, the Company issued 597,800 Series D Common Units at $0.87 per unit to the purchasers. The Subordinated Promissory Notes carry a 13.0% interest rate, of which 10.0% is payable on the last day of each calendar quarter beginning December 31, 2004 and 3.0% is payable on the last day of each calendar quarter either in cash or through issuance of additional notes with the same terms. The discount

Wood Resources LLC

Notes to Unaudited Condensed Consolidated Financial
Statements (cont.)

Note 4: Long-term debt (cont.)

on the Subordinated Promissory Notes is being amortized utilizing the effective interest method over the term of the Subordinated Promissory Notes. WR Operating, at its option, can prepay all or any portion of the principal by paying an amount equal to the redemption price as presented in the following table, together with interest accrued:

Year	Optional redemption price
1	108%
2	106
3	104
4	102
5-7	100

The Subordinated Promissory Notes are secured by all of the assets of WR Operating and its subsidiaries but are subordinate to (1) the New Revolver and Bank Term Note and (2) the RWLF Term Note. The Subordinated Promissory Notes contain covenants that, among other requirements, include limitations on capital expenditures, additional indebtedness, sale of certain assets, distributions, and management fees, and contain minimum fixed charge coverage requirements. The Company is required to maintain $3,500,000 in escrow as a condition of the Subordinated Promissory Notes. The escrow must be maintained through the term of the Subordinated Promissory Notes; however such amount can be released earlier at the discretion of the majority of the holders.

Note 5: Members' Equity

Distributions paid by the Company to its members amounted to $0.8 million for the six months ended June 30, 2005. In December 2004, the Company had a $0.1 million declared distribution accrued but not yet paid. This declared distribution is reflected in the balance sheet at December 31, 2004 as a component of accrued expenses.

Note 6: Stock Plans

Effective August 31, 2005, the Company terminated the 2003 Phantom Unit Plan ("2003 Plan") and replaced it with the Wood Resources LLC 2005 Equity Inventive Plan (the "2005 Plan"). In conjunction with the 2005 Plan, the Company issued unrestricted Series C Common Units in exchange for previously vested phantom units and restricted Series C Common Units for previously unvested phantom units to the participants. The vesting terms for the restricted Series C Common Units are consistent with those under the 2003 Plan.

On October 5, 2005, the 2005 Plan was amended to reduce the available units in the 2005 Plan from 1,810,000 to 1,400,000 and to exclude 910,222 units previously issued under the 2005 Plan that were issued as unrestricted Series C Common Units effective August 31, 2005.

Wood Resources LLC
and Olympic Operations of the
Simpson Timber Company

Consolidated Financial Statements
as of December 31, 2003 and 2004 (Successor);
for the year ended December 31, 2002 and the period
January 1, 2003 through April 3, 2003 (Predecessor);
and the period
April 4, 2003 through December 31, 2003 and
the year ended December 31, 2004 (Successor)

Report of Independent Registered Public Accounting Firm

To the Board Managers of
Wood Resources LLC:

In our opinion, the accompanying statements of income, of changes in parent's investment and of cash flows of the Olympic Operations of the Simpson Timber Company (the "Olympic Operations"), present fairly, in all material respects, the results of its operations and cash flows for the year ended December 31, 2002 and for the period from January 1, 2003 through April 3, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Wood Resources LLC's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 of Notes to the Consolidated Financial Statements, the Olympic Operations retroactively changed its method of accounting for inventories from the Last-In, First-Out method to the average cost method.

/s/ PricewaterhouseCoopers LLP
November 2, 2005
Portland, Oregon

Report of Independent Registered Public Accounting Firm

To the Board Managers of
Wood Resources LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in members' equity and of cash flows present fairly, in all material respects, the financial position of Wood Resources LLC (the "Company") and its subsidiaries at December 31, 2003 and 2004, and the results of their operations and their cash flows for the period from inception (April 4, 2003) to December 31, 2003 and for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3, the consolidated financial statements for the period from April 4, 2003 to December 31, 2003 of the Company, previously audited by other auditors, have been restated.

/s/ PricewaterhouseCoopers LLP
November 10, 2005
Portland, Oregon

WOOD RESOURCES LLC

Consolidated Balance Sheets

	Wood Resources LLC (Successor)
	December 31,
	2003	2004
	(as restated)
Current assets:
Cash and cash equivalents	$2,291	$3,000
Restricted cash	1,202	—
Trade accounts receivable, net	3,295	7,416
Other receivables	—	345
Inventories	4,126	15,080
Stumpage	—	795
Prepaid expenses	223	740
Total current assets	11,137	27,376
Property, plant and equipment, net	3,872	35,270
Restricted cash	—	3,500
Goodwill	—	1,136
Intangibles	—	1,205
Debt discounts and issuance costs	288	3,056
Total assets	$15,297	$71,543
Current liabilities:
Accounts payable	$735	$4,503
Accrued liabilities	966	1,402
Accrued closing costs	—	1,806
Accrued compensation	1,412	1,972
Current portion of long-term debt	945	1,592
Total current liabilities	4,058	11,275
Equity-based compensation	792	1,253
Long-term debt:
Term notes - senior	2,071	16,000
Term notes - subordinated	612	521
Subordinated debt - related party	2,500	35,026
Total long-term debt	5,183	51,547
Total liabilities	10,033	64,075
Commitments and contingencies (see Note 17)
Members' equity:
Paid-in capital:
Series A preferred, no par value - 2,000,000 units authorized, issued and outstanding	481	481
Series B preferred, no par value - 7,125,000 units authorized, 4,750,000 issued and outstanding	3,974	3,974
Series C common, no par value - 3,250,000 units authorized, issued and outstanding	45	45
Series D common, no par value - 597,800 units authorized, issued and outstanding	—	520
Member contribution receivable	(103)	—
Retained earnings	867	2,448
Total members' equity	5,264	7,468
Total liabilities and members' equity	$15,297	$71,543

Dollar amounts in thousands.

The accompanying notes are an integral part of these consolidated financial statements.

WOOD RESOURCES LLC

Consolidated Statements of Income

	Olympic Operations (Predecessor)		Wood Resources LLC (Successor)
	Year ended December 31, 2002	January 1 through April 3, 2003	April 4 through December 31, 2003	Year ended December 31, 2004
			(as restated)
Revenues	$56,030	$13,186	$45,008	$90,498
Cost of goods sold:
Materials and operations	50,636	11,934	38,990	76,445
Depreciation and amortization	1,494	—	492	965
Cost of goods sold	52,130	11,934	39,482	77,410
Gross profit	3,900	1,252	5,526	13,088
Selling, general and administrative:
Selling, general and administrative (includes equity-based compensation expense of $792 and $461 for the period April 4, 2003 through December 31, 2003 and the year ended December 31, 2004, respectively.)	3,305	781	3,528	5,319
Management fees-related party	—	—	223	300
Total selling, general, and administrative	3,305	781	3,751	5,619
Operating income	595	471	1,775	7,469
Interest income (expense):
Interest income	—	—	16	15
Interest expense-related party	—	—	(418)	(512)
Interest expense	—	—	(215)	(554)
Interest expense, net	—	—	(617)	(1,051)
Net income	$595	$471	$1,158	$6,418

Dollar amounts in thousands.

The accompanying notes are an integral part of these consolidated financial statements.

WOOD RESOURCES LLC

Consolidated Statements of Cash Flows

	Olympic Operations (Predecessor)		Wood Resources LLC (Successor)
	Year ended December 31, 2002	January 1, 2003 to April 3, 2003	April 4, 2003 to December 31, 2003	Year ended December 31, 2004
			(as restated)
Operating activities:
Net income	$595	$471	$1,158	$6,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,494	—	406	870
Amortization of debt discounts and issuance costs	—	—	86	95
Write-off of debt issuance costs	—	—	—	208
Equity-based compensation	—	—	792	461
Deferred interest on subordinated promissory notes	—	—	—	26
Changes in operating assets and liabilities excluding the effects of business combinations:
Decrease (increase) in accounts receivable	810	(959)	460	(4,121)
Decrease (increase) in other receivables	—	—	48	(345)
Decrease (increase) in inventories	1,363	(363)	2,162	(4,427)
Decrease (increase) in prepaid expenses	(270)	123	(144)	(496)
Increase (decrease) in accounts payable and accrued liabilities	55	(258)	(775)	4,196
Increase in accrued closing costs	—	—	—	1,806
Increase (decrease) in accrued compensation	545	(618)	762	560
Cash provided by (used in) operating activities	4,592	(1,604)	4,955	5,251
Investing activities:
Acquisitions	—	—	(11,243)	(40,132)
Deferred charges	5	5	—	—
Capital expenditures	3	—	(544)	(1,820)
Cash provided by (used in) investing activities	8	5	(11,787)	(41,952)
Financing activities:
(Increase) decrease in due from parent	(4,600)	1,599	—	—
Restricted cash related to Olympic purchase contingencies	—	—	(1,750)	—
Restricted cash for interest on subordinated term loans	—	—	—	(3,500)
Release of restricted cash	—	—	548	1,202
Cash contributions of equity for members' interest	—	—	4,500	520
Issuance of debt	—	—	6,293	17,500
Issuance of debt - related party	—	—	3,000	35,000
Member contribution receivable	—	—	(103)	103
Principal payments on debt	—	—	(2,665)	(2,500)
Principal payments on debt - related party	—	—	(500)	(3,015)
Debt issuance costs	—	—	—	(3,071)
Distributions	—	—	(200)	(4,829)
Cash provided by (used in) financing activities	(4,600)	1,599	9,123	37,410
Increase in cash and cash equivalents	—	—	2,291	709
Cash and cash equivalents at beginning of period	—	—	—	2,291
Cash and cash equivalents at end of period	$—	$—	$2,291	$3,000
Total cash paid during the period for interest	$—	$—	$568	$816
Cash paid during the period for interest to related parties	$—	$—	$394	$460
Non-cash financing and investing activities:
Preferred dividend distribution included in accrued liabilities	$—	$—	$91	$99

Dollar amounts in thousands.

The accompanying notes are an integral part of these consolidated financial statements.

WOOD RESOURCES LLC

Consolidated Statements of Changes in  Parent's Investment / Members' Equity

Olympic Operations (Predecessor)
Parent's investment
December 31, 2001	$7,629
Net distributions to parent	(4,600)
Net income	595
December 31, 2002	3,624
Net contribution from parent	1,599
Net income	471
April 3, 2003	$$5,694

	Wood Resources LLC (Successor)
	Series A Preferred		Series B Preferred		Series C Common		Series D Common		Member contribution receivable	Retained earnings	Total members' equity
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Members' equity:
Issuance of units for cash — April 4, 2003	2,000,000	$481	4,750,000	$3,974	3,250,000	$45	—	$—	$—	$—	$4,500
Member contribution receivable	—	—	—	—	—	—	—	—	(100)	—	(100)
Distributions	—	—	—	—	—	—	—	—	—	(291)	(291)
Accrued interest	—	—	—	—	—	—	—	—	(3)	—	(3)
Net Income (as restated)	—	—	—	—	—	—	—	—	—	1,158	1,158
Balance at December 31, 2003 (as restated)	2,000,000	481	4,750,000	3,974	3,250,000	45	—	—	(103)	867	5,264
Issuance of units for cash	—	—	—	—	—	—	597,800	520	—	—	520
Distributions	—	—	—	—	—	—	—	—	—	(4,837)	(4,837)
Collection of member contribution receivable	—	—	—	—	—	—	—	—	103	—	103
Net income	—	—	—	—	—	—	—	—	—	6,418	6,418
Balance at December 31, 2004	2,000,000	$481	4,750,000	$3,974	3,250,000	$45	597,800	$520	$—	$2,448	$7,468

Dollar amounts in thousands.

The accompanying notes are an integral part of these consolidated financial statements.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements

Note 1 — Nature of Business

Wood Resources LLC ("Wood Resources" or the "Company") is a leading producer and distributor of wood products serving industrial and commercial customers in North America. Through its four subsidiaries, Wood Resources (i) produces specialty and commodity plywood panels for industrial markets and residential and non-residential construction markets, (ii) produces lumber primarily for the wood treating and residential construction markets and (iii) imports and distributes plywood panels that are sourced from China.

Wood Resources operates in one segment, as a producer and distributor of wood products.

Note 2 — Background, Organization and Acquisitions

The founders organized in the first quarter of 2002 to pursue opportunities in the wood products industry. Wood Resources was chartered as a limited liability company on March 19, 2003 pursuant to the Delaware Limited Liability Company Act. On April 4, 2003, Wood Resources was capitalized with $4,500,000 in equity contributions. In conjunction with the capitalization, Wood Resources contributed $2,650,000 for 100% of the 1,000 Common Units of Olympic Panel Products LLC ("Olympic"), which was formed on December 30, 2002, and Olympic became a wholly-owned subsidiary of Wood Resources. Neither Wood Resources nor Olympic had any assets, liabilities, equity, or operational activity from formation until April 4, 2003. Also on April 4, 2003, Olympic entered into an asset purchase agreement with the Simpson Timber Company ("Simpson") to acquire Simpson's plywood and veneer production business in Shelton, Washington ("Olympic Operations"). The total purchase price to Simpson, including transaction costs and assumed liabilities, was $14,278,000. The transaction was financed by Olympic as follows (dollars in thousands):

Sources of funds:
Capital provided by Wood Resources (cash)	$2,650
Balance drawn on revolving line of credit	2,093
Bank notes	3,500
Senior secured subordinated notes-related party	3,000
Liabilities assumed	1,718
Transaction fees accrued at closing	797
Working capital purchase price adjustment payable to Simpson (recorded on the opening balance sheet)	520
$14,278

The acquisition was accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). The total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. As the fair value of these net assets acquired exceeded the purchase price, this excess resulted in a bargain purchase of $3,712,000 and a corresponding write-down to the fair value of non-current assets, primarily plant and equipment. The results of the operations of the Olympic Operations have been included in the consolidated results of Wood Resources since April 4, 2003. In conjunction with the acquisition, Wood Resources paid two members of Wood Resources $609,000 and $115,000, respectively, in transaction fees and reimbursement of expenses which were directly related to the acquisition. The following table presents a summary of the purchase transaction (dollars in thousands):

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 2 — Background, Organization and Acquisitions (CONT.)

Purchase price:
Purchase price with Simpson	$11,058
Direct costs of acquisition	1,502
Liabilities assumed	1,718
$14,278
Purchase price allocation:
Fair market value of assets acquired:
Accounts receivable	$3,803
Inventory	6,288
Property and equipment	7,446
Other	453
17,990
Excess of fair value of acquired net assets over cost (recorded as a reduction of property and equipment)	(3,712)
$14,278

In conjunction with the transaction, members of Wood Resources also provided a standby commitment to satisfy up to $1,750,000 of contingent employee indemnification obligations to Simpson. During 2004, the contingent obligations were determined to be $0 and the standby commitment was canceled. This is discussed further in NOTE 14 — Purchase Escrow.

If the acquisition of the Olympic Operations had occurred on January 1, 2003, the unaudited pro forma consolidated revenues and net income of Wood Resources for the year ended December 31, 2003 would have been $58,194,000 and $1,465,000, respectively.

In November 2004, Wood Resources formed WR Operating LLC ("WR Operating") as a wholly-owned subsidiary. WR Operating then formed Chester Wood Products LLC ("Chester"), Moncure Plywood LLC ("Moncure") and Wood Resources International Trading LLC ("Wood Trading") as wholly-owned subsidiaries and Wood Resources contributed its net investment in Olympic to WR Operating. Wood Trading was established to import wood products from foreign countries and operated as a division under Olympic prior to December 22, 2004. The above resulted in Wood Resources having one direct subsidiary, WR Operating, and WR Operating having four subsidiaries, referred to as Chester, Moncure, Olympic, and Wood Trading.

On December 22, 2004, Wood Resources acquired certain assets of the Weyerhaeuser Company ("Weyerhaeuser") which constituted a plywood and lumber business in Chester, South Carolina, and a hardwood plywood mill in Moncure, North Carolina (collectively, the "Southeast Operations"). The acquisition cost of the Southeast Operations, including transaction costs, aggregated $40,132,000. In conjunction with the acquisition of these businesses, Wood Resources paid one of its members $1,526,000 in transaction fees and reimbursement of expenses which were directly related to the acquisition. The purchase price for the acquisition was financed as follows (dollars in thousands):

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 2 — Background, Organization and Acquisitions (cont.)

Sources of funds (Note 7):
Term note	$17,500
Subordinated promissory term notes (related party)	35,000
$52,500
Uses of funds:
Refinance Olympic's revolving line of credit, term loans, and subordinated debt	$3,803
Cash required in escrow for the subordinated promissory notes	3,500
Financing fees	2,551
Discount on subordinated promissory term notes	520
Purchase price of the Southeast Operations	40,132
Excess cash for working capital	1,994
$52,500

The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141. The results of operations of the Southeast Operations have been included in the consolidated results of Wood Resources since December 22, 2004. The total purchase price was allocated to the assets, liabilities and intangibles based upon their respective fair values. The fair value of the intangible customer relationships was determined based upon the discounted cash flow stream over the estimated useful life of the relationships. The purchase price in excess of fair value resulted in goodwill of $1,136,000. The following table presents a summary of the purchase transaction (dollars in thousands):

Purchase price:
Purchase price with Weyerhaeuser	$38,572
Direct costs of acquisition	1,560
$40,132
Purchase accounting:
Fair market value of assets acquired:
Inventory	$6,527
Stumpage	795
Land and real estate	3,650
Equipment	26,786
Intangible asset - customer relationships	1,205
Other	33
38,996
Goodwill	1,136
$40,132

If the acquisition of the Southeast Operations had occurred on April 4, 2003, the unaudited pro forma consolidated revenues and net income of Wood Resources for the period April 4, 2003 through December 31, 2003 and the year ended December 31, 2004 would have been $132,621,000 and $7,357,000 and $221,515,000 and $20,767,000, respectively.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 3 — Basis of Presentation

The consolidated financial statements include all of the accounts of Wood Resources and its wholly-owned subsidiary, WR Operating and its wholly-owned subsidiaries, Olympic, Chester, Moncure, and Wood Trading. Prior to April 4, 2003, the Olympic Operations were operated as a plywood division of Simpson. For the period January 1, 2002 through December 31, 2002 and January 1, 2003 through April 3, 2003, the consolidated financial statements of the Olympic Operations were prepared on a carve-out basis from the consolidated accounts of Simpson, the parent, and reflect the consolidated financial position, results of operations and cash flows of the Olympic Operations in accordance with accounting principles generally accepted in the United States of America. As a result and due to the fact that Wood Resources had no operations prior to its acquisition of the Olympic Operations, the financial statements of the Olympic Operations prior to April 4, 2003 are presented as the "Predecessor" under Simpson's ownership, management, and cost structure which, in some cases, may not reflect the current cost structure under Wood Resources' management and may not be indicative of the financial results that would be presented if that business had operated as an independent stand alone entity. The operating activities of Wood Resources commenced with the purchase of the Olympic Operations on April 4, 2003 and, as such, the accounts presented thereafter are under Wood Resources' management and cost structure and are labeled as "Successor". Due to the application of purchase accounting in conjunction with the Olympic Operations acquisition, the Predecessor and Successor accounts are not comparable, and the black line separating the periods is used to highlight the lack of comparability. Also, as discussed in NOTE 2, Wood Resources acquired the Southeast Operations on December 22, 2004. The financial statements include all of the accounts of Chester and Moncure subsequent to December 21, 2004.

All significant intercompany transactions and accounts have been eliminated.

Restatement

The consolidated financial statements of Wood Resources as of December 31, 2003 and for the period April 4, 2003 to December 31, 2003 have been revised to correctly account for the fair value of the equity instruments underlying the equity-based compensation cost relative to the Wood Resources' phantom unit plan (see NOTE 16). The impact of this revision was to increase both selling, general and administrative expenses for the period and accrued equity-based compensation liability at December 31, 2003 by $792,000 with a corresponding decrease in net income for the period.

Note 4 — Summary of Significant Accounting Policies

The significant accounting policies summarized below include those of both the Predecessor and the Successor, unless otherwise noted.

Accounting Pronouncements

New accounting pronouncements that became effective during the periods presented or to become effective as discussed below.

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"), in December 2004. Statement 123R is a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled after June 2005, under share-based payment arrangements to be measured as of the grant dates. The costs will then be recognized in the income statement over the service period. We plan to adopt Statement 123R on January 1, 2006. The impact of adoption of Statement No. 123(R) cannot be predicted at this time because it will depend on levels of share-based awards granted in the future.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4", which requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material be recognized as current-period charges. This statement also introduces the concept of "normal capacity" and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. This statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a significant impact on the Company's financial statements.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 4 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates consist primarily of the allowances for doubtful accounts, reserves for cash discounts, warranty reserves, inventory reserves, accrued expenses, and the useful lives and valuation of long-lived assets, including machinery and equipment. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual amounts could differ from estimates under different assumptions or conditions.

Cash and Cash Equivalents

Cash and cash equivalents are defined as all demand deposits and short term investments with original maturities of 90 days or less. Short term investments are stated at cost, which approximates market.

Prior to the acquisition of the Olympic Operations, Simpson processed all cash receipts and disbursements for the Predecessor with an offsetting entry to Simpson's investment in the Predecessor or to an intercompany receivable/payable account.

Trade Accounts Receivable

Trade accounts receivable are stated at amounts believed by management to be the net realizable value. Credit is extended to customers based on an evaluation of credit reports, payment practices and, in most cases, financial condition. The Company provides for doubtful accounts based upon past history and considers economic circumstances surrounding particular customers. The Company writes off accounts receivable when it becomes apparent the amounts will not be collected. The allowance for doubtful accounts was $67,000 and $117,000 at December 31, 2003 and December 31, 2004, respectively. The Company does not accrue interest on past due receivables. Accounts receivable are considered past due when payment has not been received within the standard payment terms. As of December 31, 2003, one customer accounted for 11% of consolidated accounts receivable and no customers exceeded 10% of its consolidated accounts receivable at December 31, 2004.

During the period January 1, 2003 through April 3, 2003 ("Predecessor Stub Period 2003"), the period April 4, 2004 through December 31, 2003 ("Successor Stub Period 2003"), and the year ended December 31, 2004 ("2004"), Wood Resources had one customer which accounted for, 13%, 12% and 11%, respectively, of its consolidated revenues. During the year ended December 31, 2002 ("2002") there was no single customer that accounted for a significant portion of Wood Resources' revenues.

Inventories

Inventories are valued at the lower of average cost or market and include all costs directly associated with the production process: materials, labor and production overhead. Inventories were accounted for by the Predecessor's parent, Simpson, under the Last-In, First-Out ("LIFO") method. Management of the Predecessor analyzed and operated its business on a weighted average valuation basis with a LIFO adjustment recorded only at year end. Management believes the average cost method of inventory costing provides more meaningful information to investors and is the preferable method of accounting. The average cost method is also the basis on which Wood Resources accounts for the inventory of all of its operations upon acquisition. As a result, all inventories for both the Predecessor and the Successor are now stated at the lower of cost, determined on an average cost method, or market. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", a change from the LIFO method of inventory costing to another method is considered a change in accounting principle that should be applied retroactively to all prior periods.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, less accumulated depreciation. Capitalized leased assets are amortized over the term of lease or estimated life, whichever is shorter. Improvements and replacements of assets

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 4 — Summary of Significant Accounting Policies (cont.)

are capitalized while maintenance costs are expensed. Depreciation is provided at rates based on the estimated useful lives of the assets using the straight-line method as follows:

Years

Buildings	25
Land improvements	Shorter of 20 years or the remaining lease term
Machinery and equipment	7
Office furniture and fixtures	7
Computer equipment	3

Stumpage

As part of the acquisition of the Southeast Operations, Wood Resources purchased the right to cut timber on property owned by private landowners. These rights are referred to as stumpage and Wood Resources has title to this standing timber. The Company's stumpage rights are recorded at cost and amortized based on usage over the life of the contract. As of December 31, 2004, Wood Resources does not have any stumpage contracts that extend beyond 2005.

Impairment of Long-Lived Assets

The Company examines the carrying value of its long-lived assets to determine whether there are any potential impairment losses in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". If indicators of impairment were present for assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No events have been identified that would indicate an impairment of the value of any assets recorded in the accompanying consolidated financial statements.

Goodwill

Goodwill represents the excess purchase price over fair value of net assets acquired and liabilities assumed in a business combination. Goodwill is not subject to amortization but assessed for impairment annually using a fair-value-based approach based on projected discounted cash flows in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". There was no goodwill on the Predecessor or the Successor's financial statements until the acquisition of the Southeast Operations on December 22, 2004. No adjustment was required at December 31, 2004 based on the annual December 31 analysis.

Identifiable Intangible Assets

Identifiable intangible assets are amortized over their estimated useful life. The Company has one intangible asset for customer relationships acquired in the acquisition of the Southeast Operations which is amortized over a period of seven years. Accumulated amortization is $4,250 as of December 31, 2004.

Product Warranty Claims

Simpson was responsible for all Olympic product warranty claims against panel products produced prior to the sale of the Olympic Operations to Olympic on April 4, 2003. Accordingly, Olympic is reimbursed for these costs as incurred. Wood Resources is responsible for all warranty claims for products produced and sold subsequent to the purchase of the Olympic Operations on April 4, 2003. As of December 31, 2003 and 2004, the reserve for warranty claims is $68,000 and $48,000, respectively.

Revenue Recognition and Shipping and Handling Expenses

Revenues are recognized upon shipment when persuasive evidence of an arrangement exists, the sales price is fixed and determinable and the customer takes title and assumes the risks and rewards of ownership. Shipping

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 4 — Summary of Significant Accounting Policies (cont.)

and handling revenues are included as a component of revenues and shipping and handling expenses are included in cost of goods sold. Sales of residuals or by-products are also included as a component of revenues.

Debt Discounts and Issuance Costs

Debt discounts and issuance costs related to the financing of Wood Resources' credit facilities are capitalized and amortized utilizing the effective interest rate method over the term of the respective debt instrument. Accumulated amortization at December 31, 2003 and 2004 is $86,000 and $12,500, respectively.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Accordingly, no provision has been made for federal or state income taxes since Wood Resources' net income or loss (subject to certain limitations) is allocated directly to its members.

The Predecessor's operating results have been historically included in Simpson's consolidated U.S. and state tax returns. No provision for income taxes is reflected in the Predecessor's carve-out financial statements.

Note 5 — Inventories

Inventories by component are as follows (dollars in thousands):

	Wood Resources LLC (Successor)
	December 31,
	2003	2004
Plywood-finished goods	$2,130	$6,586
Lumber-finished goods	—	365
Logs	546	3,133
Veneer	459	1,924
Work-in process	—	300
Raw materials	364	513
Supplies and materials	627	2,259
	$4,126	$15,080

Note 6 — Property, Plant and Equipment

Property, plant and equipment by component is as follows (dollars in thousands):

	Wood Resources LLC (Successor)
	December 31,
	2003	2004
Land and improvements	$221	$1,119
Buildings	—	2,754
Machinery and equipment	3,876	32,249
Office furniture, fixtures and computers	181	204
Construction in-progress	—	220
	4,278	36,546
Accumulated depreciation	406	1,276
	$3,872	$35,270

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 7 — Debt

Simpson did not allocate debt, if any, to the Predecessor's books and records in 2002 or the Predecessor Stub Period 2003. The debt summary below relates to the Successor only.

The following table presents a schedule of long-term debt (dollars in thousands):

	Wood Resources LLC (Successor)
	December 31,
	2003	2004
Bank Note A	$2,262	$—
Bank Note B	666	—
Rural Washington Loan Fund term note	700	613
Senior Secured Subordinated Notes (related party)	2,500	—
Bank Term Note	—	17,500
Subordinated Promissory Notes (related party)	—	35,026
	6,128	53,139
Less current maturities	945	1,592
Long-term debt	$5,183	$51,547

Revolving Line of Credit

Effective April 4, 2003, Olympic had a revolving credit agreement (the "Revolver") with a bank with a maturity date of April 1, 2006. Total borrowings were limited to the sum of (i) 85% of eligible accounts receivable not to exceed $8,000,000 and (ii) 60% of eligible inventory not to exceed $3,500,000. Interest was due monthly at the bank's prime rate (4.00% at December 31, 2003) plus 150 basis points. The Revolver was secured by all assets of Olympic. The Revolver contained covenants that, among other requirements, required the maintenance of a minimum debt service coverage ratio and limited capital expenditures, operating leases, distributions to members and management fees. As of December 31, 2003, there was no outstanding balance under the Revolver.

The Revolver also allowed Wood Resources to issue up to $500,000 of letters of credit at any one time, which would reduce the available borrowings. There was one outstanding letter of credit for $175,000 as of  December 31, 2003.

Under the Revolver, Wood Resources was required to maintain $500,000 in an escrow account that was required to be used to reduce borrowings under the Revolver if the available borrowings were below $250,000. The escrow account balance is included in restricted cash at December 31, 2003.

The Revolver was amended March 18, 2004 to extend the maturity date to April 1, 2007.

On December 22, 2004, Wood Resources refinanced its debt in connection with the acquisition of the Southeast Operations. Olympic's existing Revolver was repaid and a new revolving credit agreement was extended by a bank to WR Operating. The new revolving credit agreement (the "New Revolver") has a maturity date of December 31, 2009. Total borrowings are limited to the sum of (i) 85% of eligible accounts receivable not to exceed $20,000,000 and (ii) 65% of eligible inventory not to exceed $8,000,000. Interest is due monthly at the bank's prime rate (5.25% at December 31, 2004). The interest rate on a portion or on the entire New Revolver can be converted to LIBOR plus 275 basis points, subject to certain limitations. The New Revolver is secured by all assets of WR Operating and its subsidiaries. The New Revolver contains covenants that, among other conditions, require the maintenance of a fixed charge ratio and limit capital expenditures, leases, distributions to members and management fees. In addition, the New Revolver is required to have excess availability of $2,500,000 or more, until WR Operating's term loan has been reduced below $12,500,000. Any deficiency in such excess availability is payable upon demand. As of December 31, 2004, there was no outstanding balance under the New Revolver, and the availability was $10,740,000.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 7 — Debt (cont.)

The New Revolver also allows Wood Resources to issue up to $5,000,000 of letters of credit at any one time, which reduces the available borrowings. There was one outstanding letter of credit for $200,000 as of December 31, 2004 under the New Revolver.

WR Operating is required to pay an unused line of credit fee of 0.50% per annum calculated as the difference between the maximum loan limit and the average daily balance of the New Revolver and any letters of credit.

Bank Note A

Olympic had a term note of $2,500,000 ("Bank Note A") payable to a bank in monthly installments of $30,000 due on the first of each month. On March 18, 2004, the maturity date was extended from April 1, 2006 to April 1, 2007. Unpaid principal and interest of $1,101,856 was due in full on April 1, 2007. Olympic was required to make interest payments on the same dates as the principal payments at the bank's prime rate (4.00% at December 31, 2003) plus 175 basis points. A portion or all of the Bank Note A could be converted to LIBOR plus 400 basis points, subject to certain limitations. As of December 31, 2003, Wood Resources had converted $2,000,000 to LIBOR in two tranches; one tranche was $1,400,000 at 5.17% for a 90 day term beginning on November 3, 2003 which matured on February 1, 2004; the other tranche was $600,000 at 5.17% for a 30 day term beginning December 1, 2003 which matured on January 1, 2004.

Bank Note A was secured by all of the assets of Olympic and operated under the same master loan agreement as the Revolver dated April 4, 2003, as amended.

On December 22, 2004, Wood Resources refinanced its debt and repaid the outstanding balance and interest due on Bank Note A.

Bank Note B

Olympic had a term note of $1,000,000 ("Bank Note B") payable to a bank in 24 monthly installments of $42,000 due on the first of each month. Unpaid principal and interest was due in full on April 1, 2005. Olympic was required to make interest payments on the same dates as the principal payments at the bank's prime rate (4.00% at December 31, 2003) plus 300 basis points.

Bank Note B was secured by all of the assets of Olympic and operated under the same master loan agreement as the Revolver dated April 4, 2003, as amended.

On December 22, 2004, Wood Resources refinanced its debt and repaid the outstanding balance and interest due on Bank Note B.

Capex Line of Credit

In conjunction with the Revolver, a bank extended Olympic a capital expenditure line of credit of up to 80% of capital expenditures not to exceed $1,000,000. Olympic did not draw upon this line of credit and it was replaced with a new capital expenditure line of credit ("Capex Line") extended to WR Operating in conjunction with the debt refinancing on December 22, 2004.

The Capex Line allows borrowings of up to 80% of capital expenditures not to exceed $2,500,000 to be drawn upon in amounts not less than $500,000 prior to December 31, 2005. WR Operating is required to make interest payments on the same dates as the principal payments at the bank's prime rate (5.25% at December 31, 2004) plus 75 basis points. A portion or all of the Capex Line can be converted to LIBOR plus 325 basis points, subject to certain limitations. The Capex Line shall be repaid in 60 monthly installments beginning six months after the first advance and continuing thereafter on the first day of each succeeding month until December 31, 2009 whereas the unpaid balance and interest is due and payable. As of December 31, 2004, WR Operating has not drawn on the Capex Line.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 7 — Debt (cont.)

Rural Washington Loan Fund Term Note

On November 12, 2003, Olympic secured a term note of $700,000 with the City of Shelton, WA, under the Washington State Department of Community Development Rural Washington Loan Fund ("RWLF Note").

Principal and interest payments of $10,000 are due on the 23rd of each month. The unpaid principal and interest is due in full on December 23, 2010. The RWLF Note bears interest at an annual rate of 4.25%. The loan agreement contains provisions that, in addition to covenants common to the Revolver, requires Olympic to retain at least 216 full time equivalent employees and to use commercially reasonable efforts to hire employees from defined lower income households. The RWLF Note is secured by accounts receivable, inventory, equipment and machinery of Olympic; however, the security interest is subordinate to the New Revolver.

Senior Secured Subordinated Notes – Related Party

On April 4, 2003, Olympic secured $3,000,000 of subordinated notes from members of Wood Resources that were due in full on April 4, 2008 ("Senior Secured Subordinated Notes"). Olympic was required to make quarterly interest payments at the annual rate of 14.0%. The Senior Secured Subordinated Notes were secured by a second lien on all of the assets of Olympic. The Senior Secured Subordinated Notes contained covenants that, among other requirements, included limitations on capital expenditures, additional indebtedness, sale of certain assets, distributions, and management fees, and contained minimum debt service coverage requirements. The Senior Secured Subordinated Notes allowed for up to $700,000 of principal to be redeemed in the event that Olympic closed on the RWLF Note. During November 2003, Olympic closed on the RWLF Note and on December 31, 2003, Olympic redeemed $500,000 in principal of the Senior Secured Subordinated Notes. In connection with the Senior Secured Subordinated Notes, Wood Resources paid an annual monitoring fee of $25,000 to these holders.

On December 22, 2004, Wood Resources refinanced its debt. The Senior Secured Subordinated Notes and accrued interest were repaid in conjunction with the debt refinancing.

Bank Term Note

In conjunction with the debt refinancing on December 22, 2004, a bank extended a $17,500,000 term loan ("Bank Term Note") to WR Operating. WR Operating is required to make monthly installment payments of $167,000 plus interest beginning April 1, 2005 increasing to $208,000 and $250,000 per month plus interest on January 1, 2007 and February 1, 2008, respectively. Any unpaid principal and interest is due on the maturity date, December 31, 2009. If no prepayments are made, the balloon payment will be $5,792,000 on December 31, 2009. Interest on the Bank Term Note is at the bank's prime rate (5.25% at December 31, 2004) plus 75 basis points or can be converted in whole or in part, to LIBOR plus 325 basis points. If WR Operating's earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is more than $17,500,000 for the year ended December 31, 2005, the interest rate on the Bank Term Note will be reduced to the bank's prime rate plus 50 basis points or LIBOR plus 300 basis points. If EBITDA for the year ended December 31, 2005 is more than $20,000,000, the interest rate will be reduced to the bank's prime rate plus 25 basis points or LIBOR plus 275 basis points.

The Bank Term Note is secured by all of the assets of WR Operating and its subsidiaries and operates under the same master loan agreement as the New Revolver.

Subordinated Promissory Notes – Related Party

On December 22, 2004, WR Operating issued $35,000,000 of subordinated notes ("Subordinated Promissory Notes") due December 31, 2011 of which $25,100,000 was to new investors and $9,900,000 to all of the existing members. WR Operating issued the Subordinated Promissory Notes at a discount of $520,000 and, in conjunction, Wood Resources issued 597,800 Series D Common Units at $0.87 per unit to the purchasers. The Subordinated Promissory Notes carry a 13.0% interest rate, of which 10.0% is payable on the last day of each

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 7 — Debt (cont.)

calendar quarter beginning December 31, 2004 and 3.0% is payable on the last day of each calendar quarter either in cash or through issuance of additional notes with the same terms. The discount on the Subordinated Promissory Notes is being amortized utilizing the effective interest method over the term of the Subordinated Promissory Notes. WR Operating, at its option, can prepay all or any portion of the principal by paying an amount equal to the redemption price as presented in the following table, together with interest accrued:

Year	Optional redemption price
1	108%
2	106
3	104
4	102
5-7	100

The Subordinated Promissory Notes are secured by all of the assets of WR Operating and its subsidiaries but are subordinate to (i) the New Revolver and Bank Term Note and (ii) the RWLF Term Note. The Subordinated Promissory Notes contain covenants that, among other requirements, include limitations on capital expenditures, additional indebtedness, sale of certain assets, distributions, and management fees, and contain minimum fixed charge coverage requirements. Wood Resources is required to maintain $3,500,000 in escrow as a condition of the Subordinated Promissory Notes. The escrow must be maintained through the term of the Subordinated Promissory Notes; however, such amount can be released earlier at the discretion of the majority of the holders.

Maturities of Long-term Debt

Maturities of long-term debt for the next five calendar years and in the aggregate are as follows for the Successor (dollars in thousands):

	RWLF Note	Bank Term Note	Subordinated Promissory Notes (related party)	Total
Calendar years ending December 31:
2005	$92	$1,500	$—	$1,592
2006	96	2,000	—	2,096
2007	100	2,500	—	2,600
2008	104	2,958	—	3,062
2009	109	8,542	—	8,651
Thereafter	112	—	35,026	35,138
	$613	$17,500	$35,026	$53,139

As of July 1, 2005, the Company was in violation of the financial statement reporting requirements under its Loan and Security Agreement for the Senior Secured Subordinated Notes and its Securities Purchase and Securities Agreement for the Subordinated Promissory Notes. The Company has obtained a waiver from its lenders, dated October 28, 2005 and November 3, 2005, extending this requirement due date through November 11, 2005.

Note 8 — Members' Equity

The Predecessor was a division of Simpson and, accordingly, was not capitalized with separate equity. Simpson maintained an investment in the Predecessor and "capital transactions" were simply recorded as an increase or decrease in Simpson's investment account or recorded through its intercompany receivable/payable account.

On April 4, 2003, Wood Resources was capitalized with $4,500,000 for the issuance of Series A Preferred Units, Series B Preferred Units and Series C Common Units. The issuance of the Series D Common Units are discussed in the Subordinated Promissory Notes—Related Party section of NOTE 7.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 8 — Members' Equity (cont.)

A Board of Managers, consisting of nine Managers, is appointed by the members of Wood Resources and manages the business and affairs of Wood Resources. No member or Manager is liable for the debts, obligations or liabilities of Wood Resources or any other member solely by reason of being a member or acting as a

Manager. Series A Preferred Unit holders and the lead lender of the Subordinated Promissory Notes, as long as the Subordinated Promissory Notes are outstanding, have the right to designate and elect one Manager each. Atlas Wood Holdings LLC, a related party, has the right to designate and elect up to five Managers. Series B Preferred Unit holders and Series C and D Common Unit holders, acting as a class, have the right to designate and elect the remaining Managers. Generally, holders of Series A and B Preferred Units and Series C and D Common Units have one vote per unit on matters specified in the Second Amended and Restated Wood Resources Limited Liability Company Agreement dated December 22, 2004 ("LLC Agreement").

Wood Resources' Series A and B Preferred Units have an 8.0% cumulative preferred return per year, payable quarterly on a calendar year basis. Wood Resources may at its discretion, defer payment in which case, the cumulative rate is 10.0%. Wood Resources has a preferred return liability payable of $91,000 and $99,000 at December 31, 2003 and 2004, respectively. In addition, the Series A and B Preferred Units have an undistributed liquidation preference equal to $0.25 and $0.84 per unit, respectively, plus any accrued but unpaid preferred returns less distributions as defined in the LLC Agreement. As of December 31, 2004, the undistributed liquidation preference is $440,000 and $3,522,000, exclusive of accrued interest, for Series A Preferred Units and Series B Preferred Units, respectively.

With the exception of the cumulative preferred return and the liquidation preference, characteristics of the Series A and B Preferred Units are the same as the Series C and D Common Units.

Conversion, Merger, or Consolidation

In the event of an initial public offering, conversion, merger, or consolidation of Wood Resources, approval is required of both (i) a majority of the Managers and (ii) a majority in interest of the voting power of the outstanding member units. Wood Resources may convert into a Delaware limited partnership or merge or consolidate with or into a Delaware limited partnership. The member units would convert to limited partnership interests based upon exchange ratios to be determined based upon the amount of limited partnership interests offered to the public in conjunction with such initial public offering conversion, merger, or consolidation.

Note 9 — Operating Leases

Wood Resources entered into a triple net lease for the land, buildings and other improvements that incorporate Olympic's production facilities located in Shelton, Washington. The term of the lease is 14 years commencing April 4, 2003. Lease payments are payable in monthly installments of $21,000 and are subject to an annual adjustment based upon the Consumer Price Index. The landlord has the option to terminate the lease beginning on the 10th anniversary, with two years notice. If terminated, an early termination fee would be payable to Wood Resources by the landlord in the amount of $2,000,000 if on or after the 10th anniversary, $1,500,000 if on or after the 11th anniversary, $1,000,000 if on or after the 12th anniversary and $500,000 if on or after the 13th anniversary and before the 14th anniversary.

Wood Resources has minimum operating lease payments of $250,000 for each of the next five years and $1,815,000 thereafter. Rent expense was $187,000 and $250,000 for the period ended December 31, 2003 and the year ended December 31, 2004, respectively.

The Predecessor did not have any significant operating leases.

Note 10 — Shared Services Agreement

Olympic has a shared services agreement with Simpson for (i) domestic water and sewer facilities, (ii) storm water facilities, (iii) electric facilities, (iv) process steam services, (v) plant security services, (vi) fire protection services, (vii) chip conveying, piping and barge loading services, (viii) common areas and (ix) certain other

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

Note 10 — Shared Services Agreement (cont.)

miscellaneous services. The fees charged are intended to reflect actual costs of the shared services. The term of the agreement coincides with the term of the Olympic lease described in NOTE 9, subject to certain demand reductions for process steam services with prior written notice.

Note 11 — Transition Services Agreement

On December 22, 2004, Chester and Moncure entered into a transition services agreement with Weyerhaeuser to provide certain services for a period of 120 to 180 days to enable the Chester and Moncure facilities to implement certain management information systems and processes. The transition services primarily include (i) sales process services, (ii) purchasing process services and (iii) network systems and support services. The fees charged are intended to reflect actual costs of the services provided.

NOTE 12 — Distribution Services Agreement

In conjunction with the acquisition of the Southeast Operations, Moncure entered into a distribution services agreement with Weyerhaeuser Building Materials ("WBM"), a division of Weyerhaeuser, to purchase and distribute substantially all of Moncure's production. A production forecast and production plan are mutually agreed upon quarterly between Moncure and WBM, as are pricing, at fair market value, and distribution plans.

Moncure invoices WBM for all shipments at the agreed upon quarterly price list, less a commission, plus freight. The distribution agreement expires December 31, 2005 and is renewable with mutual consent.

Moncure has the right to access all customer names, telephone numbers, addresses, and all relevant information required to directly maintain relationships with its customers. In addition, management believes there is a strong market for the product independent of the distribution agreement.

NOTE 13 — Related Party Transactions

Management and Transaction Fees

For the period April 4, 2003 through December 31, 2004, Wood Resources paid one of its members, Atlas FRM LLC ("Atlas Holdings") a management fee of $75,000 per quarter. In the Successor Stub Period 2003 and 2004, management fees of $222,500 and $300,000, respectively, were recorded by Wood Resources. On December 22, 2004 in conjunction with the acquisition of the Southeast Operations, the management fee was increased to $187,500 per quarter beginning with the first quarter 2005.

As of December 31, 2004, Wood Resources had accrued $1,500,000 to Atlas Holdings for transaction fees and reimbursement of expenses Atlas Holdings paid on behalf of Wood Resources.

Member Contribution Receivable

At December 31, 2003, Wood Resources had a $103,000 note receivable due from an executive of Wood Resources, who is also a member of Wood Resources. The note was secured by Series B Preferred Units owned by the individual, payable on demand and accrued interest at the long-term applicable federal rate pursuant to Section 1241(d) of the Internal Revenue Code. The note was repaid in 2004.

Debt

As of April 4, 2003, Olympic issued $255,000 in Senior Secured Subordinated Notes to Atlas Wood Holdings LLC, a member of Wood Resources, which are described in NOTE 7. Principal balance of $212,500 and $0 was outstanding at December 31, 2003 and December 31, 2004, respectively.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

NOTE 13 — Related Party Transactions (cont.)

As of April 4, 2003, Olympic issued $2,745,000 in Senior Secured Subordinated Notes to GarMark Partners L.P., a member of Wood Resources, which are described in NOTE 7. Principal balance of $2,287,500 and $0 was outstanding at December 31, 2003 and December 31, 2004, respectively. In connection with these Senior Secured Subordinated Notes, Olympic paid GarMark Advisors LLC $115,000 in transactions fees and reimbursement of expenses. Olympic incurred an annual monitoring fee of $25,000 with GarMark Partners L.P. for the Senior Secured Subordinated Notes.

As further described in NOTE 7, on December 22, 2004 WR Operating issued $35,000,000 of Subordinated Promissory Notes of which $25,100,000 was issued to new investors and the remaining balance of $9,900,000 was issued to all of the existing members. WR Operating issued the Subordinated Promissory Notes at a discount of $520,000 and, in conjunction; Wood Resources issued 597,800 Series D Common Units at $0.87 per unit to the purchasers. Also, WR Operating paid $650,000 in fees representing a 2% fee on the Subordinated Promissory Note balance issued to each holder, except to the largest subscriber to which a 1.67% fee was paid. These fees were capitalized as financing costs and are amortized over the life of the Subordinated Promissory Notes.

NOTE 14 — purchase Escrow

Wood Resources had funds in escrow to satisfy certain contingent obligations under the transaction agreement with Simpson. The amount in escrow was $1,202,000 and $0 at December 31, 2003 and December 31, 2004, respectively, and is classified as restricted cash. In addition, the members of Wood Resources provided a standby commitment to satisfy up to $1,750,000 of contingent employee indemnification obligations to Simpson. Wood Resources issued 750,000 Series C Common Units to the members in exchange for such standby commitment. To the extent the indemnification obligations were paid, the members would have been obligated to purchase up to $1,750,000 of Series B Preferred Units at $0.84 per unit and the Series C Common Units issued in exchange for the standby commitment would have been canceled on a pro rata basis. During 2004, the contingent obligations were determined to be $0 and the escrow was released and the standby commitment was cancelled.

NOTE 15 — Benefit Plans

Subject to certain restrictions, bargaining unit employees may participate in a multi-employer pension plan provided and administered by the IAM AFL/CIO, for which Wood Resources provides a contribution. The total pension expense incurred for 2002, the Predecessor Stub Period 2003, the Successor Stub Period 2003 and 2004 was $785,000, $198,000, $154,000 and $288,000, respectively.

Prior to the April 4, 2003, the Predecessor had a defined benefit plan for its salaried employees. Total pension (benefit) expense for this plan for 2002 and the Predecessor Stub Period 2003 was $(74,000) and $12,000, respectively. Wood Resources did not adopt the Predecessor's defined benefit plan, but replaced it with a 401(k) plan. Bargaining unit and salaried employees may also participate in 401(k) plans that have been formed for each group. Wood Resources is not obligated to make contributions to either plan; however, the plan documents do allow Wood Resources to make employer contributions to the plans at its discretion. No contributions were made to either plan during the Successor Stub Period 2003. A discretionary contribution of $53,000 was made to the salaried 401(k) plan in 2004.

NOTE 16 — Phantom Unit Plan

In April 2003, Wood Resources adopted the 2003 Phantom Unit Plan ("2003 Plan"). Under the 2003 Plan, 1,360,000 phantom units were reserved for grant to managers, officers, directors and key employees of Wood Resources. The 2003 Plan was subsequently amended to increase the phantom units available to 1,810,000. Holders of phantom units have no rights as members and the phantom units do not constitute any series or class of securities. The number of phantom units to be granted and the terms or conditions under which the phantom units may become vested or forfeited are determined by and at the discretion of the Board of Managers.

WOOD RESOURCES LLC

Notes to Consolidated Financial Statements (cont.)

NOTE 16 — Phantom Unit Plan (cont.)

Each phantom unit includes a distribution right that entitles the holder to receive, as long as the phantom units are held, a cash payment from Wood Resources equal to any cash distributions Wood Resources makes with respect to a Series C Common Unit, pursuant to the LLC Agreement.

In the event of an initial public offering ("IPO"), all vested phantom units outstanding shall automatically be cancelled in exchange for either (a) a number of shares of common units as of the effective date of the IPO equal to the number of phantom units cancelled, (b) cash in an amount equal to the aggregate fair market value per unit of the phantom units cancelled, or (c) any combination of the foregoing, as determined by the Board of Managers. The 2003 Plan also contains a call right that allows the Board of Managers to elect to cancel all or part of the phantom units outstanding, whether or not vested, by paying the phantom unit holder an amount in cash, or in the form of a 36 month promissory note, equal to the fair market value per unit.

At December 31, 2003 and 2004, respectively, there were 449,778 and 499,378 phantom units available for grant under the 2003 Plan. Summary information regarding phantom unit activity is as follows for the Successor:

Phantom units
Balance at April 4, 2003	910,222
Granted	—
Cancelled	—
Balance at December 31, 2003	910,222
Granted – April 30, 2004	230,000
Granted September 1, 2004	170,400
Cancelled	—
Balance at December 31, 2004	1,310,622

The phantom units granted April 4, 2003 vested 100% on the grant date. The phantom units granted April 30, 2004 vest 40% on April 30, 2005 and 20% each annual anniversary date thereafter until 100% vested. The phantom units granted September 1, 2004 vest 20% on each annual anniversary date until fully vested. Total compensation expense for the period April 4, 2003 through December 31, 2003 and the year ended December 31, 2004 was $792,000 and $461,000, respectively. Wood Resources records expense based on the change in fair market value of the phantom units in accordance with FIN No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans". The compensation expense is included in selling, general and administrative expenses.

Effective August 31, 2005, Wood Resources terminated the 2003 Plan and replaced it with the Wood Resources LLC 2005 Equity Incentive Plan (the "2005 Plan"). In conjunction with the 2005 Plan, Wood Resources issued unrestricted Series C Common Units in exchange for previously vested phantom units and restricted Series C Common Units for previously unvested phantom units to the participants. The vesting terms for the restricted Series C Common Units are consistent with those under the 2003 Plan.

On October 5, 2005, the 2005 Plan was amended to reduce the available units in the 2005 Plan from 1,810,000 to 1,400,000 and to exclude 910,222 units previously issued under the 2005 Plan that were issued as unrestricted Series C Common Units effective August 31, 2005.

NOTE 17 — Commitments and Contingencies

In the ordinary course of business, Wood Resources may be named a party to various claims and/or legal proceedings. Wood Resources has not been named in and is not aware of any matters which will result, either individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

Southeast Operations
Combined Financial Statements

as of December 28, 2003 and December 21, 2004
and for the periods
February 12, 2002 to December 29, 2002,
December 30, 2002 to December 28, 2003
and
December 29, 2003 to December 21, 2004

Report of Independent Registered Public Accounting Firm

To the Board Managers of
Wood Resources LLC:

In our opinion, the accompanying combined statements of assets and liabilities and the related combined statements of revenues and direct expenses, present fairly, in all material respects, the combined financial position of the Chester, S.C. Plywood and Lumber Complex and the Moncure, N.C. Plywood Mill (the "Southeast Operations") of Weyerhaeuser Company at December 28, 2003 and December 21, 2004, and the results of their combined operations for the period February 12, 2002 to December 29, 2002, the fiscal year ended December 28, 2003 and the period December 29, 2003 to December 21, 2004, respectively, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Wood Resources LLC. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 of Notes to the Combined Financial Statements, the Southeast Operations retroactively changed its method of accounting for inventories from the Last-In, First-Out method to the average cost method.

/s/ PricewaterhouseCoopers LLP

November 2, 2005

Portland, Oregon

Southeast Operations

Combined Statements of Assets and Liabilities

	December 28, 2003	December 21, 2004
Assets: Current assets:
Trade accounts receivable	$2,843	$2,571
Inventories	5,028	6,220
Stumpage	581	795
Total current assets	8,452	9,586
Property, plant and equipment, net	37,770	31,836
Total assets	$46,222	$41,422
Liabilities:
Current liabilities:
Accounts payable	$2,004	$2,658
Accrued liabilities	2,426	4,016
Total current liabilities	4,430	6,674
Long-term asset retirement obligation	112	53
Commitments and contingencies (see Note 11)
Total liabilities	4,542	6,727
Parent's equity	41,680	34,695
Total liabilities and Parent's equity	$46,222	$41,422

Dollar amount in thousands.

The accompanying notes are an integral part of these combined financial statement.

Southeast Operations

Combined Statements of Revenues and Direct Expenses

	February 12, 2002 to December 29, 2002	December 30, 2002 to December 28, 2003	December 29, 2002 to December 21, 2004
Revenues	$96,733	$113,618	$131,017
Cost of goods sold:
Materials and operations	88,895	95,920	109,260
Pension (benefit) expense	(2,136)	(119)	443
Depreciation	5,941	6,693	6,608
Cost of goods sold	92,700	102,494	116,311
Gross profit	4,033	11,124	14,706
Direct selling, general, and administrative	1,476	1,495	1,877
Excess of revenues over direct expenses	$2,557	$9,629	$12,829

Dollar amounts in thousands.

The accompanying notes are an integral part of these combined financial statements.

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements

NOTE 1 – Background and Basis of Presentation

The Chester Plywood and Lumber Complex ("Chester") and the Moncure Plywood Mill ("Moncure"), collectively, the "Southeast Operations", were wholly-owned mills of the Weyerhaeuser Company ("Weyerhaeuser" or the "Parent") for the periods presented in the accompanying combined financial statements, February, 12, 2002 through December 21, 2004. Weyerhaeuser acquired these mills as part of its business acquisition of Willamette Industries, Inc. on February 11, 2002. The acquisition was accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". As a result of Weyerhaeuser acquiring the Southeast Operations from Willamette Industries, Inc. on February 11, 2002, the reporting period presented in the accompanying combined financial statements begins February 12, 2002. The Southeast Operations' Parent reported its financial results on a fiscal year ending on the last Sunday of each year and, therefore, the period end for 2002 is December 29 and the fiscal year end for 2003 is December 28. On December 22, 2004 in a business acquisition, Wood Resources LLC ("Wood Resources") acquired certain assets of the Southeast Operations from Weyerhaeuser. As a result of the purchase transaction on December 22, 2004 with Wood Resources, the financial statements are only presented through December 21, 2004.

The Southeast Operations produce wood products serving industrial and commercial customers in North America. Moncure, located in Moncure, North Carolina, produces hardwood plywood for the upholstered furniture industry and Chester, located in Chester, South Carolina, produces commodity plywood panels and lumber primarily for the wood treating and residential construction markets.

The accompanying combined financial statements present, in conformity with accounting principles generally accepted in the United States of America, the combined statements of assets and liabilities and statements of revenues and direct expenses related to the historical operations of the Southeast Operations.

The accompanying combined financial statements are presented on a "carve-out basis" and include the historical operations of the Southeast Operations. Accordingly, parent's equity is presented in lieu of stockholder's equity in the combined balance sheets. Certain assets and liabilities of the Southeast Operations, including but not limited to, cash, financings, and income taxes, were maintained at the Parent and the Parent's management was not able to allocate these items to the Southeast Operations. As a result, the combined statements of assets and liabilities are not complete balance sheets and, therefore, we have not presented statements of cash flow nor statements of changes in parent's equity. Additionally, Wood Resources did not acquire all of the assets and did not assume any of the liabilities included in the combined statements of assets and liabilities.

The combined financial statements included herein have been prepared from the Southeast Operation's historical accounting records and all significant intercompany transactions and accounts have been eliminated.

The combined statements of revenues and direct expenses include all revenues and direct costs attributable to the Southeast Operations including direct service costs performed on behalf of the Southeast Operations by Weyerhaeuser's centralized administrative center. These costs are directly charged or allocated to the Southeast Operations based on either usage or another systematic method. Indirect corporate costs, including corporate overhead, interest income, interest expense and income taxes, have not been allocated to the Southeast Operations and are not included in these combined financial statements.

All of the allocations of direct expenses and estimates in the combined financial statements are based on assumptions that management of Wood Resources believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Southeast Operations had been operated as a separate stand-alone entity.

The Southeast Operations operate in one segment, as a producer and distributor of wood products.

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 2 — Summary of Significant Accounting Policies

Accounting Pronouncements

New accounting pronouncements that became effective during the periods presented or to become effective as discussed below are not expected to have a material effect on the Southeast Operations.

The Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"), in December 2004. Statement 123R is a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled after June 2005, under share-based payment arrangements to be measured as of the grant dates. The costs will then be recognized in the income statement over the service period.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4", which requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material be recognized as current-period charges. This statement also introduces the concept of "normal capacity" and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period in which they are incurred. This statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

Cash

The Parent processes all cash receipts and disbursements for the Southeast Operations with an offsetting entry to the Parent's investment in the Southeast Operations. As a result, no cash is presented on the combined statements of assets and liabilities.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates consist primarily of the allowances for doubtful accounts, reserves for cash discounts, warranty reserves, inventory reserves, certain accrued expenses, and the useful lives and valuation of long-lived assets, including machinery and equipment. The Southeast Operations base its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual amounts could differ from estimates under different assumptions or conditions.

Trade Accounts Receivable

Trade accounts receivable are stated at amounts believed by management to be net realizable value. Credit is extended to customers based on an evaluation of credit reports, payment practices and, in most cases, financial condition. The Southeast Operations' policy is to provide for doubtful accounts based upon past history and considers economic circumstances surrounding particular customers. The Southeast Operations write off accounts receivable when it becomes apparent the amounts will not be collected and, historically, write-offs have not been significant. The Southeast Operations did not maintain an allowance for doubtful accounts at either December 28, 2003 or December 21, 2004. The Southeast Operations do not accrue interest on past due receivables. Receivables are considered past due when payment has not been received within the standard payment terms. As of December  28, 2003, three customers accounted for 42% of consolidated accounts receivable and as of December 21, 2004, two customers accounted for 34% of consolidated accounts receivable.

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 2 — Summary of Significant Accounting Policies (CONT.)

Inventories

Inventories are valued at the lower of average cost or market and include all costs directly associated with the production process: materials, labor and production overhead. Inventories were accounted for by Weyerhaeuser, under the last-in, first-out ("LIFO") method. Management of Weyerhaeuser analyzed and operated its business on a weighted average valuation basis with a LIFO adjustment recorded only at the segment level for each year end. Management of Wood Resources believes the average cost method of inventory costing provides more meaningful information to investors and is the preferable method of accounting. The average cost method is also the basis on which Wood Resources accounts for the inventory of all of its operations upon acquisition. As a result, all inventories are now stated at the lower of cost, determined on an average cost method, or market. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", a change from the LIFO method of inventory costing to another method is considered a change in accounting principle that should be applied retroactively to all prior periods.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, less accumulated depreciation. Improvements and replacements of assets are capitalized while maintenance costs are expensed. Depreciation is provided at rates based on the estimated useful lives of the assets using the straight-line method as follows:

Years
Buildings	25
Machinery and equipment	7
Office furniture and fixtures	7
Computer Equipment	3

Stumpage

The Southeast Operations purchased rights to cut timber on property owned by private landowners. These rights are referred to as stumpage and the Southeast Operations have title to this standing timber. The Southeast Operations' stumpage rights are recorded at cost and amortized based on usage over the life of the contract. As of December 21, 2004, the Southeast Operations do not have any stumpage contracts that extend beyond 2005.

Impairment of Long-Lived Assets

The Southeast Operations examine the carrying value of its long-lived assets to determine whether there are any potential impairment losses in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". If indicators of impairment were present for assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. An impairment is measured as the amount by which the carrying amount of a long-lived assets exceeds its fair value. No events have been identified that would indicate an impairment of the value of any assets recorded in the accompanying combined financial statements.

Product Warranty Claims

The Southeast Operations are responsible for all warranty claims for products produced and, historically, warranty claims have not been significant. As of December 28, 2003 and December 21, 2004, the Southeast Operations did not maintain a reserve for warranty claims.

Revenue Recognition and Shipping and Handling Expenses

Revenues are recognized upon shipment when persuasive evidence of an arrangement exists, the sales price is fixed and determinable and the customer takes title and assumes the risks and rewards of ownership. Shipping and handling revenues are included as a component of revenues and shipping and handling expenses are included in cost of goods sold.

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 2 — Summary of Significant Accounting Policies (CONT.)

Income Taxes

The Southeast Operations' operating results have been historically included in the Parent's consolidated U.S. and state tax returns. No provision for income taxes is reflected in the combined financial statements as the income taxes are not direct expenses of the Southeast Operations.

NOTE 3 — Inventories

Inventories by component are as follows (dollars in thousands):

	December 28, 2003	December 21, 2004
Plywood-finished goods	$1,007	$633
Lumber-finished goods	429	434
Logs	1,316	3,002
Veneer and materials	536	429
Supplies, parts and materials	1,740	1,722
	$5,028	$6,220

NOTE 4 — Property, Plant and Equipment

Property, plant and equipment by component is as follows (dollars in thousands):

	December 28, 2003	December 21, 2004
Land and improvements	$903	$903
Buildings	3,215	3,215
Machinery and equipment	46,254	46,178
Landfill asset retirement deferred cost (Note 10)	100	900
	50,472	51,196
Accumulated depreciation	12,702	19,360
	$37,770	$31,836

NOTE 5 — Accrued Liabilities

Accrued liabilities as of December 28, 2003 and December 21, 2004 consist of the following (dollars in thousands):

	December 28, 2003	December 21, 2004
Accrued utilities	$292	$255
Freight payable	56	75
Accrued salaries and wages	289	899
Vacation and holiday pay	863	1,008
Workers' compensation	356	287
Accrued employer payroll taxes	88	146
Real estate and personal property taxes	463	454
Asset retirement obligation (Note 10)	—	874
Other	19	18
	$2,426	$4,016

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 6 — Benefit Plans

Subject to certain restrictions, salary and hourly employees participated in the Parent's qualified and non-qualified pension plans and multiemployer plans for which the Southeast Operations provided a contribution. These plans are not exclusive to the Southeast Operations. The net pension (benefits) costs of the Parent's consolidated pension plans were allocated to the Southeast Operations on a pro rata basis using the eligible participant headcounts of the Southeast Operations in relation to the Parent's consolidated eligible participant headcounts. Wood Resources' management believes the pension (benefits) costs that have been allocated to the Southeast Operations have been allocated on a basis that is reasonable and appropriate.

Total pension (benefits) costs recorded by the Southeast Operations were as follows (dollars in thousands):

	February 12, 2002 to December 29, 2002	December 30, 2002 to December 28, 2003	December 29, 2003 to December 21, 2004
Qualified pension plan (benefits) costs	$(2,429)	$(135)	$504
Non-qualified pension plan costs	84	103	109
Total pension (benefits) costs for hourly and salaried employees	$(2,345)	$(32)	$613
Total pension (benefits) costs for hourly and salaried employees as a component of:
Cost of goods sold	$(2,136)	$(119)	$443
Direct selling, general and administrative	(209)	87	170
	$(2,345)	$(32)	$613

The benefit recognized in the periods February 12, 2002 through December 29, 2002 ("2002") and December 30, 2002 through December 28, 2003 ("2003") resulted from the expected return on Weyerhaeuser's plan assets exceeding the service, interest and other costs of the Weyerhaeuser plans.

NOTE 7 — Cost of Goods Sold

All of the direct costs to produce the Southeast Operations' products are recorded on the books and records of the Southeast Operations and are included in cost of goods sold. These direct expenses include log, veneer, and panel costs, glue, and all production materials, supplies, direct labor, indirect labor, supervisors, plant managers, employee benefits, workers' compensation expenses and claims, utilities, shipping and receiving costs, warranty expense, insurance, property taxes, property, plant and equipment maintenance costs, plant security, and depreciation on capital equipment. Pension (benefits) costs are allocated to cost of goods sold as described in NOTE 6 and Wood Resources' management believes these (benefits) costs have been allocated to the Southeast Operations on a basis that is reasonable and appropriate.

There are no material direct production costs incurred outside of the Southeast Operations and no such costs are recorded on the books and records of the administrative center of the Weyerhaeuser division ("Division Administrative Center") that supports the Southeast Operations or the Parent's corporate office that relate to these operations.

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 7 — Cost of Goods Sold (cont.)

The Southeast Operations' reporting systems capture production costs by department. The following table presents a summary of the departmental costs of production included in the statements of revenues and direct expenses (dollars in thousands):

	February 12, 2002 to December 29, 2002	December 30, 2002 to December 28, 2003	December 29, 2003 to December 21, 2004
Cost of goods sold:
Departments:
Log handling	$2,691	$5,493	$7,284
Green veneer	9,366	8,173	8,920
Dry veneer	7,312	7,561	9,535
Lay-up	11,319	12,659	13,555
Finishing	1,157	1,640	1,848
Shipping	800	892	1,139
Sawmill	1,346	1,427	1,591
Drying	138	252	225
Planer	862	1,086	1,016
Freight expense	4,641	5,573	7,233
Depreciation expense	5,941	6,693	6,608
	45,573	51,449	58,954
Logs, veneer, and panels	45,446	46,885	52,168
Pension (benefits) costs (Note 6)	(2,136)	(119)	443
Other overhead (primarily supervisors)	3,817	4,279	4,746
Total cost of goods sold	$92,700	$102,494	$116,311

NOTE 8 — Direct Selling, General, and Administrative

The following summarizes the components of the direct selling, general, and administrative expenses included in the statements of revenues and direct expenses (dollars in thousands):

	February 12, 2002 to December 29, 2002	December 30, 2002 to December 28, 2003	December 29, 2003 to December 21, 2004
Direct selling, general and administrative:
Mill general and administrative	$907	$731	$882
Mill office payroll and benefits	422	279	351
Selling	235	259	343
Dues	121	139	131
	1,685	1,408	1,707
Pension (benefits) costs (Note 6)	(209)	87	170
	$1,476	$1,495	$1,877

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 8 — Direct Selling, General, and Administrative (cont.)

The Southeast Operations' direct selling, general and administrative expenses include both costs that are recorded directly on the books and records of the Southeast Operations and those expenses which are recorded at the Division Administrative Center that have been allocated to the Southeast Operations and are included in these combined financial statements as they are considered direct costs of the Southeast Operations' operations. The allocated costs included in the table above are primarily included in mill general and administrative, mill office payroll and benefits, and selling for a total of $627,000, $913,000, and $1,185,000 for 2002, 2003, and December 29, 2003 through December 21, 2004 ("2004"), respectively. The Division Administrative Center provides certain administrative services, including accounting, computer processing, and sales and marketing services. Examples of accounting services include accounts receivable processing, accounts payable processing, account reconciliation support, general ledger support, data processing, and computer support. The expenses are all inclusive of salaries, benefits, telecommunications, administrative supplies, education and training for administrative employees, and outside third party professional services. The Division Administrative Center provides these services for all plants and facilities within a division of Weyerhaeuser ("Division"), which includes the Southeast Operations. A common element of all of the plants and facilities in the Division is tons of logs purchased and net sales. The allocations of costs were determined based upon the average of the Southeast Operations' net sales or tons of logs purchased to all of the net sales or tons of logs purchased in the Division multiplied by the total relevant costs incurred at the Division's Division Administrative Center. Expenses that are directly recorded on the books and records at the Southeast Operations are primarily compensation for administrative and selling personnel and industry dues. Direct expenses also include specific administrative charges incurred by the plant. Pension (benefits) costs are allocated to direct selling, general and administrative expense as described in NOTE 6.

Management believes the direct selling, general and administrative expenses, including the pension benefits/costs, that have been allocated to the Southeast Operations have been allocated on a basis that is reasonable and appropriate.

Corporate overhead costs incurred at a level above the Division include general indirect overhead costs of the Parent's corporate entity, including the costs of operating as a multinational public company that are not direct costs of the Southeast Operations' operations and that are not indicative of costs to operate on a stand alone basis. These corporate overhead costs are not specific to the operating activities of Southeast Operations and, therefore, have not been reflected in the statement of revenues and direct expenses.

NOTE 9 — Related Party Transactions

The Southeast Operations purchase a portion of its logs directly from a timberlands division of it's Parent. The logs are purchased at what management of Wood Resources believes are fair market values and were $24,289,000, $8,028,000, and $1,061,000, for 2002, 2003, and 2004, respectively.

As further discussed in NOTE 6 – Benefit Plans, subject to certain restrictions, salary and hourly employees may participate in the Parent's qualified and non-qualified pension plans.

As further discussed in NOTE 8 – Direct Selling, General, and Administrative, the Division Administrative Center provides certain administrative services, including accounting, computer processing, and sales and marketing services to the Southeast Operations.

NOTE 10 — Landfill

The Southeast Operations have on its Chester complex a 6.5 acre landfill that requires remediation that is expected to be completed by the end of 2005 and will require post closure monitoring. The Southeast Operations believe that it will need to conduct further actions in order to maintain compliance with existing regulations. Such actions may include assessment tasks, feasibility studies, clean-up activities, and long-term monitoring and maintenance tasks. The Southeast Operations consider a broad range of information when determining the amount of its remediation accruals, including timing and probability of expenditures, applicable

SOUTHEAST OPERATIONS

Notes to Combined Financial Statements (cont.)

NOTE 10 — Landfill (cont.)

remediation technologies, prior experience, and potential liability of other parties. Uncertainties associated with environmental remediation contingencies are pervasive and often result in wide ranges of reasonably possible outcomes. Estimates developed in the early stages of remediation can vary significantly. Normally a finite estimate of cost does not become fixed and determinable at a specific point in time. Rather, the costs associated with environmental remediation become estimable over a continuum of events and activities that help to frame and define a liability. Based upon information available, the Southeast Operations recorded an asset and a corresponding liability in 2003 in the amount of $100,000 in accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations". The asset was being amortized over the expected useful life of the landfill of three years. The Southeast Operations' management reviews additional information as it becomes available and updates its remediation accruals, as necessary, on a quarterly basis. As a result of the reassessments, the Southeast Operations increased its accrual and related asset by $800,000 in December 2004 as Weyerhaeuser management determined different sources of fill material would be required to be used to satisfy existing regulations, resulting in an increase in estimated remediation costs. The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of the deferred landfill asset retirement cost and asset retirement obligation (dollars in thousands):

	Deferred landfill asset retirement cost	Asset retirement obligation
December 30, 2002 to December 28, 2003:
Asset retirement obligation recorded December 30, 2002	$100	$100
Depreciation of the landfill asset retirement cost/accretion of asset retirement obligation	(25)	12
Asset retirement obligations settled	—	—
Balance December 28, 2003	75	112
Depreciation of the landfill asset retirement cost/accretion of asset retirement obligation	(25)	15
Revision to estimated asset retirement obligation	800	800
Asset retirement obligations settled	—	—
Balance December 21, 2004	$850	$927

	December 28, 2003	December 21, 2004
Asset retirement obligation	$112	$927
Less: current	—	874
Long-term asset retirement obligation	$112	$53

Weyerhaeuser retained all liability with respect to the landfill remediation obligation as part of the sale of the Southeast Operations.

NOTE 11 — Commitments and Contingencies

In the ordinary course of business, the Southeast Operations may be named a party to various claims and/or legal proceedings. The Southeast Operations have not been named in and is not aware of any matters which will result, either individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

Report of Independent Registered Public Accounting Firm

To the Partners of Wood Resources LP:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Wood Resources LP (the "Partnership") at September 27, 2005 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Partnership's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
November 7, 2005

WOOD RESOURCES LP

Balance Sheet As of September 27, 2005

Assets	$	$—
Partners Equity:
Limited partner's equity		$980.00
General partner's equity		20.00
Equity subscription receivable (Note 1)		(1,000.00)

Total Partners' Equity	$	$—

The accompanying notes are an integral part of this financial statement.

WOOD RESOURCES LP

Notes to Balance Sheet

1.    Organization and Operations

Wood Resources LP (the "Partnership") is a Delaware limited partnership formed on September 27, 2005. In connection with the consummation of this offering, Wood Resources LLC will be merged with and into the Partnership, and the Partnership will be the surviving entity in that merger. The Partnership has adopted a January 1 to December 31 fiscal year.

In connection with the merger with Wood Resources LLC, the Partnership will issue 331,250 common units and 4,581,250 subordinated units representing additional limited partner interests to pre-existing investors of the Partnership's predecessor and a 2% general partner interest to Wood MLP GP LLC as general partner of the Partnership (the "General Partner"). The Partnership also intends to issue 4,250,000 common units representing limited partner interests pursuant to a public offering.

The General Partner has committed to contribute $20 and the limited partner has committed to contribute $980 to the Partnership as of September 27, 2005. These contributions receivable are reflected as a reduction to equity in accordance with generally accepted accounting principles. The accompanying balance sheet reflects the financial position of the Partnership immediately subsequent to this initial capitalization. There have been no other transactions involving the Partnership as of September 27, 2005.

2.    Significant Accounting Policy

Use of Management:    The preparation of the balance sheet in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results may differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Members of Wood MLP GP LLC:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Wood MLP GP LLC (the "Company") at September 27, 2005 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
November 7, 2005

WOOD MLP GP LLC

Balance Sheet As of September 27, 2005

Assets	$—
Partners' Equity
Limited partner's equity	$999.90
General partner's equity	0.10
Equity subscription receivable (Note 1)	(1,000.00)
Total Partners' Equity	$—

The accompanying notes are an integral part of this balance sheet.

WOOD MLP GP LLC

Notes to Balance Sheet

1.    Nature of Operations

Wood MLP GP LLC (the "Company") is a Delaware limited liability company formed on September 27, 2005 to become the general partner of Wood Resources LP (the "Partnership"). The Company is owned by WRP GP LLC and GP Holdco LLC. On September 27, 2005, WRP GP LLC committed to contribute $999.90 and GP Holdco LLC committed to contribute $0.10 in cash to the Company in exchange for a 99.99% and 0.01% membership interest, respectively. The Company has committed to contribute $20 to the Partnership for its 2% general partner interest. There have been no other transactions involving the Company as of September 27, 2005.

2.    Significant Accounting Policy

Use of Management Estimates: The preparation of the balance sheet in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results may differ from those estimates.

3.    Incentive Distribution Rights

In connection with the partnership agreement of the Partnership, the Company has received certain incentive distribution rights which allow it to receive an increasing percentage of quarterly distributions of available cash from operating surplus of the Partnership.

Appendix A

GLOSSARY OF TERMS

adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

(a)

decrease operating surplus by:

(1)

any net increase in working capital borrowings with respect to that period; and

(2)

any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and

(b)

increase operating surplus by:

(1)

any net decrease in working capital borrowings with respect to that period; and

(2)

any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus does not include that portion of operating surplus included in clauses (a)(1) and (a)(2) of the definition of operating surplus.

available cash:    For any quarter ending prior to liquidation:

(a)

the sum of:

(1)

all cash and cash equivalents of Wood Resources LP and its subsidiaries on hand at the end of that quarter; and

(2)

all additional cash and cash equivalents of Wood Resources LP and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

(b)

less the amount of cash reserves established by our general partner to:

(1)

provide for the proper conduct of the business of Wood Resources LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Wood Resources LP and its subsidiaries) after that quarter;

(2)

comply with applicable law or any debt instrument or other agreement or obligation to which Wood Resources LP or any of its subsidiaries is a party or its assets are subject; and

(3)

provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves for distributions to the subordinated units unless our general partner has determined that the establishment of reserves will not prevent Wood Resources LP from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Wood Resources LP or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

BSF:    One billion square feet.

capital account:    The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner unit, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner unit, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Wood Resources LP held by a partner.

Appendix A

capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

Case goods:    Wood furniture made from solid lumber, plywood, fiber board and particle board such as book shelves, china hutches, entertainment centers, desks and chests, to name a few, frequently finished for natural wood or paint grade appearance.

Construction plywood:    Plywood used in residential and non-residential construction applications; produced for strength and utility, typically under industry certified standards.

closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange (other than the Nasdaq Stock Market) on which the units of that class are listed. If the units of that class are not listed on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over the counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.

common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

current market price:    For any class of units listed on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

Dimensional lumber:    Wood used in the construction of wall, floor, and roof framing, sold throughout the North America in standard dimensions.

EBITDA:    Net income (loss) plus interest, taxes, depreciation and amortization.

Engineered wood products:    Wood products produced by binding together various forms of wood fiber, such as flakes, chips, lumber or veneer. Examples of engineered wood products include laminated timber (glulam), laminated veneer lumber (LVL); I-Joist; OSB, and plywood. The products are "engineered" to enhance the physical performance of the finished product, or for improving the utilization of raw materials.

GAAP:    Generally accepted accounting principles in the United States.

Hardwood plywood:    Uses hardwood species of trees. The range of products may include decorative appearance grades, or non appearance grades used by industrial buyers such as furniture manufacturers into hardwood framing for upholstered sofas, chairs and ottomans.

Headrig:    A machine with large saws that performs the initial breakdown of logs into slabs or cants to be processed further down the production line.

incentive distribution right:    A non voting limited partner partnership interest issued to our general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

incentive distributions:    The distributions of available cash from operating surplus initially made to our general partner in respect of the incentive distribution rights.

interim capital transactions:    The following transactions if they occur prior to liquidation:

Appendix A

(a)

borrowings, refinancings or refundings of indebtedness (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Wood Resources LP or any of its subsidiaries and sales of any debt securities of Wood Resources LP or any of its subsidiaries;

(b)

sales of equity interests by Wood Resources LP or any of its subsidiaries;

(c)

sales or other voluntary or involuntary dispositions of any assets of Wood Resources LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

MBF:    One thousand board feet.

MSF:    One thousand square feet at a 3/8 inch thickness.

KD southern pine (eastside) #2 2x4 8-foot:     A standard piece of dimensional lumber cut made of kiln dried southern pine and traded on the eastern side of the U.S.

Kraft paper:    Paper made from unbleached kraft pulp and used primarily as a wrapper, packaging material, component product, barrier application or for the production of paper bags.

operating expenditures:    All expenditures of Wood Resources LP and its subsidiaries, including, but not limited to, taxes, reimbursements of our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

(a)

Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

(b)

Operating expenditures will not include:

(1)

capital expenditures made for acquisitions or for capital improvements;

(2)

payment of transaction expenses relating to interim capital transactions; or

(3)

distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an operating expenditure in calculating operating surplus.

operating surplus:     For any period prior to liquidation, on a cumulative basis and without duplication:

(a)

the sum of:

(1)

$10.0 million;

(2)

all the cash of Wood Resources LP and its subsidiaries on hand as of the closing date of its initial public offering;

(3)

all cash receipts of Wood Resources LP and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions;

(4)

interest (after giving effect to the interest rate swap agreements of Wood Resources LP and the subsidiaries) paid on debt incurred by Wood Resources LP and its subsidiaries, and cash distributions paid on the equity securities issued by Wood Resources LP, to finance all or any portion of the construction, expansion or improvement of our facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of;

Appendix A

(5)

interest (after giving effect to interest rate swap agreements of Wood Resources LP and its subsidiaries) paid on debt incurred by Wood Resources LP and its subsidiaries, and cash distributions paid on the equity securities issued by Wood Resources LP, in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects referred to in (4) above; and

(6)

all cash receipts of Wood Resources LP and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

(b)

the sum of:

(1)

operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period; and

(2)

the amount of cash reserves established by our general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Wood Resources LP and its subsidiaries or disbursements on behalf of a member of Wood Resources LP and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines.

OSB:    Oriented strand board. Low grade logs are flaked into thin, 5-7 inch long strands of wood, dried, coated with resin and pressed under heat and pressure to form a composite panel.

Overlay:    Resin-impregnated paper sheets.

Overlay plywood:    Plywood produced by bonding overlay onto one or both surfaces of a plywood panel in order to achieve added functionality such as smoothness, printability and moisture resistance that is used in a variety of applications, including concrete forms, upholstered furniture frames, wood pallets and skids, motor homes and recreational bus bodies and millwork such as window and doorframe fabrication.

Phenolic overlay technology:    A heavy weight roll of paper, usually a "Kraft" type, is saturated with a Phenolic based resin at various degrees of concentration, partially cured with heat and trimmed to become a relatively stiff sheet of material. This sheet is placed on one or both sides of a plywood substrate during the panel production process. The added heat and pressure during the panel pressing process allows the resin in the paper to literally flow and cure (chemically bond) to create the desired surface on the panel.

Plies:    Represents the number of veneer sheets used in the Layers of a piece of plywood.

Resin:    Glue.

Rotary peeling:     Rotating a log about its central axis against a long, sharp, straight knife edge lying parallel to the grain and tangential to the outside radius of the log.

Sheathing:    A panel layer affixed between the siding, shingles and flooring of a house and the frame of the house, creating a surface to which those materials can be adhered and, at the same time, providing encapsulation for insulation.

Softwood plywood:    Plywood produced from softwood tree species.

Southern plywood eastside CDX 15/32 3-ply:    A standard sheet of 15/32 inch thick plywood produced with three plies made from southern U.S. wood fiber and traded on the eastern side of the U.S. CDX stands for a face veneer of a "C" grade sheet, a back sheet of "D" Grade veneer, and uses exterior glue (X).

subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

(a)

the first day of any quarter beginning after December 31, 2010 for which:

Appendix A

(1)

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the five consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2)

the adjusted operating surplus (as defined above) generated during each of the five consecutive, non-overlapping four-quarter periods immediately preceding that date, in the aggregate, equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the related distribution on the 2% general partner interest in Wood Resources LP during those periods; and

(3)

there are no outstanding cumulative common units arrearages.

provided, that the board of directors of our general partner must have determined in good faith that the cash generated from our operations available to pay distributions during each of the four quarters immediately following the proposed termination date of the subordination period will equal or exceed the amount necessary to pay the minimum quarterly distribution on all outstanding common units on a fully diluted basis and the related distribution on the 2% general partner interest during each such quarter.

(b)

the date on which the general partner is removed as general partner of Wood Resources LP upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

Underlayment:    A panel layer of plywood or OSB, frequently with tongue and groove edges, affixed to the top of the floor joists and makes up the sub flooring of the house. The finished floor of hardwood, carpeting, or other materials will go directly atop the flooring underlayment.

units:    Refers to both common units and subordinated units.

Veneer:    Thin sheets of wood, peeled tangentially from a log. The veneer sheets are trimmed, dried, pressed and glued together in layers to form plywood, or LVL.

working capital borrowings:    Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WOOD RESOURCES LP

Appendix B

Appendix B

Appendix B

Appendix B

Appendix B

AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF WOOD RESOURCES LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WOOD RESOURCES LP dated as of                             , 2005, is entered into by and between Wood MLP GP LLC, a Delaware limited liability company, as the General Partner, and Andrew M. Bursky, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Article  I

DEFINITIONS

Section 1.1

Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

"Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

"Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii)    If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

"Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

"Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b)  decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably

Appendix B

expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

"Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net reduction in cash reserves for Operating Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clauses (a)(i) and (a)(ii) of the definition of Operating Surplus.

"Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

"Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

"Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

"Agreement" means this Amended and Restated Agreement of Limited Partnership of Wood Resources LP, as it may be amended, supplemented or restated from time to time.

"Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b)  any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

"Atlas Entities" means Atlas FRM LLC, a Delaware limited liability company, doing business as "Atlas Holdings," WRP GP Holdco, a Delaware limited liability company, and GP Holdco LLC, a Delaware limited liability company.

Appendix B

"Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of (i)  all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)    the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including, but not limited to, reserves for future capital expenditures, reserves to preserve levels of distributions to Partners across cyclical fluctuations in the Partnership's business and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, for the next four Quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

"Board of Directors" means the board of directors or managers of a corporation or limited liability company, as applicable, or if a limited partnership, the board of directors or board of managers of the general partner of such limited partnership, as applicable.

"Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

"Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

"Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

"Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

"Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

"Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other

Appendix B

Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

"Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

"Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, any plywood or saw mills and any related or similar wood product assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group, from the operating capacity or revenues of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction.

"Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

"Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

"Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

"Certificate" means a certificate (i) substantially in the form of Exhibit  A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

"Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

"Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

"Claim" has the meaning assigned to such term in Section 7.12(d).

"Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

"Closing Price" has the meaning assigned to such term in Section 15.1(a).

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

"Combined Interest" has the meaning assigned to such term in Section 11.3(a).

"Commission" means the United States Securities and Exchange Commission.

Appendix B

"Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

"Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

"Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a)  security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

"Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

"Conversion Agreement" means that certain Agreement and Plan of Merger, dated as of the Closing Date, by and among the Predecessor, the Partnership, the General Partner and the Persons identified on Exhibit B, together with the instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

"Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

"Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

"Current Market Price" has the meaning assigned to such term in Section 15.1(a).

"Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

"Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

"Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

"Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

"Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

"Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

"Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

Appendix B

"Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

"First Early Termination" has the meaning assigned to such term in Section 5.7(b).

"First Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(D).

"First Target Distribution" means $0.5175 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [March 31], 2006, it means the product of $0.5175 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is [90]), subject to adjustment in accordance with Section 6.6 and Section 6.9.

"Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section  5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

"General Partner" means Wood MLP GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

"General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

"General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

"Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

"Group Member" means a member of the Partnership Group.

"Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar

Appendix B

documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

"Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

"Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

"Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4(a)(v), (vi) and (vii) and Section 6.4(b)(iii), (iv) and (v).

"Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

"Indemnitee" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner (including the Atlas Entities and their respective Affiliates (but excluding the General Partner and its Subsidiaries) or any Departing Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person that any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another Person, provided that that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

"Initial Common Units" means the Common Units sold in the Initial Offering.

"Initial Limited Partners" means the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2), the Persons identified on Exhibit B and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

"Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

"Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

"Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c)  sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

"Issue Price" means the price at which a Unit is purchased from the Partnership, excluding any sales commission or underwriting discount charged to the Partnership.

"Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional person that becomes a

Appendix B

Limited Partner pursuant to the terms of this Agreement and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

"Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

"Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

"Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

"Management Agreement" means that certain Management Services Agreement, as amended by that certain (i) First Amendment to the Managements Services Agreement dated as of December 22, 2004, and (ii) Second Amendment to the Management Services Agreement dated as of October 21, 2005, in each case, by and between the Partnership and Atlas FRM LLC, a Delaware limited liability company, doing business as "Atlas Holdings."

"Merger Agreement" has the meaning assigned to such term in Section 14.1.

"Minimum Quarterly Distribution" means $0.45 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on [March 31], 2006, it means the product of $0.45 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is [90]), subject to adjustment in accordance with Section 6.6 and Section 6.9.

"National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

"Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

"Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not

Appendix B

include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

"Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

"Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

"Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section  5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

"Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section  5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

"Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.9.

"Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

"Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

"Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

"Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

"Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, payment of reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a)    Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b)    Operating Expenditures shall not include (i)  capital expenditures made for Acquisitions or Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners.

Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine

Appendix B

the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.

"Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)    the sum of (i) $10.0 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5), (iv) interest (after giving effect to the interest rate swap agreements of the Partnership Group) paid on debt incurred by the Partnership Group, and cash distributions paid on the equity securities issued by the Partnership, to finance all or any portion of the construction, expansion or improvement of the Partnership's facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of, (v) interest (after giving effect to the interest rate swap agreements of the Partnership Group) paid on debt incurred by the Partnership Group, and cash distributions paid on the equity securities issued by the Partnership, in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects referred to in (iv), and (vi) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period (other than Operating Expenditures funded with cash reserves established pursuant to clause (ii) of this paragraph (b)) and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

"Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

"Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

"Organizational Limited Partner" means Andrew M. Bursky in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

"Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then

Appendix B

Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

"Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

"Parity Units" means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

"Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

"Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

"Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

"Partners" means the General Partner and the Limited Partners.

"Partnership" means Wood Resources LLC, a Delaware limited partnership, and any successors thereto.

"Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

"Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

"Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

"Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

"Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and all General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

"Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

"Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

Appendix B

"Predecessor" means Wood Resources LLC, a Delaware limited liability company.

"Predecessor LLC Agreement" means that certain Second Amended and Restated Limited Liability Company Agreement for Wood Resources LLC, as amended by that certain First Amendment to Second Amended and Rested Limited Liability Company Agreement for Wood Resources LLC.

"Predecessor Unit" means a Unit of the Predecessor under the Predecessor LLC Agreement.

"Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

"Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

"Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.

"Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

"Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

"Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

"Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

"Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-            ) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

"Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

Appendix B

"Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

"Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

"Second Early Termination" has the meaning assigned to such term in Section 5.7(b).

"Second Liquidation Target Amount" has the meaning assigned to such term in Section Section 6.1(c)(i)(E).

"Second Target Distribution" means $0.5625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [March 31], 2006, it means the product of $0.5625 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is [90]), subject to adjustment in accordance with Secation 6.6 and Section 6.9.

"Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

"Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

"Special Approval" means approval by a majority of the members of the Conflicts Committee.

"Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

"Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a)    the first day of any Quarter beginning after December 31, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the five consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the five consecutive, non-overlapping four-Quarter periods immediately preceding such date, in the aggregate, equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Units, during such periods and (ii) there are no Cumulative Common Unit Arrearages; provided, however, that the Board of

Appendix B

Directors of the General Partner shall have determined in good faith, as evidenced by an executed certificate, that the cash generated previously from Adjusted Operating Surplus and not distributed to Partners or generated from Adjusted Operating Surplus during each of the four Quarters immediately following that date will equal or exceed the amount of cash necessary to pay the Minimum Quarterly Distribution on all Outstanding Common Units on a Fully Diluted Basis, plus the related distribution on the General Partner Units; and

(b)    the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

"Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

"Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

"Third Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(F).

"Third Target Distribution" means $0.675 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [March 31], 2006, it means the product of $0.675 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is [90]), subject to adjustment in accordance with Section 6.6 and Section 6.9.

"Trading Day" has the meaning assigned to such term in Section 15.1(a).

"Transfer" has the meaning assigned to such term in Section 4.4(a).

"Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

"Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

"Underwriting Agreement" means the Underwriting Agreement dated [                                ], 2005 among the Underwriters, the Partnership and the General Partner, providing for the purchase of Common Units by such Underwriters.

"Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

"Unitholders" means the holders of Units.

"Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.

"Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

Appendix B

"Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

"Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

"Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

"U.S. GAAP" means United States generally accepted accounting principles consistently applied.

"Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b)

"Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2

Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE  II

ORGANIZATION

Section 2.1

Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Wood Resources LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2

Name.

The name of the Partnership shall be "Wood Resources LP." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Appendix B

Section 2.3

Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Center. The principal office of the Partnership shall be located at One Sound Shore Drive, Suite 304, Greenwich, CT 06830 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be One Sound Shore Drive, Suite 304, Greenwich, CT 06830 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4

Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activities that relate to the business of producing and selling wood products or activities now or hereafter customarily conducted in conjunction with producing and selling wood products, that is approved by the General Partner, in its sole discretion, and any other business that is approved by the General Partner, in its sole discretion, and in any event that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its individual capacity, decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5

Powers.

The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6

Power of Attorney.

(a)    Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and

Appendix B

other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Limited Partner Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7

Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8

Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of

Appendix B

record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE  III

RIGHTS OF LIMITED PARTNERS

Section 3.1

Limitation of Liability.

The Limited Partners and assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2

Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or assignees under this Agreement.

Section 3.3

Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4

Rights of Limited Partners.

(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense:

(i)    promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iv)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)    to obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

Appendix B

(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE  IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1

Certificates.

Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b)  upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

Section 4.2

Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

Appendix B

(iv)    satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3

Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4

Transfer Generally.

(a)    The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5

Registration and Transfer of Limited Partner Interests.

(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section  4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign

Appendix B

and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)    Except as otherwise provided in Section  4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

(d)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6

Transfer of the General Partner's General Partner Interest.

(a)    Subject to Section 4.6(c) below, prior to December 31, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)    Subject to Section 4.6(c) below, on or after December 31, 2015, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i)  the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7

Transfer of Incentive Distribution Rights.

Prior to December 31, 2015, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all of the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to December 31, 2015 shall require the prior approval of holders of at least a majority of the Outstanding

Appendix B

Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after [December 31], 2015, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8

Restrictions on Transfers.

(a)    Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii)  cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

(d)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(e)    In the event that any Partnership Interest is evidenced in certificated form, each such certificate shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WOOD RESOURCES LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WOOD RESOURCES LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WOOD RESOURCES LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WOOD MLP GP LLC, THE GENERAL PARTNER OF WOOD RESOURCES LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WOOD RESOURCES LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Appendix B

Section 4.9

Citizenship Certificates; Non-citizen Assignees.

(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10

Redemption of Partnership Interests of Non-citizen Assignees.

(a)    If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

Appendix B

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE  V

CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1

Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2

Conversion of Predecessor Units.

(a)    On the Closing Date and pursuant to the Conversion Agreement: (i) the Predecessor Units then held by the General Partner shall be converted into (A) [                            ] General Partner Units representing the 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (B) the Incentive Distribution Rights; and (ii) the Predecessor Units held by the Persons identified on Exhibit B shall be converted into that number of Subordinated Units [and Common Units] in the manner and number set forth on Exhibit B.

(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) 100 less the General Partner's Percentage Interest times (ii) the

Appendix B

amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3

Contributions by Initial Limited Partners and Distributions to the General Partner and its Affiliates.

(a)    On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i)  the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b)    No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 4,250,000, (ii) the [                            ] Common Units and [                            ] Subordinated Units issuable pursuant to Section 5.2 hereof, (iii) the Incentive Distribution Rights and (iv) any [Subordinated] Units issuable under, or to satisfy the obligations of the Partnership or any of its Affiliates under the Wood Resources 2005 Equity Incentive Plan, As Amended and Restated Effective October 5, 2005. No additional Limited Partner Interests will be issued in connection with any exercise of the Over-Allotment Option.

Section 5.4

Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5

Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x)

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any other Group Member classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

(v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B)  using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

(vi)    If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)(i)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)    Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A)  first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x)  the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit,

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and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)(i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6

Issuances of Additional Partnership Securities.

(a)    The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section  5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned

Appendix B

or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

(d)    No fractional Units shall be issued by the Partnership.

Section 5.7

Conversion of Subordinated Units.

(a)    All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

(b)    Notwithstanding Section 5.7(a) above, the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after December 31, 2008 (the "First Early Termination") with respect to 25% of the Outstanding Subordinated Units on the Closing Date and December 31, 2009 (the "Second Early Termination") with respect to an additional 25% of the Outstanding Subordinated Units on the Closing Date; provided further that such early termination of the Subordination Period and conversion into Common Units shall occur only if, at the end of such Quarter:

(i)    distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the three consecutive, non-overlapping four-Quarter periods immediately preceding the First Early Termination or Second Early Termination, as the case may be, equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;

(ii)    the Adjusted Operating Surplus generated during the three consecutive, non-overlapping four-Quarter periods immediately preceding the First Early Termination or Second Early Termination, as the case may be, in the aggregate, equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis, plus the related distribution on the General Partner Units during such period; and

(iii)    the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided further, that the Board of Directors of the General Partner shall have determined in good faith, as evidenced by an executed certificate, that the cash generated previously from Adjusted Operating Surplus and not distributed to Partners or generated from Adjusted Operating Surplus during each of the four Quarters immediately following the First Early Termination or Second Early Termination, as applicable, will equal or

Appendix B

exceed the amount of cash necessary to pay during each such Quarter the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units on a Fully Diluted Basis, plus the related distribution on the General Partner Units; provided further, that the Second Early Termination shall not occur for at least one year after the First Early Termination occurs.

(c)    Notwithstanding any other provision of this Agreement, all the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

(d)    A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.8

Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2(b), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9

Splits and Combinations.

(a)    Subject to Section  5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10

Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Appendix B

Article VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section  5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)    First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section  6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section  6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii)    Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii)    Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

(b)    Net Losses.    After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i)    First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section  6.1(a)(iii) for all previous taxable years; provided, that the Net Losses shall not be allocated pursuant to this Section  6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section  6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii)    Third, the balance, if any, 100% to the General Partner.

(c)    Net Termination Gains and Losses.     After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section  12.4.

Appendix B

(i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)    First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section  6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

(C)    Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (c), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D)    Fourth, 100% to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the "First Liquidation Target Amount");

(E)    Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the "Second Liquidation Target Amount");

(F)    Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over

Appendix B

(bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section  6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the "Third Liquidation Target Amount"); and

(G)    Finally, (x) to the General Partner in accordance with its Percentage Interest and (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

(ii)    If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)    First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C)    Third, the balance, if any, 100% to the General Partner.

(d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)    Partnership Minimum Gain Chargeback.     Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.70-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Appendix B

(iii)    Priority Allocations

(A)    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 7.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B)    After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section  6.1(d)(i) or Section 6.1(d)(ii).

(v)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section  6.1(d)(v) were not in this Agreement.

(vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with

Appendix B

respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Economic Uniformity.    At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of such Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(xi)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section  6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might

Appendix B

otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)    Corrective Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)    In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section  6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B)    In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C)    In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section  6.1(d)(xii).

Section 6.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section  6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)(A)     In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

(ii)(A)     In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section

Appendix B

5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

(iii)    The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e)    Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)    Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as

Appendix B

determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article I shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Within 45 days following the end of each Quarter commencing with the Quarter ending on [December 31], 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article I by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Distributions of Available Cash from Operating Surplus.

(a)    During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto:

(i)    First, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)    Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii)    Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Appendix B

(iv)    Fourth, to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)    Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi)    Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii)    Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b)    After Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)    First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)    Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)    Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)    Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v)    Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

Appendix B

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section  6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5    Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b)    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section  6.9.

Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

(a)    Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section  6.1(d)(x) and Section 6.7(c).

(b)    A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c)    The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to

Appendix B

transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In providing such advice, counsel may rely upon the fact that the General Partner will take positions in filing the tax returns of the Partnership (including information returns to unitholders) which are intended to preserve the uniformity of units, as described at "Material Tax Consequences—Uniformity of Units" in the Registration Statement, and may assume the validity of such positions. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii)  have a Capital Account as a Partner pursuant to Section  5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Section 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9    Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii)  the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

Article  VII

Management and Operation of Business

Section 7.1    Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

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(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of Partnership cash;

(vii)    the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group and the Partners;

(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv)    the undertaking of any action in connection with the Partnership's participation in any Group Member; and

(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an

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interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Conversion Agreement, the Management Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2    Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner's Authority.

(a)    Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4    Reimbursement of the General Partner.

(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the

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Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5    Outside Activities.

(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being (y) a limited partner in the Partnership and (z) the sole member of Wood Services LLC, a Delaware limited liability company), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)    Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

(c)    Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such

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opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

(d)    None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement or the partnership relationship established hereby in any business ventures of any Indemnitee.

(e)    The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. For purposes of this Section 7.5(d), the term "Affiliates," when used with respect to the General Partner, shall not include any Group Member.

Section 7.6

Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)    borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii)  hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7    Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Conversion Agreement (other than obligations incurred by the General

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Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section  7.7.

(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent

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jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity.

(b)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good

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faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section  7.9.

Section 7.10    Other Matters Concerning the General Partner.

(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11    Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are

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held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Article IV and Article  X.

Section 7.12    Registration Rights of the General Partner and its Affiliates.

(a)    If (i)  the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii)  Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(c); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)    if any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any

Appendix B

similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section  7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities

Appendix B

Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)    The provisions of Section  7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a General Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv)  contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13    Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or

Appendix B

instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Article  VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2    Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

Article  IX

TAX MATTERS

Section 9.1    Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under

Appendix B

Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4    Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

Article  X

ADMISSION OF PARTNERS

Section 10.1    Admission of Initial Limited Partners.

Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner and the Persons identified on Exhibit B and the Underwriters as described in Section 5.2 and Section 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2    Admission of Limited Partners.

(a)    By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a

Appendix B

Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9 hereof.

(b)    The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.3    Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partners Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by General Partners Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4    Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

Article  XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii)    The General Partner is removed pursuant to Section 11.2;

(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

Appendix B

(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or (vi)(A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 6.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on [December 31], 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on [December 31], 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section  10.3.

Section 11.2    Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor

Appendix B

General Partner pursuant to Section  10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3    Interest of Departing Partner and Successor General Partner.

(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest (represented by General Partners Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the

Appendix B

Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing Partner and the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4

Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor.

Section 11.5    Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Article  XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 6.1 or Section  6.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 7.2) its affairs shall be wound up, upon:

(a)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(b)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(c)    an Event of Withdrawal of the General Partner as provided in Section 6.1(a) (other than Section 6.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 6.1(b) or Section 6.2 and such successor is admitted to the Partnership pursuant to Section 5.3; or

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(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

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(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section  12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article I. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Article  XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

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(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)    a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)    a merger or conveyance pursuant to Section 9.3(d); or

(l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

Except as provided in Section 8.1 and Section 8.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this

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Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3    Amendment Requirements.

(a)    Notwithstanding the provisions of Section  13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section  14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article  XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be

Appendix B

deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or

Appendix B

different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section  13.7.

Section 13.10    Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

(a)    Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding

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Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)    With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Article  XIV

MERGER

Section 14.1    Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited including a limited liability partnership), formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article  XIV.

Section 14.2    Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

(c)    the terms and conditions of the proposed merger or consolidation;

(d)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

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(e)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(g)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners of Merger or Consolidation.

(a)    Except as provided in Section 14.3(d) or Section 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article VIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)    Except as provided in Section 14.3(d) or Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c)    Except as provided in Section 14.3(d) or Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation and (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation.

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Section 14.4    Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5    Amendment of Partnership Agreement.

Pursuant to Section 17-211(g)of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section  14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6    Effect of Merger.

(a)    At the effective time of the certificate of merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Article  XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section  15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than The Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than The Nasdaq Stock Market),

Appendix B

the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New  York City generally are open.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

Appendix B

Article  XVI

GENERAL PROVISIONS

Section 16.1    Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 16.2    Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee, including Atlas Holdings and its Affiliates, shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Appendix B

Section 16.8    Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section  10.2(a) without execution of this Agreement.

Section 16.9    Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10    Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11    Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12    Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Appendix B

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Wood MLP GP LLC

By:

Name: Andrew M. Bursky

Title: Chairman of the Board

LIMITED PARTNERS

ORGANIZATIONAL LIMITED PARTNER

ANDREW M. BURSKY

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.2(a) hereof.

Wood MLP GP LLC

By:

Name: Andrew M. Bursky

Title: Chairman of the Board

Dealer Prospectus Delivery Obligation

Until                 , 2005 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$11,834
NASD filing fee	10,554
NYSE listing fee	150,000
Printing and engraving expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	1,600,000
Transfer agent and registrar fees	5,000
Miscellaneous	50,000
Total	$ *

*To be provided by amendment.

ITEM 14.    Indemnification of Directors and Officers.

The section of the prospectus entitled "The partnership agreement—Indemnification" is incorporated herein by reference. Reference is also made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement in which we and our affiliates will agree to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any standards and restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

ITEM 15.    Recent Sales of Unregistered Securities.

On September 27, 2005, in connection with the formation of the partnership, Wood Resources LP issued to (i) Wood MLP GP LLC the 2% general partner interest in the Partnership for $20 and (ii) Andrew M. Bursky the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities of the registrant within the past three years.

ITEM 16.    Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
2.1*	—	Form of Merger Agreement between Wood Resources LP and Wood Resources LLC.
2.2#*	—	Asset Purchase and Sale Agreement between Weyerhaeuser Company and Wood Resources LLC dated as of December 15, 2004.
2.3#*	—	Olympic Plywood Division Asset Purchase Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC.
3.1	—	Certificate of Limited Partnership of Wood Resources LP.

Exhibit Number		Description
3.2	—	Form of First Amended and Restated Agreement of Limited Partnership of Wood Resources LP (included as Appendix B to the Prospectus and including specimen unit certificate for the common units).
3.3	—	Certificate of Formation of Wood MLP GP LLC.
3.4*	—	Form of Amended and Restated Limited Liability Company Agreement of Wood MLP GP LLC.
5.1*	—	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8.1*	—	Opinion of Andrews Kurth LLP relating to tax matters.
10.1*	—	Form of Senior Credit Facility.
10.2*	—	Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.3*	—	Form of Restricted Unit Award under Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.4*	—	Form of Unit Appreciation Right under Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.5	—	Management Services Agreement dated April 4, 2003 by and between Atlas FRM LLC and Wood Resources LLC.
10.6	—	First Amendment to Management Services Agreement dated December 22, 2004 by and between Atlas FRM LLC and Wood Resources LLC.
10.7	—	Second Amendment to Management Services Agreement by and between Atlas FRM LLC and Wood Resources LLC.
10.8*	—	Employment Agreement by and between Wood Services LLC and Richard Yarbrough.
10.9*	—	Employment Offer Letter of Edward J. Fletcher.
10.10*	—	Employment Offer Letter of Jay P. Goodenbour.
10.11*	—	Employment Offer Letter of Francis F. Eck.
10.12*	—	Sublease Agreement by and between Atlas FRM LLC and Wood Resources LLC.
10.13*	—	Loan and Security Agreement, dated as of December 22, 2004, between LaSalle Business Credit, LLC, WR Operating LLC, Olympic Panel Products LLC, Moncure Plywood LLC, Chester Wood Products LLC and Wood Resources International Trading LLC.
10.14*	—	Lease Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC.
10.15*	—	Olympic Plywood Plant Shared Services Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC, including First Amendment dated October 1, 2003.
10.16	—	Services Agreement, dated April 30, 2005, by and between Wood Services LLC and Wood Resources LLC.
16.1	—	Letter regarding change in certifying accountant.
21.1	—	List of Subsidiaries of Wood Resources LP.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2*	—	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23.3*	—	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24.1	—	Powers of Attorney (included on the signature page).

*To be filed by amendment.

#    Pursuant to Item 601(b)(2) of Regulation S-K, the Partnership agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

The Partnership hereby undertakes, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request all constituent instruments defining the rights of holders of long-term debt of the Partnership and its consolidated subsidiaries not filed herewith for the reason that the total amount of securities authorized under any of such instruments does not exceed 10% of the Partnership's total consolidated assets.

ITEM 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Wood MLP GP LLC or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Wood MLP GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwich, State of Connecticut, on November 14, 2005.

WOOD RESOURCES LP
By:	WOOD MLP GP LLC, its General Partner
By:	/s/ Richard Yarbrough Richard Yarbrough Chief Executive Officer and President

Each person whose signature appears below appoints Edward J. Fletcher and Andrew M. Bursky and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Yarbrough	Chief Executive Officer, President and Director (Principal Executive Officer)	November 14, 2005

Richard Yarbrough

/s/ Edward J. Fletcher	Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2005

Edward J. Fletcher

/s/ Philip E. Schuch	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 14, 2005

Philip E. Schuch

/s/ Andrew M. Bursky	Chairman of the Board of Directors	November 14, 2005

Andrew M. Bursky

/s/ Timothy J. Fazio	Director	November 14, 2005

Timothy J. Fazio

/s/ Robert D. Neary	Director	November 14, 2005

Robert D. Neary

/s/ Steven C. Pickhardt	Director	November 14, 2005

Steven C. Pickhardt

/s/ Steven N. Rappaport	Director	November 14, 2005

Steven N. Rappaport

Signature	Title	Date

/s/ Larry B. Richard	Director	November 14, 2005

Larry B. Richard

/s/ David I.J. Wang	Director	November 14, 2005

David I.J. Wang

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1*	Form of Merger Agreement between Wood Resources LP and Wood Resources LLC.
2.2#*	Asset Purchase and Sale Agreement between Weyerhaeuser Company and Wood Resources LLC dated as of December 15, 2004.
2.3#*	Olympic Plywood Division Asset Purchase Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC.
3.1	Certificate of Limited Partnership of Wood Resources LP.
3.2	Form of First Amended and Restated Agreement of Limited Partnership of Wood Resources LP (included as Appendix B to the Prospectus and including specimen unit certificate for the common units).
3.3	Certificate of Formation of Wood MLP GP LLC.
3.4*	Form of Amended and Restated Limited Liability Company Agreement of Wood MLP GP LLC.
5.1*	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8.1*	Opinion of Andrews Kurth LLP relating to tax matters.
10.1*	Form of Senior Credit Facility.
10.2*	Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.3*	Form of Restricted Unit Award under Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.4*	Form of Unit Appreciation Right under Amended and Restated Wood Resources LLC 2005 Equity Incentive Plan.
10.5	Management Services Agreement dated April 4, 2003 by and between Atlas FRM LLC and Wood Resources LLC.
10.6	First Amendment to Management Services Agreement dated December 22, 2004 by and between Atlas FRM LLC and Wood Resources LLC.
10.7	Second Amendment to Management Services Agreement by and between Atlas FRM LLC and Wood Resources LLC.
10.8*	Employment Agreement by and between Wood Services LLC and Richard Yarbrough.
10.9*	Employment Offer Letter of Edward J. Fletcher.
10.10*	Employment Offer Letter of Jay P. Goodenbour.
10.11*	Employment Offer Letter of Francis F. Eck.
10.12*	Sublease Agreement by and between Atlas FRM LLC and Wood Resources LLC.
10.13*	Loan and Security Agreement, dated as of December 22, 2004, between LaSalle Business Credit, LLC, WR Operating LLC, Olympic Panel Products LLC, Moncure Plywood LLC, Chester Wood Products LLC and Wood Resources International Trading LLC.
10.14*	Lease Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC.

Exhibit Number	Description
10.15*	Olympic Plywood Plant Shared Services Agreement, dated April 4, 2003, between Simpson Timber Company and Olympic Panel Products LLC, including First Amendment dated October 1, 2003.
10.16	Services Agreement, dated April 30, 2005, by and between Wood Services LLC and Wood Resources LLC.
16.1	Letter regarding change in certifying accountant.
21.1	List of Subsidiaries of Wood Resources LP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23.3*	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24.1	Powers of Attorney (included on the signature page).

*	To be filed by amendment.

#	Pursuant to Item 601(b)(2) of Regulation S-K, the Partnership agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

The Partnership hereby undertakes, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request all constituent instruments defining the rights of holders of long-term debt of the Partnership and its consolidated subsidiaries not filed herewith for the reason that the total amount of securities authorized under any of such instruments does not exceed 10% of the Partnership's total consolidated assets.